Exhibit T3 E-4
                                                                  --------------




                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF NEW YORK


                                           )
In re:                                     )  Chapter 11
                                           )
                                           )  Case Nos. 02-40826 (CB), et al.
                                                                       -- ---
OGDEN NEW YORK SERVICES, INC., et al.,(1)  )
                               -- ---
                                           ) (Jointly Administered)
       Debtors and Debtors In Possession.  )




 FIRST AMENDED DISCLOSURE STATEMENT WITH RESPECT TO REORGANIZING DEBTORS' JOINT
    PLAN OF REORGANIZATION, HEBER DEBTORS' JOINT PLAN OF REORGANIZATION, AND
     LIQUIDATING DEBTORS' JOINT PLAN OF LIQUIDATION UNDER CHAPTER 11 OF THE
                                BANKRUPTCY CODE





Dated:  October 3, 2003

CLEARY, GOTTLIEB, STEEN & HAMILTON              JENNER & BLOCK, LLC
Deborah M. Buell (DB 3562)                      Vincent E. Lazar (VL 7320)
James L. Bromley (JB 5125)                      Christine L. Childers (CC 0092)
One Liberty Plaza                               One IBM Plaza
New York, NY 10006                              Chicago, IL 60611
(212) 225-2000                                  (312) 222-9350

                  Counsel to Debtors and Debtors In Possession

--------

1 A complete list of the Debtors and Debtors In Possession is provided on Exhibit K.

                                   DISCLAIMER

         THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT (THE "DISCLOSURE STATEMENT") AND APPENDICES HERETO RELATES TO THE REORGANIZING DEBTORS' FIRST AMENDED JOINT PLAN OF REORGANIZATION (AS AMENDED, THE "REORGANIZATION PLAN"), THE HEBER DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION (AS AMENDED, THE "HEBER REORGANIZATION PLAN"), AND THE LIQUIDATING DEBTORS' FIRST AMENDED JOINT PLAN OF LIQUIDATION (AS AMENDED, THE "LIQUIDATION PLAN," AND TOGETHER WITH THE REORGANIZATION PLAN AND THE HEBER REORGANIZATION PLAN, THE "PLANS") AND ARE INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF EACH OF THE REORGANIZATION PLAN AND THE LIQUIDATION PLAN AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON EACH SUCH PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLANS OR THE SOLICITATION OF ACCEPTANCES OF THE PLANS.

         ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLANS IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE REORGANIZATION PLAN AND/OR THE LIQUIDATION PLAN. SUMMARIES OF THE PLANS AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE REORGANIZATION PLAN, THE HEBER REORGANIZATION PLAN AND/OR THE LIQUIDATION PLAN, OTHER EXHIBITS ANNEXED OR REFERRED TO IN THE PLANS, RESPECTIVELY, AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

         THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH 11 U.S.C. ss. 1125 AND RULE 3016(c) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE (THE "BANKRUPTCY RULES") AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER LAWS GOVERNING DISCLOSURE OUTSIDE THE CONTEXT OF TITLE 11 OF THE UNITED STATES CODE ss.ss. 101-1330 (THE "BANKRUPTCY CODE"). NEITHER THE SECURITIES TO BE DISTRIBUTED NOR THIS DISCLOSURE STATEMENT HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC APPROVED OR DISAPPROVED OF THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

         AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT AND APPENDICES HERETO WILL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT WILL NOT BE ADMISSIBLE IN ANY NONBANKRUPTCY PROCEEDING NOR WILL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE REORGANIZATION OR LIQUIDATION AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN THE DEBTORS.

         NO PARTY IS AUTHORIZED TO PROVIDE TO ANY OTHER PARTY ANY INFORMATION CONCERNING THE PLANS OTHER THAN THE CONTENTS OF THIS DISCLOSURE STATEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN THOSE SET FORTH IN THIS DISCLOSURE STATEMENT. HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD NOT RELY ON ANY INFORMATION, REPRESENTATIONS OR INDUCEMENTS MADE TO OBTAIN YOUR ACCEPTANCE OF THE PLANS THAT ARE OTHER THAN, OR INCONSISTENT WITH, THE INFORMATION CONTAINED HEREIN AND IN THE PLANS.

         ADDITIONAL INFORMATION REGARDING THE DEBTORS (AS DEFINED HEREIN) IS CONTAINED IN PUBLIC FILINGS WITH THE SEC.

         ALTHOUGH THE DEBTORS HAVE USED THEIR BEST EFFORTS TO ENSURE THE ACCURACY OF THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT, THE FINANCIAL INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS DISCLOSURE STATEMENT HAS NOT BEEN AUDITED, EXCEPT, TO THE EXTENT INDICATED, THE FINANCIAL STATEMENTS INCLUDED IN COVANTA ENERGY CORPORATION'S ANNUAL REPORT ON FORM 10-K.

         THE PROJECTIONS PROVIDED IN THIS DISCLOSURE STATEMENT HAVE BEEN PREPARED BY THE DEBTORS' MANAGEMENT. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALISTIC AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS' CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE PROJECTIONS OR TO THE DEBTORS' ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

         SEE ARTICLE VIII OF THIS DISCLOSURE STATEMENT, "RISK FACTORS," FOR A DISCUSSION OF CERTAIN RISK FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH A DECISION BY A HOLDER OF AN IMPAIRED CLAIM OR IMPAIRED EQUITY INTEREST TO ACCEPT THE REORGANIZATION PLAN OR LIQUIDATION PLAN.

                              SUMMARY OF THE PLANS

         The following introduction and summary is a general overview only, which is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information and financial statements and notes thereto appearing elsewhere in this Disclosure Statement and the Plans. Copies of the Plans are annexed hereto in Exhibits A, B and C.

         This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Reorganization Plan being proposed by the Reorganizing Debtors, the Heber Reorganization Plan being proposed by the Heber Debtors, and the Liquidation Plan being proposed by the Liquidating Debtors (together, the "Debtors"), respectively, as filed with the United States Bankruptcy Court for the Southern District of New York (the "Court"). Certain provisions of the Plans, and thus the descriptions and summaries contained herein, are the subject of continuing negotiations among the Debtors and various parties, have not been finally agreed upon, and may be modified.

         A complete list of the Reorganizing Debtors, the Heber Debtors and the Liquidating Debtors is attached as Exhibit K hereto. Without prejudice to the rights of the Proposed Buyers under the Heber Purchase Agreement (each as defined herein), the Debtors have reserved their rights in the Plans to redesignate Debtors as Reorganizing Debtors, Heber Debtors or Liquidating Debtors at any time prior to ten (10) days prior to the applicable Confirmation Hearing (as defined below). Holders of Claims or Equity Interests (each as defined below) who are entitled to vote on the Plans and who are affected by any such redesignation shall have five (5) days from notice of such redesignation to vote to accept or reject the applicable Plan(s). Without prejudice to the rights of the Proposed Buyers under the Heber Purchase Agreement, the Debtors also have reserved the right to withdraw prior to the applicable Confirmation Hearing one or more Debtors from a Plan, and thereafter to file a plan solely with respect to such Debtor.

         The Debtors believe that the Debtors' creditors will receive substantially greater and earlier recoveries under the Plans than those that would be achieved in total liquidation or under an alternative plan and, further, that any alternative to confirmation of the Plans, such as total liquidation of the Debtors or attempts by another party in interest to file a plan, could result in significant delays, litigation and costs. FOR THESE REASONS, THE DEBTORS URGE YOU TO RETURN YOUR BALLOT ACCEPTING THE PLANS.

A.       Definitions

         Except as otherwise provided herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plans. In addition, all references in this Disclosure Statement to monetary figures refer to United States currency, unless otherwise expressly provided.

B.       Overview

         Covanta Energy Corporation ("Covanta") and its subsidiaries (collectively, the "Subsidiaries" and together with Covanta, the "Company") develop, construct, own and operate for others key infrastructure for the conversion of waste-to-energy ("WTE"), independent power production ("IPP") and the treatment of water and wastewater in the United States and abroad. The Company owns or operates 62 power generation facilities, 46 of which are in the United States and 16 of which are located outside of the United States. The Company's power generation facilities use a variety of fuels, including municipal solid waste, water (hydroelectric), natural gas, coal, geothermal fluid, wood waste, landfill gas, heavy fuel oil and diesel fuel. Until September 1999, and under prior management, the Company was also actively involved in the entertainment and aviation services industries.

         On April 1, 2002 (the "Initial Petition Date"), Covanta and 123 of its domestic subsidiaries filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the Court. On December 16, 2002 (the "Interim Petition Date"), and June 6, 2003 (the "Subsequent Petition Date," and with the Initial Petition Date and the Interim Petition Date, the "Petition Dates") thirty-one
(31) additional subsidiaries filed their chapter 11 petitions for relief under the Bankruptcy Code. In addition, four (4) subsidiaries that had filed petitions on the Initial Petition Date have been sold as part of the Company's disposition of non-core assets and are no longer owned by the Company, nor are they part of the bankruptcy proceedings. The pending bankruptcy cases (the "Chapter 11 Cases") are being jointly administered under the caption "In re Ogden New York Services, Inc., et al., Case Nos. 02-40826 (CB), et al."

         Until September 1999, and under prior management, the Company was actively involved in the entertainment and aviation services industries. However, after extensive study and evaluation, the Company determined that most of its earnings were generated by the energy business, that the entertainment business was substantially over-leveraged and that the focus on the entertainment and aviation businesses had not proven successful. Accordingly, in September 1999, the Company adopted a restructuring strategy in which it would concentrate on its core energy business while seeking to sell its aviation and entertainment businesses. During 2000 and 2001, the Company divested multiple entertainment and aviation assets and shed tens of millions of dollars of overhead.

         However, the Company required waivers of financial covenants under its numerous credit agreements and new letter of credit facilities to be used by its core energy business in the event of a downgrade by the credit rating agencies below investment grade. The Company believed that, with a single master credit agreement in place, it could seek access to the capital markets with which it could raise equity or debt that, combined with additional cash from the sale of its remaining entertainment and aviation assets, would meet its liquidity needs, including the timely repayment of outstanding debentures maturing in 2002. By the fall of 2000, the Company and its key banks reached an agreement in principle on the terms of a new master credit facility that would include all then-existing bank credit arrangements and a new revolving and letter of credit facility. Due principally to intercreditor issues that were difficult to resolve, the new Revolving Credit and Participation Agreement (the "Master Credit Facility") was not executed until March 14, 2001, at which time the Company paid down all outstanding bank debt. With the Master Credit Facility in place, the Company took steps to access the equity markets and continued to dispose of entertainment and aviation assets. However, these efforts were thwarted in the spring of 2001 by unanticipated events. The sale of the remaining assets from the non-core businesses took longer and yielded fewer proceeds than anticipated. The energy crisis in California (which led to the substantially delayed payment to the Company of approximately $75 million by two California utilities) and the perception that the independent power sector was overbuilt contributed to a reduction in demand for energy company securities. The delayed payment by the two California utilities also caused the Company to seek cash flow covenant waivers under the Master Credit Facility in June 2001. These waivers were granted, but in consideration for the waivers the Company lost the capacity under the Master Credit Facility to obtain letters of credit that it had intended to provide to third parties in the event of a downgrade in the Company's credit rating. The Company's ability to access the capital markets was further hampered first by a sharp downturn in capital markets for energy companies in the middle of 2001, and subsequently by the events of September 11, 2001, which dampened the capital markets generally, and the collapse of Enron, which brought the energy sector further investor disfavor.

         In December 2002, the Company publicly stated that it needed further covenant waivers and that it was encountering difficulties in achieving access to short-term liquidity. This resulted in a downgrade of the Company's credit rating below investment grade. Consequently, under its contracts for two WTE facilities the Company became obligated to provide credit support in the amount of $50 million for each project. On March 1, 2002, the Company availed itself of a grace period to defer for 30 days the payment of approximately $4.6 million of interest on its $100 million principal amount 9.25% Debentures due 2022 (the "9.25% Debentures").

         In March 2002, substantial amounts of fees under the Master Credit Facility came due, but could not be paid without violating cash maintenance covenants under the facility. In addition, draw notices totaling approximately $105.2 million were presented on two letters of credit issued on behalf of the Company. Although the bank lenders honored such letters of credit, the Company had insufficient liquidity to reimburse the bank lenders as required under the Master Credit Facility. Furthermore, approximately $148.7 million of the 6% Convertible Debentures and the 5.75% Convertible Debentures (collectively, the "Convertible Debentures") were to mature in 2002.

         Ultimately, the Company concluded that the commencement of the Chapter 11 Cases was in the best interest of all creditors as the best means by which to protect the value of the Company's core business, reorganize its capital structure and complete the disposition of its remaining non-core entertainment and aviation assets.

         Since the Initial Petition Date, the Debtors have continued their efforts to dispose of non-core businesses. With approval of the Court, the Debtors have sold the remaining aviation fueling assets, their interests in Casino Iguazu ("Casino Iguazu") and La Rural Fairgrounds and Exhibition Center ("La Rural Fairgrounds," and with Casino Iguazu, the "Argentine Assets") in Argentina. They also realized their interests in the Corel Centre in Ottawa, Canada (the "Corel Centre") and in the Ottawa Senators Hockey Club Corporation (the "Team") and other miscellaneous assets related to the entertainment business. In addition, in order to enhance the value of the Company's core business, on September 23, 2002, management announced a reduction in non-plant personnel, closure of satellite development offices and reduction in all other costs not directly related to maintaining operations at their current high levels. As part of the reduction in force, WTE and domestic independent power headquarters management were combined and numerous other structural changes were instituted in order to improve management efficiency.

C.       Events Leading to the Plans

         Over the course of these proceedings, the Debtors have held discussions with the Official Committee of Unsecured Creditors (the "Creditors Committee"), representatives of the Debtors' prepetition bank lenders (the "Prepetition Lenders") and DIP Lenders (together, the "Secured Bank Lenders") and the 9.25% Debenture Holders with respect to possible capital and debt structures for the Debtors and the formulation of the Plans. A central element of these discussions and related negotiations, described further in Section VI.C.12, was the possibility for the Debtors and their secured and unsecured creditors to develop a plan of reorganization involving an employee stock ownership plan or "ESOP."

         After extensive negotiations, significant progress was made toward determining that an ESOP could provide a useful framework for a plan of reorganization. In order to better determine the viability of an ESOP, the Debtors appointed a committee originally consisting of three of Covanta's senior managers (the "ESOP Committee"), whose purpose was to foster the exploration of the ESOP structure by devising a course of action pursuant to which the Company could move forward with its inquiries regarding the ESOP alternative. It was the ESOP Committee's belief that a more definitive determination of the viability of an ESOP required the appointment of an independent fiduciary to represent the ESOP and the interests of employees who would participate in the ESOP in reviewing the terms of any proposed ESOP transaction and subsequently deciding whether the ESOP should participate in such a transaction. In addition, the ESOP Committee believed that an independent fiduciary's representation of the ESOP and its participants would be essential to ensuring that any proposed ESOP transaction be structured to comply with all of the applicable fiduciary requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         After conducting interviews with a number of potential candidates, the ESOP Committee decided to retain U.S. Trust Company, N.A. ("U.S. Trust"), because of its extensive experience in providing specialized management, fiduciary and consulting services with respect to the formation of ESOPs, to act as independent fiduciary on behalf of the ESOP. The ESOP Committee thereafter negotiated a form of agreement with U.S. Trust for the provision of fiduciary services in connection with a potential ESOP (the "U.S. Trust Agreement"). On July 1, 2003, the Court entered an order (Docket No. 1719) authorizing Covanta to engage U.S. Trust, as well as retain Duff & Phelps ("D&P") as a financial advisor to U.S. Trust, in connection with the potential ESOP transaction. Pursuant to this order, Covanta, the ESOP Committee and U.S. Trust, effective as of July 1, 2003, entered into the U.S. Trust Agreement.

         Pursuant to the U.S. Trust Agreement, U.S. Trust is authorized to review the terms of the Reorganization Plan and the proposed new corporate structure of the Reorganized Debtors. As part of this review, U.S. Trust's responsibilities are to (i) conduct appropriate due diligence on the Company and the proposed ESOP, (ii) negotiate on behalf of the proposed ESOP the terms governing the contribution of Reorganized Covanta's stock to the proposed ESOP and (iii) determine, on behalf of the proposed ESOP, whether to accept a proposed contribution of Reorganized Covanta's stock to the proposed ESOP. In exercising these responsibilities, U.S. Trust will rely on the opinion of its financial advisor, D&P, that the terms and conditions of the proposed contribution are fair and reasonable to the ESOP from a financial point of view. The Company has agreed to indemnify U.S. Trust for any losses, claims, damages or liabilities, including reasonable attorneys' fees, arising in any manner in connection with the provision of services or exercise of responsibilities under the U.S. Trust Agreement, unless such losses, claims, damages or liabilities are finally adjudged to have resulted from U.S. Trust's bad-faith, self-dealing, breach of fiduciary duty, negligence or willful misconduct.

         The fee structure of the U.S. Trust Agreement contemplates, in addition to the reimbursement of reasonable expenses, a flat dollar fee of $300,000, payable to U.S. Trust regardless of whether the Reorganization Plan is consummated. The Company has already paid to U.S. Trust $150,000 as compensation for the services it has performed and will continue to perform in connection with the ESOP transaction. The final installment of $150,000 will be paid to U.S. Trust when it is prepared to make a final decision regarding whether or not to accept, on behalf of the ESOP, the proposed contribution of Reorganized Covanta stock. In addition, the U.S. Trust Agreement contemplates the payment to D&P of a reasonable fee, not to exceed $175,000, and reimbursement of reasonable expenses, not to exceed $25,000, in connection with its rendering of the financial opinion. No portion of the fee payable to U.S. Trust is contingent in any way upon the consummation of the Reorganization Plan or an affirmative decision by U.S. Trust to accept the proposed contribution. The ESOP Committee believes the fee structure is a critical component of its efforts to ensure that the ESOP transaction complies with the fiduciary requirements of ERISA.

         U.S. Trust's decision with respect to whether or not to accept the proposed contribution of Reorganized Covanta stock is crucial to the successful restructuring of the Debtors. The consummation of the Reorganization Plan is predicated on U.S. Trust's acceptance of the contribution on behalf of the ESOP. There is no guarantee that U.S. Trust will decide that the acceptance of such contribution is in the best interests of the ESOP and its participants. The Debtors expect that U.S. Trust will be prepared to make its decision in the near future.

D.       General Structure of the Plans

         Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors. Upon the filing of a petition for relief under chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all actions and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of its chapter 11 case.

         The process of satisfying claims against and interests in the Debtors is set forth in the Plans. Confirmation of the Plans by the Court makes the Plans binding upon the Debtors, any issuer of securities under the Plans, any person or entity acquiring property under the Plans and any creditor of or equity security holder in the Debtors, whether or not such creditor or equity security holder (i) is impaired under or has accepted the Plans or (ii) receives or retains any property under the Plans.

         Subject to certain limited exceptions and as otherwise provided in the Reorganization Plan or the Heber Reorganization Plan or in the orders confirming the Plans (the "Confirmation Order"), the confirmation of the Reorganization Plan and the Heber Reorganization Plan discharges the Reorganizing Debtors and Heber Debtors, respectively, from any debt that arose prior to the applicable Effective Date, substitutes therefor the obligations specified under the confirmed Reorganization Plan or Heber Reorganization Plan, and terminates all rights and interests of equity security holders except to the extent expressly provided therein. The terms of the Reorganization Plan and the Heber Reorganization Plan are based upon, among other things, the Debtors' assessment of their ability to achieve the goals of their Business Plan (as defined in Section VI.C.16 herein), make the distributions contemplated under the Reorganization Plan and Heber Reorganization Plan and pay certain of their continuing obligations in the ordinary course of the businesses of the Reorganizing Debtors. In accordance with section 1141(d)(3) of the Bankruptcy Code, confirmation of the Liquidation Plan does not discharge the Liquidating Debtors from any Claims asserted against them.

         Under the Plans, Claims against and Equity Interests in the Reorganizing Debtors, Heber Debtors and the Liquidating Debtors, respectively, are divided into Classes according to their relative seniority and other criteria. Each Reorganizing Debtor, Heber Debtor and Liquidating Debtor is a proponent of the respective Plans within the meaning of section 1129 of the Bankruptcy Code. The Reorganizing Debtors' Estates, the Heber Debtors' Estates and the Liquidating Debtors' Estates have been deemed consolidated solely for purposes of administration, procedure and voting. By virtue of this deemed consolidation, in some instances, claims against multiple Reorganizing Debtors, Heber Debtors and Liquidating Debtors have been grouped together into single Classes of Claims.

         Except to the extent a Reorganizing Debtor, Heber Debtor or Liquidating Debtor expressly assumes an obligation or liability of another Debtor, the Plans will not operate to impose liability on the Reorganizing Debtors, Heber Debtors or Liquidating Debtors for the Claims against any other Debtor or the debts and other obligations of any other Debtor. From and after the Effective Date of the Reorganization Plan (the "Reorganization Effective Date") or the Effective Date of the Heber Reorganization Plan (the "Heber Effective Date"), each Reorganizing Debtor and Heber Debtor will be separately liable for its own debts and obligations arising on and after the applicable Effective Date. Additionally, from and after the Effective Date of the Liquidation Plan (the "Liquidation Effective Date"), each Liquidating Debtor will be separately liable for its own debts and obligations arising on and after the Liquidation Effective Date, although, as most of the Liquidating Debtors are non-operating and there is no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with the liquidating purpose of the Liquidation Plan, the Liquidating Debtors do not anticipate that they will incur any new debts or obligations on or after the Liquidation Effective Date.

         After careful review of the Debtors' current and projected operations, estimated recoveries in a complete liquidation scenario, prospects as an ongoing business, and the strategic Business Plan developed by management and discussed more fully in Section VI.C.16, the Debtors have concluded that the recovery to the Debtors' creditors will be maximized by the Reorganizing Debtors and Heber Debtors' continued operation as going concerns and the Liquidating Debtors' dissolution in accordance with applicable law. The Reorganizing Debtors and Heber Debtors believe that their businesses and assets have significant value that would not be realized in a complete liquidation. According to the liquidation valuation analyses prepared by the Reorganizing Debtors and Heber Debtors with the assistance of their financial advisors, the value of each of the Estates of the Reorganizing Debtors and Heber Debtors, respectively, is considerably greater as a going concern than in a liquidation. For a complete discussion of the liquidation value of the Reorganizing Debtors and Heber Debtors, please refer to Exhibit H attached hereto. The Debtors believe that this value is further enhanced by segregating the Liquidating Debtors, whose assets are primarily non-core and unrelated to the core businesses of the Reorganizing Debtors and Heber Debtors.

         Accordingly, the Debtors believe that the structures of the Plans provide the best recoveries possible for holders of Claims against the Debtors and strongly recommend that, if you are entitled to vote, you vote to ACCEPT the Reorganization Plan or the Liquidation Plan, as applicable. Because all non-insider classes of claims under the Heber Reorganization Plan are unimpaired, the Heber Debtors are not soliciting votes in respect of the Heber Plan. The Debtors believe that any alternative to confirmation of the Plans, such as complete liquidation or attempts by another party in interest to file a plan, could result in significant delays, litigation and costs, as well as significantly reduced recovery by creditors.

E.       Restructuring of the Debtors

         The Debtors filed with the Court (i) the Reorganization Plan (which was filed jointly by the Reorganizing Debtors and the Heber Debtors) and the Liquidation Plan on September 8, 2003, (ii) the First Amended Heber Reorganization Plan on September 24, 2003, and (iii) the First Amended Reorganization Plan, the Second Amended Heber Reorganization Plan and the First Amended Liquidation Plan on September 28, 2003. The Debtors expect to file with the Court slightly revised versions of the Plans on or about October 13, 2003. The Reorganization Plan is premised upon the economic benefits to be derived from a framework for a restructuring of the Debtors built around the establishment and implementation of an ESOP. By establishing an ESOP to which Reorganized Covanta will contribute all of its stock, the employees of the Reorganized Debtors, as participants in the ESOP, will receive an equity interest in Reorganized Covanta that provides employees an opportunity to profit from the value of Reorganized Covanta Common Stock. In addition, the implementation of the ESOP and Reorganization Plan (which includes Reorganized Covanta electing S corporation status for federal income tax purposes) is intended to result in the Debtors realizing a significant increase in available after-tax cash flow through a substantial reduction in federal income tax liabilities that will permit the Debtors to pay down their Allowable Claims, thereby permitting the Reorganizing Debtors to emerge from bankruptcy and permitting the Reorganizing Debtors to benefit the employees participating in the ESOP. Furthermore, the feasibility of the Reorganization Plan is further premised upon an ability to implement the Business Plan for the Reorganizing Debtors. The Business Plan (as defined in Section VI.C.16) and accompanying financial projections through December 31, 2007, which include the preliminary estimated effects of the required adoption of "fresh start" accounting (the "Projections"), are described in detail in Section VI.C.16. While the Company believes that the Business Plan and Projections are reasonable and appropriate, they include a number of assumptions that may differ from actual results and are subject to a number of risk factors. See Article VIII for a discussion of such factors.

         The Debtors expect to sell their interests in certain geothermal energy projects (each project, a "Geothermal Project") in Heber, California (the "Geothermal Business")(2) either pursuant to section 363 of the Bankruptcy Code or the Heber Reorganization Plan, as contemplated by that certain Amended and Restated Ownership Interest Purchase Agreement, by and among Covanta Heber Field Energy, Inc., Heber Field Energy II, Inc., ERC Energy, Inc., ERC Energy II, Inc. Heber Loan Partners, Covanta Power Pacific, Inc. and Covanta Energy Americas, Inc. (collectively, the "Sellers") and Covanta and Caithness Heber Field I, LLC, Caithness Heber Field II, LLC, Caithness Heber Geothermal I, LLC, Caithness Heber Geothermal II, LLC, Caithness Mammoth, LLC, Caithness SIGC GP, LLC and Caithness SIGC LP, LLC (collectively, the "Proposed Buyers") dated as of September 25, 2003 (Docket No. 2214) (as such agreement may be amended, modified or terminated pursuant to the terms thereof, the "Heber Purchase Agreement"). Pursuant to the Heber Purchase Agreement, the Sellers, in consultation with the Proposed Buyers, shall determine whether to accomplish the resolution of the Chapter 11 Cases of the Heber Debtors though a sale pursuant to section 363 of the Bankruptcy Code or through the Heber Reorganization Plan. On September 8, 2003 the Debtors filed a motion (Docket No. 2057) (the "Heber Sale Motion"), seeking, among other things, (i) entry of an Order establishing competitive bidding and auction procedures for the Geothermal Business; (ii) approval of the sale (without prejudice to the Proposed Buyers' rights under the Heber Purchase Agreement, the "Geothermal Sale") of the Geothermal Business to the Proposed Buyers pursuant to the Heber Purchase Agreement, subject to higher or better offers under the Court-approved bidding and auction procedures, pursuant to either the Heber Sale Motion or the Heber Reorganization Plan (the "Heber Alternative Transaction"); (iii) and the dismissal of the Heber Debtors' Chapter 11 Cases as contemplated by the Heber Sale Motion or the Heber Alternative Transaction, as applicable (the "Heber Debtor Dismissal"). On the same day, the Heber Debtors filed their original proposed plan of reorganization, which was subsequently amended as provided in the Heber Reorganization Plan. On September 29, 2003, the Court entered an order (Docket No. 2222) (the "Heber Bidding Procedures Order"), approving the bidding procedures and establishing November 19, 2003 as the date of the Auction (as defined in the Heber Bidding Procedures Order) and the hearing to consider approval of the Geothermal Sale, either pursuant to the Heber Sale Motion or the Heber Reorganization Plan (the "Approval Hearing"). If the Court confirms the Heber Reorganization Plan at the Approval Hearing, the Debtors will withdraw the request for the Heber Debtor Dismissal as provided in the Heber Sale Motion.

--------------

2 Non-debtor affiliates of the Debtors also expect to sell their interest in certain geothermal energy projects operated by Mammoth Pacific, L.P., also a non-debtor.

         The Reorganization Plan and the Heber Reorganization Plan are premised on the consummation of the Geothermal Sale, as the proceeds of the Geothermal Sale will provide the Reorganized Debtors and the Heber Debtors with funds necessary to emerge from their respective Chapter 11 Cases.

         The Liquidation Plan provides for the complete liquidation of the Liquidating Debtors. Apart from the disposition of businesses associated with the Arrowhead Pond of Anaheim arena in Anaheim, California ("Arrowhead Pond"), substantially all of the Liquidation Assets of the Liquidating Debtors have already been sold. The Debtors have proposed that the Secured Bank Lenders and 9.25% Debenture Holders contribute their Distributions, to which they would otherwise be entitled under the Liquidation Plan (consisting of (i) the proceeds of certain postpetition asset sales and (ii) certain other Claims of the Liquidating Debtors upon which the Secured Bank Lenders and 9.25% Debenture Holders have a first priority secured lien) to Reorganized Covanta. The Debtors further propose that up to $3,000,000 of the Cash subject to the transfers described in the previous sentence be transferred to the Operating Reserve and the Administrative Expense Claims Reserve, which shall be used by the Liquidating Trustee to fund the implementation of the Liquidation Plan. The transfers to Reorganized Covanta described above will assist the Reorganized Debtors in their reorganization. Furthermore, to the extent that there are Liquidation Assets that have not already been sold and/or transferred to Reorganized Covanta (the "Residual Liquidation Assets"), the Liquidation Plan provides for the complete liquidation and monetization (or abandonment, as the case may be) of such Residual Liquidation Assets and the complete dissolution of the Liquidating Debtors pursuant to applicable state law.

F.       Compromises and Settlements Incorporated into the Plans

         Under the Plans, Claims and Equity Interests are divided into Classes. The Distributions provided for under the Plans are based upon the relative priorities and rights of members of those respective Classes.

         The Plans also embody the proposed compromise and settlement of claims and causes of action among the creditors in certain Classes. The obligations of the Borrowers (including Covanta and certain of its subsidiaries under Tranche B of the DIP Financing Facility (as defined herein)) under the Master Credit Facility (the "Prepetition Borrowers") are expected to aggregate $400 million (excluding undrawn letters of credit) together with approximately $34 million in accrued and unpaid fees and interest. These obligations were secured by a first priority lien on substantially all of the Prepetition Borrowers' assets, to the extent permitted, and by a pledge of 100% of the shares of most of Covanta's existing and future domestic subsidiaries, and 65% of the shares of substantially all of Covanta's foreign subsidiaries (the "Prepetition Collateral"). Pursuant to the order of the Court authorizing the DIP Financing Facility, the Debtors stipulated, among other things, as to the priority, validity and enforceability of the liens and security interests that had been granted to the Prepetition Lenders prior to the commencement of the Chapter 11 Cases. Accordingly, the Prepetition Lenders are entitled to payment in full of their Allowed Secured Claim up to the full value of their security interest in the assets of the Prepetition Borrowers. However, in connection with the negotiations undertaken in development of the Plans, the Debtors have estimated the Prepetition Lenders' aggregate Allowed Secured Claim in the amount of $434 million, including interest and fees, which amount is subject to final allowance by the Court. In addition, distributions to the Prepetition Lenders are subject to certain priorities vis-a-vis each other as a result of the Intercreditor Agreement among the Prepetition Lenders and the Company, dated March 14, 2001 (the "Intercreditor Agreement"). Similarly, the Debtors have estimated the 9.25% Debenture Holders' Allowed Secured Claims in the aggregate amount of $105 million, which amount is subject to final allowance by the Court.

         The proposed settlement of the Loss Sharing Litigation is also incorporated in the Reorganization Plan and shall become effective on the Reorganizing Debtors' emergence from Chapter 11. Under the settlement, the current synthetic pooling arrangement (i.e., loss sharing under the Intercreditor Agreement) will be replaced with an actual pooling of exposures among the Canadian Loss Sharing Lenders and the Pooled Facility Lenders.(3) This would be accomplished by the Pooled Facility Lenders purchasing a ratable share of the funded exposures of the Canadian Loss Sharing Lenders (and receiving a distribution on such amounts from the Reorganizing Debtors under the Reorganization Plan).(4) The Canadian Loss Sharing Lenders, in turn, would purchase a like amount of participations in the Tranche B Facility of the DIP Credit Agreement and thereby reduce the Pooled Facility Lenders' existing exposure under that facility and any replacement thereof.

-----------

3 Capitalized terms in this paragraph not otherwise defined herein or in the Reorganization Plan shall have the meaning set forth in the Master Credit Facility.

4 Based upon current projections, the Pooled Facility Lenders will purchase approximately US$14 million of the Canadian Loss Sharing Lenders' funded debt. After giving effect to the purchase (and all prior loss sharing payments), the remaining Tranche C Commitments (anticipated to be approximately US$16 million at such time) will be terminated.

         As described in more detail herein, as part of the overall negotiation of the Plans, the Debtors have proposed that the Secured Bank Lenders and the 9.25% Debenture Holders contribute certain Distributions to Reorganized Covanta. As further described herein, $500,000 of the Distributions or proceeds described above will be used to fund the Operating Reserve and up to $2,500,000 will be used to fund the Administrative Expense Claims Reserve, both of which are established under the Liquidation Plan. The Debtors believe that the transfer to Reorganized Covanta of such Distributions and other Liquidation Assets will enhance the value of Reorganized Covanta and inure to the benefit of the Secured Bank Lenders and the 9.25% Debenture Holders via their Distributions under the Reorganization Plan.

         Additionally, pursuant to the 9.25% Settlement, the holders of Parent and Holding Company Unsecured Claims would be entitled to receive a Pro-Rata Share of a Settlement Distribution as a result of the proposed settlement of the 9.25% Debentures Adversary Proceeding, as further described in Section VI.C.11 below. Each holder of an Allowed 9.25% Debenture Claim shall have the option to opt out of participation in the 9.25% Settlement (those electing to opt out, the "Rejecting Bondholders"). In the event that there are Rejecting Bondholders with aggregate Claims in excess of $10 million, the 9.25% Debentures Adversary Proceeding shall continue with respect to such holders and the distribution to such Rejecting Bondholders will be held in a Reserve Account subject to resolution of the 9.25% Debentures Adversary Proceeding.

G.       Treatment of Executory Contracts and Unexpired Leases Under the Plans

1.       General Treatment

         (a) Reorganizing Debtors: For Reorganizing Covanta and certain other Reorganizing Debtors listed on Exhibit 9.1A of the Reorganization Plan (collectively, the "Rejecting Debtors"), on the Reorganization Effective Date all executory contracts and unexpired leases to which each of the Rejecting Debtor is a party shall be deemed rejected, except for any executory contract or unexpired lease of the Rejecting Debtors that (i) has been previously assumed or rejected pursuant to a Final Order of the Court, (ii) is specifically designated as a contract or lease on the Rejecting Debtors' Schedule of Assumed Contracts and Leases, filed as Exhibit 9.1A(s) of the Reorganization Plan, as may be amended, or (iii) is the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the Reorganizing Debtors prior to the hearing to consider the confirmation of the Reorganization Plan and related matters (with the hearing to consider the confirmation of the Liquidation Plan and related matters, the "Plans Confirmation Hearing"). The Rejecting Debtors expressly reserve the right to add or remove executory contracts and unexpired leases to or from the Rejecting Debtors' Schedule of Assumed Contracts and Leases at any time prior to the Reorganization Effective Date. The listing of a document on the Rejecting Debtors' Schedule of Assumed Contracts and Leases shall not constitute an admission that such document is an executory contract or unexpired lease or that the Reorganizing Debtors have any liability thereunder.

         For Reorganizing Debtors listed on Exhibit 9.1B of the Reorganization Plan (collectively, the "Assuming Debtors"), on the Reorganization Effective Date all executory contracts and unexpired leases to which each of the Assuming Debtors is a party shall be deemed assumed, except for any executory contract or unexpired lease of the Assuming Debtors that (i) has been previously assumed or rejected pursuant to a Final Order of the Court, (ii) is specifically designated as a contract or lease on the Assuming Debtors' Schedule of Rejected Contracts and Leases, filed as Exhibit 9.1B(s) of the Reorganization Plan, as may be amended, or (iii) is the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the Reorganizing Debtors at or prior to the Plans Confirmation Hearing. The Assuming Debtors expressly reserve the right to add or remove executory contracts and unexpired leases to or from the Assuming Debtors' Schedule of Rejected Contracts and Leases at any time prior to the Reorganization Effective Date. The listing of a document on the Assuming Debtors' Schedule of Assumed Contracts and Leases shall not constitute an admission that such document is an executory contract or unexpired lease or that the Reorganizing Debtors have any liability thereunder.

         Each executory contract and unexpired lease listed or to be listed on the Rejecting Debtors' Schedule of Assumed Contracts and Leases or the Assuming Debtors' Schedule of Rejected Contracts and Leases (collectively, the "Contract Schedules") shall include modifications, amendments, supplements, restatements or other agreements, including guarantees thereof, made directly or indirectly by any Reorganizing Debtor in any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on the Contract Schedules. The mere listing of a document on the Contract Schedules shall not constitute an admission by the Reorganizing Debtors or Heber Debtors that such document is an executory contract or unexpired lease or that the Reorganizing Debtors and Heber Debtors have any liability thereunder.

         (b) Heber Debtors: For the Heber Debtors, upon the Heber Effective Date, all Heber Debtor Contracts, including the Heber Debtor Contracts identified on Exhibit B of the Heber Reorganization Plan and the mineral rights leases and related agreements identified on Exhibit C of the Heber Reorganization Plan, shall be deemed assumed by the Heber Debtor that is a party to such Heber Debtor Contract; except for any contract or lease that (a) has been previously assumed or rejected pursuant to a Final Order of the Court, (b) is specifically designated as a contract or lease on the Heber Debtors' Schedule of Rejected Contracts and Leases, or (c) is the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by one of the Heber Debtors at or prior to the hearing to consider the confirmation of the Heber Reorganization Plan (the "Heber Confirmation Hearing"). Any affiliate of a Heber Debtor that is a party to a Heber Debtor Contract shall assign its rights and obligations under such Heber Debtor Contract to Buyers at Closing, provided that such Heber Debtor Contract is assumed pursuant to this Heber Reorganization Plan. The Heber Debtors may amend Exhibits B and C of the Heber Reorganization Plan to add or delete any contract or lease at or prior to the Heber Confirmation Hearing. Additionally, upon the Heber Effective Date, the Heber Debtor Contracts identified on Exhibit F of the Heber Reorganization Plan, which previously have been assumed by Final Order of the Court, shall be transferred through the transfer of Equity Interests in the Heber Debtors to the applicable Proposed Buyers pursuant the terms of the Heber Purchase Agreement.

         Certain of the Debtor Sellers (as defined herein) and certain of the Debtor Operators (as defined herein) are also parties, along with the Heber Debtors, to certain of the Heber Debtor Contracts or parties to various other contracts relating to the Geothermal Business. Such Additional Contracts are identified on Exhibit D of the Heber Reorganization Plan. In accordance with section 365(f) of the Bankruptcy Code, upon the Heber Effective Date, the Additional Contracts shall be assumed and assigned to the Proposed Buyers pursuant to the terms of the Heber Purchase Agreement or a Heber Alternative Transaction. In addition, upon the Heber Effective Date, the Debtor Operators shall assign to the Proposed Buyers the O&M Contracts identified on Exhibit E of the Heber Reorganization Plan. The listing of a document on Exhibits D and E of the Heber Reorganization Plan shall not constitute an admission that such document is an executory contract or unexpired lease or that the Heber Debtors have any liability thereunder. The Heber Debtors may amend Exhibits D and E of the Heber Reorganization Plan to add or delete any contract or lease at or prior to the Heber Confirmation Hearing.

         (c) Liquidating Debtors: For Liquidating Debtors, on the Liquidation Effective Date all executory contracts and unexpired leases shall be deemed rejected other than those executory contracts or unexpired leases that are or have been (a) is specifically designated as a contract or lease on the Schedule of Assumed Contracts and Leases, filed as Exhibit 5 of the Liquidation Plan, as may be amended; (b) previously assumed or rejected pursuant to a Final Order of the Court; or (c) subject to a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the applicable Liquidating Debtor prior to the Confirmation Date. On the Effective Date, each of the executory contracts and unexpired leases listed on the Schedule of Assumed Contracts and Leases shall be deemed to be assumed by the applicable Liquidating Debtor and assigned to Reorganized Covanta on the Reorganization Effective Date. The Liquidating Debtors reserve the right to ad or remove executory contracts and unexpired leases to or from the Schedule of Assumed Contracts and Leases at any time prior to the Liquidation Effective Date.

2.       Cure of Defaults

         (a) Reorganizing and Liquidating Debtors: Except to the extent that (i) a different treatment has been agreed to by the nondebtor party or parties to any executory contract or unexpired lease to be assumed pursuant to Section 9.1 of the Reorganization Plan or Section 8.2 of the Liquidation Plan, or (ii) any executory contract or unexpired lease shall have been assumed pursuant to an order of the Court which order shall have approved the cure amounts with respect thereto, the applicable Debtor shall, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code, within thirty (30) days after the Confirmation Date, file with the Court and serve a pleading listing the cure amounts of all executory contracts or unexpired leases to be assumed. The parties to such executory contracts or unexpired leases to be assumed by the applicable Debtor shall have fifteen (15) days from service of such pleading to object to the cure amounts listed by the applicable Debtor. Service of such pleading shall be sufficient if served on the other party to the contract or lease at the address indicated on (i) the contract or lease, (ii) any proof of claim filed by such other party in respect of such contract or lease, or (iii) the Debtors' books and records, including the Schedules; provided, however, that if a pleading served by a Debtor to one of the foregoing addresses is promptly returned as undeliverable, the Reorganizing Debtor shall attempt reservice of the pleading on an alternative address, if any, from the above listed sources. If any objections are filed, the Court shall hold a hearing. Any party failing to object to the proposed cure amount fifteen days following service of the proposed cure amount by the Debtors shall be forever barred from asserting, collecting, or seeking to collect any amounts in excess of the proposed cure amount against the Reorganizing Debtors or Reorganized Debtors. Notwithstanding the foregoing or anything in Section 9.3 of the Reorganization Plan or Section
8.3 of the Liquidation Plan, at all times through the date that is five (5) Business Days after the Court enters an order resolving and fixing the amount of a disputed cure amount, the Debtors shall have the right to reject such executory contract or unexpired lease.

         (b) Heber Debtors: Exhibits B, C, D and E of the Heber Reorganization Plan set forth the Cure Amounts necessary to cure any and all defaults existing under each of the contracts identified thereto pursuant to section 365(b) of the Bankruptcy Code, as determined by the Heber Debtors and the Debtors, based upon a review of their books and records and the relevant documents. The Cure Amounts shall be final and binding on the parties identified on Exhibits B, C, D and E of the Heber Reorganization Plan (or their successors and assigns) and shall not be subject to further dispute or audit based on performance prior to the time of assumption, irrespective of whether such assumed executory contract or unexpired lease contains an audit clause; provided, however, that the terms of the HFC Royalty Settlement Order shall control the Cure Amounts owed to parties to the HFC Royalty Settlement, including Cure Amounts fixed in additional settlement agreements contemplated and authorized by such Order. The holders of Heber Royalty Settled Claims shall be entitled to receive both the Cure Amounts and the HFC Royalty Settlement Payments.

         Any objection to (i) assumption, assignment or rejection of the contracts or leases pursuant to the Heber Reorganization Plan or (ii) Cure Amounts must be in writing, shall state with particularity the reasons for the objection or response, and shall be filed with the Court and served upon co-counsel to the Debtors on or before seven (7) days prior to the Heber Confirmation Hearing. Only those objections that have been timely filed and served will be considered by the Court at the Heber Confirmation Hearing. Objections to Cure Amounts must state with specificity the Cure Amount the objecting party believes is required and provide appropriate documentation in support thereof. If no objection to a particular Cure Amount is timely received, the Cure Amount set forth on Exhibits B, C, D, and E of the Heber Reorganization Plan shall be controlling notwithstanding anything to the contrary in any such contract or lease, and the counterparty thereto shall be forever barred from asserting any other claim arising prior to the assumption or assumption and assignment against the Debtors, the Heber Debtors, the Reorganized Heber Debtors or the Buyer as to such Cure Amounts; provided, however, that the terms of the HFC Royalty Settlement Order shall control the Cure Amounts owed to parties to the HFC Royalty Settlement, including Cure Amounts fixed in additional settlement agreements contemplated and authorized by such Order. The holders of Heber Royalty Settled Claims shall be entitled to receive both the Cure Amounts and the HFC Royalty Settlement Payments. In the event of a dispute regarding any Cure Amount or the ability of the Heber Debtor or other Debtors to assume and/or assign a particular contract or lease, including providing adequate assurance of future performance, the applicable Debtor may determine to reject such contract or lease and otherwise will provide for payments required by section 365(b)(1) of the Bankruptcy Code only after the entry of a Final Order resolving such dispute

3.        Approval of Assumption of Certain Executory Contracts

         (a) Reorganizing and Liquidating Debtors: Subject to Sections 9.1 and
9.2 of the Reorganization Plan and Sections 8.1 and 8.2 of the Liquidation Plan, the executory contracts and unexpired leases on the Rejecting Debtors' Schedule of Assumed Contracts, the executory contracts and unexpired leases of the Assuming Debtors other than those listed on the Assuming Debtors' Schedule of Rejected Contracts and Leases, the executory contracts and unexpired leases listed on the Liquidating Debtors' Schedule of Assumed Contracts shall be assumed by and, as applicable, assigned to the relevant Reorganizing or Liquidating Debtors as of the applicable Effective Date. Except as may otherwise be ordered by the Court, the Reorganizing Debtors and Liquidating Debtors shall have the right to cause any assumed executory contract or unexpired lease to vest in the Reorganized Debtor designated for such purpose by the Reorganizing Debtors and Liquidating Debtors.

         (b) Heber Debtors: Subject to Sections 9.1, 9.2 and 9.3 of the Heber Reorganization Plan, the executory contracts and unexpired leases of the Heber Debtors listed on Exhibits B, C, D and E of the Heber Reorganization Plan shall be assumed by and, as applicable, assigned to the relevant Heber Debtors as of the Heber Effective Date. Except as may otherwise be ordered by the Court, the Heber Debtors shall have the right to cause any assumed executory contract or unexpired lease to vest in the Reorganized Heber Debtor designated for such purpose by the Heber Debtors.

4.       Approval of Rejection of Executory Contracts and Unexpired Leases

         Entry of the Confirmation Order shall constitute the approval, pursuant to section 365(a) of the Bankruptcy Code, of the rejection of any executory contracts and unexpired leases to be rejected as and to the extent provided in the Plans.

5. Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plans

         (a) Reorganizing Debtors and Liquidating Debtors: Claims arising out of the rejection of an executory contract or unexpired lease pursuant to each Plan must be filed with the Court no later than the later of (i) twenty (20) days after the Effective Date and (ii) thirty (30) days after the entry of an order rejecting such executory contract or lease. Any Claims not filed within such time period will be forever barred from assertion against any of the applicable Debtors and/or their corresponding Estates.

         (b) Heber Debtors: Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Section 9.1 of the Heber Reorganization Plan must be filed with the Court no later than the later of (i) fifteen (15) days after the Heber Effective Date, and (ii) fifteen (15) days after entry of an order rejecting such executory contract or lease. Any Claims not filed within such time period will be forever barred from assertion against any of the Debtors, the Heber Debtors or the Reorganized Heber Debtors.

6. Deemed Consents of Debtors' Executory Contracts, Unexpired Leases, Licenses or Permits

         Unless a counterparty to an executory contract, unexpired lease, license or permit objects to the applicable Debtor's assumption thereof in writing on or before seven (7) days prior to the applicable Confirmation Hearing, then, unless such executory contract, unexpired lease, license or permit has been rejected by the applicable Debtor or will be rejected by operation of the Reorganization Plan, the Heber Reorganization Plan, or the Liquidation Plan, the Reorganized Debtors, the Reorganized Heber Debtors and Reorganized Covanta (as assignee of all executory contracts and unexpired leases assumed by the Liquidating Debtors), shall enjoy all the rights and benefits under each such executory contract, unexpired lease, license and permit without the necessity of obtaining such counterparty's written consent to assumption or retention of such rights and benefits.

7. Reorganizing and Liquidating Debtors' Reservation of Rights Under Insurance Policies and Bonds

         The enforceability by beneficiaries of (i) any insurance policies that may cover Claims against any Reorganizing or Liquidating Debtor, or (ii) any bonds issued to assure the performance of any such Debtor, is not affected by the Plans, nor shall anything contained therein constitute or be deemed to constitute a waiver of any cause of action that the Debtors or any entity may hold against any insurers or issuers of bonds under any such policies of insurance or bonds. To the extent any insurance policy or bond is deemed to be an executory contract, such insurance policy or bond shall be deemed assumed in accordance with Article IX of the Reorganization Plan or Article VIII of the Liquidation Plan as applicable. Notwithstanding the foregoing, the Debtors do not assume any payment or other obligations to any insurers or issuers of bonds, and any agreements or provisions of policies or bonds imposing payment or other obligations upon the Debtors shall only be assumed as provided pursuant to a separate order of the Court.

8.       Survival of Reorganizing and Liquidating Debtors' Corporate
Indemnities

          Any obligations of any of the Reorganizing or Liquidating Debtors pursuant to the applicable Debtor's corporate charters and bylaws or agreements entered into any time prior to the applicable Effective Date, to indemnify the Specified Personnel, with respect to all present and future actions, suits and proceedings against such Debtor or such Specified Personnel, based upon any act or omission for or on behalf of such Debtor, shall not be discharged or impaired by confirmation of the applicable Plan. Such obligations shall be deemed and treated as executory contracts to be assumed by the applicable Debtor pursuant to the applicable Plan, and shall continue as obligations of the applicable Debtor. To the extent a Debtor is entitled to assert a Claim against Specified Personnel (whether directly or derivatively) and such Specified Personnel is entitled to indemnification, such Claim against Specified Personnel is released, waived and discharged.

H.       Treatment of Claims and Interests under the Plans

         Pursuant to the Plans, and subject to the provisions therein, certain unclassified Claims, including Administrative Expense Claims (other than the DIP Financing Facility Claims and Claims for compensation and reimbursement) and Priority Tax Claims, will receive payment in Cash (i) on the later of the applicable Distribution Date, or (ii) in installments over time (as permitted by the Bankruptcy Code), or (iii) as agreed with the holders of such Claims. The DIP Financing Facility Claims, including those contingent claims relating to letters of credit still outstanding, are included as Administrative Claims and will be paid or otherwise satisfied on the Reorganization Effective Date in accordance with Section 2.5 of the Reorganization Plan by reinstatement of such contingent obligations under the Reinstated L/C Facility or by replacement by the Exit Financing Facility. While certain DIP Financing Facility Claims will not be paid in full as a result of the reinstatement of these contingent obligations under the Reorganization Plan, acceptance of such treatment by a requisite majority of DIP Lenders, as provided under the DIP Financing Facility, shall be binding on all DIP Lenders. Additionally, the Plans provide that all entities seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the applicable Confirmation Date under subsections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred on or before the deadlines set forth in the Plans.

         All other Claims and Equity Interests are classified separately in various Classes in the Debtors' Chapter 11 Cases and will receive the distributions and recoveries (if any) described in the relevant Plan. The following tables summarize the classification and treatment under the Plans of the Claims and Equity Interests and in each case, reflects the amount and form of consideration that will be distributed in exchange for and in full satisfaction, settlement, release and discharge of such Claims and Equity Interests. The classification and treatment for all Classes are described in more detail under Article VII.

         The Debtors have been informed by counsel to the informal committee of 9.25% Debenture Holders (the "Informal Committee") that the Informal Committee opposes confirmation of the Reorganization Plan and the Liquidation Plan, as currently drafted, and believes that such Plans violate sections 1122(a), 1123(a)(4) and 1129(a)(1) of the Bankruptcy Code. The Debtors have been further advised that the Informal Committee believes that the Reorganization Plan and Liquidation Plan are not confirmable because (i) the 9.25% Debenture Claims should be classified separately from the Secured Bank Claims; (ii) disparate treatment exists among the Allowed Class 3 Claims (Reorganized Covanta Secured Claims); and (iii) the Reorganization Plan and Liquidation Plan have not been proposed in good faith. At the hearing to approve this Disclosure Statement and the Short-Form Disclosure Statement, the Informal Committee preserved its rights to object to confirmation of the Reorganization Plan and Liquidation Plan on the foregoing and any other grounds.

         Contrary to the assertions of the Informal Committee, the Debtors believe that the Reorganization Plan and the Liquidation Plan comply with sections 1122, 1123 and 1129, as well as any other relevant provisions of the Bankruptcy Code. The Debtors believe and expect to provide sufficient evidence at the Plans Confirmation Hearing to prove that the Reorganization Plan and the Liquidation Plan have been proposed in good faith as required by section 1129(a)(3) of the Bankruptcy Code, that the classification of the 9.25% Debenture Claims under the respective Plans is proper and that no disparate treatment exists among the Allowed Class 3 Claims. The professionals representing the Informal Committee and certain members of such Committee have executed confidentiality agreements with the Debtors and have participated in negotiations regarding the creation of the Plans and have had the opportunity to comment on the Plans and this Disclosure Statement prior to their submission. The Debtors will continue to negotiate with the Informal Committee to attempt to resolve their concerns.

                  Reorganization Plan
                  -------------------


Class                   Reorganization Plan
-----                   -------------------

Class 1                 Allowed Priority Non-Tax Claims
                        Treatment of Class 1 Claims is summarized on page xv

Class 2                 Allowed Project Debt Claims
                        Treatment of Class 2 Claims is summarized on page xvi

Class 3                 Subclass 3A:  Allowed Secured Bank Claims
                        Subclass 3B: Allowed Secured 9.25% Debenture Claims Treatment of Class 3 Claims is summarized on page xvii

Class 4                 Allowed Operating Company Unsecured Claims
                        Treatment of Class 4 Claims is summarized on page xxi

Class 5 Allowed Parent and Holding Company Guarantee Claims Treatment of Class 5 Claims is summarized on page xxii

Class 6 Allowed Parent and Holding Company Unsecured Claims Treatment of Class 6 Claims is summarized on page xxiii

Class 7                 Allowed Convertible Subordinated Bond Claims
                        Treatment of Class 7 Claims is summarized on page xxiv

Class 8                 Allowed Convenience Claims
                        Treatment of Class 8 Claims is summarized on page xxv

Class 9                 Subclass 9A:      Liquidating Debtors
                                          Intercompany Claims

                        Subclass 9B:      Reorganizing Debtors
                                          Intercompany Claims

                        Subclass 9C:      Heber Debtor
                                          Intercompany Claims

                        Treatment of Class 9 Claims is summarized on page xxvi

Class 10                Subordinated Claims
                        Treatment of Class 10 Claims is summarized on page xxvii

Class 11                Equity Interests in Subsidiary Debtors
                        Treatment of Class 11 Claims is summarized on page xxviii

Class 12 Equity Interests in Covanta Huntington, Covanta Onondaga and DSS Environmental
                        Treatment of Class 12 Claims is summarized on page xxix

Class 13                Old Covanta Stock Equity Interests
                        Treatment of Class 13 Claims is summarized on page xxx

                  Heber Reorganization Plan
                  -------------------------


Class                   Heber Reorganization Plan
-----                   -------------------------


Class 1                 Allowed Priority Non-Tax Claims
                        Treatment of Class 1 Claims is summarized on page xxxi

Class 2H Subclass 2H-A: Allowed GECC Secured SIGC Claims Subclass 2H-B: Allowed GECC Secured HGC/HFC Claims Treatment of Class 2H Claims is summarized on page xxxii

Class 3H                Allowed Heber Secured Claims
                        Treatment of Class 3H Claims is summarized on page xxxiii

Class 4                 N/A

Class 5                 N/A

Class 6                 N/A

Class 7                 Allowed Unsecured Claims
                        Treatment of Class 7 Claims is summarized on page xxxiv

Class 8                 Allowed Heber Intercompany Claims
                        Treatment of Class 8 Claims is summarized on page xxxv

Class 9                 Intercompany Claims
                        Treatment of Class 9 Claims is summarized on page xxxvi

Class 10                N/A

Class 11                N/A

Class 12                N/A

Class 13                N/A

Class 14                Equity Interests in the Heber Debtors
                        Treatment of Class 14 Claims is summarized on page xxxvii

                  Liquidation Plan
                  ----------------


Class                   Liquidation Plan
-----                   ----------------

Class 1                 Allowed Priority Non-Tax Claims
                        Treatment of Class 1 Claims is
                        summarized on page xxxviii

Class 2                 N/A

Class 3                 Class 3A: Allowed Liquidation Secured
                                  Claims
                        Class 3B: Allowed Secured CSFB Claim
                        Class 3C: Allowed Covanta Tulsa Secured
                                  Claims
                        Treatment of Class 3 Claims is
                        summarized on page xxxix

Class 4                 N/A

Class 5                 N/A

Class 6                 N/A

Class 7                 Allowed Unsecured Liquidation Claims and
                        Allowed Insurance Claims
                        Treatment of Class 7 Claims is
                        summarized on page xli

Class 8                 N/A

Class 9                 Intercompany Claims
                        Treatment of Class 9 Claims is
                        summarized on page xlii

Class 10                N/A

Class 11                Equity Interests in Liquidating Debtors
                        Treatment of Class 11 Claims is
                        summarized on page xliii

Class 12                N/A

Class 13                N/A

                  REORGANIZATION PLAN SUMMARY OF CLASS TREATMENT
                  ----------------------------------------------



Class Description       Treatment Under Reorganization Plan
-----------------       -----------------------------------

Class 1:                     Estimated Allowed Claims: $0 to $200,000

Allowed Priority
Non-Tax Claims
                        Each holder of an Allowed Class 1
                        Claim shall receive, in full
                        settlement, release and discharge of
                        its Class 1 Claim, either (i) Cash, on
                        the Distribution Date, in an amount
                        equal to such Allowed Claim, or (ii)
                        on such other less favorable terms as
                        the Reorganizing Debtors and
                        Reorganized Debtors and the holder of
                        an Allowed Priority Non-Tax Claim
                        agree.

                        Class 1 Claims are Unimpaired, and the
                        holders of Allowed Class 1 Claims are
                        not entitled to vote to accept or
                        reject the Reorganization Plan.

                             Estimated Percentage Recovery: 100%

 Class Description      Treatment Under Reorganization Plan
 -----------------      -----------------------------------

 Class 2:                     Estimated Allowed Claims:  $300,000 to $1 million

 Allowed Project
 Debt  Claims
                        On the Reorganization Effective Date,
                        the legal, equitable and contractual
                        rights of the holders of Allowed Class
                        2 Claims will be reinstated in full
                        satisfaction, release and discharge of
                        their respective Class 2 Claims and
                        will remain unaltered under the
                        Reorganization Plan, except as the
                        Reorganizing Debtors and the holders
                        of Allowed Class 2 Claims may
                        otherwise agree or as such holders may
                        otherwise consent. To the extent that
                        defaults exist in connection with any
                        Allowed Project Debt Claims, the
                        Reorganized Debtors shall comply with
                        section 1124(2) of the Bankruptcy Code
                        on or before the Reorganization
                        Effective Date. Without limiting the
                        generality of the foregoing, the
                        Reorganizing Debtors shall pay in Cash
                        thirty (30) days after the
                        Confirmation Date of the
                        Reorganization Plan any Secured
                        Project Fees and Expenses, which are
                        defined as those reasonable fees,
                        costs or charges that (i) are incurred
                        by a trustee acting on behalf of a
                        bondholder, bond insurer or owner
                        participant under any indenture that
                        relates to an Allowed Project Debt
                        Claim, (ii) represent fees, costs or
                        charges incurred after the Petition
                        Date, (iii) are properly payable under
                        the applicable indenture, and (iv)
                        have been approved by order of the
                        Court; provided, however, that to the
                        extent that any Secured Project Fees
                        and Expenses may have been paid by
                        third parties, then such third parties
                        may only seek reimbursement from the
                        Reorganizing Debtors for payment of
                        such Secured Project Fees and
                        Expenses, if and to the extent
                        permitted by the relevant prepetition
                        transaction documents and the
                        Bankruptcy Code. Notwithstanding the
                        foregoing, no contractual provisions
                        or applicable law that would entitle
                        the holder of an Allowed Class 2 Claim
                        to demand or receive payment of such
                        Claim prior to the stated maturity of
                        such Claim, terminate any contractual
                        relationship or take such other
                        enforcement action (as may be
                        applicable) from and after the
                        occurrence of a default that occurred
                        prior to the Reorganization Effective
                        Date shall be enforceable against the
                        Reorganized Debtors.

                        Class 2 Claims are Unimpaired, and the
                        holders of Allowed Class 2 Claims are
                        not entitled to vote to accept or
                        reject the Reorganization Plan.

                              Estimated Percentage Recovery: 100%

 Class Description      Treatment Under Reorganization Plan
 -----------------      -----------------------------------

 Class 3:
                        Under the Reorganization Plan, Class 3
                        is divided into two Subclasses for
 Allowed Reorganized    Distribution purposes: Subclass 3A
 Covanta Secured        consists of the Allowed Secured Bank
 Claims                 Claims and Subclass 3B consists of
                        Allowed  Secured 9.25% Debenture Claims.

                             Estimated Allowed Claims:  $418.7
                             million to $448.6 million

 Subclass 3A:           Holders of Allowed Subclass 3A Claims
                        shall receive the Subclass 3A Recovery
 Allowed Reorganized    in full settlement, release and
 Covanta Secured Claims discharge of their aggregate Allowed -- Secured Bank Claims Subclass 3A Claims. The Subclass 3A
                        Recovery shall be distributed among
                        holders of Allowed Subclass 3A Claims
                        as follows:

                             First, in full settlement, release
                             and discharge of the Allowed
                             Priority Bank Claims, the Priority
                             Bank Lenders shall receive first,
                             to the extent available as part of
                             the Subclass 3A Recovery, Excess
                             Distributable Cash in an amount
                             equal to the amount of such Allowed
                             Priority Bank Claims and thereafter
                             New High Yield Secured Notes in a
                             principal amount equal to the
                             remaining amount of such Allowed
                             Priority Bank Claims;

                             Second, immediately after making
                             the Distribution on account of the
                             Allowed Priority Bank Claims, in
                             full settlement, release and
                             discharge of Non-Priority Subclass
                             3A Claims, the holders of Allowed
                             Non-Priority Subclass 3A Claims
                             shall receive a Pro Rata Subclass
                             Share of the remaining Subclass 3A
                             Recovery; provided, however, that
                             with respect to the Distribution of
                             the remaining Subclass 3A Recovery,
                             (i) the New Facility Lenders in
                             Subclass 3A shall receive their
                             Secured Value Distribution first,
                             to the extent available, in the
                             form of Distributable Cash and
                             thereafter in the form of New High
                             Yield Secured Notes, and (ii) the
                             Additional New Lenders in Subclass
                             3A shall receive their Secured
                             Value Distribution first in the
                             form of New Lender Warrants and
                             thereafter solely in the form of
                             New High Yield Secured Notes; and
                             further, provided, that
                             Non-Participating Lenders in
                             Subclass 3A shall receive their
                             Secured Value Distribution solely
                             in the form of New High Yield
                             Secured Notes and shall not receive
                             any Distribution of Distributable
                             Cash or New Lender Warrants.

                             Immediately prior to any
                             Distribution to holders of Subclass
                             3A Claims, the settlement of the
                             Loss Sharing Litigation as
                             described on Exhibit 6 to the
                             Reorganization Plan shall be deemed
                             effective and implemented for
                             purposes of Distributions under the
                             Reorganization Plan.

                        Class 3 Claims are Impaired, and the
                        holders of Allowed Claims in such Class
                        are entitled to vote to accept or reject the Reorganization Plan. The members of Subclasses 3A and 3B shall vote together as a single Class for purposes of accepting or rejecting this
                        Reorganization Plan; provided, however
                        that the Ballots distributed to holders
                        of Subclass 3B Secured Claims shall
                        permit each such holder the opportunity
                        to elect treatment as a Rejecting
                        Bondholder, it being understood that any such holder who does not expressly make such election by properly marking the Ballot shall be deemed an Accepting Bondholder.

                             Estimated Percentage Recovery:
                             63.0% to 70.5%


 Subclass 3B:
                             Estimated Allowed Claims:
                             $105 million
 Allowed Reorganized
 Covanta Secured
 Claims--9.25% Debenture
 Claims
                        On the Distribution Date, holders of
                        Allowed Subclass 3B Claims shall
                        receive the Subclass 3B Recovery in
                        full settlement, release and discharge
                        of their respective Allowed Subclass
                        3B Claims. The Subclass 3B Recovery
                        shall be distributed among holders of
                        Allowed Subclass 3B Claims as follows:

                             First, the Subclass 3B Secured
                             Claim shall be deemed an Allowed
                             Secured Claim in an amount equal to
                             the Allowed Subclass 3B Settlement
                             Amount and in full settlement,
                             release and discharge of the
                             Allowed Secured Claims of the
                             Accepting Bondholders, each holder
                             of an Allowed Subclass 3B Claim
                             that is an Accepting Bondholder
                             shall, subject to payment of its
                             pro-rata share of the Settlement
                             Distribution, receive its Pro Rata
                             Subclass Share of Distributions of
                             the Subclass 3B Accepting
                             Bondholder Recovery; provided,
                             however, that with respect to the
                             Subclass 3B Accepting Bondholder
                             Recovery, (i) the New Facility
                             Lenders in Subclass 3B that are
                             Accepting Bondholders, if any,
                             shall receive their Secured Value
                             Distribution first, to the extent
                             available, in the form of
                             Distributable Cash and thereafter
                             in the form of New High Yield
                             Secured Notes; and (ii) the
                             Additional New Lenders in Subclass
                             3B that are Accepting Bondholders,
                             if any, shall receive their Secured
                             Value Distribution solely in the
                             form of New High Yield Secured
                             Notes plus a Pro Rata Subclass
                             Share of the New Lender Warrants;
                             and provided further that the
                             Non-Participating Lenders in
                             Subclass 3B that are Accepting
                             Bondholders shall not receive any
                             Distributable Cash or any
                             Distribution of New Lender Warrants
                             as part of the Secured Value
                             Distribution. Distributions made to
                             each Accepting Bondholder of such
                             holder's Allowed Subclass 3B Claim
                             shall be subject to adjustment and
                             modification in accordance with the
                             provisions of the 9.25% Settlement,
                             including the waiver of the 9.25%
                             Deficiency Claims and any
                             subordination benefits with respect
                             to the Convertible Subordinated
                             Bonds, and payment of such holder's
                             pro-rata share of the Settlement
                             Distribution to the holders of
                             Allowed Class 6 Claims as provided
                             under the Reorganization Plan.

                             Second, in the event that the
                             aggregate amount of Subclass 3B
                             Claims held by Rejecting
                             Bondholders is equal to or greater
                             than $10 million, the Subclass 3B
                             Claim of each Rejecting Bondholder
                             shall be deemed a Disputed Secured
                             Claim, allowance thereof shall be
                             subject to determination pursuant
                             to the 9.25% Debentures Adversary
                             Proceeding, and on the Effective
                             Date, the Reorganizing Debtors
                             shall deliver the Subclass 3B
                             Rejecting Bondholder Recovery into
                             a Reserve Account in accordance
                             with Section 8.4 of the
                             Reorganization Plan and be held
                             subject to Distribution pursuant to
                             Section 8.6 of the Reorganization
                             Plan.

                             Third, in the event that the
                             aggregate amount of Subclass 3B
                             Claims held by Rejecting
                             Bondholders is less than $10
                             million, the Subclass 3B Claim of
                             each Rejecting Bondholder shall be
                             deemed an Allowed Secured Claim in
                             its full amount and in full
                             settlement, release and discharge
                             of the Allowed Secured Claims of
                             the Rejecting Bondholders, on the
                             Reorganization Effective Date, each
                             holder of an Allowed Subclass 3B
                             Claim that is a Rejecting
                             Bondholder shall receive its Pro
                             Rata Subclass Share of
                             Distributions of the Subclass 3B
                             Rejecting Bondholder Recovery;
                             provided, however, that with
                             respect to the Subclass 3B
                             Rejecting Bondholder Recovery, (i)
                             the New Facility Lenders in
                             Subclass 3B that are Rejecting
                             Bondholders, if any, shall receive
                             their Secured Value Distribution
                             first, to the extent available, in
                             the form of Distributable Cash and
                             thereafter in the form of New High
                             Yield Secured Notes; and (ii) the
                             Additional New Lenders in Subclass
                             3B that are Rejecting Bondholders,
                             if any, shall receive their Secured
                             Value Distribution solely in the
                             form of New High Yield Secured
                             Notes plus a Pro Rata Subclass
                             Share of the New Lender Warrants;
                             and provided further that the
                             Non-Participating Lenders in
                             Subclass 3B that are Rejecting
                             Bondholders shall not receive any
                             Distributable Cash or any
                             Distribution of New Lender Warrants
                             as part of the Secured Value
                             Distribution. In the event that the
                             aggregate amount of Subclass 3B
                             Claims held by Rejecting
                             Bondholders is less than $10
                             million, the Distributions made to
                             each Rejecting Bondholder of such
                             holder's Allowed Subclass 3B Claim
                             shall not be subject to adjustment
                             and modification in accordance with
                             the provisions of the 9.25%
                             Settlement, nor shall they receive
                             a release of claims asserted in the
                             9.25% Debentures Adversary
                             Proceeding (remaining subject to
                             liability to the holders of Class 6
                             Claims for the Settlement
                             Distribution.

                        Class 3 Claims are Impaired, and the
                        holders of Allowed Claims in such
                        Class are entitled to vote to accept
                        or reject the Reorganization Plan. The
                        members of Subclasses 3A and 3B shall
                        vote together as a single Class for
                        purposes of accepting or rejecting
                        this Reorganization Plan; provided,
                        however that the Ballots distributed
                        to holders of Subclass 3B Secured
                        claims shall permit each such holder
                        the opportunity to elect treatment as
                        a Rejecting Bondholder, it being
                        understood that any such holder who
                        does not expressly make such election
                        by properly marking the Ballot shall
                        be deemed an Accepting Bondholder

                              Estimated Percentage Recovery
                              before giving effect to the 9.25%
                              Settlement Distribution: 63.0% to
                              70.5%

                              Estimated Percentage Recovery for
                              Accepting Bondholders after giving
                              effect to the 9.25% Settlement
                              Distribution: 55.2% to 61.7%

                              Estimated Percentage Recovery for
                              Rejecting Bondholders who are
                              unsuccessful in the 9.25%
                              Debentures Adversary Proceeding:
                              1.6% to 6.5% (treatment as holders
                              of Class 6 Claims)

                              IF HOLDERS OF SUBCLASS 3B CLAIMS IN
                              EXCESS OF $10 MILLION ELECT TO
                              BECOME REJECTING BONDHOLDERS, THEN
                              ALL DISTRIBUTIONS TO REJECTING
                              BONDHOLDERS WILL BE HELD IN A
                              DISPUTED RESERVE ACCOUNT SUBJECT TO
                              RESOLUTION OF THE 9.25% DEBENTURES
                              ADVERSARY PROCEEDING.

Class Description             Treatment Under Reorganization Plan
-----------------             -----------------------------------

Class 4:                     Estimated Allowed Claims:
                             $30 million to $35 million

Allowed Operating
Company Unsecured Claims

(Note: A list of Operating    On the Distribution Date, each
Company Debtors is attached   holder of an Allowed Class 4 Claim
at Exhibit K)                 shall receive, in full settlement,
                              release and discharge of its Class
                              4 Claim, a Distribution of
                              Reorganization Plan Unsecured Notes
                              in the aggregate principal amount
                              equal to the amount of its Allowed
                              Class 4 Claim. With respect to
                              Allowed Class 4 Claims for and to
                              the extent which insurance is
                              available, such Class 4 Claims
                              shall be paid in the ordinary
                              course of the Reorganizing Debtors'
                              business to the extent of such
                              insurance, when any such Claim
                              becomes an Allowed Claim and such
                              insurance proceeds become
                              available; provided, however, that
                              to the extent insurance is not
                              available or is insufficient,
                              treatment of such Allowed Class 4
                              Claims shall be as otherwise
                              provided in Section 4.4 of the
                              Reorganization Plan.

                              Class 4 Claims are Impaired, and the
                              holders of Allowed Class 4 Claims are
                              entitled to vote to accept or reject
                              the Reorganization Plan.


                                   Estimated Percentage Recovery:
                                   100%

Class Description       Treatment Under Reorganization Plan
-----------------       -----------------------------------

Class 5:                     Estimated Allowed Claims:  $0

Allowed Parent and
Holding Company
Guarantee Claims
                        On the Reorganization Effective Date,
                        the legal, equitable and contractual
                        rights of the holders of Allowed Class
                        5 Claims will be reinstated in full
                        satisfaction, release and discharge of
                        their respective Class 5 Claims and
                        will remain unaltered under the
                        Reorganization Plan, except as the
                        Reorganizing Debtors and the holders
                        of Allowed Class 5 Claims may
                        otherwise agree or as such holders may
                        otherwise consent. Notwithstanding the
                        foregoing, no contractual provisions
                        or applicable law that would entitle
                        the holder of an Allowed Class 5 Claim
                        to demand or receive payment of such
                        Claim prior to the stated maturity of
                        such Claim, terminate any contractual
                        relationship or take such other
                        enforcement action (as may be
                        applicable) from and after the
                        occurrence of a default that occurred
                        prior to the Reorganization Effective
                        Date shall be enforceable against the
                        Reorganized Debtors.

                        Class 5 Claims are Unimpaired, and the
                        holders of Allowed Class 5 Claims are
                        not entitled to vote to accept or
                        reject the Reorganization Plan.

                             Estimated Percentage Recovery:
                             100%

Class Description       Treatment Under Reorganization Plan
-----------------       -----------------------------------

Class 6:                     Estimated Allowed Claims: $125
                             million to $500 million

Allowed Parent and
Holding Company
Unsecured Claims
                        In consideration of the agreement by
                        the holders of Class 6 Claims to waive
                        any claims, including all alleged
                        avoidance actions, that might be
                        brought against the holders of
                        Subclass 3A Claims and to settle the
                        9.25% Debentures Adversary Proceeding
                        in accordance with the terms of the
                        9.25% Settlement, and to secure the
                        support of the holders of Allowed
                        Class 6 Claims for confirmation of
                        this Reorganization Plan, the holders
                        of Allowed Class 3 Claims have agreed
                        to provide the holders of Allowed
                        Class 6 Claims from the value that
                        would otherwise have been
                        distributable to the holders of
                        Allowed Class 3 Claims under this
                        Reorganization Plan, so that on the
                        Distribution Date each holder of an
                        Allowed Class 6 Claim shall receive,
                        in full satisfaction, release and
                        discharge of its Class 6 Claim,
                        Distributions consisting of (i) such
                        holder's Pro Rata Class Share of Class
                        6 Warrants, (ii) such holder's Pro
                        Rata Class Share of Class 6 CPIH
                        Preferred Stock, (iii) such holder's
                        Pro Rata Class Share of the CPIH
                        Participation Interest, and (iv) such
                        holders Pro Rata Class Share of the
                        proceeds, if any, with respect to the
                        Class 6 Litigation Claims.
                        Additionally, each holder of an
                        Allowed Class 6 Claim (a) shall
                        receive from each Accepting
                        Bondholder, in full satisfaction,
                        release and discharge of its rights
                        with respect to the 9.25% Debentures
                        Adversary Proceeding against each
                        Accepting Bondholder, a Distribution
                        consisting of such holder's Pro Rata
                        Share of the Settlement Distribution
                        and (b) may receive a further
                        Distribution with respect to the
                        Subclass 3B Rejecting Bondholder
                        Recovery, subject to the resolution of
                        the 9.25% Debentures Adversary
                        Proceeding, in accordance with Section
                        8.6(b) of the Reorganization Plan.
                        With respect to the Distribution to
                        holders of Allowed Class 6 Claims
                        (including any Distribution with
                        respect to the Settlement
                        Distribution), the Reorganizing
                        Debtors shall have the option to make
                        all or any portion of the Distribution
                        either directly to the holder of such
                        Allowed Class 6 Claim or through a
                        depository or trust arrangement that
                        provides holders of Allowed Class 6
                        Claims with the equivalent economic
                        benefits they would have received
                        through a direct Distribution;
                        provided, however, that the costs of
                        implementing and maintaining any such
                        depository or trust arrangement shall
                        be paid for from the proceeds of the
                        Distribution to holders of Allowed
                        Class 6 Claims. With respect to
                        Allowed Class 6 Claims for and to the
                        extent which insurance is available,
                        such Class 6 Claims shall be paid in
                        the ordinary course of the
                        Reorganizing Debtors' business to the
                        extent of such insurance, when any
                        such Claim becomes an Allowed Claim
                        and such insurance proceeds become
                        available; provided, however, that to
                        the extent insurance is not available
                        or is insufficient, treatment of such
                        Allowed Class 6 Claims shall be as
                        otherwise provided in Section 4.7 of
                        the Reorganization Plan.

                             Estimated Percentage Recovery
                             before giving effect to 9.25%
                             Settlement Distribution:
                             1.6% to 6.5%


Class Description            Treatment Under Reorganization Plan

Class 7:                     Estimated Allowed Claims:
                             $154.5 million

Allowed Convertible
Subordinated Bond Claims
                        On the Distribution Date, each holder
                        of an Allowed Class 7 Claim shall not
                        receive any Distributions from the
                        Reorganizing Debtors or retain any
                        property under the Reorganization Plan
                        in respect of Class 7 Claims, on
                        account of its Class 7 Claim.

                        Class 7 Claims are Impaired, and the
                        holders of Allowed Class 7 Claims are
                        conclusively presumed to reject the
                        Reorganization Plan. The votes of
                        holders of Allowed Class 7 Claims will
                        not be solicited.

                             Estimated Percentage Recovery: 0%

 Class Description      Treatment Under Reorganization Plan
 -----------------      -----------------------------------

Class 8:                     Estimated Allowed Claims:
                             $2.1 million

 Allowed Convenience
 Claims
                        On the Distribution Date, each holder
                        of an Allowed Class 8 Claim shall
                        receive, in full satisfaction, release
                        and discharge of its Class 8 Claim, a
                        payment in Cash, in an amount equal to
                        seventy-five (75%) of the Allowed
                        amount of such Class 8 Claim.

                        Class 8 Claims are Impaired, and the
                        holders of Allowed Class 8 Claims are
                        entitled to vote to accept or reject
                        the Reorganization Plan.

                             Estimated Percentage Recovery: 75%

Class Description       Treatment Under Reorganization Plan
-----------------       -----------------------------------

Class 9:                Class 9 consists of all Intercompany
                        Claims. Class 9 is subdivided into two
                        Subclasses for Distribution purposes:
Intercompany Claims     Subclass 9A consists of the Liquidating
                        Debtors Intercompany Claims; Subclass 9B consists of the Reorganized Debtors
                        Intercompany Claims.


Subclass 9A:            In full satisfaction, release and
                        discharge of each Liquidating Debtors
Liquidating Debtors     Intercompany Claim, each such
Intercompany Claims     Liquidating Debtors Intercompany Claim
                        shall be deemed cancelled or waived in
                        exchange for the Reorganizing Debtors'
                        contribution of the Operating Reserve
                        Deficiency Amount, if any, to the
                        Operating Reserve.

Subclass 9B:            In the sole discretion of the applicable
                        or Reorganized Debtor, Reorganizing
Reorganizing Debtor     Debtors shall be Reorganizing Debtors
Intercompany Claims     either: (a) preserved and reinstated,
                        (b) released, waived and Intercompany
                        Claims discharged, (c) contributed to
                        the capital of the obligee corporation,
                        or (d) distributed to the obligee
                        corporation.

Subclass 9C:            On the Reorganization Effective Date,
                        all Subclass 9C Claims shall be deemed
Heber Debtors           cancelled or waived in exchange for the
Intercompany Claims     Reorganizing Debtors' undertaking
                        certain obligations in connection with
                        the Heber Reorganization Plan.

 Class Description      Treatment Under Reorganization Plan
 -----------------      -----------------------------------

 Class 10:                   Estimated Allowed Claims:
                             $100,000 to $500,000

 Subordinated Claims
                        As of the Reorganized Plan Effective
                        Date, holders of Class 10 Claims shall
                        not receive any Distributions or
                        retain any property under the
                        Reorganization Plan in respect of
                        Class 10 Claims, on account of such
                        Claims.

                        Class 10 Claims are Impaired and
                        holders of Allowed Class 10 Claims in
                        are conclusively presumed to reject
                        the Reorganization Plan. The votes of
                        holders of Allowed Class 10 Claims
                        will not be solicited.

                             Estimated Percentage Recovery: 0%

 Class Description      Treatment Under Reorganization Plan
 -----------------      -----------------------------------

 Class 11:

 Equity Interests in
 Subsidiary Debtors
                        As of the Reorganization Effective
                        Date, all Equity Interests in
                        Subsidiary Debtors shall be reinstated
                        in full satisfaction, release and
                        discharge of any Allowed Class 11
                        Claims and such Equity Interests shall
                        be evidenced by the existing capital
                        stock, partnership and/or membership
                        interests.

                        Class 11 Equity Interests are
                        Unimpaired and the holders of Allowed
                        Class 11 Equity Interests in such
                        Class are conclusively presumed to
                        accept the Reorganization Plan. The
                        votes of holders of Class 11 Equity
                        Interests will not be solicited.

 Class Description      Treatment Under Reorganization Plan
 -----------------      -----------------------------------

 Class 12:

 Equity Interests in    As of the Reorganization Effective
 Covanta Huntington,    Date, Equity Interests in Covanta
 Covanta Onondaga and   Huntington, Covanta Onondaga and DSS
 DSS Environmental(5)   Environmental shall be reinstated, in
                        full satisfaction, release, and
                        discharge of any Allowed Class 12
                        Equity Interests, and such reinstated
                        Equity Interests shall be evidenced
                        by the existing capital stock,
                        partnership and/or membership
                        interests.

                        Class 12 Equity Interests are Unimpaired and the holders of Allowed Class 12
                        Equity Interests are not entitled to
                        vote to accept or reject the
                        Reorganization Plan.

                             Estimated Percentage Recovery: 100%


------------------
5 The treatment of Onondaga Equity Interests is subject to finalization and implementation of the compromise with Onondaga County Resource Recovery Agency described herein.

Class Description       Treatment Under Reorganization Plan
-----------------       -----------------------------------

Class 13:               Holders of Allowed Class 13 Equity
                        Interests shall not receive any
Old Covanta Stock       Distribution or retain any property
Equity Interests        under the Reorganization Plan in
                        respect of Class 13 Equity Interests.
                        All Class 13 Equity Interests
                        shall be cancelled, annulled and
                        extinguished.

                        Class 13 Equity Interests are
                        Impaired, and the holders of Allowed
                        Class 13 Equity Interests are
                        conclusively presumed to reject the
                        Reorganization Plan.

                             Estimated Percentage Recovery: 0%

              HEBER REORGANIZATION PLAN SUMMARY OF CLASS TREATMENT
              ----------------------------------------------------

 Class Description      Treatment Under Heber Reorganization Plan
 -----------------      -----------------------------------------

 Class 1:                     Estimated Allowed Claims:  $0

 Allowed Priority
 Non-Tax Claims
                        Each holder of an Allowed Class 1
                        Claim shall receive, in full
                        settlement, release and discharge of
                        its Class 1 Claim, either (i) Cash, on
                        the Distribution Date, in an amount
                        equal to such Allowed Claim, or (ii)
                        on such other less favorable terms as
                        Covanta and the holder of an Allowed
                        Priority Non-Tax Claim agree,
                        provided, however, that no such
                        agreement shall impose any obligation
                        upon the Reorganized Heber Debtors
                        beyond the payment of amounts
                        calculated in accordance with the
                        Working Capital Adjustment.

                        Class 1 Claims are Unimpaired, and the
                        holders of Allowed Class 1 Claims are
                        not entitled to vote to accept or
                        reject the Reorganization Plan.

                             Estimated Percentage Recovery: 100%

Class Description       Treatment Under Heber Reorganization Plan
-----------------       -----------------------------------------

Class 2H:               Under the Heber Reorganization Plan,
                        Class 2H is divided into two subclasses
Allowed GECC Secured    for distribution purposes: Subclass 2H-A
Claims                  consists of the Allowed GECC Secured
                        SIGC Claims, and Subclass 2H-B consists
                        of all Allowed GECC Secured HGC/HFC
                        Claims.


Subclass 2H-A:          The holder of the Allowed Subclass 2H-A
                        Claims shall retain, unaltered, the
Allowed GECC Secured    legal, equitable and contractual rights,
SIGC Claims             including, without limitation, any valid
                        and perfected Liens that secure such
                        Allowed Claim, provided, however, that
                        the assets of the Heber Debtors subject
                        to the GECC Liens may be sold, subject
                        to such GECC Liens, as part of the
                        Geothermal Sale contemplated by the
                        Heber Reorganization Plan.

Subclass 2H-B:          Covanta shall pay to each holder of an
                        Allowed Subclass 2H-B Claim, in full
Allowed GECC Secured    settlement, release and discharge of its
HGC/HFC Claims          Subclass 2H-B Claim, either (i) Cash, on
                        the Heber Effective Date, in an amount
                        equal to such Allowed Subclass 2H-B
                        Claim, or (ii) such other less favorable terms as Covanta and the holder of an Allowed GECC Secured HGC/HFC Claim agree, provided, however, that no such agreement shall impose any obligation upon the Reorganized Heber Debtors beyond the payments of amounts calculated in accordance with the
                        Working Capital Adjustment.

                        Class 2H Claims are Unimpaired, and the
                        holder of the Allowed Class 2H Claims is not entitled to vote to accept or reject the Heber Reorganization Plan.

                             Estimated Percentage Recovery: 100%

Class Description             Treatment Under Heber Reorganization Plan
-----------------             -----------------------------------------

Class 3H:                     Estimated Allowed Claims:  $0

Allowed Heber Secured         On the Heber Reorganization Effective
Claims other than             Date, the legal, equitable and
Allowed  GECC                 contractual rights of the holders of
Allowed Secured Claims        Allowed Class 3H Claims will be
                              reinstated in full satisfaction, release and discharge of their respective Class
                              3H Claims and will remain unaltered,
                              except as the applicable Heber Debtor
                              (or, on and after the Heber Effective
                              Date, the applicable Reorganized Heber
                              Debtor) and the holders of Allowed Class
                              3H Claims may otherwise agree or as such holders may otherwise consent.
                              Notwithstanding the foregoing, no
                              contractual provisions or applicable law that would entitle the holder of an Allowed Class 3H Claim to demand or receive payment of such Claim prior to the stated maturity of such Claim, terminate any contractual relationship or take such other enforcement action
                              (as may be applicable) from and after
                              the occurrence of a default that
                              occurred prior to the Heber Effective
                              Date shall be enforceable against the
                              Reorganized Heber Debtors. In the lieu
                              of the foregoing, any Heber Debtor (or,
                              on and after the Heber Effective Date,
                              any Reorganized Heber Debtor) may, at
                              its election, make a Cash payment to the holder of an Allowed Class 3H Claim equal to the full amount of the holder's
                              Allowed Class 3H Claim, together with
                              interest at the legal rate to the extent required by law, in full settlement, release and discharge of such Class 3H
                              Claim.

                              Class 3H Claims are Unimpaired, and
                              the holders of Allowed Class 3H Claims
                              are not entitled to vote to accept or
                              reject the Heber Reorganization Plan.

                                   Estimated Percentage Recovery: 100%

 Class Description      Treatment Under Heber Reorganization Plan
 -----------------      -----------------------------------------

 Class 7:                    Estimated Allowed Claims: $4
                             million to $6 million

 Allowed Unsecured
 Claims
                        On the Distribution Date, each holder
                        of an Allowed Class 7 Claim shall
                        receive, in full settlement, release
                        and discharge of its Class 7 Claim, a
                        Cash payment equal to the full amount
                        of its Allowed Class 7 Claim, together
                        with interest at the legal rate to the
                        extent required by law.

                        Class 7 Claims are Unimpaired, and the
                        holders Allowed Class 7 Claims are not
                        entitled to vote to accept or reject
                        the Heber Reorganization Plan.

                             Estimated Percentage Recovery: 100%

Class Description       Treatment Under Heber Reorganization Plan
-----------------       -----------------------------------------

Class 8: The legal, equitable and contractual rights of holders of Heber Intercompany Claims in respect of such claim shall not be affected, altered or Impaired under the Heber Reorganization Plan.



Heber Intercompany
Claims
                        Class 8 Claims are Unimpaired, and the
                        holders Allowed Class 8 Claims are not
                        entitled to vote to accept or reject
                        the Heber Reorganization Plan.

                             Estimated Percentage Recovery: 100%

Class Description       Treatment Under Heber Reorganization Plan
-----------------       -----------------------------------------

Class 9:                On the Heber Effective Date, all
                        Intercompany Claims shall be cancelled,
                        annulled and extinguished. Holders of
                        such Claims shall receive no Distributions in respect of
Intercompany Claims     Class 9 Claims.

                        Class 9 Claims are Impaired, and the
                        holders of Allowed Class 9 Claims are
                        conclusively presumed to reject the
                        Heber Reorganization Plan.


                             Estimated Percentage Recovery: 0%

Class Description              Treatment Under Heber Reorganization Plan
-----------------              -----------------------------------------

Class 14:                      Holders of Allowed Class 14 Equity
                               Interests shall not receive any
Equity Interests in the        Distribution under the Heber
Heber Debtors                  Reorganization Plan in respect of Class
                               14 Equity Interests, except that any such Equity Interests shall continue to be held by the Heber Debtor or Reorganized
                               Heber Debtor that originally held such
                               Equity Interests, which Equity Interests shall continue to be evidenced by the existing capital stock, partnership interests or membership interests.

                               Class 14 Equity Interests are Impaired,
                               and the holders of Class 14 Equity
                               Interests are conclusively presumed to
                               reject the Heber Reorganization Plan.

                                    Estimated Percentage Recovery: 0%

                   LIQUIDATION PLAN SUMMARY OF CLASS TREATMENT

 Class Description      Treatment Under Liquidation Plan
 -----------------      --------------------------------

 Class 1:                    Estimated Allowed Claims:  $0 to $130,000

 Allowed Priority       Each holder of an Allowed Class 1 Claim
 Non-Tax Claims         shall receive, in full settlement,
                        release and discharge of its Class 1
                        Claim, Cash in an amount equal to such
                        Allowed Class 1 Claim on the Initial
                        Liquidation Distribution Date.

                        Class 1 Claims are Unimpaired, and
                        holders of Allowed Class 1 Claims are
                        not entitled to vote to accept or
                        reject the Liquidation Plan.

                             Estimated Percentage Recovery: 100%

Class Description              Treatment Under Liquidation Plan
-----------------              --------------------------------

Class 3:                       Under the Liquidation Plan, Class 3 is
                               divided into two Subclasses for
Allowed Reorganized Covanta    Distribution purposes: Subclass 3A
the Secured Claims             consists of Allowed Secured Bank Claims
                               and the Allowed 9.25% Debenture Claims
                               and Subclass 3B consists of the Allowed
                               CSFB Claim.


Subclass 3A:                   In full settlement, release and
                               discharge of its Class 3A Claim,
Allowed Liquidation Secured    (I) (a) each holder of an Allowed
Claims--Secured  Bank Claims   Liquidation Secured Claim would be
and 9.25% Debenture Claims     entitled, absent the Secured
                               Creditor Direction, to receive on
                               any Liquidation Distribution Date,
                               such holder's Pro Rata Share of the
                               sum of any Net Liquidation Proceeds
                               and Liquidation Assets of the
                               Liquidating Pledgor Debtors
                               existing, but not yet distributed
                               on such Liquidation Distribution
                               Date and (b) on the Liquidation
                               Effective Date, (i) such holder of
                               a Class 3A Allowed Liquidation
                               Secured Claim shall be deemed to
                               have received, on account of its
                               Subclass 3A Allowed Liquidation
                               Secured Claim, the Distribution it
                               receives as a holder of a Subclass
                               3A or Subclass 3B Claim under the
                               Reorganization Plan, as applicable,
                               in full satisfaction of its
                               Subclass 3A Claim under the
                               Liquidation Plan, and (ii) the
                               Liquidating Trustee and the
                               Liquidating Debtors will implement
                               the Secured Creditor Direction, and
                               (II) each holder of an Allowed
                               Liquidation Secured Claim shall be
                               entitled to receive on any
                               Liquidation Distribution Date, such
                               holder's Pro Rata Share of any Net
                               Liquidation Proceeds of any
                               Liquidating Pledgor Debtor's
                               Residual Liquidation Assets.


                               Subclass 3A Claims are Impaired and
                               the holders of Claims in such subclass
                               are entitled to vote to accept or
                               reject the Liquidation Plan.

Subclass 3B:                   On the Liquidation Effective Date, or as
                               soon thereafter as practicable, Ogden
Allowed Liquidation            FMCA shall cause to be transferred,
Secured Claims--the CSFB       pursuant to Section 6.1(b) of the
Claim                          Liquidation Plan, to CSFB, in its
                               capacity as holder of the Allowed
                               Secured CSFB Claim, the Bank Agreement
                               Ogden FMCA Collateral, in full
                               settlement, release and discharge of its Class 3B Claim.

                               The Class 3B Claim is Impaired and the
                               holder of the Claim in such subclass is
                               entitled to vote to accept or reject the Liquidation Plan.


Subclass 3C:                   On the Liquidation Effective Date, or as
                               soon thereafter as practicable, Covanta
                               Tulsa shall cause to be transferred,
Allowed Liquidation            pursuant to Section 6.1(c) of the
Secured Claims - Covanta       Liquidation Plan, to the Covanta Tulsa
Tulsa Secured Claims           Secured Parties as holders of the
                               Allowed Covanta Tulsa Secured Claims,
                               the Covanta Tulsa Collateral in full
                               settlement, release and discharge of the Class 3C Claims.

                               The Class 3C Claims are Impaired and
                               the holder of the Claims in such
                               subclass are entitled to vote to
                               accept or reject the Liquidation Plan.


Class Description              Treatment Under Liquidation Plan

Class 7:  Allowed                   Estimated Allowed Claims:  $10
Unsecured Liquidation               million to $600 million
Claims and Allowed
Insured Claims
                               The holders of Class 7 Claims shall not
                               be entitled to receive any Distribution
(Note: A list of               under the Liquidation Plan. Class 7
Liquidating Debtors is         Claims are Impaired and the holders of
attached at Exhibit K)         Allowed Claims in Class 7 are
                               conclusively presumed to reject the
                               Liquidation Plan. The votes of holders
                               of Class 7 Claims will not be solicited, provided, however, that with respect to Allowed Class 7 Claims for and to the extent that insurance is available, such Allowed Class 7 Claims shall be paid in the ordinary course of the Liquidating
                               Debtors' business to the extent of such
                               insurance, when any such Claims become
                               Allowed Claims and such insurance
                               proceeds become available; provided,
                               further, that to the extent that
                               insurance is not available or is
                               insufficient, treatment of such Allowed
                               Class 7 Claim shall be as otherwise
                               provided in the Liquidation Plan.

                               Class 7 Claims are Impaired and the
                               holders of Allowed Claims in such
                               Class are conclusively presumed to
                               reject the Liquidation Plan. The votes
                               of holders of Class 7 Claims will not
                                be solicited.


                                    Estimated Percentage Recovery: 0%

Class Description                Treatment Under Liquidation Plan
-----------------                --------------------------------

Class 9:                       On the Liquidation Effective Date, all
                               Intercompany Claims shall be cancelled,
Intercompany Claims            annulled and extinguished. Holders of
                               such claims shall receive no
                               distributions in respect of Class 9
                               Claims.

                               Class 9 Claims are impaired and holders
                               of Allowed Class 9 Claims are
                               conclusively presumed to reject the
                               Liquidation Plan. The votes of the
                               holders of Allowed Class 9 Claims will
                               not be solicited.

                                    Estimated Percentage Recovery: 0%

Class Description                Treatment Under Liquidation Plan
-----------------                --------------------------------

Class 11:                      On the Liquidation Effective Date, all
                               Equity Interests in the Liquidating
                               Debtors shall not be entitled to receive
                               any Distributions under the Liquidation
Equity Interests in            Plan. Such Equity Interests shall be
Liquidating Debtors            cancelled, annulled and extinguished.

                               Class 11 Equity Interests are Impaired
                               and the holders of Equity Interests in
                               such Class are conclusively presumed
                               to reject the Liquidation Plan. The
                               votes of holders of Equity Interests
                               in such Class will not be solicited.

                                   Estimated Percentage Recovery: 0%

I.       Bar Dates and Schedules

         On June 26, 2002, the Court entered an order (Docket No. 597) (the "General Bar Date Order") establishing August 9, 2002 as the General Bar Date (as defined therein) by which certain entities holding claims against Covanta and the 123 subsidiaries that filed bankruptcy petitions on April 1, 2002 (the "Original Debtors") arising prior to the Initial Petition Date must file proofs of claim. The General Bar Date Order also established September 30, 2002 as the last date by which governmental units (as defined in 11 U.S.C. ss. 101(27)) may file proofs of claim. In addition to serving notice of the General Bar Date Order on all scheduled creditors, the Debtors published notice of the General Bar Date in THE WALL STREET JOURNAL and USA TODAY. On August 16, 2002, the Court entered a stipulated order (Docket No. 738) (the "Bank of America Bar Date Order") that, among other things, extended the bar date by which Bank of America, N.A. must file proofs of claim against the Original Debtors to September 30, 2002 (the "Bank of America Bar Date"). On September 5, 2002, the Court entered a stipulated order (Docket No. 854) (the "IRS Bar Date Order") that, among other things, extended the bar date by which the Internal Revenue Service must file proofs of claim against the Original Debtors to December 31, 2002 (the "IRS Bar Date").

         On September 20, 2002, the Court entered an order (Docket No. 938) (the "Employee Bar Date Order") establishing November 15, 2002 (the "Employee Bar Date") as the last date for filing claims against the Original Debtors by current or former employees in respect of wages, salaries, commissions, vacation pay, severance pay, sick leave pay, or benefits. Employees were provided notice of the Employee Bar Date by mail.

         On May 19, 2003, the Court entered an order (Docket No. 1535) (the "Covanta Concerts Bar Date Order") establishing June 27, 2003 as the last date for filing proofs of claims against Covanta Concerts Holdings, Inc. (the "Covanta Concerts Bar Date"). The Debtors sent notice of the Covanta Concerts Bar Date to all scheduled creditors of Covanta Concerts Holdings, Inc. The same order established June 27, 2003 as the last date for holders of Convertible Debentures to file proofs of claim against Covanta (the "Convertible Debentures Bar Date"). The Debtors sent notice of the Convertible Debentures Bar Date to all registered holders and other known holders of the Convertible Bonds and published a notice of the same in the FINANCIAL TIMES of London and the LUXEMBURGER WORT.

         On June 30, 2003, the Court entered an order (Docket No. 1717) (the "New Debtors Bar Date Order") establishing August 14, 2003 as the last date for filing proofs of claim against the New Debtors (as defined herein) (such date, the "New Debtors Bar Date"). Because the Court was closed on August 14 and August 15, 2003 as a result of the blackout that affected the Northeast region of the United States, the New Debtors' Bar Date was changed to August 18, 2003. The New Debtors Bar Date Order also established December 5, 2003 as the last date by which governmental units (as defined in 11 U.S.C. ss. 101(27)) may file proofs of claim against the New Debtors. The Debtors sent notice of the New Debtors' Bar Date to all known creditors of the New Debtors and published notice of the same in THE WALL STREET JOURNAL and USA TODAY.

         In accordance with the General Bar Date Order, which granted the Debtors authority to amend the Original Debtors' schedules that were originally filed on or about June 14, 2002 (Docket No. 590) (the "Original Schedules"), the Debtors have filed several amendments to the Original Schedules. On November 22, 2002, the Original Debtors filed their first amendment to the Original Schedules (Docket No. 1107) (the "First Amended Schedules"). The last date for filing proofs of claim in respect of claims for the first time scheduled as contingent, unliquidated or disputed on the First Amended Schedules was December 27, 2002 (the "First Amended Bar Date"). On December 11, 2002, the Original Debtors filed their second amendment to the Original Schedules (Docket No. 1146) (the "Second Amended Schedules"). The last date for filing proofs of claim in respect of claims for the first time scheduled as contingent, unliquidated or disputed on the Second Amended Schedules was January 13, 2003 (the "Second Amended Bar Date"). On August 24 and 25, 2003, the Original Debtors filed the third amendments to their Original Schedules (Docket Nos. 1886-2006 and 2186) (the "Third Amended Schedules"). The last date for filing proofs of claim in respect of claims scheduled as contingent, unliquidated or disputed on the Third Amended Schedules is October 6, 2003 (the "Third Amended Bar Date"). Finally, on June 22, 2003, the New Debtors filed schedules (the "New Debtor Schedules"). August 18, 2003 was the New Debtors Bar Date and December 5, 2003 is the New Debtors Government Bar Date, as defined in the New Debtors Bar Date Order.

         A chart describing the various bar dates follows:

           Description of Bar Date          Applicable Bar Date
          -----------------------          -------------------

         General Bar Date                   August 9, 2002

         Government Bar Date                September 30, 2002

         Bank of America Bar Date           September 30, 2002

         Employee Bar Date                  November 15, 2002

         First Amended Bar Date             December 27, 2002

         IRS Bar Date                       December 31, 2002

         Second Amended Bar Date            January 13, 2003

         Covanta Concerts Bar Date          June 27, 2003

         Convertible Debentures Bar Date    June 27, 2003

         New Debtors Bar Date               August 18, 2003

         Third Amended Bar Date             October 6, 2003

         New Debtors Government Bar Date    December 5, 2003


         In total, approximately 4,500 proofs of claim in the aggregate amount of approximately $13 billion were filed. The Debtors believe that many of the proofs of claim are invalid, duplicative, untimely, inaccurate or otherwise objectionable. The Debtors are in the process of reviewing such claims, and have filed or are preparing omnibus objections to many of the proofs of claim. Pursuant to the General Bar Date Order, and consistent with 11 U.S.C. ss. 502(b)(9), any proofs of claim filed after the applicable bar date shall be disallowed as untimely unless and until such proofs of claim are deemed timely filed by the Court after notice and hearing.

                               TABLE OF CONTENTS
                                                                            Page




      A. Definitions..........................................................iv

      B. Overview.............................................................iv

      C. Events Leading to the Plans..........................................vi

      D. General Structure of the Plans......................................vii

      E. Restructuring of the Debtors.......................................viii

      F. Compromises and Settlements Incorporated into
         the Plans.............................................................x

      G. Treatment of Executory Contracts and Unexpired
        Leases Under the Plans................................................xi

         1.  General Treatment................................................xi

         2.  Cure of Defaults................................................xii
..
         3.  Approval of Assumption of Certain Executory
             Contracts......................................................xiii

         4.  Approval of Rejection of Executory Contracts
             and Unexpired Leases...........................................xiii

         5.  Bar Date for Filing Proofs of Claim Relating
             to  Executory Contracts and Unexpired Leases
             Rejected Pursuant to the Plans..................................xiv

         6.  Deemed Consents of Debtors' Executory Contracts,
             Unexpired Leases, Licenses or Permitsxiv

         7.  Reorganizing and Liquidating Debtors' Reservation of
             Rights Under Insurance Policies and Bonds.......................xiv

         8.  Survival of Reorganizing and Liquidating
             Debtors' Corporate Indemnities..................................xiv

      H. Treatment of Claims and Interests under the Plans...................xiv

      I. Bar Dates and Schedules...........................................xlvii

I.    INTRODUCTION.............................................................1

II.   BANKRUPTCY PLAN VOTING INSTRUCTIONS AND PROCEDURES.......................1

      A. Notice to Holders of Claims...........................................1

      B. Voting Record Date....................................................2

      C. Solicitation Package..................................................2

      D. General Voting Procedures, Ballots, and Voting Deadline...............3

      E. Special Voting Procedures for the Prepetition Lenders.................3

      F. Special Voting Procedures for the 9.25% Debenture Holders.............4

      G. Voting Procedures for Unknown Holders.................................4

      H. Questions About Voting Procedures.....................................4

      I. Tabulation of Votes and Voting Objection Procedures...................5

      J. Confirmation Hearings and Deadlines for
        Objections to Confirmation.............................................5

      K. Additional Copies of Disclosure Statement,
        Short-Form Disclosure Statement and Plans..............................7

III.  HISTORY OF THE DEBTORS' BUSINESS OPERATIONS..............................7

      A. Overview of Business Operations.......................................7

         1.  Description of Principal Business Units...........................7

      B. Other Aspects of Business Operations.................................10

         1.  Insurance........................................................10

         2.  Environmental Matters............................................11

         3.  Prepetition Legal Proceedings....................................12

         4.  Employees; Labor Matters; Benefit Plans..........................14

      C. Recent Financial Results.............................................21

IV.   PREPETITION CAPITAL STRUCTURE OF THE DEBTORS............................22

      A. Prepetition Credit Facility..........................................22

      B. 9.25% Debentures due 2022............................................23

      C. Convertible Debentures...............................................23

      D. Project Debt.........................................................23

      E. Equity Bonds.........................................................24

      F. Equity...............................................................24

V.    CORPORATE STRUCTURE OF THE DEBTORS......................................24

      A. The Debtors' Corporate Structure.....................................24

      B. Management of the Debtors............................................24

VI.   THE CHAPTER 11 CASES....................................................26

      A. Events Leading Up to the Chapter 11 Cases............................26

      B. Need for Restructuring and Chapter 11 Relief.........................26

      C. Significant Events During the Bankruptcy Cases.......................27

         1.  Significant Court Orders.........................................27

         2.  DIP Financing Facility...........................................27

         3.  Adequate Protection..............................................29

         4.  Assumption and Rejection.........................................30
...
         5.  Appointment of Creditors Committee...............................31

         6.  Exclusivity......................................................32

         7.  Discussions of Alternative Reorganization Plans..................32

         8.  Sale of Geothermal Assets........................................32

         9.  Sale of Non-Core Assets..........................................33

         10. Restructuring of Certain Projects................................33

         11. 9.25% Debentures Adversary Proceeding............................37

         12. Agreements with the holders of Secured Claims....................38

         13. Proceedings Related to the Team, the Corel
             Centre and Arrowhead Pond........................................39

         14. Other Postpetition Litigation....................................39

         15. Summary of Claims Process, Bar Dates and Claims Filed............42

         16. Development and Implementation of the Business Plan..............44

VII.  SUMMARY OF THE PLANS....................................................45

      A. Overall Structure of the Plans.......................................46

      B. Classification and Treatment of Claims and Equity Interests..........47

         1.  Treatment of Unclassified Claims.................................49

         2.  Unimpaired Classes of Claims.....................................53

         3.  Impaired Classes of Claims and Interests.........................54

         4.  Treatment of Classified Claims...................................54

      C. Confirmability, Modification and Severability
         of the Plans.........................................................61

      D. Certain Considerations with Respect to Treatment
         of Class 3 Secured Claims under the Reorganization
         Plan.................................................................62

         1.  Subclass 3A Distribution.........................................63

         2.  Voting Rights with Respect to Class 3
             Distributions and the Settlement Agreements
             under the Reorganization Plan....................................63

      E. Implementation of the Reorganization Plan............................64

         1.  Continued Corporate Existence....................................64

         2.  Exit Financing...................................................64

         3.  Reorganization Plan Notes and Reorganization
             Plan Equity Securities and Warrants..............................65

         4.  Corporate Restructuring..........................................66

         5.  Revesting of Corporate Assets....................................66

         6.  Directors and Officers of Reorganized Covanta and CPIH...........66

         7.  Certificate of Incorporation and Bylaws..........................67

         8.  Employment, Retirement and Other Agreements......................67

         9.  Management Agreements............................................68

         10. Corporate Action.................................................69

         11. Effective Date Payments and Post-Effective Date Financing........69

         12. New Common Stock, Plan Notes and Collateral
             Documents; Further Transactions..................................69

         13. Establishment of ESOP and Election of S Corp Status..............69

         14. Preservation of Causes of Action.................................71

         15. Cancellation of Existing Equity Securities and Agreements........72

         16. Exclusivity Period...............................................72

         17. Reorganizing Debtors' Reservation of Rights with Respect to the Manner of Certain Distributions...........................72

         18. Deemed Consolidation for Procedural,
             Administrative and Voting Purposes...............................72

      F. Implementation of the Heber Reorganization Plan......................72

         1.  Implementation of the Geothermal Sale............................72

         2.  Authorization of Transfer of Equity Interests....................73

         3.  Cancellation of Existing Equity Securities
             and Agreements...................................................74

         4.  Directors and Officers...........................................74

         5.  Deemed Consolidation for Procedural and
             Administrative Purposes..........................................74

         6.  Continued Corporate Existence/Vesting of Assets..................74

         7.  Conversion To Limited Liability Company Status...................74

         8.  Amended Organizational Documents.................................74

         9.  Settlements......................................................75

         10. Payment of GECC Secured HGC/HFC Claims...........................75

         11. Payment of Covanta Power Pacific, Inc. Debt......................75

         12. Corporate Action.................................................75

         13. Exclusivity Period...............................................75

      G. Implementation of the Liquidation Plan...............................75

         1.  The Secured Creditor Direction and the DIP Lender Direction......75

         2.  Funding of the Implementation of the Liquidation Plan............76

         3.  Transfer of Liquidation Assets...................................76

         4.  Distribution of the Bank Agreement Ogden FMCA Collateral.........76

         5.  Distribution of the Covanta Tulsa Collateral.....................77

         6.  Dissolution of the Liquidating Debtors...........................77

         7.  The Liquidating Trustee..........................................77

         8.  The Oversight Nominee............................................80

         9.  Exclusivity Period...............................................80

      H. Distributions and Disputed Claims under the Reorganization Plan......81

         1.  Time of Distributions............................................81

         2.  Distribution Record Date.........................................81

         3.  Disbursing Agent.................................................81

         4.  Surrender of Securities or Instruments...........................81

         5.  Delivery of Distributions........................................82

         6.  DeMinimis Distributions..........................................82

         7.  No Distribution on Disputed Claims...............................82

         8.  Objections to Claims.............................................82

         9.  No Distribution Pending Allowance................................82

         10. Resolution of Disputed Claims and Equity Interests...............83

         11. Estimation of Certain Claims.....................................83

         12. Reserve Account for Disputed Claims..............................83

         13. Subclass 3B Rejecting Bondholder Recovery........................84

         14. Allowance of Disputed Claims.....................................84

         15. Release of Funds from Disputed Claims Reserve....................85

         16. Allowance of Certain Claims......................................85

      I. Distributions and Disputed Claims under the Heber
         Reorganization Plan..................................................86

         1.  Time of Distributions............................................86

         2.  Manner of Payment Under Heber Reorganization Plan................86

         3.  Inquiries Concerning Distributions...............................86

         4.  Surrender of Securities or Instruments...........................86

         5.  Delivery of Distributions........................................87

         6.  No Distribution Pending Allowance................................87

         7.  Resolution of Disputed Claims and Equity Interests...............87

         8.  Estimation of Certain Claims.....................................87

         9.  Reserve Account for Disputed Claims..............................88

         10. Allowance of Disputed Claims.....................................88

         11. Release of Funds from Disputed Claims Reserve....................88

      J. Distributions and Disputed Claims under the
         Liquidation Plan.....................................................88

         1.  The Secured Creditor Direction and the
             DIP Lender Direction.............................................88

         2.  Time of Distributions............................................88

         3.  Order of Distributions...........................................89

         4.  No Distribution Pending Allowance................................89

         5.  Resolution of Disputed Claims and Equity Interests...............89

         6.  Estimation of Claims.............................................90

         7.  Reserve Account for Disputed Claims..............................90

         8.  Allowance of Disputed Claims.....................................90

         9.  Allowance of Certain Claims......................................90

      K. Treatment of Executory Contracts and Unexpired
         Leases; Bar Date for Rejection Damage Claims.........................91

         1.  General Treatment................................................91

         2.  Cure of Defaults.................................................92

         3.  Approval of Assumption of Certain Executory Contracts............93

         4.  Approval of Rejection of Executory Contracts
             and Unexpired Leases.............................................93

         5.  Bar Date for Filing Proofs of Claim Relating to
             Executory Contracts and Unexpired Leases
             Rejected Pursuant to the Plans...................................93

         6.  Deemed Consents of Debtors' Executory Contracts,
             Unexpired Leases, Licenses or Permits............................94

         7.  Reorganizing and Liquidating Debtors' Reservation of
             Rights Under Insurance Policies and Bonds........................94

         8.  Survival of Reorganizing and Liquidating
             Debtors' Corporate Indemnities...................................94

      L. Effect of Confirmation...............................................94

         1.  Revesting of Reorganization Assets...............................94

         2.  Discharge under the Plans........................................95

         3.  Release of Certain Parties under the Plans.......................95

         4.  Exculpation......................................................96

         5.  Injunction under the Plans.......................................96

         6.  Reorganized Debtors' Rights of Action............................98

      M. Miscellaneous Matters................................................98

         1.  Liability of the Liquidating Trustee.............................98

         2.  Limited Liability of the Oversight Nominee.......................98

         3.  Setoffs..........................................................99

         4.  Satisfaction of Subordination Rights under
             the Reorganization Plan..........................................99

         5.  Dissolution of the Creditors Committee...........................99

         6.  Management of the Reorganized Debtors............................99

         7.  Payment of Statutory Fees........................................99

VIII. CERTAIN RISK FACTORS TO BE CONSIDERED..................................100

      A. General Considerations..............................................100

      B. Certain Bankruptcy Considerations...................................100

      C. Inherent Uncertainty of Financial Projections.......................101

      D. Sale of Geothermal Business.........................................101

      E. WTE Projects Restructuring and Litigation...........................102

      F. Dividends...........................................................102

      G. Impact of Interest..................................................102

      H. Access to Financing.................................................102

      I. Claims Estimations..................................................102

      J. Environmental Regulation............................................103

      K. Market for Securities...............................................104

      L. Assumptions Regarding Value of Debtors' Assets......................104

      M. ESOP/S Corporation Tax Structure Qualification;
         Potential Disallowance of Tax Benefits..............................104

         1.  Second Class of Stock...........................................104

         2.  IRS Review......................................................104

         3.  Predecessor Plans...............................................105

      N. U.S. Trust Acceptance of ESOP Contribution..........................105

      O. Reorganized CPIH Preferred Shares; Certain
         Contractual Restrictions............................................105

      P. International Political Risk........................................106

IX.   RESALE OF SECURITIES RECEIVED UNDER THE REORGANIZATION PLAN............106

      A. Issuance of New Debt and Equity.....................................106

      B. Subsequent Transfers of Reorganization Plan Notes...................106

      C. Subsequent Transfers of Reorganization Plan Warrants................107

X.    CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN......107

      A. United States Federal Income Tax Consequences to
         the Reorganizing Debtors............................................108

         1.  Taxation of Reorganized Covanta as an S corporation.............108

         2.  Requirements for S Corporation Election.........................109

         3.  Second Class of Stock...........................................109

         4.  Qualified Subchapter S Subsidiaries ("QSub")....................110

         5.  Cancellation of Indebtedness Income.............................111

      B. United States Federal Income Tax Consequences to the Holders
         of Claims of the Reorganizing Debtors...............................111

      C. Backup Withholding and Information Reporting........................116

XI.   FEASIBILITY OF THE REORGANIZATION PLAN, THE HEBER
      REORGANIZATION PLAN AND THE LIQUIDATION PLAN AND
      THE BEST INTERESTS TEST................................................116

      A. Feasibility of the Plans............................................116

         1.  The Reorganization Plan.........................................116

         2.  The Heber Reorganization Plan...................................117

         3.  The Liquidation Plan............................................117

      B. Acceptance of the Plans.............................................117

      C. Best Interests Test.................................................118

      D. Estimated Valuation of the Reorganized Debtors......................118

      E. Application of the Best Interests Test to the
         Liquidation Valuation Analysis and the Valuation
         of the Reorganized Debtors..........................................118

      F. The Best Interests Test and the Liquidating Debtors.................119

      G. Confirmation Without Acceptance of All Impaired
         Classes:  The 'Cramdown' Alternative................................119

      H. Conditions to Confirmation and/or Consummation of the Plans.........120

         1.  Conditions to Confirmation of the Reorganization
             Plan and Liquidation Plan.......................................120

         2.  Conditions to Confirmation of the Heber
             Reorganization Plan.............................................121

         3.  Conditions Precedent to the Reorganization
             Effective Date..................................................121

         4.  Conditions Precedent to the Heber Effective Date................122

         5.  Conditions Precedent to the Liquidation Effective Date..........123

      I. Waiver of Conditions to Confirmation and/or
         Consummation of the Plans...........................................123

      J. Retention of Jurisdiction...........................................124

XII.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLANS.............125

      A. Continuation of the Bankruptcy Case.................................126

      B. Alternative Plans of Reorganization.................................126

      C. Liquidation Under Chapter 7 or Chapter 11...........................126

         1.  Liquidation of the Debtors under Chapter 7......................126

         2.  Liquidation of the Reorganizing Debtors and
             Heber Debtors under Chapter 11..................................126

XIII. VOTING REQUIREMENTS....................................................127

      A. Parties in Interest Entitled to Vote on the
        Reorganization Plan and the Liquidation Plan.........................128

      B. Classes Impaired Under the Plans....................................128

         1.  Voting Impaired Classes of Claims and Interests.................128

         2.  Non-Voting Impaired Classes of Claims and Interests.............128

         3.  Unimpaired Classes of Claims and Interests......................129

XIV.  CONCLUSION.............................................................129

      A. Hearings on and Objections to Confirmation..........................129

         1.  Confirmation Hearings...........................................129

         2.  Dates Set for Filing Objections to
             Confirmation of the Plans.......................................129

      B. Recommendation......................................................130

GLOSSARY OF DEFINED TERMS....................................................131

EXHIBITS

Exhibit A    Reorganization Plan.............................................A-1

Exhibit B    Heber Reorganization Plan.......................................B-1

Exhibit C    Liquidation Plan................................................C-1

Exhibit D    Projected Domestic Financial Information........................D-1

Exhibit E    Pro Forma Historical Information................................E-1

Exhibit F    Projected CPIH Financial Information............................F-1

Exhibit G    Reorganization Valuation Analysis of the
             Reorganization Debtors..........................................G-1

Exhibit H    Liquidation Valuation Analysis of the Debtors...................H-1

Exhibit I    Recovery Analysis...............................................I-1

Exhibit J    Historical Financial Results....................................J-1

Exhibit K    List of Debtors and Debtors In Possession.......................K-1

    FIRST AMENDED DISCLOSURE STATEMENT WITH RESPECT TO REORGANIZING DEBTORS'
           JOINT PLAN OF REORGANIZATION, HEBER DEBTORS' JOINT PLAN OF
       REORGANIZATION, AND LIQUIDATING DEBTORS' JOINT PLAN OF LIQUIDATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                                I. INTRODUCTION

         The Debtors submit this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code, for use in the solicitation of votes on the Reorganization Plan and the Liquidation Plan that were filed with the Court on September 28, 2003, copies of which are attached hereto as Exhibits A and C, respectively. The Debtors expect to file with the Court slightly revised versions of the Plans on or about October 13, 2003. Please note that all Claims of non-insider creditors under the Heber Reorganization Plan are Unimpaired and as such no Class of creditors is entitled to vote on the Heber Reorganization Plan, a copy of which is attached hereto as Exhibit B.

         This Disclosure Statement sets forth certain information regarding the Debtors' prepetition history, significant events that have occurred during the Chapter 11 Cases, and the anticipated organization, operations and financing of the Reorganizing Debtors and the Heber Debtors and the planned liquidation of the Liquidating Debtors. This Disclosure Statement also describes the terms and provisions of the Plans, including certain alternatives to the Plans, certain effects of confirmation of the Plans, certain risk factors associated with securities to be issued under the Plans, and the manner in which distributions will be made under the Plans. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims must follow for their votes to be counted.

         FOR A DESCRIPTION OF THE PLANS AND VARIOUS RISKS AND OTHER FACTORS PERTAINING TO THE PLANS AS THEY RELATE TO HOLDERS OF CLAIMS AND EQUITY INTERESTS, PLEASE SEE ARTICLE VII (SUMMARY OF THE PLANS) AND ARTCILE VIII (CERTAIN RISKS TO BE CONSIDERED).

         THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLANS, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATED TO THE PLANS, CERTAIN EVENTS IN THE CHAPTER 11 CASES, AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT SUCH SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS' MANAGEMENT EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

             II. BANKRUPTCY PLAN VOTING INSTRUCTIONS AND PROCEDURES

A.       Notice to Holders of Claims

         This Disclosure Statement is being transmitted to certain holders of Claims for the purpose of soliciting votes on the Reorganization Plan and Liquidation Plan and to others for informational purposes. The purpose of this Disclosure Statement is to provide adequate information to enable the holder of a Claim to make a reasonably informed decision prior to exercising the right to vote to accept or reject either the Reorganization Plan or the Liquidation Plan. This Disclosure Statement is also being distributed to holders of Claims against the Heber Debtors for informational purposes, even though such holders are not entitled to vote on the Heber Reorganization Plan because they are Unimpaired by the Heber Reorganization Plan.

         By order entered on October 3, 2003 (Docket No. 2293) (the "Disclosure Statement Order"), the Court approved this Disclosure Statement as containing information of a kind and in sufficient and adequate detail to enable holders of Claims that are entitled to vote on the Reorganization Plan and/or the Liquidation Plan to make an informed judgment with respect to acceptance or rejection of each such Plan. THE COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF ANY PLAN BY THE COURT.

         ALL HOLDERS OF CLAIMS ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES CAREFULLY AND IN THEIR ENTIRETY, AND IF NECESSARY TO CONSULT WITH COUNSEL, BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE REORGANIZATION PLAN OR THE LIQUIDATION PLAN. This Disclosure Statement contains important information about the Plans, considerations pertinent to acceptance or rejection of each Plan and developments concerning the Chapter 11 Cases.

         THIS DISCLOSURE STATEMENT AND THE OTHER MATERIALS INCLUDED IN THE SOLICITATION PACKAGE ARE THE ONLY DOCUMENTS AUTHORIZED BY THE COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE REORGANIZATION PLAN AND THE LIQUIDATION PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement and no person has been authorized to distribute any information concerning the Debtors or the Plans other than the information contained herein.

         CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD-LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS. Except with respect to the Projections set forth in Exhibits D, E and F attached hereto and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. The Debtors do not intend to update the Projections subsequent to the date of this Disclosure Statement; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement does not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof.

         EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

B.       Voting Record Date

         The record date for determining which holders of Claims are entitled to vote on the Reorganization Plan and the Liquidation Plan is September 29, 2003 (the "Voting Record Date"). There is no voting record date with respect to the Heber Reorganization Plan because no holders of Claims against or Equity Interests in the Heber Debtors are entitled to vote on the Heber Reorganization Plan.

C.       Solicitation Package

         This Disclosure Statement has been prepared with, among other things, copies of (1) the Reorganization Plan (Exhibit A); (2) the Heber Reorganization Plan (Exhibit B); (3) the Liquidation Plan (Exhibit C); (4) Projected Financial Information (Exhibit D); (5) Pro Forma Historical Financial Information (Exhibit
E); (6) Projected CPIH Financial Information (Exhibit F); (7) the Reorganization Valuation Analysis of the Reorganizing Debtors (the "Reorganization Valuation Analysis") (Exhibit G); (8) the Liquidation Valuation Analysis of the Debtors (the "Liquidation Valuation Analysis") (Exhibit H); (9) Recovery Analysis (Exhibit I); (10) selected historical financial data for the Company (the "Historical Financial Results") (Exhibit J); (11) List of Debtors and Debtors In Possession (Exhibit K); (12) the notice of, among other things, the time for submitting Ballots to accept or reject the Reorganization Plan or the Liquidation Plan, the date, time and place of the Heber Confirmation Hearing and the Plans Confirmation Hearing, and the time for filing objections to the confirmation of the Plans (such notice, the "Confirmation Hearing Notice"); and
(13) if you are entitled to vote, one or more Ballots (and return envelopes, without postage,) to be used by you in voting to accept or to reject the Reorganization Plan or the Liquidation Plan.

         Depending on the Class to which you belong under the Reorganization Plan, the Heber Reorganization Plan or the Liquidation Plan, you may receive this Disclosure Statement (along with the respective Plan and, as applicable, certain of the exhibits hereto described above) or a shorter version of this Disclosure Statement that has been approved by the Court (the "Short-Form Disclosure Statement"). Holders of Claims or Equity Interests in Classes 1, 3, 4, 6, 8 and 12 under the Reorganization Plan, holders of Claims or Equity Interests in Classes 1 and 3 under the Liquidation Plan and holders of Claims or Equity Interests in Classes 1, 2H, 3H and 7 under the Heber Reorganization Plan will receive this Disclosure Statement (along with the respective Plan and, if entitled to vote, respective Ballots). Holders of Claims or Equity Interests in Classes 2, 5, 7, 10 and 13 of the Reorganization Plan and holders of Claims in Class 7 of the Liquidation Plan will receive the Short-Form Disclosure Statement (along with the respective Plan). In addition, all parties in the Debtors' most recent notice list filed with the Court will receive this Disclosure Statement (along with the Plans and certain exhibits). Holders of Claims or Equity Interests in Classes 9 and 11 under both the Reorganization Plan and the Liquidation Plan and holders of Claims or Equity Interests in Classes 8, 9 and 14 under the Heber Reorganization Plan will not receive either this Disclosure Statement or the Short-Form Disclosure Statement (or any exhibits thereto, including the Plans).

         The Plan Supplement will be distributed only to: (i) counsel to the Prepetition Lenders; (ii) counsel to the DIP Lenders; (iii) counsel to the Informal Committee; (iv) counsel to the Indenture Trustee for the 9.25% Debentures; (v) counsel to the Creditors Committee; (vi) the Office of the United States Trustee; and (vii) the SEC. The Plan Supplement will also be made available to other holders of Claims and Equity Interests upon request.

         Subject to the limitations provided in the Disclosure Statement Order, the Confirmation Hearing Notice will be sent to all known holders of Claims against or Equity Interests in the Debtors' Estates as of the Voting Record Date, as well as to all parties in the Debtors' most recent notice list filed with the Court.

D.       General Voting Procedures, Ballots, and Voting Deadline

         If you are entitled to vote on the Reorganization Plan or the Liquidation Plan, after carefully reviewing the respective Plan, this Disclosure Statement and the voting instructions accompanying your Ballot, please indicate your acceptance or rejection of either the Reorganization Plan or the Liquidation Plan, as applicable, by checking the appropriate box on the enclosed Ballot. Please complete and sign your original Ballot (copies will not be accepted) and return it in the envelope provided. You must provide all of the information requested by the appropriate Ballot(s). Failure to do so may result in the disqualification of your vote on such Ballot(s). The description of the voting procedures contained in this Disclosure Statement represents a summary of the voting procedures approved by the Court and is qualified in its entirety by the Court-approved voting instructions accompanying each Ballot.

         Each Ballot has been coded to reflect the Class of Claims or Equity Interests it represents. Accordingly, in voting to accept or reject the Reorganization Plan and/or the Liquidation Plan, you must use only the coded Ballot(s) sent to you with this Disclosure Statement.

         IN ORDER FOR YOUR VOTE WITH RESPECT TO THE REORGANIZATION PLAN OR THE LIQUIDATION PLAN TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND ACTUALLY RECEIVED NO LATER THAN NOVEMBER 18, 2003 AT 4:00 P.M. (PREVAILING EASTERN TIME) (THE "VOTING DEADLINE") BY BANKRUPTCY SERVICES, LLC, 757 THIRD AVENUE, THIRD FLOOR, NEW YORK, NEW YORK 10017 (THE "BALLOTING AGENT"). BALLOTS RECEIVED AFTER SUCH TIME WILL NOT BE COUNTED, EXCEPT AS OTHERWISE PERMITTED BY ORDER OF THE COURT. BALLOTS SHOULD NOT BE DELIVERED DIRECTLY TO THE DEBTORS, THE COURT, THE CREDITORS COMMITTEE OR COUNSEL TO THE DEBTORS OR THE CREDITORS COMMITTEE.

E.       Special Voting Procedures for the Prepetition Lenders

         The votes of the Prepetition Lenders are being solicited directly from each Prepetition Lender, not from the Agent Banks on behalf of the Prepetition Lenders. Accordingly, Prepetition Lenders must submit their own Ballots. The Agent Banks will not vote on behalf of the Prepetition Lenders.

F.       Special Voting Procedures for the 9.25% Debenture Holders

          To the best of the Debtors' knowledge, the 9.25% Debentures are held by way of a central depository known as the Depository Trust Company ("DTC"). Among other activities, DTC is engaged in the business of effecting transfers and pledges of the securities deposited with it by its participants, who are banks, brokerage firms, brokers, dealers or other nominees (collectively, "9.25% Nominees"), which either own the respective securities for their own account or hold such securities for others (the "9.25% Beneficial Owners"). With respect to the 9.25% Debentures held through Cede & Co. (as nominee for DTC) as registered holder, the Balloting Agent will distribute to DTC and its proxy participants (or their nominees) sufficient solicitation packages with appropriate Ballots and Master Ballots in order to allow solicitation packages to be delivered to each 9.25% Beneficial Owner. The 9.25% Nominees or their agents (including, as applicable, Automatic Data Processing, the "9.25% Nominee's Agents") through which such 9.25% Beneficial Owners hold the 9.25% Debentures shall forward the Solicitation Packages including appropriate Ballots to each such beneficial owners for voting purposes. Each 9.25% Nominee or 9.25% Nominee's Agent (as applicable) shall then summarize the individual votes of its respective 9.25% Beneficial Owners from a 9.25% Beneficial Owner's Ballot on an appropriate Master Ballot, and then return the Master Ballot(s) to the Balloting Agent on or prior to the Voting Deadline.

          Any beneficial 9.25% Debenture Holder who holds 9.25% Debentures in its own name as of the Voting Record Date should vote on the Reorganization Plan or Liquidation Plan by completing and signing the enclosed Ballot and returning it directly to Bankruptcy Services, LLC, at the address set forth in Section II.H herein so that it is RECEIVED on or before the Voting Deadline.

         Each member of Subclass 3B may choose to opt out of the 9.25% Settlement, which is incorporated into the Reorganization Plan. Any Bondholder who opts out will not receive a release with respect to the lien avoidance litigation. If holders of the 9.25% Debenture claims in excess of $10 million in the aggregate opt out of the 9.25% Settlement, such holders will not receive a distribution under the Reorganization Plan until the lien avoidance litigation is resolved and the distribution to such holders will be subject to the results of the lien avoidance litigation. In the event that holders of 9.25% Debenture claims with claims in excess of $10 million opt out of the 9.25% Settlement, the lien avoidance litigation will continue with respect to such holders.

          Holders of 9.25% Debentures should follow the voting procedures described in the Ballots and Master Ballots for further information. If you have questions about these procedures, please refer to Section II.H herein.

G.       Voting Procedures for Unknown Holders

         With respect to all holders of impaired Claims against and impaired Equity Interests in the Debtors' Estates who are entitled to vote on either the Reorganization Plan or the Liquidation Plan, but that cannot be identified or located by the Debtors, the Debtors have posted copies of this Disclosure Statement, the Short-Form Disclosure Statement, the Confirmation Hearing Notice and the Plans on Covanta's website at http://www.covantaenergy.com (Corporate Restructuring), and will publish notice of the Heber Confirmation Hearing and the Plans Confirmation Hearing in the WALL STREET JOURNAL (National Edition), USA TODAY (National Edition) and the IMPERIAL VALLEY PRESS, once no later than 15 business days after entry of the Disclosure Statement Order. With respect to holders entitled to vote either under the Reorganization Plan or the Liquidation Plan, upon being contacted by holders who previously could not be identified or located, the Debtors will promptly provide each such holder with copies of either this Disclosure Statement or the Short-Form Disclosure Statement (and relevant exhibits thereto), as appropriate, after such holder has adequately evidenced its Claim against or Equity Interest in the Debtors' Estates.

H.       Questions About Voting Procedures

         If (1) you have any questions about (a) the procedure for voting your Claim or Equity Interest, (b) the packet of materials that you have received, or
(c) the amount of your Claim or Equity Interest or (2) you wish to obtain, at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d), an additional copy of the Reorganization Plan, the Liquidation Plan, the Heber Reorganization Plan, this Disclosure Statement, the Short-Form Disclosure Statement or any appendices or exhibits to such documents please contact:

                            Bankruptcy Services, LLC
                           757 Third Ave, Third Floor
                               New York, NY 10017
                            Telephone: (646) 282-2500
                            Facsimile: (646) 282-2501

         NO INQUIRIES CONCERNING VOTING PROCEDURES SHOULD BE DIRECTED TO COUNSEL TO THE DEBTORS, THE UNITED STATES TRUSTEE, THE AGENTS TO THE PREPETITION LENDERS AND DIP LENDERS, THE INFORMAL COMMITTEE OR THE CREDITORS COMMITTEE.

         FOR FURTHER INFORMATION AND INSTRUCTION ON VOTING TO ACCEPT OR REJECT THE REORGANIZATION AND/OR LIQUIDATION PLAN, SEE ARTICLE XIII (VOTING REQUIREMENTS).

I.       Tabulation of Votes and Voting Objection Procedures

         Votes on the Reorganization Plan and the Liquidation Plan will be counted in accordance with either (i) the Debtors' schedules (as amended) with respect to Claims as to which no proofs of claim have been filed or (ii) a proof of claim filed in these cases, provided that a vote in respect of a Claim that is subject to an objection seeking to (a) disallow or reduce a Claim for voting purposes, (b) disallow a Claim, (c) reduce the amount of a Claim, and (d) reallocate and transfer a proof of claim from one Debtor to another Debtor (collectively, "Claims Objections"), shall be counted in accordance with the treatment provided in such Claims Objection or as otherwise provided by the Court. If such an objection is timely filed, the Ballot for the holder of such proof of claim shall be counted in accordance with a Claims Objection, unless temporarily allowed in a different manner by the Court after notice and hearing. Any party seeking temporary allowance of a Claim for voting purposes in a manner different than as stated in a Claims Objection is required to file with the Court a motion, with evidence in support thereof, seeking temporary allowance of such Claim pursuant to Bankruptcy Rule 3018(a) ("Rule 3018(a) Motion") on or before November 14, 2003 at 4:00 p.m. (Prevailing Eastern Time) (the "Rule 3018(a) Motion Deadline"). Furthermore, any holder of a Claim that is scheduled as zero, disputed, unliquidated or contingent in the Schedules who wishes to vote on a Plan must file a Rule 3018(a) Motion on or prior to the Rule 3018(a) Motion Deadline. A Rule 3018(a) Motion must be served on counsel the Debtors so as to be received by the Rule 3018(a) Motion Deadline.

J.       Confirmation Hearings and Deadlines for Objections to Confirmation

         Pursuant to section 1128 of the Bankruptcy Code and Bankruptcy Rule 3017(c), the Court has scheduled (i) the Heber Confirmation Hearing for November 19, 2003, at 2:00 p.m. (Prevailing Eastern Time), and (ii) the Plans Confirmation Hearing for December 3, 2003 at 2:00 p.m. (Prevailing Eastern
Time). Both confirmation hearings will be held before the Honorable Cornelius Blackshear, United States Bankruptcy Judge, at the United States Bankruptcy Court for the Southern District of New York, Alexander Hamilton Custom House, One Bowling Green, New York, NY 10004-1408. The Heber Confirmation Hearing and the Plans Confirmation Hearing may be adjourned from time to time by the Court without prior notice except for the announcement of the adjournment date made at the confirmation hearing or at any subsequently adjourned hearing. The Debtors will post a notice of any adjournment of a confirmation hearing on Covanta's website at http://www.covantaenergy.com (Corporate Restructuring).

         The Court has established that the discovery cut-off date relating to confirmation of the Heber Reorganization Plan is November 5, 2003 at 4:00 p.m. (Prevailing Eastern Time) and that the discovery cut-off date relating to the Reorganization Plan and Liquidation Plan is November 12, 2003 at 4:00 p.m. (Prevailing Eastern Time).

         Pursuant to the Disclosure Statement Order, (i) objections, if any, to confirmation of the Heber Reorganization Plan must be filed with the Court and served so that they are RECEIVED on or before November 12, 2003, at 4:00 p.m. (Prevailing Eastern Time) (the "Heber Confirmation Objection Deadline") by the parties listed below; and (ii) objections, if any, to confirmation of either the Reorganization Plan or Liquidation Plan must be filed with the Court and served so that they are RECEIVED on or before November 18, 2003, at 4:00 p.m. (Prevailing Eastern Time) (the "Plans Confirmation Objection Deadline") by the parties listed below. Objections, if any, to confirmation of any of the Plans must be served on the following parties:

                  Counsel for the Debtors

                           Cleary, Gottlieb, Steen & Hamilton
                           One Liberty Plaza
                           New York, NY 10006
                           Attn:  Deborah M. Buell, Esq.
                                  James L. Bromley, Esq.

                                    and

                           Jenner & Block, LLC
                           One IBM Plaza
                           Chicago, IL 60611-7603
                           Attn:  Vincent E. Lazar, Esq.
                                 Christine L. Childers, Esq.

                  Office of the United States Trustee

                           Office of the United States Trustee
                           US Department of Justice
                           Southern District of New York
                           33 Whitehall Street, 21st Floor
                           New York, NY  10004
                           Attn:  Brian Masumoto, Esq.


                  Counsel to the Agents of the Debtors' prepetition and DIP lenders

                           O'Melveny & Myers LLP
                           30 Rockefeller Plaza
                           New York, NY 10112
                           Attn:  Sandeep Qusba, Esq.


                  Counsel to the Trustee for the holders
                  of the 9.25% Debentures

                           Dorsey & Whitney LLP
                           50 South Sixth Street
                           Minneapolis, MN 55402-1498
                           Attn:  Christopher Lenhart, Esq.


                  Counsel for the Informal Committee

                           Akin Gump Strauss Hauer & Feld, L.L.P.
                           590 Madison Avenue
                           New York, NY 10022
                           Attn:  Fred S. Hodara, Esq.


                  Counsel for the Creditors Committee

                           Arnold & Porter
                           399 Park Avenue
                           New York, NY 10022
                           Attn:  Daniel M. Lewis, Esq.
                                 Michael J. Canning, Esq.

         Responses or objections, if any, to confirmation of any of the Plans:
(a) shall be in writing; (b) shall state the name and address of the objector and its interest in the Debtors; (c) shall state, if appropriate, the amount and nature of the objector's Claim or Equity Interest; (d) shall state the grounds for the responses or objections and the legal basis therefor; (e) shall reference with specificity the text of the Plan(s) to which the responses or objections are made, and (f) shall provide proposed language changes or insertions to the Plan(s) to resolve the responses or objections.

         Any objections to (i) assumption, assignment or rejection of any contracts or leases pursuant to the Heber Reorganization Plan or (ii) Cure Amounts (as defined in the Heber Reorganization Plan) must (a) be in writing,
(b) state with particularity the reasons for the objection or response, (c) be filed with the Court and served on co-counsel to the Debtors so as to be filed and received by 4:00 p.m. (Prevailing Eastern Time) on or before November 12, 2003, and (d) state with specificity the Cure Amount the objecting party believes is required and provide appropriate documentation in support thereof.

         If a response or objection to the confirmation of the Plan(s) is not timely filed and served before the applicable Confirmation Objection Deadline, the responding or objecting party shall be barred from objecting to confirmation of the applicable Plan(s) and be precluded from being heard at either the applicable Confirmation Hearing. Moreover, with respect to objections to the Cure Amounts in the Heber Reorganization Plan, if no objection to a particular Cure Amount is timely received, the Cure Amount set forth on the Exhibits to the Heber Reorganization Plan (except as otherwise provided therein) shall be controlling notwithstanding anything to the contrary in any contract or lease to be assumed or assumed and assigned pursuant to the Heber Reorganization Plan, and the counterparty thereto shall be forever barred from asserting any other claim arising prior to such assumption or assumption and assignment.

K.       Additional Copies of Disclosure Statement, Short-Form
Disclosure Statement and Plans

         Additional copies of the Disclosure Statement, the Short-Form Disclosure Statement and the Plans may be obtained from the Debtors' website at http://www.covantaenergy.com (Corporate Restructuring).

III. HISTORY OF THE DEBTORS' BUSINESS OPERATIONS

A.       Overview of Business Operations

1.       Description of Principal Business Units

         Covanta is a holding company whose Subsidiaries, among other activities, develop, construct, own and operate key infrastructure for the conversion of waste to energy, independent power production and the treatment of water and wastewater ("Water") in the United States and abroad. The Company's power generation facilities use a variety of fuels, including municipal solid waste, water (hydroelectric), natural gas, coal, geothermal fluid, wood waste, landfill gas, heavy fuel oil and diesel fuel.

         Prior to September 1999, the Company conducted its business through operating groups in three principal business units: Energy, Entertainment and Aviation. In September 1999, the Company adopted a plan to discontinue its Entertainment and Aviation operations, pursue the sale or other disposition of these businesses, pay down corporate debt and concentrate on businesses previously conducted through its Covanta Energy Group, Inc. (f/k/a Ogden Energy Group, Inc.) subsidiary. As of the date hereof, the Company's plan to sell discontinued businesses has been largely completed, apart from the disposition of businesses associated with the Arrowhead Pond. Arrowhead Pond will be dealt with pursuant to the terms of the Liquidation Plan.

         Currently, the Company's principal business units are Domestic Energy and Water, International Energy and Other.

         (a)      Domestic Energy and Water Business

         The Company's domestic business is composed of the design, construction and long-term operation of key infrastructure for municipalities and others in WTE, IPP and Water.

                  (1)      Waste-to-Energy Projects

         The Company's largest operations are in WTE projects, and it currently operates 26 WTE projects, the majority of which were developed and structured contractually as part of competitive procurements conducted by municipal entities. The WTE plants combust municipal solid waste as a means of environmentally sound disposal and produce energy that is typically sold as electricity to utilities and other electricity purchasers. The Company processes approximately five percent of the municipal solid waste produced in the United States and therefore represents a vital part of the nation's solid waste disposal industry.

         The essential purpose of the Company's WTE projects is to provide waste disposal services, typically to municipal clients who sponsored the projects ("Client Communities"). Generally, WTE projects provide these services pursuant to long term service contracts ("Service Agreements"). The electricity or steam is sold pursuant to long-term power purchase agreements ("PPAs") with local utilities or industrial customers, with one exception, and most of the resulting revenues reduce the overall cost of waste disposal services to the Client Communities. Each Service Agreement is different to reflect the specific needs and concerns of the Client Community, applicable regulatory requirements and other factors. The terms of the Service Agreements are each 20 or more years, with the majority now in the second half of the applicable term.

         Financing for the Company's domestic WTE projects is generally accomplished through tax-exempt and taxable revenue bonds issued by or on behalf of the Client Community. If the facility is owned by a Covanta subsidiary, the Client Community loans the bond proceeds to the subsidiary to pay for facility construction and pays to the subsidiary amounts necessary to pay debt service. For such facilities, project-related debt is included as "project debt (short and long term)" in the Company's consolidated financial statements. Generally, such debt is secured by the revenues pledged under the respective indentures and is collateralized by the assets of Covanta's subsidiary and with the only recourse to Covanta being related to construction and operating performance defaults.

         The domestic market for the Company's WTE services has largely matured and is heavily regulated. Other than expansion opportunities for existing projects in connection with which the Company's municipal clients have encountered significantly increased waste volumes without corresponding competitively-priced landfill availability, new opportunities for domestic projects are expected to be scarce for the foreseeable future.

                  (2)       Water and Wastewater Projects

         The Company's Water operations, composed of desalinization, wastewater treatment and purification plants, are its newest business. The Water operations are conducted through wholly-owned subsidiaries, which design, construct, maintain, and operate Water treatment facilities and distribution and collection networks for municipalities in the United States.

         Currently, the Company operates and maintains eight Water facilities in New York, has designed and built and now operates and maintains a water treatment facility and associated transmission and pumping equipment in Alabama, and is completing a desalinization project on behalf of the Tampa Bay Water Authority in Florida.

                  (3)      Independent Power Projects

         Since 1989, the Company has been engaged in developing, owning and/or operating 20 IPP facilities utilizing a variety of energy sources including water (hydroelectric), natural gas, coal, geothermal fluid, landfill gas, heavy fuel oil and diesel fuel. The electrical output from each facility, with one exception, is sold to local utilities. The Company's revenue from the IPP facilities is derived primarily from the sale of energy and capacity. The Heber Debtors' businesses are in connection with the ownership and operation of the Geothermal Projects, which are IPP facilities that convert geothermal fluid into energy. For further discussion of the Heber Debtors' IPP facilities, see Section III.A.2.

         The regulatory framework for selling power to utilities from independent power facilities (including WTE facilities) after current contracts expire is in flux, given the energy crisis in California in 2000-2001 and the over-capacity of generation at the present time. Various states and Congress are considering a wide variety of changes to regulatory frameworks, but none has been established definitively at present.

         (b)      International Energy Business

         As with its domestic business, the Company conducts its international energy businesses through wholly-owned subsidiaries. Internationally, the largest element of the Company's energy business is its 26.25% ownership in, and operation of the 470 MW (net) pulverized coal-fired electrical generating facility in Quezon Province, the Philippines. The Company has interests in other fossil-fuel generating projects in Asia, a WTE project in Italy and two small hydroelectric projects in Costa Rica. In general, these projects provide returns primarily from equity distributions and, to a lesser extent, operating fees. The projects sell the electricity and steam they generate under long-term contracts or market concessions to utilities, governmental agencies providing power distribution, creditworthy industrial users, or local governmental units. In select cases, such sales of electricity and steam may be provided under short-term arrangements as well. Similarly, the Company seeks to obtain long-term contracts for fuel supply from reliable sources.

         The ownership and operation of facilities in foreign countries entails significant political and financial uncertainties and other structuring issues that typically are not involved in such activities in the United States. Key international risk factors include government-sponsored efforts to renegotiate contracts, unexpected changes in electricity tariffs, conditions in financial markets, currency exchange rates, currency repatriation restrictions, currency convertibility, changes in laws and regulations and political, economic or military instability, civil unrest and expropriation. Such risks have the potential to cause substantial delays or material impairment to the value of the project being developed or business being operated.

         (c)      Other Businesses

         On December 31, 2001, the Company sold the major portion of its aviation fueling business. The sale included all of the Company's aviation fueling operations at 19 airports in the United States, Canada and Panama. On March 28, 2002, the Company sold its interests in a power plant and an operating and maintenance contractor based in Thailand. Since the Initial Petition Date, the Debtors, with the approval of the Court, have sold or otherwise disposed of their interests in the Argentine Assets, their interests in the Corel Centre and the Team, the remaining aviation fueling and fuel facility management business related to three airports operated by the Port Authority of New York and New Jersey (the "Aviation Fueling Assets"), and other miscellaneous assets related to the entertainment businesses. As of the date hereof, the Company still holds entertainment assets relating to the businesses associated with the Arrowhead Pond.

2.       Description of Geothermal Business

         Certain Reorganizing Debtors and Heber Debtors are in the business, either directly or indirectly, of owning and/or operating Geothermal Projects, each of which extracts and converts geothermal fluids into energy in Southern California. Such Debtors and Geothermal Projects include:

                  o SIGC Parties: Covanta Energy Americas, Inc. (the "SIGC Seller") owns equity interests (collectively, the "SIGC Interests") in Covanta SIGC Energy, Inc. ("SIGC Energy I") and Covanta SIGC Energy II, Inc. ("SIGC Energy II"), which entities, in turn, collectively own all equity interests in Heber AMOR 14 Corporation ("AMOR," and with SIGC Energy I and SIGC Energy II, the "Heber Debtor Holding Companies") and all the partnership interests in Second Imperial Geothermal Company, L.P. (the "SIGC Project Company");(6) The SIGC Project Company is the sole lessee of a nominal 48-megawatt geothermal electric power plant (the "SIGC Project"), which is operated by Covanta SIGC Geothermal Operations, Inc. (the "SIGC Operator"). The output of the facility is sold under a long term PPA with Southern California Edison Company ("SCE").


---------------
6 SIGC Energy I indirectly owns, through its wholly-owned subsidiary AMOR, a 74.999% general partnership interest and a 0.001% limited partnership interest in SIGC Project Company. Covanta SIGC Energy II, Inc. directly owns a 24.999% general partnership interest and a 0.001% limited partnership interest in SIGC Project Company.


                  o HGC Parties: Heber Loan Partners (the "HGC One Seller"), ERC Energy, Inc. (the "HGC Two Seller") and ERC Energy II, Inc. (the "HGC Three Seller," and collectively, the "HGC Sellers") own partnership interests (collectively, the "HGC Interests") in Heber Geothermal Company (the "HGC Project Company"). The HGC Project Company owns a nominal 52-megawatt geothermal electric power plant (the "HGC Project"), which is operated by the Covanta Imperial Power Service, Inc. (the "HGC Operator"). The output of the HGC Project is sold under a long term PPA with SCE.

                  o HFC Parties: Covanta Heber Field Energy, Inc. ("HFC One Seller") and Heber Field Energy II, Inc. ("HFC Two Seller," and with the SIGC Seller, the HGC Sellers and HFC One Seller, the "Heber Sellers") own partnership interests (collectively, the "HFC Interests") in Heber Field Company (the "HFC Project Company," and together with SIGC Project Company and HGC Project Company, the "Heber Debtor Project Companies"). The HFC Project Company owns a geothermal fluid facility (the "HFC Project"), which is operated by Covanta Geothermal Operations, Inc. (the "HFC Operator," and with the SIGC Operator and HGC Operator, the "Debtor Operators"). The HFC Project is adjacent to and supplies geothermal fluid to both HGC and SIGC Projects in connection with their respective facilities. HFC Project Company is the lessee under more than 200 leases giving the HFC Project Company the right to extract geothermal fluids from what is known as the Heber Known Geothermal Resource Area. HFC Project Company's rights in the leases and the geothermal leases themselves are valid so long as geothermal brine is produced. A royalty is paid to the geothermal fluid lessors each month.

         In addition, Covanta Power Pacific, Inc., a non-debtor affiliate ("CPPI"), owns equity interests (collectively, the "MP Interests") in non-debtor affiliates Pacific Geothermal Company and Mammoth Geothermal Company, which entities, in turn, collectively own 50% of the partnership interests in Mammoth Pacific, L.P. (the "MP Project Company," and together with the Heber Debtor Project Companies, the "Project Companies"). The MP Project Company owns a nominal 40-megawatt geothermal electric power plant, comprised of three plants (the "MPLP Facilities"). The MPLP Facilities are located on the eastern slopes of the Sierra Nevada Mountains at Casa Diablo Hot Springs in California. The MPLP Facilities have contractual rights to the geothermal fluid resource for a term not less than the term of the PPAs. All three MPLP Facilities sell energy and capacity to SCE under long term PPAs and have recently entered into PPA amendments calling for a five-year fixed-price for the energy sold. Covanta Power Plant Operations, also a non-Debtor subsidiary, provides management services to MPLP on a cost-reimbursement basis.

         The Geothermal Business is comprised of the SIGC Interests, HGC Interests and HFC Interests.

B.       Other Aspects of Business Operations

1.       Insurance

         The Company maintains certain insurance policies essential to the continued operations of the Company. The terms of these policies are characteristic of insurance policies typically maintained by corporate entities that are similar in size and nature to the Company. A summary of the Company's policies and coverage is as follows:

         Commercial General Liability Insurance and Excess Liability Insurance includes coverage for third party liability and contractual liability coverage resulting from negligence of the insured.

         Property Insurance includes all-risk coverage on a replacement cost basis for physical damage to all buildings and equipment including boilers and machinery, owned, leased or otherwise under the control of the Company; and includes coverage for business interruption and extra expenses likely to be incurred in the event of a property loss.

         Automobile Liability Insurance is provided for all owned, non-owned and hired automobiles with coverage for both bodily injury and property damage in compliance with the laws of the jurisdiction in which the vehicle is licensed.

          Workers Compensation Insurance provides coverage for all employees throughout the United States in accordance with the laws of each state in which the Company conducts its business.

         Directors and Officers Liability Insurance provides coverage for both Directors' and Officers' liability for wrongful acts actually or allegedly caused by the insured subject to standard exclusions. The Company is in the process of obtaining extended insurance for its Directors and Officers to cover claims related to the period following expiration of existing Directors and Officers Liability Insurance.

         Political Risk Insurance provides coverage for the Company's equity investments in certain of its international projects.

         The Company also maintains crime insurance and fiduciary liability insurance on certain of its foreign locations.

2.       Environmental Matters

         The Company's business activities in the United States are pervasively regulated pursuant to federal, state and local environmental laws. Federal laws, such as the Clean Air Act and Clean Water Act, and their state counterparts, govern discharges of pollutants to air and water. Other federal, state and local laws comprehensively govern the generation, transportation, storage, treatment and disposal of solid and hazardous waste, and also regulate the storage and handling of petroleum products (such laws and the regulations thereunder, "Environmental Regulatory Laws").

         The Environmental Regulatory Laws and other federal, state and local laws, such as the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA" or "Superfund") (collectively, "Environmental Remediation Laws") make Covanta potentially liable on a joint and several basis for any onsite or offsite environmental contamination which may be associated with the Company's activities and the activities at sites, including landfills which the Company's subsidiaries have owned, operated or leased or at which there has been disposal of residue or other waste handled or processed by such subsidiaries or at which there has been disposal of waste generated by the Company's activities. Some state and local laws also impose liabilities for injury to persons or property caused by site contamination. Some Service Agreements provide for indemnification of the operating subsidiaries from some such liabilities. In addition, other subsidiaries involved in landfill gas projects have access rights to landfills pursuant to certain leases at landfill sites that permit the installation, operation and maintenance of landfill gas collection systems. A portion of these landfill sites is and has been a federally-designated "Superfund" site. Each of these leases provide for indemnification of the Company subsidiary from some liabilities associated with these sites.

         The Environmental Regulatory Laws require that many permits be obtained before the commencement of construction and operation of any WTE, IPP or Water facility, and further require that permits be maintained throughout the operating life of the facility. There can be no assurance that all required permits will be issued or re-issued, and the process of obtaining such permits can often cause lengthy delays, including delays caused by third-party appeals challenging permit issuance. Failure to meet conditions of these permits or of the Environmental Regulatory Laws and the corresponding regulations can subject an operating subsidiary to regulatory enforcement actions by the appropriate governmental unit, which could include fines, penalties, damages or other sanctions, such as orders requiring certain remedial actions or limiting or prohibiting operation. To date, Covanta has not incurred material penalties, been required to incur material capital costs or additional expenses, nor been subjected to material restrictions on its operations as a result of violations of environmental laws, regulations or permits.

3.       Prepetition Legal Proceedings

         The following discussion regarding legal proceedings purports only to identify those legal proceedings commenced prior to the Initial Petition Date that the Debtors, in their reasonable judgment, considered prepetition to be material in nature, unless otherwise noted. Covanta's Form 10-K Annual Report for the fiscal year ended December 31, 2002, accessible on http://investors.covantaenergy.com, also contains information about these legal proceedings.

         On June 8, 2001, the Environmental Protection Agency (the "EPA") named Ogden Martin Systems of Haverhill, Inc., now known as Covanta Haverhill, Inc., as one of 2,000 potentially responsible parties ("PRPs") at the Beede Waste Oil Superfund Site, Plaistow, New Hampshire (the "Site") in connection with alleged waste disposal by PRPs on the Site. The EPA alleges that the costs of response actions completed or underway at the Site total about $17 million and estimates that the total cost of cleanup of the Site will be about $65 million. Covanta is participating in PRP group discussions towards settlement of the EPA's claims. Covanta's share of liability, if any, cannot be determined at this time as a result of uncertainties regarding the source and scope of contamination, the large number of PRPs and the varying degrees of responsibility among various classes of PRPs. Covanta Haverhill, Inc., is not a Debtor.

         On April 9, 2001, Ogden Ground Services, Inc. ("Ogden Ground") and Ogden Aviation, Inc., together with approximately 250 other parties, were named by Metropolitan Dade County, Florida (the "County") as PRPs, pursuant to CERCLA, RCRA and state law, with respect to an environmental cleanup at the Miami Dade International Airport. The County alleges that it has expended over $200 million in response and investigation costs and expects to spend an additional $250 million to complete necessary response actions. The lawsuit is currently subject to a tolling agreement between PRPs and the County. Covanta's share of liability, if any, cannot be determined at this time because of uncertainties regarding the source and scope of the contamination, the large number of PRPs and the varying degrees of responsibility among various classes of PRPs. Covanta's liability, if any, arises from its agreement to indemnify various transferees of its divested airport operations with respect to certain known and potential liabilities that may arise out of such operations, and in certain instances to remain liable for certain potential liabilities that were not assumed by the transferee. Ogden Ground has been sold, and the transferee of its businesses is subject to Covanta's indemnification agreement. The Debtors believe that the indemnity of Ogden Ground's transferee, as well as any other such indemnity, are prepetition unsecured obligations. Ogden Aviation, Inc. is a Liquidating Debtor and the above matter is expected to have no impact on the Reorganized Company (as defined herein).

         On May 25, 2000 the California Regional Water Quality Control Board, Central Valley Region (the "Board"), issued a cleanup and abatement order to Pacific-Ultrapower Chinese Station ("Chinese Station"), a general partnership in which one of Covanta's subsidiaries owns 50%. The order is in connection with Chinese Station's neighboring property owner's use of ash generated by Chinese Station's Jamestown, California power plant. Chinese Station completed the cleanup in mid-2001 and submitted its Clean Closure Report to the Board on November 2, 2001. The Board and other state agencies continue to investigate alleged civil and criminal violations associated with the management of the material. Chinese Station believes it has valid defenses, and a petition for review of the order is pending. Settlement discussions in this matter are underway. Chinese Station and Covanta's subsidiary that owns a partnership interest in Chinese station are not Debtors.

         On January 4, 2000 and January 21, 2000, United Air Lines, Inc. ("United") and American Airlines, Inc. ("American"), respectively, named Ogden New York Services, Inc. ("Ogden New York"), in two separate lawsuits (collectively, the "Airlines Lawsuits") filed in the Supreme Court of the State of New York, which have been consolidated for joint trial. The lawsuits seek judgment declaring that Ogden New York is responsible for petroleum contamination at airport terminals formerly or currently leased by United and American at New York's Kennedy International Airport ("JFK Airport"). United seeks approximately $1.9 million in certain costs and legal expenses, as well as certain declaratory relief, against Ogden New York and four airlines, including American. American seeks approximately $74.5 million in certain costs and legal fees from Ogden New York and United. Ogden New York has filed counter-claims and cross-claims against United and American for contribution. American has filed a proof of claim against Ogden New York in its chapter 11 case, alleging an unsecured claim of approximately $74 million. Ogden New York disputes the allegations and believes that the damages sought are overstated in view of the airlines' responsibility for the alleged contamination and that Ogden New York has defenses under its respective leases and Port Authority permits. This litigation has been stayed as to Ogden New York as a result of its Chapter 11 filing. Ogden New York believes that the claims asserted by United and American are prepetition unsecured obligations. Ogden New York is a Liquidating Debtor and the above matter is expected to have no impact on the Reorganized Company (as defined herein).

         In connection with the Airlines Lawsuits, prior to the Initial Petition Date, Ogden New York commenced an action against Zurich Insurance Company ("Zurich") seeking, among other things, a declaratory judgment that Zurich was obligated to defend and indemnify Ogden New York against the Airlines Lawsuits under certain environmental impairment liability policies. Ogden New York successfully obtained partial summary judgment that Zurich owed a duty to defend Ogden New York against the Airlines Lawsuits and pay its defense fees, costs and expenses. Zurich appealed the decision. In April 2003, in order to avoid the uncertainty and continued costs of the litigation, Ogden New York and Zurich reached a settlement whereby Zurich agreed to pay to Ogden New York $1.8 million (the "Insurance Proceeds") in full and final settlement of all claims for defense and indemnity made to date by Ogden New York and its respective past, present, and future employees, officers, directors, principals, parents, subsidiaries, affiliates, agents, representatives, predecessors in interests, successors in interests and assigns for environmental impairments allegedly resulting from the Ogden New York's fueling operations at JFK Airport (the "Zurich Settlement"). Ogden New York filed a motion with the Court seeking approval of the Zurich Settlement. American objected to the settlement motion, and requested that the Court establish a constructive trust for the Insurance Proceeds. Prior to the hearing to consider the settlement motion, American and Ogden New York agreed upon a consensual form of order whereby (i) Ogden New York preserved its rights to argue that American was not entitled to any amount of the Insurance Proceeds, (ii) American preserved its rights to assert a claim for the Insurance Proceeds, and (iii) Ogden New York agreed not to distribute the Insurance Proceeds to any other party interest on account of any purported interests in such proceeds without prior Court order and without prior notice to American's counsel. The Court entered the consensual order as proposed, thereby approving the Zurich Settlement (the "Settlement Order"). Although American has asserted its rights to the Insurance Proceeds in its objections to the Zurich Settlement and to approval of this Disclosure Statement, it has not filed an adversary proceeding in Ogden New York's bankruptcy case or taken any other action seeking a determination of its rights to the Insurance Proceeds. Under the Liquidation Plan, the Insurance Proceeds, as Designated DIP Collateral (as defined in the Liquidation Plan) shall be transferred to Reorganized Covanta pursuant to the DIP Lender Direction (as defined in the Liquidation Plan) and will not be available for distribution to any of Ogden New York's unsecured creditors, including American.

         On December 23, 1999, an aviation subsidiary of Covanta was named as a third-party defendant in an action filed in the Superior Court of the State of New Jersey alleging that the aviation subsidiary generated hazardous substances at a reclamation facility known as the Swope Oil and Chemical Company Site. Third-party plaintiffs seek contribution and indemnification from the aviation subsidiary and over 90 other third parties, as PRPs, for costs incurred and to be incurred in the cleanup. This action was stayed pending the outcome of first- and second-party claims. The aviation subsidiary's share of liability, if any, cannot be determined at this time because of uncertainties regarding the source and scope of contamination, the large number of PRPs and the varying degrees of responsibility among various classes of PRPs. This matter is expected to have no impact on the Reorganized Company (as defined herein).

         In 1985, Covanta, a Reorganizing Debtor, sold its interests in several manufacturing subsidiaries, some of which allegedly used asbestos in their manufacturing processes, and one of which was Avondale Shipyards, now a subsidiary of Northrop Grumman Corporation. Some of these former subsidiaries have been and continue to be parties to asbestos-related litigation. In 2001, Covanta was named a party, with 45 other defendants, to one such case. Before the Debtor's bankruptcy filing, Covanta had filed for its dismissal from the case, which is now stayed directly against Covanta by the Chapter 11 Cases. Also, eleven proofs of claim seeking unliquidated amounts have been filed against Covanta in the Chapter 11 Cases based on what appears to be purported asbestos-related injuries that may relate to the operations of former Covanta subsidiaries. Covanta believes that these claims lack merit and plans to object vigorously to such claims.

4.       Employees; Labor Matters; Benefit Plans

         (a)      Employees

         As of April 1, 2002, the Company employed approximately 3,200 full-time employees worldwide, of which approximately 2,900 were employed in the United States. As of September 1, 2003, the Company employed approximately 2,400 full-time employees worldwide, of which approximately 2,000 were employed in the United States. The reduction in force was generally the result of the Company's sale of various non-core assets, as well as the Company's decision in September 2002, within its core energy business, to reduce the number of non-plant personnel and close satellite development offices in order to enhance its value. As part of this reduction in force, WTE, Water and domestic IPP headquarters management were combined and numerous other structural changes were instituted to improve management efficiency.

         Of the Company's employees in the United States, approximately 20% are unionized. Currently, the Company is a party to eight (8) collective bargaining agreements: three (3) of these agreements are scheduled to expire in 2004, one
(1) in 2005 and one (1) in 2006. With respect to the remaining three (3) agreements, each of which has recently expired, the Company is currently in negotiations with the applicable collective bargaining representatives and the Company currently expects to reach agreement with each such representative to extend each such agreement on its current or similar terms. In addition, the Company is currently negotiating with a collective bargaining representative regarding the terms of a collective bargaining agreement with respect to certain of the Company's employees at the Edison Bataan Cogeneration facility in the Philippines.

         With respect to the Company's Three Mountain Power Project, an electric generating plant to be located in California for which Debtor Three Mountain Power, LLC has received permits but has not begun construction, certain of the Debtors have entered into six (6) labor and associated agreements with certain unions relating to the construction, maintenance and operation of that facility. The Company does not intend to proceed with the construction of the Three Mountain Power Project and is currently in the process of attempting to sell its interests in the project. No active employees of the Company are currently covered by such agreements.

         (b)      Defined Benefit Pension Plans

                  (1)      The Covanta Energy Pension Plan

         The Debtors maintain the Covanta Energy Pension Plan (the "Pension Plan") for certain of their employees. The Pension Plan is a tax-qualified defined benefit pension plan covered by Title IV of ERISA, pursuant to which benefits are payable upon a participant's retirement from the Debtors, disability, or death. Based on the plan's most recent actuarial report, the Pension Plan is currently underfunded by approximately $24 million. The Debtors intend to continue the Pension Plan after the Reorganization Effective Date and to administer and operate the Pension Plan in accordance with its terms and the applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "IRC"), including the minimum funding standards of ERISA and the IRC and to pay all insurance premiums payable to the Pension Benefit Guaranty Corporation (the "PBGC"), a wholly-owned United States government corporation that administers the defined benefit pension plan termination insurance program under Title IV of ERISA. The Projections include a reasonable estimate of the cash contributions necessary for the Reorganized Debtors to satisfy their minimum funding obligations under ERISA.

                  (2) The Service Employees International Union Pension Trust for Employees of Allied Plant Maintenance Company, Inc. Defined Benefit Pension Plan

         Ogden Plant Maintenance Company, Inc. (formerly known as Allied Plant Maintenance Company, Inc.), a non-Debtor, sponsors the Service Employees International Union Pension Trust for Employees of Allied Plant Maintenance Company, Inc. Defined Benefit Pension Plan (the "SEIU Pension Plan") for certain of its employees represented by the Service Employees International Union Local
22. The SEIU Pension Plan is a tax-qualified defined benefit pension plan covered by Title IV of ERISA, pursuant to which benefits are payable upon a participant's retirement. No active employees of the Company currently participate in the SEIU Pension Plan. The SEIU Pension Plan was "frozen," effective as of July 7, 1995, and no service since that date has been recognized for any purpose thereunder. At such time, all participants became 100% vested in their accrued benefits. The SEIU Pension Plan is currently underfunded by approximately $560,000, based on the plan's most recent actuarial report. It is currently intended that following the Reorganization Effective Date the SEIU Pension Plan will continue to be maintained as a frozen plan and that the Company will continue to meet any obligations it currently has to such plan under ERISA and the IRC and to the PBGC.

         (c)      Defined Contribution Retirement Plans

                  (1)      The Covanta Energy Savings Plan

         The Debtors maintain the Covanta Energy Savings Plan (the "Savings Plan") for certain of their employees. The Savings Plan is a defined contribution retirement plan intended to be qualified under Section 401 of the IRC. Under the Savings Plan, the Debtors make pre-tax salary deferral contributions (from 1% to 20% of a participant's pay for each pay period) on behalf of each participant at such participant's election. In addition, the Debtors match 100% of a participant's contributions up to the first 3% of such participant's pay for the payroll period and 50% of a participant's contribution up to the next 2% (in excess of 3% but not more than 5%) of such participant's pay for the relevant payroll period. Each participant determines how his or her contributions are invested amongst the available investment alternatives. The Debtors intend to continue the Savings Plan after the Reorganization Effective Date and to meet their obligations with respect to the plan under ERISA and the IRC.

                  (2)      The Resource Recovery 401(k) Plan

         The Debtors maintain the Resource Recovery 401(k) Plan (the "Resource 401(k) Plan") for certain of their employees. The Resource 401(k) Plan is a defined contribution retirement plan intended to be qualified under Section 401 of the IRC. Pursuant to the Resource 401(k) Plan, the Debtors make pre-tax salary deferral contributions (from 1% to 15% of a participant's pay for each period) on behalf of each participant at such participant's election. In addition, the Debtors match 100% of a participant's contribution up to the first 3% of such participant's pay for the payroll period and have discretion to make additional contributions to participants' accounts. Each participant determines how his or her contributions are invested amongst the available investment alternatives. Currently, both employee and employer contributions to the Resource 401(k) Plan are "frozen" and participants are not accruing any additional benefits. The Debtors currently intend to merge the outstanding Resource 401(k) Plan account balances into the Savings Plan and expect to have any requisite Internal Revenue Service (the "IRS") approval to do so in the near future.

                  (3)      The Covanta Energy Group Security Fund

         The Debtors maintain the Covanta Energy Group Security Fund (the "Security Fund") for certain of their union employees, who are not eligible to participate in the Savings Plan, at the (i) Marion WTE facility in Marion County, Oregon; (ii) Hennepin WTE facility in Hennepin County, Minnesota; (iii) Bristol WTE facility in Bristol, Connecticut and (iv) New Martinsville, West Virginia Hydro Facility. Currently, the Security Fund has one hundred nineteen
(119) participants. The Security Fund is a defined contribution retirement plan intended to be qualified under Section 401 of the IRC. Pursuant to the Security Fund, the Debtors make pre-tax salary deferral contributions (from 1% to 15% of a participant's pay for each period) on behalf of each participant at such participant's election. In addition, the Debtors generally contribute five cents per hour to each participant's account for all hours worked by such participant (in some instances, such contributions are limited to a standard 40 hour work week). Each participant determines how his or her contributions are invested amongst the available investment alternatives. The Debtors intend to continue the Security Fund after the Reorganization Effective Date and to meet their obligations with respect to the plan under ERISA and the IRC.

                  (4)      The Hennepin Money Purchase Plan

         The Debtors maintain the Hennepin Money Purchase Plan (the "Hennepin Plan") for certain eligible union employees at the Hennepin WTE facility. Currently, the Hennepin Plan has seventy-five (75) participants. The Hennepin Plan is a defined contribution retirement plan intended to be qualified under
Section 401 of the IRC. Pursuant to the Hennepin Plan, the Debtors make annual contributions equal to an adjustable percentage of the compensation of all participants. The Hennepin Plan does not provide for employee contributions. Each participant determines how contributions made on his or her behalf are invested amongst the available investment alternatives. The Debtors intend to continue the Hennepin Plan after the Reorganization Effective Date and to meet their obligations with respect to the plan under ERISA and the IRC.

                  (5)      The Metropolitan 401(k) Plan

         The Debtors have satisfied all outstanding obligations arising under the Metropolitan 401(k) Plan. No benefits are currently accruing under the Metropolitan 401(k) Plan and, as a result, the plan currently has no assets. The Debtors are in the process of formally terminating the Metropolitan 401(k) Plan.

                  (6)      The Resource Recovery Pension Plan

         The Debtors maintain the Resource Recovery Pension Plan (the "Resource Pension Plan") for certain eligible employees of Ogden Resource Recovery Support Services, Inc. The Resource Pension Plan is a defined contribution retirement plan intended to be qualified under Section 401 of the IRC. Pursuant to the Resource Pension Plan, the Debtors make annual contributions at a rate of 3% of the compensation of all participants. The Resource Pension Plan does not provide for employee contributions. Each participant determines how contributions made on his or her behalf are invested amongst the available investment alternatives. The Resource Pension Plan was amended, effective December 31, 2001, to freeze the plan and employer contributions were discontinued accordingly at such time. Since December 31, 2001, participants have not accrued any new benefits under the Resource Pension Plan. The Debtors currently intend to continue the Resource Pension Plan and to meet their obligations with respect to the plan under ERISA and the IRC.

                  (7)      The Ogden Environmental and Energy Services 401(k)
         Plan

         The Debtors maintain the Ogden Environmental and Energy Services 401(k) and Profit Sharing Plan (the "Energy Services 401(k) Plan"). The Energy Services 401(k) Plan was "frozen" on November 17, 2000 and currently, no active employees participate therein. The Debtors are currently in the process of terminating the Energy Services 401(k) Plan and distributing outstanding participant account balances thereunder.

         (d)      The Supplementary Benefit Plan of Ogden Projects, Inc.

         Since the 1980s, Ogden Projects, Inc. (now known as Covanta Projects, Inc.), a Debtor, has sponsored the Supplementary Benefit Plan of Ogden Projects, Inc. (the "Supplementary Plan") which provides for supplemental pension benefits and profit sharing and employer-matching contributions to eligible employees of the Company's energy business. The Supplementary Plan is an unfunded, non-qualified plan. Eligible employees are those employees who participate in a certain pension plan (the Pension Plan) and profit sharing plan (the Savings
Plan) maintained by Covanta Projects, Inc. each of which is intended to be qualified under Section 401 of the IRC (together, the "Qualified Plans"). As of the Supplementary Plan's latest valuation date there were fifty-six (56) participants. The purpose of the Supplementary Plan is to equalize the pension benefit and contribution formula applicable to the employees participating in the Qualified Plans whose pension benefits and allocated profit sharing or employer contributions are limited as a result of certain IRC provisions.

         Pursuant to the Supplementary Plan, participants are paid retirement benefits in an amount equal to the excess of the retirement benefits that would have been paid to such participants under the Pension Plan in the absence of the limitations of Section 415 of the IRC on the amount of benefits that may be provided under tax-qualified plans over the retirement benefits actually paid under the Pension Plan. Retirement benefits payable under the Supplementary Plan are determined at the same time and in the same manner as the retirement benefits payable under the Pension Plan and will be payable in a single cash lump sum. Such benefits are payable at retirement to eligible participants beginning at age 55 (depending on length of service).

         With respect to profit sharing and excess employer contributions made pursuant to the Supplementary Plan, the committee administering the Savings Plan, in the ordinary course of business, determines annually the total percentage of an employee's compensation that is eligible for Company contributions under the Savings Plan. The Company then makes an annual contribution (not to exceed such pre-established percentage), either in the form of a profit-sharing or employer matching contribution to the Savings Plan for each eligible employee based upon the performance of the Company's energy business for that year and subject to the limitations imposed by the IRC on the maximum amount of an employee's compensation that may be taken into account when making such contributions. Pursuant to the profit sharing and Company match components of the Supplementary Plan, an employee whose allocated contributions under the Savings Plan are limited as a result of the IRC are paid, in cash, the amount by which the percentage of annual contributions authorized by the committee exceeds the amounts that are actually allocated to such employee's account under the Savings Plan. Distributions with respect to the profit sharing and Company match components of the Supplementary Plan are made to participants on an annual basis.

         By order of the Court dated September 18, 2002 (Docket No. 932), the Debtors obtained authorization to continue to make all payments necessary to satisfy in full all obligations owing to eligible employees under the Supplementary Plan. Accordingly, the Debtors have continued to fulfill such obligations and currently intend to continue the Supplementary Plan following the Reorganization Effective Date.

         (e)      Additional Non-Qualified Pension Plans

         Certain of the Debtors sponsor certain pension plans for eligible employees that are not intended to be qualified under the IRC (collectively, the "Non-Qualified Plans"). The Non-Qualified Plans include (i) the Resource Recovery Senior Management Pension Plan (the "Resource Plan"), which is sponsored by Covanta Energy Services, Inc. (f/k/a Ogden Resource Recovery Support Services, Inc.), (ii) the Ogden Select Savings Plan (the "Select Plan"), which is sponsored by Ogden Services Corporation, a Liquidating Debtor and (iii) the Ogden Energy Select Savings Plan (the "Energy Select Plan") which is sponsored by Covanta Energy Group, Inc. Each of the Non-Qualified Plans is a defined contribution plan and is maintained as a "top-hat" plan for purposes of ERISA, exempt from substantially all of ERISA's requirements. The assets of each of the Non-Qualified Plans are held in grantor trusts (typically known as "rabbi trusts") structured to permit the deferral of income tax on participants' benefits under the Non-Qualified Plans.

         Pursuant to an order of the Court dated September 18, 2002 (Docket No.
938), the Debtors obtained authorization to honor and pay in full all obligations under the Non-Qualified Plans as such obligations have become due or will become due during the Chapter 11 Cases.

                  (1)      The Resource Plan

         There are a total of two hundred twelve (212) participants in the Resource Plan. Two hundred five (205) of these participants are currently employed by the Company, while the remaining seven (7) are former employees currently receiving benefit distributions. Pursuant to the terms of the Resource Plan, Covanta Energy Services, Inc. is responsible for making annual contributions for the benefit of each participant equal to 3% of such participant's annual base pay. All contributions to the Resource Plan are currently held in a grantor trust administered by T. Rowe Price, the current assets of which are valued at approximately $1.6 million. The Resource Plan was frozen on December 31, 2001 and no contributions have been made to it since that date. The Debtors intend to continue the Resource Plan after the Reorganization Effective Date.

                  (2)      The Select Plan

         The purpose of the Select Plan is to enable eligible employees to enhance their retirement security by permitting them to elect to defer receipt of a portion of their compensation to a later date or event. The Select Plan, which is sponsored by Liquidating Debtor Ogden Services Corporation, was "frozen" in 1999 and no new contributions have been made to the plan since. Since September 18, 2002, all participants in the Select Plan have received final distribution of their account balances and, consequently, the Company has no outstanding obligations thereunder. The Company is currently in the process of formally terminating the Select Plan.

                  (3)      The Energy Select Plan

         The purpose of the Energy Select Plan is to enable eligible employees to enhance their retirement security by permitting them to elect to defer receipt of a portion of their compensation (from 1% to 10% of their annual compensation and up to 100% of any discretionary profit sharing payment they receive) to a later date or event. A total of approximately twenty-five (25) active or former employees participate in the Energy Select Plan. Approximately twenty (20) of these employees are actively employed by Covanta Energy Group, Inc., while the remaining five (5) are not actively employed by the Company but are currently entitled to payment of deferred vested benefits. Deferral contributions to the Energy Select Plan remain in a grantor trust administered by T. Rowe Price, the assets of which are currently valued at approximately $765,000. The Energy Select Plan was frozen on December 31, 2001 and no contributions have been made to it since that date. The Debtors intend to continue the Energy Select Plan after the Reorganization Effective Date.

         (f)      The Key Employee Retention Plan (the "KERP")

         On September 18, 2002, the Court approved an order (Docket No. 932), approving the Company's Key Employee Retention Plan, consisting of the Key Employee Severance Plan (the "Severance Plan"), the Special Retention Bonus Plan (the "Retention Plan") and the Long-Term Incentive Plan (the "LTIP").

                  (1)      The Severance Plan

         At the time of its Court approval, seventy-four (74) employees of the Debtors, including key executives, were eligible to participate in the Severance Plan. A participant whose employment terminates Without Cause or for Mutual Benefit (as those terms are defined in the KERP) following the Initial Petition Date are eligible to receive a severance benefit pursuant to the Severance Plan. In addition, to receive payment of severance benefits under the Severance Plan, a participant is required to sign a general release of claims against the Company (other than claims for indemnification under indemnification agreements, the Company's Certificate of Incorporation or By-Laws or applicable law and claims for accrued benefits under the Company's employee benefit plans) and comply with certain additional covenants including confidentiality covenants, non-solicitation and non-disparagement covenants and litigation support commitments.

         Cash severance benefits are paid in a single lump sum payment. The amount of benefit depends upon the participant's position and ranges from (i) the greater of (x) 50% of a participant's base salary and (y) two (2) weeks' base salary per year of service (not to exceed fifty-two (52) weeks) to (ii) 200% of a participant's base salary (a benefit for which only the CEO of the Company is eligible). A participant in the Severance Plan is also entitled to receive continued medical and dental coverage, provided that such participant pays the regular employee co-payments, for the period corresponding to the percentage of salary payable as cash severance benefits, subject to an eighteen
(18) month cap. A participant's right to continue to receive medical or dental coverage ceases immediately if such participant is offered or becomes eligible for coverage under a medical or dental plan of any subsequent employer. In addition, payments under the Severance Plan are to be reduced if the aggregate amount paid to a participant triggers the federal excise tax on parachute payments.

                  (2)      The Retention Plan

         At the time of its Court approval, seventy-two (72) employees, including key executives, were eligible to participate in the Retention Plan. Under the Retention Plan, eligible employees will receive a base award under certain limited circumstances, from an aggregate pool of $3.6 million, equal to a percentage of base salary, ranging from 10% to 75% depending upon the employee's position. Awards have, and will continue to, become vested and payable in three installments as described below, subject in each case to the participant's continued employment with the Company until the applicable vesting date. The first installment of 33.3% of the awards vested and was paid to participants on or about September 30, 2002. The second installment of 33.3% of the awards becomes vested and payable on the earlier of (i) September 30, 2003 and (ii) the consummation of the Reorganization Plan. The remaining 33.4% of the awards will become vested and payable on the date of the consummation of the Reorganization Plan. In the event a participant's employment with the Company is terminated by the Company Without Cause or by the participant for Mutual Benefit, or due to the participant's death or disability, a pro rata share of such participant's unpaid award would become immediately vested and payable, unless the unpaid portion is the full, final installment, in which case the remaining portion of the award is payable on the date of the consummation of the Reorganization Plan. In the event of any other termination prior to a vesting date, the unpaid portion of any award is forfeited.

                  (3)      The LTIP

         The LTIP covers six (6) senior executives and up to two (2) additional key management employees selected by the Compensation Committee of Covanta's Board of Directors, based on the advice of Covanta's chief executive officer (the "CEO"). The LTIP was implemented to provide incentives to Covanta's senior management to remain with the Debtors throughout the reorganization process and to devote all of their attention and energy to the preservation of the value of the business and assets of the Debtors during the Chapter 11 Cases. Under the LTIP, a participant is entitled to receive payment of his award only if such participant's employment with the Company is terminated by the Company Without Cause or by the participant for Mutual Benefit prior to the one-year anniversary of the date of entry of the Court's order confirming the Reorganization Plan and provided such participant executes a general waiver and release of all claims under all prepetition agreements, other than claims for indemnification under indemnification agreements, Covanta's Certificate of Incorporation or By-Laws or applicable law and claims for accrued benefits under Covanta's employee benefit plans. Pursuant to the LTIP, an eligible participant who satisfies these conditions will generally be entitled to receive a cash payment upon the termination of such participant's employment and a general release by the Company of all claims against such participant.

         The amount of any cash payment to a participant in satisfaction of his or her LTIP award varies depending upon such participant's position, and is generally equal to 150% to 200% of the sum of such participant's (i) salary and
(ii) "average bonus" (calculated pursuant to the terms of the LTIP as the sum of (x) the average annual bonus paid to the participant for the two fiscal years immediately preceding the participant's termination and (y) 30% of such participant's salary), minus any amounts the participant is entitled to receive pursuant to the Severance Plan. The maximum aggregate payout under the LTIP is approximately $8.1 million.

         (g)      The Broad Based Severance Plan

         On September 18, 2002, the Court approved the Company's Broad-Based Severance Plan (the "Broad Severance Plan") for rank-and-file employees. By establishing and implementing the Broad Severance Plan, the Debtors formalized their prior severance practice (subject to certain modifications) in order to establish clear guidelines and to encourage the retention of employees during the Chapter 11 Cases.

         The Broad Severance Plan authorizes the Company to make severance payments to certain eligible full-time employees whose employment with the Company is terminated involuntarily without Cause (as defined in the Broad Severance Plan) in connection with a job or department elimination, office closing, reduction in force or other appropriate circumstances as determined by the administrator of the Broad Severance Plan. An employee whose employment with the Company is terminated for any other reason is not eligible for severance benefits under the Broad Severance Plan. In addition, any full-time employee who, as of the date of such employee's termination (i) is party to any severance, termination, employment or other agreement with the Company that provides for severance benefits or benefits of a similar nature to severance benefits under any circumstances, (ii) is eligible to participate in or otherwise covered under any other plan or arrangement of the Company, such as the KERP, that provides for severance benefits or benefits of a similar nature to severance benefits under any circumstances or (iii) is covered by any collective bargaining agreement in connection with his or her employment with the Company, is ineligible to participate in the Broad Severance Plan.

         In order for an eligible employee to receive severance benefits pursuant to the Broad Severance Plan, he or she must execute and deliver a general release of all claims against the Company. The severance benefit payable to an employee pursuant to the Broad Severance Plan is equal to continued payment of such employee's base salary (as defined in the Broad Severance Plan) for a number of calendar weeks equal to the greater of (i) the product of (x) two (2) multiplied by (y) each year of service completed by such employee prior to his or her date of termination and (ii) four (4) weeks, provided that the salary pay continuation period shall in no event exceed twenty-six (26) weeks. In addition, participants receive continued medical and dental coverage, provided that such participants pay the regular employee co-payments, for the period the cash severance benefits are payable. A participant's right to continue to receive medical or dental coverage ceases immediately if such participant is offered or becomes eligible for coverage under a medical or dental plan of any subsequent employer.

         The Debtors intend to continue the Broad Severance Plan after the Reorganization Effective Date.

         (h)      Retiree Medical Programs

         In 1992, the Company, pursuant to a resolution of its Board of Directors, terminated its then existing post-retirement medical, dental and life insurance coverage on a going-forward basis, but grandfathered the coverage of those individuals who were generally either then (i) retired, (ii) eligible for early retirement or (iii) specifically designated by the Board of Directors as eligible to continue to receive such post-retirement coverage. Currently, the Company provides post-retirement medical, and in certain cases, dental and life insurance coverage to a small population of its retired employees and only two
(2) active employees are eligible to receive post-retirement benefits in the future.

         Throughout the course of these Chapter 11 Cases, the Company has generally provided two different levels of post-retirement medical, dental and life insurance coverage depending upon the beneficiary's position. A small group of former senior executives of the Company, commonly referred to as "core retirees" because of the senior positions they held with the Company (as well as their eligible dependents) receive coverage that generally covers the full cost of reasonable and customary medical, dental and vision care expenses (the "Core Retiree Program"). In certain instances, core retirees are required to pay a contribution for such coverage equal to the contributions for active senior executives. Upon attainment of age 65, the Core Retiree Program becomes coordinated with Medicare, which becomes the primary insurer. Typically the Company will reimburse participants for their Medicare Part B premiums. Certain core retirees also receive life insurance coverage that is commonly equal to two
(2) times such retiree's annual base salary and bonus.

         Certain other retirees of the Company (as well as their eligible dependents) receive coverage that generally covers a portion of the cost for medical, and in some instances dental, expenses (the "Non-Core Retiree Program," and together with the Core Retiree Program, the "Retiree Medical Programs") at the same levels as for similarly situated active employees. Such retirees are generally responsible for paying a monthly contribution for coverage under the Non-Core Retiree Program, the amount of which is reviewed periodically by the Company and remains subject to change to reflect increased costs of such coverage. Upon attainment of age 65, the Non-Core Retiree Program is coordinated with Medicare, which becomes the primary insurer. Certain retirees who participate in the Non-Core Retiree Program also receive varying levels of term life insurance coverage.

         The Company is in the process of adjusting certain of the post-retirement medical benefits it currently provides to retirees pursuant to the Core Retiree Program. Please see Section VII.E.8 hereof for a discussion of such adjustments, as well as the Debtors' general intentions with respect to the Retiree Medical Programs and life insurance coverage following the Reorganization Effective Date.

         (i)      Employment Agreements

         Pursuant to applicable provisions of the Bankruptcy Code, the Plans currently contemplate the rejection of all prepetition employment agreements (excluding collective bargaining agreements). The Debtors believe that such rejection may give rise to rejection damage claims against the Debtor that is a party to the rejected contract, which claims the Debtors believe should be treated as unsecured claims in accordance with 11 U.S.C. ss. 365(g)(1). Claims arising from the rejection, non-assumption or termination of employment agreements have not been included in the estimates of administrative expense claims arising under 11 U.S.C. ss. 503(b) or the Administrative Expense Claims Reserve under the Liquidation Plan.

         (j)      Workers Compensation Program

         The Debtors currently maintain workers' compensation programs in all states in which they operate pursuant to the applicable requirements of local law to provide employees with workers' compensation coverage for claims arising from or related to their employment with the Debtors. Until October 2002, Debtor's workers' compensation program was part of a larger insurance program that has been in place since August 1985 (the former workers' compensation program). Under the former workers' compensation program, the insurer provided coverage to workers asserting claims arising from or related to their employment by Debtors or former affiliates of these Debtors. Through payment agreements between Debtor and the insurer, Debtor reimbursed the insurer for certain amounts as required by the terms of the policies. The Debtor's obligation to reimburse these amounts was secured through letters of credit and a bond. In October 2002, Debtor's workers' compensation program changed. The current workers' compensation program is secured by cash and a letter of credit.

         The current workers' compensation program expires in October 2003. Debtors are currently considering renewal options. At all times, Debtors will maintain workers' compensation coverage for claims as required by applicable state law.

C.       Recent Financial Results

         Set forth in Exhibit J are the following selected historical financial statements for the Company: (i) audited statements of consolidated operations and comprehensive loss for the years ended December 31, 2002, 2001 and 2000 and unaudited statements of consolidated operations and comprehensive loss for the six and three month periods ended June 30, 2003 and 2002; (ii) audited consolidated balance sheets as of December 31, 2002 and 2001 and unaudited consolidated balance sheets as of June 30, 2003; (iii) audited statements of shareholders' equity (deficit) for the years ended December 31, 2002, 2001 and 2000 and unaudited statements of shareholders' equity (deficit) for the six-month period ended June 30, 2003; and (iv) audited statements of consolidated cash flows for the years ended December 31, 2002, 2001 and 2000 and unaudited statements of consolidated cash flows on a consolidated basis for the six-month periods ended June 30, 2003 and 2002.

         The notes that accompany the financial statements attached were replicated from the Form 10-K Annual Report for the period ended December 31, 2002 and the Form 10-Q Quarterly Report for the period ended June 30, 2003.

         Covanta filed a voluntary petition for reorganization relief under Chapter 11 of the Bankruptcy Code on the Initial Petition Date. Since that time, the Company's consolidated financial statements, including those attached hereto in Exhibit J, have been prepared in accordance with The American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"), on a going concern basis. Continuing as a going concern contemplates continuity of operations, realization of assets, and payment of liabilities in the ordinary course of business. The accompanying consolidated financial statements appropriately do not reflect adjustments that might result if the Company is unable to continue as a going concern.

         SOP 90-7 requires the segregation of liabilities subject to compromise by the Court as of the bankruptcy filing date, and identification of all transactions and events that are directly associated with the reorganization of the Company. Accordingly, all prepetition liabilities believed to be subject to compromise have been segregated in the consolidated balance sheet and classified as liabilities subject to compromise, at the estimated amount of allowable claims. Liabilities not believed to be subject to compromise are separately classified as current and non-current. Revenues, expenses, including professional fees, realized gains and losses, and provisions for losses resulting from the reorganization are reported separately.

         In addition, pursuant to SOP 90-7, the accounting for the effects of the reorganization will occur once the Plans are confirmed by the Court and there are no remaining contingencies material to completing the implementation of the respective Plans. These "fresh start" accounting principles pursuant to SOP 90-7 provide, among other things, for the Company to determine the value to be assigned to the equity of the Reorganized Company as of a date selected for financial reporting purposes. Accordingly, the accompanying consolidated financial statements do not reflect: (a) the requirements of SOP 90-7 for fresh start accounting; (b) the realizable value of assets on a liquidation basis or their availability to satisfy liabilities; (c) aggregate prepetition liability amounts that may be allowed for unrecorded claims or contingencies, or their status or priority; (d) the effect of any changes to the Debtors' capital structure or in the Debtors' business operations as the result of an approved plan of reorganization or liquidation; or (e) adjustments to the carrying value of assets (including goodwill and other intangibles) or liability amounts that may be necessary as the result of future actions by the Court.

                IV. PREPETITION CAPITAL STRUCTURE OF THE DEBTORS

         Prior to the Initial Petition Date, the Company's capital structure consisted primarily of: its common stock and its Series A Cumulative Convertible Preferred Stock (which was listed on the New York Stock Exchange under the ticker symbol COV); letters of credit issued under the Master Credit Facility, of which approximately $105.2 million had been funded; $100 million of 9.25% Debentures due 2022; $63.7 million of 5.75% Convertible Debentures due 2002; $85 million of 6% Convertible Debentures due 2002; and project-level debt consisting primarily of revenue bonds.

A.       Prepetition Credit Facility

         The Company entered into the Master Credit Facility with its bank group on March 14, 2001. The Master Credit Facility provided the Company with a credit line of approximately $799 million, which consisted of a $146 million secured revolving loan and coverage for $633 million in letter of credit exposure, and coverage for other contingent liabilities, principally in connection with various entertainment and energy facilities.

         The Master Credit Facility was secured by a first priority lien on substantially all of the assets of Covanta and, to the extent permitted, substantially all of the assets of its existing and future domestic subsidiaries, and by a pledge of 100% of the shares of substantially all of Covanta's existing and future domestic subsidiaries, and 65% of the shares of substantially all of Covanta's foreign subsidiaries.

         In conjunction with the Master Credit Facility, the Company also entered into the Intercreditor Agreement with the "pooled" lenders participating fully in the Master Credit Facility and certain "opt-out" lenders who elected not to participate in the Master Credit Facility, but agreed to extend the maturity dates of their facilities and to conform relevant financial covenants to those under the Master Credit Facility. The Intercreditor Agreement, among other things, set forth certain priorities amongst the lenders and established certain arrangements including loss sharing arrangements and ratable paydowns among the various lenders. More specifically, in the event certain secured pre-Master Credit Facility lenders exchanged or realized their collateral for less than the amount due, a portion of that deficiency is entitled to priority payment before any payments are made to the main lender group. The deficiency would become a "realized deficiency" creating an entitlement for the relevant lenders to a priority payment from any repayment to the main lender group. Under the Intercreditor Agreement, such ratable paydowns are "Senior Obligations", and the main lender group agrees that their claims are junior and subordinate to the Senior Obligations, and that no lender in the main lender group shall accept any distribution, payment or exchange at any time when any of the Senior Obligations are outstanding.

         As of the Initial Petition Date, approximately $105.2 million of funded debt with respect to two funded letters of credit was outstanding under the Master Credit Facility, as well as approximately $518 million in contingent letters of credit. After the Initial Petition Date, an additional $125.1 million of the letters of credit were drawn and $76.1 million of claims arose in connection with other contingent liabilities covered by the Master Credit Facility. On May 15, 2002, pursuant to the Final DIP Order (defined below), $240.8 million of the outstanding letters of credit were replaced with letters of credit issued under the DIP Financing Facility (defined below). The Master Credit Facility was scheduled to mature on May 31, 2002. After deducting the letters of credit that were replaced under the DIP Financing Facility, the Debtors estimate that approximately $434 million is owed under the Master Credit Facility (including fees and interest).

B.       9.25% Debentures due 2022

         In March 1992 the Company issued and sold $100 million in aggregate principal amount of the 9.25% Debentures. The 9.25% Debentures were issued pursuant to an Indenture dated as of March 1, 1992 between Ogden Corporation and The Bank of New York, as Trustee. Wells Fargo is the current Trustee for the 9.25% Debentures.

         The proceeds from the 9.25% Debentures were used to reduce outstanding indebtedness and for general corporate purposes.

         On May 15, 2002, pursuant to the Final DIP Order (Docket No. 311), the Debtors, the Prepetition Lenders, and the Informal Committee stipulated that the claims of the holders of 9.25% Debentures were secured claims. On August 6, 2002, the Creditors Committee filed an adversary proceeding challenging the status of the liens securing the 9.25% Debentures. For a more detailed discussion of the adversary proceeding and the proposed 9.25% Settlement, see
Section VI.C.11.

C.       Convertible Debentures

         In 1987, the Company issued and sold $85 million in aggregate principal amount of 6% convertible subordinated debentures due June 1, 2002 (the "6% Convertible Debentures"). The 6% Convertible Debentures were registered and sold in a public offering. They were issued in bearer form (the "6% Convertible Bearer Debentures") and in fully registered form (the "6% Convertible Registered Debentures"). The 6% Convertible Bearer Debentures are dated June 18, 1987 and each 6% Convertible Registered Debentures is dated the date of its authentication. Deutsche Bank Trust Company is the fiscal agent for all the 6% Convertible Debentures pursuant to a fiscal agency agreement dated June 1, 1987. The proceeds from the 6% Convertible Debentures were used to reduce outstanding indebtedness and for general corporate purposes. The 6% Convertible Debentures are convertible into Covanta common stock at the rate of one share for each $39.077 principal amount of debentures, and are redeemable at Covanta's option at 100% of face value.

         In 1987, the Company issued and sold $75 million in aggregate principal amount of 5.75% convertible subordinated debentures due October 20, 2002 (the "5.75% Convertible Debentures"). The 5.75% Convertible Debentures were registered and sold in a public offering. They were issued in bearer form (the "5.75% Convertible Bearer Debentures") and in fully registered form (the "5.75% Convertible Registered Debentures"). The 5.75% Convertible Bearer Debentures are dated October 20, 1987 and each 5.75% Convertible Registered Debentures is dated the date of its authentication. Deutsche Bank Trust Company is the fiscal agent for all the 5.75% Convertible Debentures, pursuant to a fiscal agency agreement dated October 15, 1987. The proceeds from the 5.75% Convertible Debentures were used for general corporate purposes. The 5.75% Convertible Debentures are convertible into Covanta common stock at the rate of one share for each $41.772 principal amount of debentures, and are redeemable at Covanta's option at 100% of face value. Prior to 1998, the Company purchased on the open market and subsequently cancelled $11.3 million of the 5.75% Convertible Debentures.

D.       Project Debt

         The project debt associated with the financing of the Company's WTE facilities is generally arranged by the relevant municipality through the issuance of tax-exempt and taxable revenue bonds. For those WTE facilities owned by an operating subsidiary of the Company, the relevant municipality generally is obligated to pay amounts to Covanta's operating subsidiary sufficient to cover debt service on project debt. Generally, such project debt is secured by the revenues pledged under the respective indentures and is collateralized by the assets of Covanta's operating subsidiary and otherwise provides no recourse to Covanta, subject to construction and operating performance guarantees and commitments.

E.       Equity Bonds

         Certain non-project tax-exempt bonds (the "Equity Bonds") in the aggregate amount of approximately $126 million were issued by five separate Debtor subsidiaries of Covanta. Covanta arranged for liquidity and credit support for each Equity Bond in the form of letters of credit that were issued under the Master Credit Facility. Shortly after the Initial Petition Date, the obligations under each of the Equity Bonds were accelerated and the bondholders were paid with the proceeds of draws on the applicable letters of credit. The amount of those draws represents prepetition secured debt of the Company.

F.       Equity

         Covanta had 49,827,651 shares of common stock and 33,049 shares of Series A cumulative convertible preferred stock outstanding as of June 30, 2002. The Company's shares were traded on the New York Stock Exchange under the symbol "COV" until April 1, 2002. The removal from listing and registration on the New York Stock Exchange became effective at the opening of the trading session of May 17, 2002 pursuant to the order of the SEC.

                     V. CORPORATE STRUCTURE OF THE DEBTORS

A.       The Debtors' Corporate Structure

         Covanta is the parent holding company of the 150 Debtor subsidiaries. Together with the Company's non-debtor subsidiaries, the Debtors develop, construct, own and operate for others key WTE, IPP and Water infrastructure in the United States and abroad. Of the entities that have filed as Debtors, 80 will be reorganized pursuant to the Reorganization Plan, six will be reorganized pursuant to the Heber Reorganization Plan, 64 will be liquidated pursuant to the Liquidation Plan, and one will remain in bankruptcy and will attempt to subsequently consummate a restructuring transaction. The Reorganization Plan distinguishes between three categories of Debtors under such Plan: Covanta, the ultimate parent company; Operating Company Debtors, which are entities that own operating assets that will remain part of the Reorganizing Debtors' business after the Reorganization Effective Date; and Intermediate Holding Company Debtors which own no assets other than stock of the Operating Company Debtors. The Heber Debtors are Debtors that own, directly or indirectly, certain businesses in connection with the Geothermal Projects.

B.       Management of the Debtors

          The current management team of Covanta is comprised of highly capable and seasoned professionals with substantial experience. The following contains brief background descriptions and lists the members of Covanta's management team as of October 3, 2003:

Name                              Position

Scott G. Mackin                   President and Chief Executive Officer
Bruce W. Stone                    Senior Vice President, Business Development
                                  and Construction
Jeffrey R. Horowitz               Senior Vice President, General Counsel
                                  and Secretary
Anthony J. Orlando                Senior Vice President, Business and
                                  Financial Management
John M. Klett                     Senior Vice President, Domestic Operations
William J. Keneally               Senior Vice President and Chief
                                  Accounting Officer
Paul B. Clements                  Senior Vice President, International Business
                                  Management and Operations
B. Kent Burton                    Senior Vice President Policy and International
                                  Government Relations
Stephen M. Gansler                Senior Vice President, Human Resources
Louis M. Walters                  Vice President and Treasurer
Timothy J. Simpson                Vice President, Associate General Counsel
Seth Myones                       Vice President, Business Management,
                                  Covanta Waste to Energy, Inc.

         Scott G. Mackin has served as President and Chief Executive Officer of Covanta since September 1999. Prior thereto he served as Executive Vice President of Covanta from January 1997 to September 1999 and as President and Chief Operating Officer of Covanta Energy Group, Inc., a Covanta subsidiary, since January 1991. Mr. Mackin joined the Company in 1986.

         Bruce W. Stone was named Senior Vice President, Business Development and Construction in March 2003. From January 2001 until March 2003, Mr. Stone served as Covanta's Executive Vice President and Chief Administrative Officer. Previously, Mr. Stone served as Executive Vice President and Managing Director of Covanta Energy Group, Inc., a Covanta subsidiary, a position he held starting in January 1991. Mr. Stone joined the Company in 1975.

         Jeffrey R. Horowitz was named Senior Vice President, General Counsel and Secretary of Covanta in August 2001. From June 2001 to August 2001, Mr. Horowitz served as Senior Vice President for Legal Affairs and Secretary and prior to that time as Executive Vice President, General Counsel and Secretary of Covanta Energy Group, Inc, a Covanta subsidiary. Mr. Horowitz joined the Company in 1991.

         Anthony J. Orlando was named Senior Vice President, Business and Financial Management in March 2003. From January 2001 until March 2003, Mr. Orlando served as Covanta's Senior Vice President, Waste to Energy. Previously he served as Executive Vice President of Covanta Energy Group, Inc., a Covanta subsidiary. Mr. Orlando joined the Company in 1987.

         John M. Klett was named Senior Vice President, Domestic Operations in March 2003. Prior thereto he served as Executive Vice President of Covanta Waste to Energy, Inc. for more than ten years, during which time he has been responsible for all Covanta Waste to Energy, Inc. facility operations and maintenance. Mr. Klett joined the Company in 1986.

         William J. Keneally was named Senior Vice President and Chief Accounting Officer of Covanta in April, 2002, the year he joined the Company.

         Paul B. Clements was named Senior Vice President, International Business Management and Operations in March 2003. From January 2001 until March 2003, Mr. Clements served as Covanta's Senior Vice President, Independent Power Operations. Mr. Clements previously served as Executive Vice President of Covanta Energy Group, Inc., and President of Covanta Energy West, Inc., both of which are Covanta subsidiaries. Mr. Clements joined the Company in 1988.

         B. Kent Burton has served as Senior Vice President - Policy and International Government Relations of Covanta since May 1999. From May 1997 to May 1999 he served as Vice President - Policy and Communications of Covanta and prior thereto he served as Senior Vice President of the Covanta Energy Group, Inc., a Covanta subsidiary, in political affairs and lobbying activities. Mr. Burton joined the Company in 1997.

         Stephen M. Gansler was named Senior Vice President, Human Resources of Covanta in March 2003. Mr. Gansler joined the Company in 2001 and served as Vice President, Human Resources of Covanta from March 2001 to March 2003.

         Louis M. Walters was named Vice President and Treasurer of Covanta in 2001. Mr. Walters served as Treasurer of Covanta Energy Group, Inc. from January 2000 to 2001. Mr. Walters joined the Company in 2000.

         Timothy J. Simpson has served as Vice President, Associate General Counsel and Assistant Secretary of Covanta Energy Corporation since June 2001. Prior thereto he served as Senior Vice President, Associate General Counsel and Assistant Secretary of Covanta Energy Group, Inc., a Covanta subsidiary. Mr. Simpson joined the Company in 1992.

         Seth Myones has served as Vice President, Business Management, of Covanta Waste to Energy, Inc., a Covanta subsidiary, since September 2001. From 1994 through September 2001, Mr. Myones served as Vice President of several subsidiaries in the Company's WTE business. Mr. Myones joined the Company in 1989.

                            VI. THE CHAPTER 11 CASES

A.       Events Leading Up to the Chapter 11 Cases

         Prior to September 1999, Covanta had incurred very substantial obligations to financial institutions for letters of credit, including particularly obligations relating to the Corel Centre and Arrowhead Pond (together, the "Arenas"). In February 2000, while it was working to sell its aviation and entertainment assets, the Company also began to negotiate with its lenders. The Company had approximately $140 million of funded debt, as well as exposure to significant additional contingent liabilities arising from the outstanding letters of credit. By the third quarter of 2000, it reached agreement on principal terms with its key lenders. However, delays ensued in completing the Master Credit Facility, principally due to complicated intercreditor issues pertaining to certain liabilities, including certain of those in connection with its entertainment businesses. In March 2001, the Company paid then funded debt in full and completed and entered into the Master Credit Facility, in which, among other things, it agreed to maintain stated liquidity levels and to discharge or otherwise provide for its obligations with its banks by May 31, 2002. The Company planned thereafter to seek debt or equity financing from the capital markets in 2001 and to complete the sales of its remaining entertainment and aviation businesses.

         At the time the Master Credit Facility was executed, Covanta believed that it would be able to meet the liquidity covenants in the Master Credit Facility, timely discharge its obligations on maturity of the Master Credit Facility and repay or refinance the Convertible Debentures from cash generated by operations, the proceeds from the sale of its non-core businesses and access to the capital markets.

         Shortly after the Master Credit Facility was executed, however, the State of California's energy crisis escalated. As of March 31, 2001, Covanta had outstanding approximately $74 million of gross accounts receivable from the California electric utilities, including Pacific Gas & Electric Company, which filed for bankruptcy on April 6, 2001. The delay in payment of these receivables forced the Company to request waivers from the banks from cash flow covenants. These were granted in consideration of the elimination of access to letters of credit for the Company's core operations in the event of a credit rating agency downgrade below investment grade. In addition, beginning in June 2001, there was a growing belief in the equity markets that the power industry was substantially overbuilt, that demand for new facilities would drop and that energy prices would erode. These factors, along with reductions in energy prices in various regions of the United States, contributed to a downturn in the market for new issues of energy company securities.

B.       Need for Restructuring and Chapter 11 Relief

         In mid-to-late 2001, Covanta began a wide-ranging review of strategic alternatives given the very substantial maturities of debt in 2002. To this end, in the last six months of 2001 and the first quarter of 2002, Covanta sought potential minority equity investors, conducted a broad-based solicitation for indications of interest in acquiring Covanta among potential strategic and financial buyers and investigated a combined private and public placement of equity securities. These efforts were made more difficult by the December 2, 2001 bankruptcy filing by Enron Corporation (with certain of its subsidiaries and affiliates), at the time the largest energy company in the United States in terms of market capitalization. The Enron bankruptcy, although caused by very different factors than those impacting Covanta, highlighted the significant downturn in the energy sector during 2001, with a significant negative effect on the credit and equity markets for energy companies. Although Covanta had been seeking either to be acquired or to obtain a sizable equity investment, no potential acquirer or investor was prepared at that time to commit to a transaction, in particular given the sizable financial obligations regarding the Company's remaining entertainment operations. Furthermore, the sale of certain non-core assets was progressing more slowly and yielding substantially fewer proceeds than had been anticipated.

         On December 21, 2001, in connection with a further amendment to the Master Credit Facility, Covanta issued a press release stating its need for further covenant waivers and that it was encountering difficulties achieving access to short-term liquidity. Following this release, Covanta's debt rating by Moody's and Standard & Poor's was reduced below investment grade on December 27, 2001 and January 16, 2002, respectively. These downgrades further adversely impacted Covanta's access to capital markets. They also triggered Covanta's contingent obligations to provide $100 million in additional letters of credit in connection with two WTE projects, and the draw during March of 2002 of approximately $105.2 million in letters of credit related to the Corel Centre and the Team. In addition, Covanta was facing the maturity of the 6% Convertible Debentures in June 2002 and the 5.75% Convertible Debentures in October 2002. On March 1, 2002, Covanta availed itself of the 30-day grace period provided under the terms of the 9.25% Debentures, and did not make the interest payment due at that time.

         On April 1, 2002, Covanta and 123 of its domestic subsidiaries filed their respective voluntary petitions for reorganization under the Bankruptcy Code in the Court. Since April 1, 2002, thirty-one (31) additional subsidiaries have filed petitions for reorganization under Chapter 11 of the Bankruptcy Code. In addition, four (4) subsidiaries involved in the aviation fueling business that had filed petitions on April 1, 2002 were sold as part of the Company's disposition of non-core assets, are no longer owned by the Company and the bankruptcy cases filed by these four (4) entities have been dismissed. While the Debtors are authorized to operate in the ordinary course of business, transactions out of the ordinary course of business require Court approval. In addition, the Court has supervised the Debtors' retention of attorneys, accountants, financial advisors and other professionals as required by the Bankruptcy Code.

         An immediate effect of the filing of the Debtors' bankruptcy petitions was the imposition of the automatic stay under section 362(a) of the Bankruptcy Code which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, the enforcement of liens against property of the Debtors and the continuation of litigation against the Debtors. This relief provided the Debtors with the "breathing room" necessary to assess and reorganize its business. The automatic stay remains in effect, unless modified by the Court or applicable law, until the Effective Dates of the Plans.

C.       Significant Events During the Bankruptcy Cases

1.       Significant Court Orders

         The Debtors have obtained numerous orders from the Court that are intended to enable the Debtors to operate in the normal course of business during the Chapter 11 Cases. Among other things, these orders authorize: (i) the retention of professionals to represent and assist the Reorganizing Debtors, Heber Debtors and the Liquidating Debtors in these Chapter 11 Cases, (ii) the use and operation of the Debtors' consolidated cash management system during the Chapter 11 Cases in substantially the same manner as it was operated prior to the commencement of the Chapter 11 Cases, (iii) the payment of prepetition employee salaries, wages, health and welfare benefits, retirement benefits and other employee obligations, (iv) the payment of prepetition obligations to certain critical vendors to aid the Debtors in maintaining the operation of their businesses, (v) the use of cash collateral and the grant of adequate protection to creditors in connection with such use, (vi) the adoption of certain employee benefit plans, including the KERP and the Broad Severance Plan, and (vii) the obtaining of postpetition financing.

2.       DIP Financing Facility

         In connection with their bankruptcy petitions, the Debtors entered into a Debtor In Possession Credit Agreement with the DIP Lenders as of April 1, 2002 (as amended from time to time, the "DIP Financing Facility"). On April 5, 2002, the Court issued an interim order (Docket No. 65), approving the DIP Financing Facility and on May 15, 2002, a final order approving the DIP Financing Facility (Docket No. 311) (the "Final DIP Order"). Following significant litigation, on August 2, 2002, the Court issued an order (Docket No. 733), that overruled objections by holders of minority interests in two Debtor limited partnerships who disputed the inclusion of the limited partnerships in the DIP Financing Facility. Although the holders of such interests at one of the limited partnerships appealed the order, they reached an agreement with the Company that in effect deferred the appeal. The DIP Financing Facility's current terms are described below.

         The DIP Financing Facility consisted initially of a $48.2 million tranche to be utilized for cash borrowings, subject to availability within advance limits in effect from time to time and the issuance of new letters of credit ("Tranche A") and an approximately $240.8 million tranche to be used solely to continue, replace, reissue or renew certain outstanding letters of credit from the Master Credit Facility ("Tranche B"). The DIP Financing Facility is secured by all of the Company's domestic assets not subject to liens of others, 100% of the stock of most of Covanta's domestic subsidiaries and 65% of the stock of certain of its foreign subsidiaries. Obligations under the DIP Financing Facility were granted senior status to other prepetition secured claims and the DIP Financing Facility became the operative debt agreement with Covanta's bank lenders. Currently the DIP Financing Facility expires on April 1, 2004.

         On September 26, 2003, one of the Company's insurance providers, AIG, submitted draw notices for two Tranche B letters of credit under the DIP Financing Facility, in a total amount of $22,472,040. To the Debtors' knowledge, the draw notices have not yet been honored but the Debtors expect that they will be honored shortly. The Debtors believe that they will be able to fulfill their reimbursement obligations under the DIP Financing Facility.

         (a)      First Amendment to Intercreditor Agreement

         In conjunction with the DIP Financing Facility, the Company also entered into an amendment of the Intercreditor Agreement with the DIP Lenders and certain other lenders (the "Intercreditor Amendment"), dated as of April 1, 2002. The Intercreditor Amendment, among other things, included new definitions and conforming changes corresponding to the DIP Financing Facility and the chapter 11 filings, and modified certain arrangements and formulas established with respect to distribution of the collateral to various lenders and lender groups.

         (b)      First Amendment to DIP Financing Facility

         On April 1, 2002, the Debtors and the DIP Lenders entered into an amendment to the DIP Financing Facility (the "First Amendment") that provided for, among other things, the designation of the letters of credit associated with the Equity Bonds as "Non-Rolled Tranche B Letters of Credit," and as such, prepetition secured obligations. The First Amendment also provided for the designation of obligations concerning the loss sharing arrangements under the Intercreditor Amendment, which were initially considered Tranche A obligations, as "Tranche C Obligations" and as such, prepetition obligations. The DIP Lenders' commitment amount under Tranche A was reduced to reflect such designation.

         (c)      Second Amendment to DIP Financing Facility

         On May 10, 2002, the Debtors and the DIP Lenders entered into the second amendment to the DIP Financing Facility that provided for, among other things, the approval of the monthly budget and the Final DIP Order.

         (d)      Third Amendment to DIP Financing Facility

         On October 4, 2002, the Debtors and the DIP Lenders entered into the third amendment to the DIP Financing Facility (the "Third Amendment") that provided for, among other things, reduction of the advance limit for cash borrowings to $14 million and approval for the payment of the expenses and fees incurred by the Creditors Committee. The Third Amendment also provided for certain insurance premium financing arrangements, for the commencement of voluntary bankruptcy proceedings by Ogden Spain, S.A., for the liquidation of Ogden Entertainment Services of Spain and for the approval of certain designated non-material asset sales. Certain modifications to the agreements relating to the Tampa Bay Water Project were also allowed under the Third Amendment, as were reductions in the "Advance Limits" schedule to the DIP Financing Facility, providing the monthly limitations of the amounts available for borrowing under Tranche A.

         (e)      Fourth Amendment to DIP Financing Facility

         On December 10, 2002, the Debtors and the DIP Lenders entered into the fourth amendment to the DIP Financing Facility (the "Fourth Amendment") that provided for, among other things, approval of certain transactions relating to the cancellation of the $5.3 million letter of credit issued by Covanta to support certain obligations at the MCI Center, a multi-purpose arena located in Washington, D.C. The Fourth Amendment also provided for the acknowledgement of the superior priority of a tax lien by Lake County, Florida on property held by Covanta Lake, and for the release of prepetition liens upon the sale of the remaining Aviation Fueling Assets, and for additional investments in the Trezzo (Italy) WTE Project.

         (f)      Fifth Amendment to DIP Financing Facility

         On December 18, 2002, the Debtors and the DIP Lenders entered into the fifth amendment to the DIP Financing Facility that provided for, among other things, approval of the participation of the Debtors in a tax transaction relating to the Team. (This tax transaction was never completed.)

         (g)      Sixth Amendment to DIP Financing Facility

         On March 25, 2003, the Debtors and the DIP Lenders entered into the sixth amendment to the DIP Financing Facility (the "Sixth Amendment") that provided for, among other things, the extension of the termination date of the DIP Financing Facility through October 1, 2003. The Sixth Amendment provided for a reduction in the "Tranche A Letter of Credit Sublimit" from $14,200,000 to $12,200,000. It also allowed for the release of prepetition liens upon the sale of the Island Power Corporation, permitted Covanta to engage in certain tax related restructurings, and permitted the rejection, if necessary, of contracts related to Covanta Tulsa, Inc.

         (h)      Seventh Amendment to DIP Financing Facility

         On May 23, 2003, the Debtors and the DIP Lenders entered into the seventh amendment to the DIP Financing Facility that provided for, among other things, approval for the restructuring of the obligations relating to the Hennepin WTE project and to permit amendments to the corresponding Tranche A and Tranche B Letters of Credit.

         (i)      Eighth Amendment to DIP Financing Facility

         On August 25, 2003, the Debtors and the DIP Lenders entered into the eighth amendment to the DIP Financing Facility that provided for, among other things, approval of the sale of the Corel Centre.

         (j)      Ninth Amendment to DIP Financing Facility

         On September 15, 2003, the Debtors and the DIP Lenders entered into the ninth amendment to the DIP Financing Facility that provided for, among other things, the extension of the termination date of the DIP Financing Facility to April 1, 2004 and approval of the Onondaga County, New York restructuring (described in Section VI.C.10 ).

3.       Adequate Protection

         In addition to the various provisions discussed above, the Final DIP Order provides that, in respect of only the Prepetition Liens, the Prepetition Lenders are granted adequate protection in the event that there is any postpetition diminution in the value of their respective interests the Prepetition Collateral resulting from (i) the Debtors' granting of priming liens on and security interests in the Prepetition Collateral in favor of the DIP Agents and DIP Lenders, (ii) the Debtors use of the Prepetition Lenders' cash collateral, the use of the Prepetition Collateral (other than the cash collateral), and (iii) the imposition of the automatic stay. Such adequate protection consists of the following:

         (a) The Prepetition Agents and the Prepetition Lenders are granted valid, perfected and non-voidable replacement security interests in and liens upon (the "Replacement Liens") all property of each of the Debtors, and all proceeds and products thereof. The Replacement Liens are subject to certain carve-outs: the liens granted pursuant to the Final DIP Order to the DIP Agents to secure the obligations of the Debtors under the DIP Financing Facility, valid, enforceable, perfected and non-voidable liens and security interests that existed on the Initial Petition Date (other than the Prepetition Liens and the Project Replacement Liens); and each Estate's interest in the proceeds of any avoidance action pursuant to sections 544 to 550 of the Bankruptcy Code.

         (b) The Prepetition Agents and the Prepetition Lenders are granted superpriority claims with priority over all administrative expenses ordered pursuant to the Bankruptcy Code, other than fees and expenses arising under section 726(b) of the Bankruptcy Code which are less than $1 million in aggregate. Such superpriority status is subject only to the superpriority claims granted to DIP Agents and DIP Lenders in respect of the obligations of the Debtors under the DIP Financing Facility; each Estate's interest in the proceeds of any avoidance action pursuant to sections 544 to 550 of the Bankruptcy Code; and certain carve-outs.

         (c) The Debtors are authorized and directed to pay in cash on a monthly basis all reasonable accrued fees and all costs, charges and expenses of Akin, Gump, Strauss, Hauer & Feld, L.L.P and Raymond James & Co. (subsequently replaced by Jeffries & Co.), in their respective capacity as advisors to the Informal Committee and Wells Fargo Bank Minnesota, N.A., in its capacity as indenture trustee for the 9.25% Debentures and Dorsey & Whitney, in its capacity as counsel to the Indenture Trustee, in connection with the Chapter 11 Cases, on the same terms and conditions that apply to the DIP Lenders.

          In addition, by order dated May 13, 2002 (Docket No. 287), General Electric Capital Corporation and certain of its affiliates (collectively "GECC") were granted adequate protection in the event that there is any postpetition diminution in the value of its interests in property (including cash collateral) used by the Debtors post-petition. Among other things, GECC generally was granted valid, perfected and non-voidable replacement security interests in and liens upon all property of each of the Debtors in which GECC held a security interest pre-petition, subject to certain carve-outs; HFC One Seller was required to make monthly payments to GECC consisting of (i) all interest owed to GECC under its pre-petition agreements with GECC, and (ii) 33.33% of monthly cash flow in excess of certain operating and other expenses; the SIGC Project Company was required to make most payments required under its pre-petition agreements with GECC (with certain limited exceptions); and the Debtors were authorized and directed to reimburse GECC for its reasonable legal expenses.

4.       Assumption and Rejection

         As debtors in possession, the Debtors have the right, subject to Court approval and certain other limitations, to assume or to reject executory contracts and unexpired leases. Contracts or leases that are assumed may be assigned to a third party as provided under the Bankruptcy Code.

         During these Chapter 11 Cases, the Debtors obtained several orders of the Court authorizing either the assumption, or assumption and assignment, of certain executory contracts and unexpired leases. For example, in connection with the sale of the Aviation Fueling Assets, on December 18, 2002, the Court entered an order (Docket No. 1203), authorizing the assignment of certain contracts and leases relating to that business to Allied Aviation Holdings, Inc., the purchaser of the Aviation Fueling Assets. Pursuant to the order approving the sale, the Debtors were relieved of any liability for breach of any such assigned contract, whether occurring before or after such assignment.

         The Court has also entered orders authorizing the rejection of certain contracts. For example, the Debtors rejected the lease relating to its former headquarters at 2 Penn Plaza in New York, New York and rejected a number of contracts related to a construction project in Nevada.

         The treatment of contracts or leases that have not been assumed or rejected by order of the Court as of the date hereof, is discussed in Article IX of the Reorganization Plan, Article IX of the Heber Reorganization Plan and
Article VIII of the Liquidating Plan. With respect to Reorganizing Covanta and certain other Reorganizing Debtors listed on Schedule 9.1A of the Reorganization Plan, on the Reorganization Effective Date all executory contracts and unexpired leases shall be deemed rejected other than those executory contracts or unexpired leases that are specifically designated as assumed on the Rejecting Debtors' Schedule of Assumed Contracts and Leases (to be filed prior to the Plans Confirmation Hearing), or as otherwise provided in Section 9.1(a) of the Reorganization Plan. For the Reorganizing Debtors listed on Schedule 9.1B of the Reorganization Plan, on the Reorganization Effective Date all executory contracts and unexpired leases shall be deemed assumed other than those executory contracts or unexpired leases that are specifically designated as rejected on the Assuming Debtors' Schedule of Rejected Contracts and Leases (to be filed prior to the Plans Confirmation Hearing), or as otherwise provided in
Section 9.1(b) of the Reorganization Plan.

         For the Heber Debtors, on the Heber Effective Date, all Heber Debtor Contracts, including the Heber Debtor Contracts identified on Exhibit B attached thereto and the mineral rights leases and related agreements identified on Exhibit C attached thereto, shall be deemed assumed by the relevant Heber Debtor, except as otherwise provided in Article IX of the Heber Reorganization Plan. Any affiliate of a Heber Debtor that is a party to a Heber Debtor Contract shall assign its rights and obligations under such Heber Debtor Contract to the Buyers upon the Heber Closing Date, provided that such Heber Debtor Contract is assumed pursuant to the Heber Reorganization Plan. Certain of the Debtor Sellers and certain of the Debtor Operators are also parties, along with the Heber Debtors, to certain of the Heber Debtor Contracts or parties to various other contracts relating to the Geothermal Business. Such Additional Contracts are identified on Exhibit D attached to the Heber Reorganization Plan. In accordance with section 365(f) of the Bankruptcy Code, upon the Heber Effective Date, the Additional Contracts shall be assumed and assigned to Buyers pursuant to the terms of the Heber Purchase Agreement or a Heber Alternative Transaction. In addition, upon the Heber Effective Date, the Debtor Operators shall assign to Buyers the O&M Contracts identified on Exhibit E attached to the Heber Reorganization Plan. The Heber Debtor Contracts identified on Exhibit F to the Heber Reorganization Plan, which were previously assumed by the Heber Debtors, will be transferred to Buyers pursuant to the Geothermal Sale.

         For Liquidating Debtors, on the Liquidation Effective Date all executory contracts and unexpired leases shall be deemed rejected other than those executory contracts or unexpired leases that are specifically designated on Schedule 8 of the Liquidation Plan, or as otherwise provided in Section 8 of the Liquidation Plan.

5.       Appointment of Creditors Committee

         On April 9, 2002 the United States Trustee for the Southern District of New York appointed the Creditors Committee in accordance with the applicable provisions of the Bankruptcy Code. The Creditors Committee is represented by Arnold & Porter. The Creditors Committee's financial advisor is Houlihan Lokey Howard and Zukin. The Creditors Committee currently consists of the following members:

                           Federal Insurance Company
                           c/o Chubb & Son
                           15 Mountain View Road
                           Warren, NJ 07059
                           Attn:  Richard E. Towle V.P. and Manager

                           Broad Street Resources, Inc.
                           66 Society Street
                           Charleston, SC 29401
                           Attn:  John J. Kruse

                           The General Electric Company
                           (GE Power Systems Division)
                           2 Corporate Drive
                           P.O.Box 861
                           Shelton, CT 06484-0861
                           Attn:  Glenn Reisman

                           Pacific Enterprises Energy Management Services 101 Ash Street
                           Mail Zone HQ-16C
                           San Diego, CA 92101
                           Attn:  Gary H. Hayes

                           Babcock Borsig Capital Corporation
                           82 Cambridge Street
                           Burlington, MA 01803
                           Attn:  Jessica Fees

6.       Exclusivity

         Pursuant to an order entered on March 27, 2003 (Docket No. 1391), the Court extended the Debtors' exclusivity period during which the Debtors may file a plan of reorganization (the "Exclusivity Period") through July 31, 2003 and the exclusive right to solicit acceptances thereto through September 23, 2003. On July 16, 2003 the Court entered an order (Docket No. 1746), extending the Exclusivity Period to and including August 14, 2003 with the exclusive right to solicit acceptances thereto through September 23, 2003. At a hearing before the Court on August 13, 2003, the Court extended the Exclusivity Period to and including September 4, 2003. On September 8, 2003, the Court entered an order (Docket No. 2055) extending the Exclusivity Period to and including September 10, 2003. On September 19, 2003, the Court entered an order (Docket No. 2109) extending the Exclusivity Period to and including December 8, 2003, with the exclusive right to solicit acceptances thereto through January 7, 2004.

7.       Discussions of Alternative Reorganization Plans

         Contemporaneously with the commencement of the Chapter 11 Cases, the Company executed a non-binding letter of intent with the investment firm of Kohlberg Kravis Roberts & Co. ("KKR"), pursuant to which KKR would acquire the Company. After conducting further due diligence, KKR made a further proposal in the third quarter of 2002, substantially along the lines of the letter of intent. The Company sought to negotiate this proposal with KKR to improve its terms for all creditors. Since KKR's proposal was contingent upon the Company's secured bank creditors providing new debt upon emergence, KKR conducted negotiations primarily with the Prepetition Lenders. In February 2003, KKR reduced the value of its offer and, consequently, the Debtors understand that KKR's revised proposal would have resulted in recoveries that are inferior to what creditors would obtain in the proposed Plans. KKR, the Company and the Prepetition Lenders have terminated discussions, although KKR has expressed a continuing interest in the Company should other structures not be achieved.

         In addition, in June and July 2003, the Debtors engaged in initial, non-binding discussions with another potential investor concerning a potential investment in the Company pursuant to a plan of reorganization. Following several weeks of due diligence and discussions involving the Debtors, the potential investor and the creditor constituencies, it was determined that the potential transaction would not be pursued because the Secured Bank Lenders and potential investor could not agree on arrangements for providing liquidity for the Company post-emergence.

         The Debtors have an obligation to seek to maximize recoveries for creditors generally. To that end, the Debtors will, consistent with their business judgment, continue to consider alternative transactions that would permit recoveries to creditors greater than those expected under the Plans.

8.       Sale of Geothermal Assets

         As more fully described herein, the Reorganization Plan and the Heber Reorganization Plan presume the sale of the Geothermal Business, and the use of certain of the proceeds of the Geothermal Sale as part of the funding for the Reorganizing Debtors' and Heber Debtors' emergence from their respective Chapter 11 Cases. As discussed above, the Debtors contemplate effecting the Geothermal Sale pursuant to either the Heber Sale Motion or the Heber Reorganization Plan. Subject to higher and better offers pursuant to the Heber Bidding Procedures Order (and without prejudice to the Proposed Buyers' rights under the Heber Purchase Agreement), the Heber Reorganization Plan involves (a) the sale of the Geothermal Business, and transfer of ownership of the Heber Debtor Holding Companies and the Heber Debtor Project Companies, to the Proposed Buyers; (b) the payment in full, or continuation of the GECC Liens; (c) the termination of the DIP Financing Facility with respect to the Heber Debtors, subject to the consent of the requisite DIP Lenders; (d) payment of all Claims (other than Intercompany Claims) in full; and (e) distribution of all remaining proceeds of the Geothermal Sale to the Reorganizing Debtors. Other than the holders of Claims against or Equity Interests in the Heber Debtors that are insiders, the holders of Claims against or Equity Interests in the Heber Debtors are Unimpaired under the Heber Reorganization Plan. As such, no creditors will be entitled to vote to reject or accept the Heber Reorganization Plan and the Heber Debtors will not be soliciting any such creditors.

9.       Sale of Non-Core Assets

         During these Chapter 11 Cases, the Debtors have disposed of a number of non-core assets that are not necessary to the Reorganizing Debtors and Heber Debtors' ongoing businesses.

         Pursuant to an order of the Court (Docket No. 832), on August 29, 2002, Debtor Ogden Central and South America, Inc. sold its interests in Casino Iguazu.

         In addition, pursuant to an order of the Court (Docket No. 1127), on December 3, 2002, Ogden Central and South America, Inc. and Ogden Services Corporation, each Debtors in these Chapter 11 Cases, closed the sale of all issued and outstanding shares of capital stock in Ogden Argentina S.A., thereby disposing of the Company's interest in the La Rural Fairgrounds.

         On December 31, 2002, pursuant to an order by the Court (Docket No.
1203), the Company sold its remaining Aviation Fueling Assets, consisting of fueling operations at the three major New York City area airports. As part of this sale, PA Aviation Fuel Holdings, Inc., one of the Debtors in these Chapter 11 Cases, sold all of the issued and outstanding shares of capital stock in the following four entities: Ogden Aviation Service Company of New Jersey, Inc., Ogden Aviation Service Company of New York, Inc., LaGuardia Fuel Facilities Corporation and Newark Automotive Fuel Facilities Corporation (collectively, the "Allied Acquired Companies"). Pursuant to the order approving the sale, the bankruptcy cases of the Allied Acquired Companies were dismissed. In addition, as part of the sale, Ogden New York Services, Inc. sold substantially all of its assets and business operations and certain obligations and liabilities relating thereto. Ogden New York Services retained certain environmental liabilities relating to JFK Airport, as more fully described in the order approving the sale.

         On August 5, 2003 Covanta assumed an Amended Option and Usufruct Agreement pertaining to AA 2000, an Argentine airport, which is by and between Eduardo Eurnekian and Covanta in an attempt to transfer Ogden's equity to Eurnekian or designee in exchange for a cash payment to Covanta for approximately $2,500,000. The assumption of the Amended Option and Usufruct Agreement was approved by the Court on July 24, 2003 (Docket No. 1799).

         Please see Section VI.C.13 for a discussion of the disposition proceedings in connection with the Team and Arenas.

10.      Restructuring of Certain Projects

         The Chapter 11 Cases have provided the Reorganizing Debtors with the opportunity to reevaluate operations, including those within their core business segments, to determine which projects will contribute positively to their restructuring efforts. As part of this review, the Reorganizing Debtors have engaged in negotiations with various municipalities and other parties in interest with the goal of enhancing financial performance or reducing risk associated with certain of its projects.

         The Reorganizing Debtors and contract parties have reached agreement with respect to, or are in the process of seeking approvals for, material restructuring of their mutual obligations in connection with four (4) WTE projects, as further summarized below (the Reorganizing Debtors also are involved in material disputes, and/or litigation with respect to two (2) additional WTE facilities, described in Section VI.C.14 below). The Reorganizing Debtors also are involved in negotiations concerning a restructuring of their obligations with respect to their Tampa Bay, Florida water desalinization project, which also may become the subject of litigation. To the extent agreements have been reached or are reached in the future concerning such restructurings, each restructuring has been or will need to be approved by the Court, and the executory contracts related thereto will be modified and assumed, pursuant to the Reorganization Plan or otherwise approved by separate order of the Court. However, with several of these projects, aspects of the potential restructurings remain subject to conditions subsequent and there can be no guarantee that all these conditions will be satisfied on or before the Reorganization Effective Date. As a result, the Reorganizing Debtors have expressly reserved their rights, in the event that such conditions subsequent fail to occur on or before the Reorganization Effective Date, to reject the executory contracts associated therewith, to designate certain Debtors currently identified as Reorganizing Debtors as Liquidating Debtors, or to withdraw the applicable Plan solely as to such Debtors' Estates.

         (a)      Warren County, New Jersey

          Debtor Covanta Warren Energy Resource Co., Limited Partnership ("Covanta Warren") and the Pollution Control Financing Authority of Warren County ("Warren Authority") have been engaged in discussions and negotiations for an extended period of time concerning a potential restructuring of the parties' rights and obligations under various agreements related to Covanta Warren's operation of a WTE facility located in Oxford Township, Warren County, New Jersey (the "Warren Facility"). Those negotiations were in part precipitated by a 1997 federal Court of Appeals decision invalidating certain of the State of New Jersey's waste-flow laws, which resulted in significantly reduced revenues for the Warren Facility. Since 1999, the State of New Jersey has been voluntarily making all debt service payments with respect to the project bonds issued to finance construction of the Warren Facility, and Covanta Warren has been operating the Warren Facility pursuant to a letter agreement with the Warren Authority which modifies the existing Service Agreement for the Warren Facility.

         Although discussions continue, to date Covanta Warren and the Warren Authority have been unable to reach an agreement to restructure the contractual arrangements governing Covanta Warren's operation of the Warren Facility. The Warren Authority has indicated that a consensual restructuring of the parties' contractual arrangements may be possible in 2004. In addition, the Warren Authority has agreed to release approximately $1.2 million being held in escrow to Covanta Warren so that Covanta Warren may perform an environmental retrofit during 2004. Based upon the foregoing and internal projections which indicate that Covanta Warren likely will not operate at a loss next year, the Debtors have determined not to propose a plan of reorganization or plan of liquidation for Covanta Warren at this time, and instead that Covanta Warren should remain a debtor-in-possession after the Plans are confirmed with respect to the other 150 Debtors. In order to implement this course of action, and as further discussed in Section VIIE.4(b), the Debtors contemplate that Covanta Energy Resource Corp. ("CERC") and Covanta OPWH, Inc. ("Covanta OPWH"), Reorganizing Debtors which together own 100% of the equity in Covanta Warren, will sell such equity to two other Debtors holding no assets or liabilities, which would operate as holding companies for Covanta Warren. The Debtors do not believe that this will impair the other Debtors' ability to confirm and consummate the Plans, or the terms of any exit financing available to such other Debtors.

         In order to emerge from bankruptcy without uncertainty concerning potential claims against Covanta related to the Warren Facility, Covanta will be rejecting its guarantees of Covanta Warren's obligations relating to the operation and maintenance of the Warren Facility. The Debtors anticipate that if a restructuring is consummated, Reorganized Covanta may at that time issue a new parent guarantee in connection with that restructuring and emergence from bankruptcy.

         In the event the parties are unable to timely reach agreement upon and consummate a restructuring of the contractual arrangements governing Covanta Warren's operation of the Warren Facility, the Debtors may, among other things, elect to litigate with counterparties to certain agreements with Covanta Warren, assume or reject one or more executory contracts related to the Warren Facility, attempt to file a plan of reorganization on a non-consensual basis, or liquidate Covanta Warren. In such an event, creditors of Covanta Warren may not receive any recovery on account of their claims.

         (b)      Onondaga County, New York

         Shortly before the Initial Petition Date, the Onondaga County Resource Recovery Agency ("OCRRA") purported to terminate the Service Agreement between OCRRA and Covanta Onondaga, LP ("Covanta Onondaga") based upon Covanta's failure to provide a letter of credit following its downgrade by rating agencies. Covanta Onondaga challenged that purported termination by OCRRA. The dispute between Covanta Onondaga and OCRRA concerning that termination, as well as disputes concerning which court would decide that dispute, led to contentious litigation in state court and several bankruptcy, district and appellate federal courts.

         The Debtors have been engaged in lengthy negotiations with OCRRA and certain bondholders and limited partners in connection with a WTE facility that the Debtors operate in Onondaga County, New York (the "Onondaga Facility"). The parties have reached a tentative agreement to provide for the continued operation of the Onondaga Facility, to restructure the debt related to the Onondaga Facility, and to resolve their disputes, and the Court entered an order approving that compromise and restructuring on October 9, 2003 (Docket No.
2332). If consummated, the proposed restructuring will provide for the continued operation of the Onondaga Facility by Covanta Onondaga, as well as numerous modifications to agreements relating to the Onondaga Facility, including: (i) the restructuring of the bonds issued to finance development and construction of the Onondaga Facility; (ii) reduction in the amount of the service fee payable to Covanta Onondaga; (iii) elimination of the requirement that Covanta provide letter of credit support, and a reduction in the maximum amount of the parent company guarantee; and (iv) material amendments to the agreements between Covanta Onondaga's third party limited partners and the other Debtors.

         In the event the parties are unable to timely consummate the restructuring described above, the Debtors may, among other things, elect to litigate with counterparties to certain agreements with Covanta Onondaga, assume or reject one or more executory contracts related to the Onondaga Facility, recharacterize Covanta Onondaga as a Liquidating Debtor, and/or withdraw Covanta Onondaga as a Reorganizing Debtor and subsequently file a separate plan of reorganization for Covanta Onondaga. In such an event, creditors of Covanta Onondaga may not receive any recovery on account of their claims. The Debtors are not able to determine at this time whether a failure to timely consummate a restructuring transaction with respect to Covanta Onondaga would impair the other Debtors' ability to confirm and consummate the Plans, or the terms of any exit financing available to such other Debtors.

         (c)      City of Tulsa, Oklahoma

         Covanta Tulsa, Inc. ("Covanta Tulsa") operates the WTE facility located in Tulsa, Oklahoma (the "Tulsa Facility") pursuant to a Service Agreement with the Tulsa Authority for Recovery of Energy which expires in 2007. Covanta leases the facility from CIT Group/Capital Finance, Inc. ("CIT") under a long-term lease presently expiring in 2012 (the "CIT Lease").

         Covanta Tulsa and CIT had been engaged in negotiations to restructure the contractual arrangements between Covanta Tulsa and CIT related to Covanta Tulsa's operation of the Tulsa Facility, which is projected to become unprofitable for Covanta Tulsa unless Covanta Tulsa's agreements with CIT are restructured, but those negotiations failed. As a result, the Debtors have wound down business operations at the Tulsa Facility, and are in the process of turning over the Tulsa Facility to CIT. It has not yet determined whether the facility will be shuttered, or whether operations can and will be transitioned to a replacement operator for the Tulsa Facility.

         The Debtors will be rejecting all executory contracts related to the Tulsa Facility other than those assigned to CIT. In addition, Covanta Tulsa has been classified as a Liquidating Debtor, and as a result unsecured creditors of Covanta Tulsa likely will not receive any recovery on account of their pre-petition claims. In addition, CIT has indicated that it intends to assert a material claim against Covanta, as guarantor of Covanta Tulsa's obligations, which claim the Debtors will treat as a general unsecured Class 6 Claim against Covanta, and it may attempt to assert material administrative claims against Covanta Tulsa.

         In the unlikely event an agreement were to be reached with CIT, the Debtors may amend the Plans to reclassify Covanta Tulsa as a Reorganizing Debtor, in which case unsecured creditors likely would receive a recovery on account of their claims, and Covanta Tulsa will continue to operate the Tulsa Facility for some period of time.

         The Debtors do not believe that the classification of Covanta Tulsa as a Liquidating Debtor and the cessation of operation of the Tulsa Facility will impair the other Debtors' ability to confirm and consummate the Plans, or the terms of any exit financing available to such other Debtors. The Debtors also do not believe that reaching an agreement with CIT would materially improve the Debtor's financial condition.

         (d)      Hennepin County, Minnesota

         On June 11, 2003, the Debtors received Court approval (Docket No. 1597) to restructure certain agreements relating to the Debtors' WTE project at Hennepin, Minnesota. The key elements of the restructuring are: (i) the purchase by Hennepin County of the ownership interests of GECC in the operating facility,
(ii) the termination of certain leases, the existing Service Agreement and certain financing and other agreements; (iii) entry into a new Service Agreement, guarantee and security agreement, which, among other things, reduces the County's payment obligations to the Company's operating subsidiary under the Service Agreement and requires the Company's operating subsidiary to provide a letter of credit in an amount not less than that provided to GECC; (iv) the refinancing of bonds issued in connection with the development and construction of the project; and (v) assumption and assignment to Hennepin County of certain interests in the project's electricity sale agreement. The Hennepin restructuring was completed on July 8, 2003.

         (e)      Union County, New Jersey

         On June 19, 2003, Debtor Covanta Union, Inc. ("Covanta Union") received Court approval (Docket No. 1621) to restructure certain agreements relating to the Debtors' WTE project at Rahway, Union County, New Jersey (the "Union Facility"), and to settle certain disputes with the Union County Utilities Authority (the "Union Authority") related to Covanta Union's operation of the Union Facility. The restructuring facilitates the Union Authority's implementation of a solid waste flow control program and accounts for the impact of recent court decisions upon the agreements between Covanta Union and the Union Authority. Key elements of the restructuring include: (i) modifying the existing project agreements between Covanta Union and the Union Authority and
(ii) executing a settlement agreement and a release and waiver with the Union Authority resolving disputes that had arisen between Covanta Union and the Union Authority regarding unpaid fees. The Union restructuring is substantially complete.

         (f)      Tampa Water Facility

         Covanta Tampa Construction, Inc. ("CTC"), a subsidiary of the Debtors, is currently completing construction of a 25 million gallon per day desalination-to-drinking water facility (the "Tampa Water Facility") under a contract with Tampa Bay Water Authority ("Tampa Bay Water" or "TBW") near Tampa, Florida. CTC is not a Debtor, although Covanta Energy Group, Inc., which is a Debtor, has guaranteed CTC's performance under its construction contract with TBW. A separate subsidiary, Covanta Tampa Bay, Inc. ("CTB") has entered into a postpetition contract with TBW to operate the Tampa Water Facility after construction and testing is completed by CTC. CTB is a Debtor.

         While construction of the Tampa Water Facility is substantially complete, the parties have material disputes among them, primarily relating to
(i) whether CTC has satisfied acceptance criteria for the Tampa Water Facility, and (ii) whether Tampa Bay Water has obtained certain permits necessary for CTC to complete start-up and testing, and for CTB to subsequently operate the Tampa Water Facility. In October 2003, TBW issued a default notice to CTC, which CTC is vigorously contesting, and has indicating that it intends to commence arbitration proceedings against CTC. Tampa Bay Water also has suggested that the Debtors bring in a partner to assist with completion and testing issues, and potentially to assist with operations after acceptance. The Debtors are discussing potential solutions with Tampa Bay Water, including but not limited to the addition of a partner acceptable to Tampa Bay Water. CTC also is preparing to commence acceptance tests on the Tampa Water Facility and is continuing efforts to reconcile differences with Tampa Bay Water in order to avoid the significant costs and delays of a default dispute.

         The Debtors believe that it would be beneficial to resolve their differences with Tampa Bay Water, or terminate their agreements with Tampa Bay Water, prior to confirmation of their Plans. In the event that the parties are unable to consensually resolve their differences, and depending upon (among other things) the outcome of the dispute with Tampa Bay Water, the Debtors may, among other things, commence litigation against Tampa Bay Water, assume or reject one or more executory contracts related to the Tampa Water Facility, recharacterize CTB as a Liquidating Debtor, and/or withdraw CTB as a Reorganizing Debtor and subsequently file a separate plan of reorganization for it and/or CTC. In addition, CTC may file a bankruptcy petition. In such an event, creditors of CTC and CTB may not receive any recovery on account of their claims. The Debtors do not believe that a failure to resolve the dispute or timely consummate a restructuring transaction with respect to CTB and/CTC would impair the other Debtors' ability to confirm and consummate the Plans, or the terms of any exit financing available to such other Debtors.

11.      9.25% Debentures Adversary Proceeding

         On May 15, 2002, pursuant to the Final DIP Order, the Debtors, the Prepetition Lenders and the Informal Committee stipulated that the 9.25% Debenture Holders were secured parties. The Final DIP Order includes a provision reserving the Creditors Committee's right to challenge the secured status of the 9.25% Debenture Holders.

         On August 6, 2002, pursuant to 11 U.S.C.ss.ss. 1103(c)(5) and 1109(b), the Creditors Committee commenced an adversary proceeding against Wells Fargo Bank Minnesota, N.A. ("9.25% Indenture Trustee"), as trustee (Adv. No. 02-3004) (the "9.25% Debentures Adversary Proceeding"), challenging the secured status of the 9.25% Debenture Holders. The Informal Committee was later added as a defendant-intervener. The Debtors have not been named as parties in the 9.25% Debentures Adversary Proceeding.

         Among other things, the Creditors Committee's complaint (as amended) alleges that the applicable provisions of the Indenture, dated as of March 1, 1992 (the "9.25% Indenture"), under which the debentures were issued that would otherwise trigger Covanta's obligation to grant a lien to secure the 9.25% Debenture Holders has never been satisfied. The complaint also alleges that the 9.25% Debenture Holders never properly entered into a security agreement or perfected their lien. Furthermore, the complaint alleges that to the extent any lien was granted, it was granted during the 90 days prior to the Initial Petition Date and is therefore avoidable as a preferential transfer under 11 U.S.C. ss. 547.

         On October 22, 2002, the 9.25% Indenture Trustee filed a motion (Docket No. 3), to dismiss the Creditors Committee's complaint, arguing that the Creditors Committee did not have standing to prosecute the 9.25% Debentures Adversary Proceeding, on the basis of United States Supreme Court's decision in Hartford Underwriters Ins. Co. v. Union Planters Bank, N.A., 530 U.S. 1 (2000). The Court denied the motion to dismiss. The 9.25% Indenture Trustee has filed an appeal of the Court's decision.

         As requested by the Debtors and as ordered by the Court (Docket No.
41), on May 7, 2003, the parties to the 9.25% Debentures Adversary Proceeding commenced a mediation that resulted in an agreement in principle to settle the 9.25% Debentures Adversary Proceeding. Based on the results of the mediation, the Creditors Committee has proposed a basis in principle to resolve the 9.25% Debentures Adversary Proceeding, which is incorporated into the Reorganization Plan in the 9.25% Settlement. Each holder of a 9.25% Debenture Claim is provided with an opportunity to opt out of participation in the 9.25% Settlement. In the event that holders of 9.25% Debenture Claims with Claims in excess of $10 million opt out of the 9.25% Settlement, the 9.25% Debentures Adversary Proceeding will continue but only with respect to such holders. The following summary of the contemplated 9.25% Settlement is qualified in its entirety by the actual terms of the Reorganization Plan. To the extent that there are any inconsistencies between the description provided herein and the contemplated 9.25% Settlement, the actual terms of the Reorganization Plan shall govern. In pertinent part, the contemplated 9.25% Settlement provides as follows:

               1. Upon the entry of a Confirmation Order with respect to the Reorganization Plan or Substantial Consummation of the Reorganization Plan in which the 9.25% Settlement has been accepted by Accepting Bondholders, the Creditors Committee shall be deemed to have acknowledged, for those Accepting Bondholders, the validity, priority, non-avoidability, perfection and enforceability of the liens and claims of the Indenture Trustee for the benefit of the Indenture Trustee and with respect to each such Accepting Bondholder shall be deemed to have been fully released from any right to challenge such liens.

               2. Upon confirmation of the Reorganization Plan, holders of Allowed Parent and Holding Company Unsecured Claims shall be entitled to receive 12.5% of the first $84 million of each component of value distributable to the Accepting Bondholders pursuant to the Reorganization Plan (the "Settlement Distribution," as defined in the Reorganization Plan), which entitlement shall be effectuated under the Reorganization Plan.

               3. Pursuant to the Reorganization Plan, fees and expenses incurred by the Creditors Committee relating to the Adversary Proceeding, through the Plans Confirmation Date, shall be paid by Covanta (subject to the ordinary fee approval process of the Court), notwithstanding any prior order limiting the amount of cash collateral authorized to be used for such fees and expenses.

               4. Pursuant to the Reorganization Plan, the holders of Allowed Parent and Holding Company Claims shall receive (A) a waiver by the Indenture Trustee and by the Accepting Bondholders of (i) any deficiency claim on account of the Allowed Subclass 3B Secured Claims held by them, and (ii) the benefits of the subordination provisions contained in the Convertible Subordinated Bonds, and (B) the treatment and distributions set forth in Section 4.6(b) of the Reorganization Plan.

               5. The Accepting Bondholders agree not to file, sponsor, support or vote for any plan of reorganization or other transaction in the Chapter 11 proceedings which does not contain all of the substantive terms set forth in the 9.25% Settlement which are designated to be included in the Reorganization Plan, or which is in any way substantively inconsistent with any such terms.

12.      Agreements with the holders of Secured Claims

         Throughout the course of these proceedings, the Debtors have engaged in extensive discussions with the Agent Banks, the Secured Bank Lenders and the 9.25% Debenture Holders regarding the treatment of their Allowed Secured Claims and the overall resolution of these Chapter 11 Cases. In particular, the Debtors and these parties are currently discussing, and expect to enter into, the following proposed agreements that have been incorporated into the Reorganization Plan and the Liquidation Plan:

         (a) In order to facilitate the ongoing operations of the Reorganized Debtors, the Reorganization Plan contemplates that the DIP Lenders will agree to the reinstatement of certain letters of credit that had been issued pursuant to Tranche B of the DIP Financing Facility in the aggregate face amount of $176 million.

         (b) Certain of the Secured Bank Lenders together with the Additional New Lenders would enter into the Exit Financing Agreements that will provide in the aggregate commitments for the issuance of additional letters of credit in an amount up to $87 million and new revolving lines of credit in an aggregate amount of up to $50 million for purposes of further supporting the Reorganizing Debtors' ongoing business operations.

         (c) The Debtors have estimated the Prepetition Lenders' aggregate Allowed Secured Claim in the amount of $434 million, including interest and fees, which amount is subject to final allowance by the Court. As explained in greater detail below, the Prepetition Lenders would accept a Distribution under the Reorganization Plan in connection with their Allowed Secured Claim while waiving any Distribution with respect the Prepetition Lender Deficiency Claim and also waiving any Distribution under the Liquidation Plan. Similarly, the Debtors have estimated the 9.25% Debenture Holders' Allowed Secured Claims in the aggregate amount of $105 million, which amount is subject to final allowance by the Court. As explained in more detail below, those 9.25% Debenture Holders that become Accepting Bondholders would accept a Distribution under the Reorganization Plan in connection with their Allowed Secured Claim, agree to waive their rights to receive the Settlement Distribution, agree to waive any Distribution with respect to the 9.25% Debentures Deficiency Claim and also waive their right to any Distribution under the Liquidation Plan.

         (d) Additionally, the Liquidation Plan currently contemplates that the holders of Class 3A Claims under the Liquidation Plan waive their right to any Distributions under the Liquidation Plan, and instead are deemed to direct that such Distributions (comprised of certain Liquidation Proceeds and other Claims) be contributed to Reorganized Covanta. More specifically, under this formulation, the Secured Bank Lenders, in their capacity as Prepetition Lenders, and the 9.25% Debenture Holders, would be deemed to direct that (i) the Distribution of Liquidation Proceeds to which they would otherwise be entitled, and (ii) certain other Liquidation Assets, on which they have a lien, be transferred to Reorganized Covanta. Similarly, as further part of this contemplated compromise, the Secured Bank Lenders, in their capacity as DIP Lenders, would be deemed to direct that certain Liquidation Assets or Collateral held by the Liquidating Non-Pledgor Debtors, upon which the DIP Lenders have a first priority lien and otherwise are entitled to the proceeds of under the Liquidation Plan, also be contributed to Reorganized Covanta, in lieu of the receipt by the DIP Lenders of any Distributions under the Liquidation Plan. Up to $3,000,000 of the Liquidation Proceeds described above will be used to fund the implementation of the Liquidation Plan. Ultimately, the acceptance of the Distributions of the secured parties listed above under the Reorganization Plan and waiver of their Distributions under the Liquidation Plan will ultimately enhance the value of Reorganized Covanta and inure to the benefit of such secured parties via their Distributions under the Reorganization Plan.

         (e) In connection with the Intercreditor Agreement, certain of the Prepetition Lenders were entitled to receive priority recoveries and ratable paydowns with respect to their Claims against the Debtors (the "Priority Bank Claims"). In order to account for the priority rights arising under the Intercreditor Agreement, the Reorganization Plan includes certain provisions that relate solely to the Distribution among holders of Subclass 3A Claims. Specifically, as a first step in making a Subclass 3A Distribution, the Reorganization Plan provides that the holders of Allowed Priority Bank Claims will receive first, to the extent available, Excess Distributable Cash, and thereafter New High Yield Secured Notes in an amount equal to the Allowed Priority Bank Claims in full settlement, release and discharge of such Claims. After payment in full of these Priority Bank Claims, the Reorganization Plan then provides that the holders of Allowed Non-Priority Subclass 3A Claims shall receive a Distribution consisting of a Pro Rata Share of the remaining Subclass 3A Recovery.

         (f) Under the proposed settlement of the Loss Sharing Litigation, the current synthetic pooling arrangement (i.e., loss sharing under the Intercreditor Agreement) will be replaced with an actual pooling of exposures among the Canadian Loss Sharing Lenders and the Pooled Facility Lenders.

13.      Proceedings Related to the Team, the Corel Centre and Arrowhead Pond

         (a)      The Team and the Corel Centre

         On January 9, 2003, the Team filed for protection with the Ontario Superior Court of Justice (the "Canadian Court") and was granted protection under Canada's Companies' Creditors Arrangement Act ("CCAA"). PricewaterhouseCoopers Inc. was appointed as monitor under the CCAA insolvency proceedings and is supervising endeavors to sell the Team's franchise under the direction of the Canadian Court. On April 25, 2003, the monitor entered into an asset purchase agreement with Capital Sports & Entertainment Inc. ("CSE") pursuant to which CSE agreed to purchase the Team's franchise and certain related assets, which the Canadian Court approved on May 9, 2003. On May 27, 2003, upon a motion by Covanta as senior secured creditor to Palladium Corporation ("Palladium"), the Canadian Court appointed Ernst & Young Inc. as interim receiver of Palladium, the owner of the Corel Centre. On June 4, 2003, the interim receiver entered into an asset purchase agreement with Capital Sports Properties Inc. ("CSP"), an affiliate of CSE, pursuant to which CSP agreed to purchase the Corel Centre and certain related assets, which the Canadian Court approved on June 20, 2003. The transactions to purchase the Team and the Corel Centre were consummated on August 26, 2003. Upon closing, the Company received approximately CDN$27.5 million and obtained releases from certain guarantees provided to lenders to the Team.

         (b)      Arrowhead Pond

         Since 1999, Covanta has been soliciting potential buyers for the management rights to the Arrowhead Pond. Several different parties had expressed initial interest, with some parties submitting bids that were later withdrawn; however, no final agreement has yet been reached with any party. Covanta is actively pursuing options for the sale of the management rights to the Arrowhead Pond.

14.      Other Postpetition Litigation

         (a)      Lake County, Florida

         In late 2000, Lake County, Florida ("Lake County") commenced a lawsuit in Florida state court against Covanta Lake, Inc. ("Covanta Lake") relating to the WTE facility operated by Covanta in Lake County, Florida (the "Lake Facility"). In the lawsuit, the County sought to have its Service Agreement with Covanta Lake declared void and in violation of the Florida Constitution. That lawsuit was stayed by the commencement of the Chapter 11 Cases. Lake County subsequently filed a proof of claim seeking in excess of $70 million from Covanta Lake and Covanta.

         After several months of negotiations that failed to produce a settlement between Covanta Lake and Lake County, on June, 20, 2003, Covanta Lake filed a motion with the Court (Docket No. 1627), seeking entry of an order (i) authorizing Covanta Lake to assume, effective upon confirmation of a plan of reorganization for Covanta Lake, its Service Agreement with Lake County, (ii) finding no cure amounts due under the Service Agreement, and (iii) seeking a declaration that the Service Agreement is valid, enforceable and constitutional, and remains in full force and effect. Contemporaneously with the filing of the assumption motion, Covanta Lake filed an adversary complaint (Adv. No. 03-04382-cb) asserting that Lake County is in arrears to Covanta Lake in the amount of more than $8.5 million.

         Lake County has filed an answer to Covanta Lake's complaint, and expedited discovery is underway. In addition, Covanta Lake has filed a motion (Adv. 03-04382, Docket No. 23) seeking a determination concerning the validity and constitutionality of its Service Agreement, as well as other dispositive motions. The Court is scheduled to conduct a trial with respect to both the motion to assume and the adversary proceeding commencing on November 3, 2003.

         Recently, the Debtors and Lake County renewed their settlement negotiations. The Debtors anticipate that if those settlement negotiations are fruitful, they could result in termination of the Service Agreement and the establishment of a new, long-term commercial arrangement between Covanta Lake and Lake County that would permit continued operation of the Lake Facility by Covanta Lake. Settlement negotiations are ongoing, the Debtors and Lake County have executed a non-binding term sheet, and the parties are drafting definitive documentation. The tentative settlement is contingent upon, among other things, receipt of all necessary approvals, as well as a favorable outcome to the Debtors' pending objection to the proof of claims filed by F. Browne Gregg, a third-party beneficiary of the existing Service Agreement that would be terminating under tentative settlement.

         In the event the parties are unable to consensually resolve their differences, and depending upon (among other things) the timing, nature and outcome of the litigation with Lake County, the Debtors may determine to, among other things, assume or reject one or more executory contracts related to the Lake Facility, recharacterize Covanta Lake as a Liquidating Debtor, and/or withdraw Covanta Lake as a Reorganizing Debtor and subsequently file a separate plan of reorganization for Covanta Lake. In such an event, creditors of Covanta Lake may not receive any recovery on account of their claims. The Debtors are not able to determine at this time whether a failure to resolve the litigation or timely consummate a restructuring transaction with respect to Covanta Lake would impair the other Debtors' ability to confirm and consummate the Plans, or the terms of any exit financing available to such other Debtors.

         (b)      Town of Babylon, New York

         The Town of Babylon, New York (the "Town") filed a proof of claim against Covanta Babylon, Inc. ("Covanta Babylon") for approximately $13.4 million in prepetition damages and $5.5 million in postpetition damages, alleging that Covanta Babylon has accepted less waste than required under the Service Agreement between the Town and Covanta Babylon. The Town also filed a motion (Docket No. 1405) to modify the automatic stay in order to permit it to commence arbitration against the Company. The Company has filed an objection (Docket No. 1418) to the Town's claim and the motion to modify the stay. The Court has issued a temporary restraining order (Adv. 03-02387, Docket No. 6) barring the Town from proceeding with the arbitration. The parties have agreed that disputes between the parties shall be resolved before the Court.

         The Company believes that it is in full compliance with the express requirements of the contract and was entitled to adjust the amount of waste it is required to accept to reflect the energy content of the waste delivered. It therefore believes it has valid defenses to the Town's claim. In the event the parties are unable to consensually resolve their differences, and depending upon (among other things) the outcome of the litigation with the Town, the Debtors may, among other things, assume or reject one or more executory contracts related to the Babylon Facility, recharacterize Covanta Babylon as a Liquidating Debtor, and/or withdraw Covanta Babylon as a Reorganizing Debtor and subsequently file a separate plan of reorganization for Covanta Babylon. In such an event, creditors of Covanta Babylon may not receive any recovery on account of their claims. The Debtors are not able to determine at this time whether a failure to resolve the litigation or timely consummate a restructuring transaction with respect to Covanta Babylon would impair the other Debtors' ability to confirm and consummate the Plans, or the terms of any exit financing available to such other Debtors.

         (c)      Onondaga County, New York

         Prior to the Initial Petition Date, Covanta Onondaga commenced litigation challenging an effort by OCRRA to terminate its Service Agreement with Covanta Onondaga. Subsequent to the Initial Petition Date, Covanta Onondaga sought to remove that litigation from New York state court to the Court. On August 13, 2002 the U.S. District Court (NDNY) granted OCRRA's motion to remand the matter to state court and denied Covanta Onondaga's motion to transfer the matter to the Court. After Covanta Onondaga sought a ruling from the Court that the automatic stay applied to the state court litigation, OCRRA obtained another order from the U.S. District Court (NDNY) enjoining Covanta Onondaga and the Court from ruling on Covanta Onondaga's request (which order Covanta Onondaga appealed), and then sought in late 2002 a ruling from the state court declaring that its termination of the Service Agreement had been effective. The U.S. Court of Appeals for the Second Circuit eventually enjoined OCRRA from proceeding with the state court litigation pending disposition of Covanta Onondaga's appeal, and reversed the District Court's injunction in January 2003. The Court thereafter ruled that OCRRA's efforts in state court violated the automatic stay, and enjoined OCRRA from proceeding further with such efforts. OCRRA filed requests with the Court asking that the automatic stay be lifted to permit the state court action to proceed, which requests were twice denied (Docket Nos. 1786 and 1833). OCRRA has appealed all of these Court orders, and those appeals are now pending. The appeals have been stayed pending the parties' tentative settlement, described in Section VI.C.10 above.

         As noted in Section VI.C.10 above, in the event the parties are unable to timely consummate the restructuring described therein, the Debtors may, among other things, elect to litigate with counterparties to certain agreements with Covanta Onondaga, assume or reject one or more executory contracts relating to the Onondaga Facility, recharacterize Covanta Onondaga as a Liquidating Debtor, and/or withdraw Covanta Onondaga as a Reorganizing Debtor and subsequently file a separate plan of reorganization for Covanta Onondaga. The Debtors are not able to determine at this time whether a failure to timely consummate the Covanta Onondaga restructuring transaction described in Section VI.C.10 above would impair the other Debtors' ability to confirm and consummate the Plans, or the terms of any exit financing available to such other Debtors.

         (d)      Allied Aviation Litigation

         In December 2001, Ogden Allied Maintenance Corporation and Covanta entered into an agreement with Allied Aviation Holdings Corporation ("Allied") and others by which Allied acquired the Company's aviation fueling businesses. In December 2002, Ogden New York Services, Inc., PA Aviation Fuel Holdings, Inc., and Covanta entered into an agreement by which Allied acquired the Debtors' Aviation Fueling business. Following the acquisitions, disputes arose between the Company and Allied.

         In the adversary entitled Covanta Energy Corp. et al., v. Allied Aviation Holdings Corp. et al., Adv. No. 03-3008 (CB) the Debtors assert, among other things, that Allied (i) has come into possession of tax refunds in excess of $2 million (Canadian) that are the property of the Debtors' Estates, (ii) has received certain payments relating to the operations of Ogden New York Services, Inc. in excess of $850,000 that are the property of the Debtors' Estates, (iii) has not reimbursed the Debtors for certain transition services, (iv) has failed to indemnify the Debtors for certain costs, and (v) has failed to provide coverage for certain retirees in breach of its contractual obligations. Allied has filed an answer to the Debtors' complaint, asserting that the Debtors breached certain agreements, and also filed a motion to dismiss the Debtors' complaint, claiming that the matters alleged in the complaint must be mediated and arbitrated, pursuant to the parties' agreements, rather than litigated before the Court. On August 27, 2003, the Court ordered that the parties mediate their dispute. In addition, the parties have been in settlement negotiations, and a tentative settlement has been reached, subject to definitive documentation and court approval. The Debtors believe that the outcome of the litigation will not have a material impact upon the Debtors' ability to confirm and consummate the Plans.

         (e)      Martin County Coal Corporation Litigation

         Motions for relief from the Chapter 11 automatic stay (Docket No. 1281) have been filed with the Court by a group of plaintiffs, led by Martin County Coal Corporation, to join Ogden Environmental and Energy Services ("OEES"), a Liquidating Debtor subsidiary of Covanta, as a third party defendant to several pending Kentucky state court litigations arising from an October 2000 failure of a mine waste impoundment that resulted in the release of approximately 250 million gallons of coal slurry. Plaintiffs allege that OEES is liable to Martin County Coal in an unspecified amount for contribution and/or indemnification arising from an independent contractor agreement to perform engineering and technological services with respect to the impoundment from 1994 to 1996. OEES had not been a party to the underlying litigation to date, some of which had been pending for two (2) years. On April 30, 2003, the Court entered an agreed-upon order (Docket No. 1467) by which Plaintiffs may liquidate their claims (if any) against OEES, but may not recover or execute judgment against OEES. Because OEES is a Liquidating Debtor and it does not appear that creditors will receive any recoveries from OEES's Estate, the Debtors have informed counsel to the plaintiffs and third-party defendants that it does not intend to participate in the litigation or defend against claims asserted against OEES.

         (f)      Heber Royalty Claims

         The HFC Project Company is the lessee under more than 200 leases with landowners in Imperial County, California, pursuant to which the HFC Project Company leases the right to extract geothermal fluids used to run two power plants owned or leased by the HGC Project Company and the SIGC Project Company. The HFC Project Company also enjoys easement, access and other rights with respect to the leased property.

         Approximately 100 lessors have formed a group and filed proofs of claim in the Debtors' bankruptcy proceedings seeking more than $68 million from the HFC Project Company, HGC Project Company and/or SIGC Project Company for alleged underpayment of royalties owed to them under their leases, easement violations and violations of "most favored nations" clauses, and also an increase in the prospective royalty rates used to pay them. Following several months of negotiations, in July 2003 the Debtors and the lessor group reached an agreement in principle, subject to Court approval, under which the Debtors have agreed to pay members of the lessor group approximately $3.4 million (including attorneys' fees) upon emergence from bankruptcy (or under certain other circumstances, including sale of the projects). Under that settlement, prospective royalty rates would remain the same as the royalty rates historically paid to the lessors, and any disputes relating to individual easement or most favored nation clause violations would be resolved on a case-by-case basis.

         The Debtors filed a motion with the Court (Docket No. 2144) seeking approval of the compromise with the lessor group, and on October 8, 2003 the Court granted the motion. The Court also granted the Debtors permission to enter into individual settlement agreements on substantially similar terms with lessors that are not members of the lessor group, and to settle any disputes relating to individual easement or most favored nation clause violations on a case-by-case basis, not to exceed $50,000.00 per settlement without further court approval.

         (g)      EPA Superfund

         On September 15, 2003, the EPA issued a "General Notice Letter" identifying Covanta as among 41 PRPs with respect to the Diamond Alkali Superfund Site/"Lower Passaic River Project." The EPA alleges that the PRPs are liable for releases or potential releases of hazardous substances to a 17 mile segment of the Passaic River, located in northern New Jersey, and requests the PRPs' participation as "cooperating parties" with respect to the funding of a five to seven year study to determine an environmental remedial and restoration program. The EPA currently estimates the cost of this study at $20 million. The study also will be used in determining the PRPs' respective shares of liability for costs associated with implementation of the selected cleanup program, as well as potential damages for injury to, destruction of, or loss of natural resources. As a result of uncertainties regarding the source and scope of contamination, the number of PRPs that ultimately may be named in this matter, and the varying degrees of responsibility among classes of PRPs, the Company's share of liability, if any, cannot be determined at this time. Covanta is a Chapter 11 Debtor. The allegations as to Covanta relate to discontinued, non-energy operations.

15.      Summary of Claims Process, Bar Dates and Claims Filed

         (a)      Schedules and Statements of Financial Affairs

         On June 14, 2002 the Original Debtors filed with the Court their Original Schedules setting forth, among other things, the assets and liabilities of the Original Debtors as shown by their books and records, subject to the assumptions contained in certain notes filed in connection therewith. On November 22, 2002, the Original Debtors filed their First Amended Schedules with the Court (Docket No. 1107). On December 11, 2002, the Original Debtors filed their Second Amended Schedules with the Court (Docket No. 1146). On December 16, 2002, Covanta Concerts Holdings, Inc. filed its schedules (Adv. 02-16322, Docket No. 2). On June 22, 2003, the New Debtors filed the New Debtor Schedules with the Court (Docket No. 1631-1691). On August 24 and 25, 2003, the Debtors filed their Third Amended Schedules (Docket Nos. 1886-2006), in order to (i) reclassify the claims of a number of scheduled creditors by transferring those creditors' claims from one Debtor's schedules to the applicable schedule for a different Debtor's case, (ii) reflect that certain schedule creditors whose claims were listed in the Original Schedules as contingent, unliquidated and/or disputed are no longer contingent, unliquidated or disputed, and (iii) add additional creditors.

         (b)      Claims Bar Dates

         On June 26, 2002, the Court entered the General Bar Date Order establishing August 9, 2002 as the General Bar Date in the Chapter 11 Cases of the Original Debtors and approved the form and manner of notice to be provided with respect of the General Bar Date, and set deadlines for the Debtors to mail and publish notices of the General Bar Date. In accordance with the General Bar Date Order, on or before June 28, 2002, the Debtors' notice agent, Bankruptcy Services L.L.C. (the "Notice Agent"), gave notice of the General Bar Date by mailing to all scheduled creditors the notice of the General Bar Date approved by the Court and a proof of claim form substantially similar to Official Form No. 10. In addition, the Original Debtors published notice of the General Bar Date in the WALL STREET JOURNAL and USA TODAY on August 11, 2002.

         On August 16, 2002, the Court entered the Bank of America Bar Date Order establishing September 30, 2002 as the Bank of America Bar Date. On September 5, 2002, the Court entered the IRS Bar Date Order establishing December 31, 2002 as the IRS Bar Date. On September 20, 2002, the Court entered the Employee Bar Date Order establishing November 15, 2003 as the Employee Bar Date. Employees were provided notice of the Employee Bar Date by mail.

         On May 19, 2003, the Court entered the Covanta Concerts Bar Date Order establishing June 27, 2003 as the Covanta Concerts Bar Date. The same order established June 27, 2003 as the Convertible Debentures Bar Date. The Notice Agent mailed notice of the Convertible Debentures Bar Date to all registered holders and other known holders of the Convertible Debentures and published a notice of the same in the FINANCIAL TIMES of London and the LUXEMBURGER WORT, as contemplated under the relevant fiscal agency agreement.

         On June 30, 2003, the Court entered an order establishing August 14, 2003 as the New Debtors' Bar Date. Because the Court was closed on August 14 and 15, 2003, as a result of the blackout that affected the Northeast region of the United States, the New Debtors' Bar Date was changed to August 18, 2003. The Notice Agent sent notice of the New Debtor's Bar Date to all known creditors of the New Debtors and published notice of the same in THE WALL STREET JOURNAL and USA TODAY.

         (c)      Proofs of Claim

         As of September 2003, approximately 4,500 proofs of claim in the aggregate amount of approximately $13 billion were filed. The Debtors believe that the aggregate amount of Claims against the Debtors that ultimately will be allowed is significantly less that the amount asserted by the claimants in their proofs of claim.

         (d)      Claims Administration

         Prior to the commencement of these cases, the Debtors maintained, in the ordinary course of business, books and records that reflected, among other things, the Debtors' liabilities and the amounts thereof owed to their creditors. The Debtors have conducted a review of the proofs of claim filed in the Chapter 11 Cases, including any supporting documentation, the Claims set forth therein, and the Debtors' books and records to determine the validity of the Claims asserted against the Debtors. Based on these reviews, the Debtors determined that certain Claims asserted against the Debtors are objectionable.

         The Debtors have filed with the Court certain omnibus objections to Claims and will continue to do so after the applicable Effective Date. To date, the Debtors' objections to proofs of claim have for the most part sought to reclassify the numerous proofs of claim filed in the Debtors' lead case (Case No. 02-40826) to other Debtors' cases. The Debtors also have filed objections to a number of duplicate claims, as well as certain claims the Debtors believe to be invalid. BECAUSE THE DEADLINE UNDER THE PLANS FOR OBJECTING TO CLAIMS IS AFTER THE DATE ON WHICH VOTING ON THE PLANS WILL BE CONCLUDED, CREDITORS SHOULD NOT RELY ON THE ABSENCE OF AN OBJECTION TO THEIR PROOF OF CLAIM IN DETERMINING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLANS, OR ANY INDICATION THAT THE DEBTORS OR OTHER PARTY IN INTEREST WILL NOT OBJECT TO THE AMOUNT, PRIORITY, SECURITY OR ALLOWABILITY OF SUCH CLAIM.

16.      Development and Implementation of the Business Plan

         Commencing in September 1999, the Company implemented a strategic plan to sell or dispose of its non-core assets and, at the same time, underwent a significant change in senior management. From 2000 to 2001, the Company was successful in disposing of a number of its non-core operations, although it was not possible to dispose of the Arenas and the significant contingent liabilities associated therewith, and the Aviation Fueling Assets, as the events of September 11, 2001 impacted the closing of a sale thereof. When the Debtors filed for bankruptcy in 2002, management was provided a means to dispose of the Arenas, by converting the significant contingent liabilities associated thereto into funded debt. Management was also provided opportunity to achieve an orderly exit from the remaining non-core operations. During the pendency of the Chapter 11 Cases, the Company's primary objectives have been to dispose of those remaining non-core assets and to maintain the successful operation of its core WTE, IPP and Water projects (collectively, the "Core Operations").

         Since the Initial Petition Date, the Core Operations have continued to perform well. In 2002 the WTE projects achieved records in all major performance categories. The facilities processed over 10.27 million tons of waste (112,000 tons more than any previous year) and sold over 4.966 gwh of electricity (128,000 mwh more than the previous year). The WTE projects' operating performance through June 2003 is on track to surpass last year's production levels. As of June 30, 2003, the WTE projects have processed over 5.18 million tons of waste and have sold over 2,434 gwh of electricity. These production levels represent a waste processing performance of 240,000 tons more than last year's production level through June as well as a net energy generation increase of 378,000 mwh. The domestic IPP facilities also performed well in 2002 and 2003, meeting their key production goals and posting a net electrical production of 822.7 gwh through June 2003. In 2002 and 2003 the Company conducted its typical comprehensive scheduled maintenance and plant preservation program, including semi-annual boiler maintenance outages as well as several major turbine/generator overhauls.

         In order to adequately evaluate the long-term prospects of the Core Operations and to develop its business plan, the Company undertook a thorough and detailed process including the development of long-term operating and financial forecasts by the management teams at the individual project facilities. The development of the business plan was performed as part of the Company's regular and recurring budgeting process, with additional years of operation added to the focus. The executive management team conducted intensive reviews of the individual project operating and financial forecasts. Factors affecting each project-specific forecast were refined and key assumptions used to establish the forecast were finalized. Concurrently, the corporate forecast was established after extensive review by the Company's executive management and advisors. The corporate forecast includes projections for operational and administrative overhead at a level consistent with the Company's business plan, other non-facility costs and the Company's capital structure. The existing facility financial forecasts were consolidated with the potential WTE expansion projects and the corporate forecast to establish the business plan. The projected financial information in Exhibit D reflects the initial years of the business plan forecast.

         These efforts culminated in the Company's strategic business plan (the "Business Plan"), of which the primary components are: (i) maintenance of the Core Operations; (ii) disposal of the remaining non-core assets; and (iii) corporate overhead cost consistent with the business plan.

         (a)      Maintenance of Core Operations

         The Company took steps at the onset of the Chapter 11 Cases to insure that its clients, partners and vendors understood the nature of the bankruptcy proceedings and that the Company intended to continue its tradition of operating excellence. As noted above, the Company has continued to achieve operational success at its Core Operations during the Chapter 11 Cases. With few exceptions, the Business Plan was based on continued operation and/or ownership of the Company's existing Core Operations. The financial forecast was based on the continuation of the Company's historical operational performance and reasonable projections as to future factors that may affect revenues and expenses, including Client Community desire to extend existing Service Agreements upon concluding the initial term and market conditions that will affect such things as waste disposal pricing, energy pricing, commodity pricing, labor cost and insurance cost. Further, where Client Communities of publicly owned facilities intend to expand their existing facility, the Company has included a reasonable financial forecast relating to potential expansion projects.

         (b)      Disposal of Remaining Non-Core Operations

         As of the Initial Petition Date the Company had the following significant non-core assets remaining: the Aviation Fueling Assets and the Arenas. During the course of the Chapter 11 Cases, the Company has been actively working to dispose of those assets in a structured environment. The Business Plan assumes that those and the other non-core operations will not be part of Reorganized Covanta.

         Since the Initial Petition Date, the Company has sold assets and resolved a number of issues pertaining to the non-core operations, including:
(i) the sale, or disposal otherwise, of its interests in the Argentine Assets, its interests in the Team and Corel Centre, the Aviation Fueling Assets and certain equipment, furniture and fixtures at former non-core operations; (ii) the collection of deferred purchase prices; and (iii) the settlement of certain claims held by Covanta. For a more detailed discussion of the sale of the non-core operations, see Section VI.C.9.

         (c)      Corporate Overhead Costs

         Shortly after the Initial Petition Date, the Company re-evaluated its corporate overhead structure and embarked on a reorganization to eliminate organizational redundancy and streamline overall costs. The Company also focused on more tightly aligning its corporate functions with the requirements and expectations of the ongoing WTE, IPP and Water projects.

         This effort cumulated in a reduction in force in September 2002 that eliminated 87 corporate positions (approximately 25% of non-plant personnel), the closure of satellite development offices and the reduction in all other costs not related directly to maintaining operations at their current high levels. As part of the reduction in force, WTE and domestic IPP headquarters management were combined and numerous other structural changes were instituted to improve management efficiency. These changes reduced annual overhead cost by approximately $20 million. The reduction did not affect the staffing at any of the facilities.

                           VII. SUMMARY OF THE PLANS

         THIS SECTION CONTAINS A SUMMARY OF THE STRUCTURE OF, CLASSIFICATION AND TREATMENT OF CLAIMS AGAINST AND EQUITY INTERESTS IN AND IMPLEMENTATION OF THE PLANS, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO EACH OF THE PLANS, WHICH ACCOMPANY THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO OR REFERRED TO THEREIN. CAPITALIZED TERMS NOT DEFINED HEREIN SHALL HAVE THE RESPECTIVE MEANINGS SET FORTH IN THE PLANS.

         THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLANS AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLANS OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLANS AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

         THE PLANS THEMSELVES AND THE DOCUMENTS REFERRED TO THEREIN, WHICH ARE OR WILL HAVE BEEN FILED WITH THE COURT, WILL CONTROL THE TREATMENT OF CREDITORS AND HOLDERS OF EQUITY INTERESTS UNDER THE PLANS AND WILL, UPON THE EFFECTIVE DATES OF THE PLANS, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN THE REORGANIZED DEBTORS, REORGANIZED HEBER DEBTORS AND/OR LIQUIDATION TRUSTS, AS APPLICABLE, AND OTHER PARTIES IN INTEREST, REGARDLESS OF WHETHER OR HOW THEY HAVE VOTED ON THE PLANS.

A.       Overall Structure of the Plans

         The Debtors have formulated a Reorganization Plan, a Heber Reorganization Plan and a Liquidation Plan that taken together facilitate the successful resolution of these Chapter 11 Cases.

         The overriding purpose of the Reorganization Plan is to enable the Reorganizing Debtors to emerge from chapter 11 as a scaled down enterprise focused on its current core business operations in the WTE, domestic IPP and Water market segments. The Reorganization Plan is premised upon the establishment of an ESOP that will own all the stock of Reorganized Covanta on the Reorganization Effective Date. Establishment of the ESOP will generate value by resulting in favorable tax treatment for the Reorganized Debtors under applicable federal tax law, and this value will be shared among the holders of Allowed Claims receiving Distributions under the Reorganization Plan and the ESOP as owner of Reorganized Covanta's stock. The objective of the Heber Reorganization Plan is to enable completion of the Geothermal Sale, which sale is expected to provide a cash infusion that will benefit the Estates of both the Heber Debtors and the Reorganized Debtors.

         The goal of preserving and enhancing the value of the Reorganizing Debtors' continuing operations is further advanced by the Liquidation Plan, pursuant to which the assets which have been deemed to be Non-Core Assets will be sold or liquidated. The assets identified as Non-Core Assets are generally those associated with those entities that have been designated as the Liquidating Debtors. Substantially all of such assets have already been sold in postpetition transactions approved by the Court. Upon consummation of the Liquidation Plan, any remaining assets of a Liquidating Debtor will be contributed to a Liquidation Trust, as described below, and the Liquidating Debtors will be wound down and dissolved by the Liquidating Trustee in accordance with applicable law. Upon the exhaustion of Liquidation Assets in the Liquidation Trust and the complete distribution of any Liquidation Proceeds, if any, to holders of Claims, the Liquidation Plan requires the Liquidation Trustee to close each of the Liquidating Debtors' Chapter 11 Cases with the Court. The proceeds generated from postpetition sales and many of the Liquidation Assets of the Liquidating Debtors will not be transferred to the Liquidation Trust, but rather transferred to Reorganized Covanta in accordance with the Liquidation Plan's Secured Creditor Direction and DIP Lender Direction.

         Each of the Plans constitute separate plans for each of the respective Debtors thereunder. Each of the Plans constitutes a joint plan for the Debtors that are the subject thereof. Pursuant to the Plans, the Reorganizing Debtors, Heber Debtors and the Liquidating Debtors, respectively, have been deemed consolidated solely for purposes of plan administration, procedure and voting. As a result, certain Classes have been established pursuant to the Plans as containing Claims against multiple Debtors.

         If the Plans are confirmed by the Court and consummated, Classes of Claims against and Equity Interests in the Debtors will receive the treatment described in the Plans. A description of the Claims and Equity Interests included in each Class of Claims and Equity Interests, the treatment of those Classes under the Plans, the terms of the Plan Notes and Reorganization Plan Equity Securities and Reorganization Plan Warrants and other property (if any) to be distributed to holders of Allowed Claims in those Classes under the Reorganization Plan appears below.

         The amounts and forms of distributions under the Plans are based upon, among other things, the requirements of applicable law and the Debtors' assessment of their ability to achieve the goals set forth in their Business Plan.

         The Debtors have been informed by counsel to the Informal Committee that the Informal Committee opposes confirmation of the Reorganization Plan and the Liquidation Plan, as currently drafted, and believes that such Plans violate sections 1122(a), 1123(a)(4) and 1129(a)(1) of the Bankruptcy Code. The Debtors have been further advised that the Informal Committee believes that the Reorganization Plan and Liquidation Plan are not confirmable because (i) the 9.25% Debenture Claims should be classified separately from the Secured Bank Claims; (ii) disparate treatment exists among the Allowed Class 3 Claims (Reorganized Covanta Secured Claims); and (iii) the Reorganization Plan and Liquidation Plan have not been proposed in good faith. At the hearing to approve this Disclosure Statement and the Short-Form Disclosure Statement, the Informal Committee preserved its rights to object to confirmation of the Reorganization Plan and Liquidation Plan on the foregoing and any other grounds.

         Contrary to the assertions of the Informal Committee, the Debtors believe that the Reorganization Plan and the Liquidation Plan comply with sections 1122, 1123 and 1129, as well as any other relevant provisions of the Bankruptcy Code. The Debtors believe, and expect to provide sufficient evidence at the Plans Confirmation Hearing to prove that the Reorganization Plan and the Liquidation Plan have been proposed in good faith as required by section 1129(a)(3) of the Bankruptcy Code, that the classification of the 9.25% Debenture Claims under the respective Plans is proper and that no disparate treatment exists among the Allowed Class 3 Claims. The professionals representing the Informal Committee and certain members of such Committee have executed confidentiality agreements with the Debtors and have participated in negotiations regarding the creation of the Plans and have had the opportunity to comment on the Plans and Disclosure Statement prior to their submission. The Debtors will continue to negotiate with the Informal Committee to attempt to resolve their concerns.

B.       Classification and Treatment of Claims and Equity Interests

         Section 1122 of the Bankruptcy Code requires that a plan of reorganization classify the claims of a debtor's creditors and the interests of its equity holders. The Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, a plan of reorganization may place a claim of a creditor or an interest of an equity holder in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class.

         The Bankruptcy Code also requires that a plan of reorganization provide the same treatment for each claim or interest of a particular class unless the holder of a particular claim or interest agrees to a less favorable treatment of its claim or interest. The Debtors believe that they have complied with such standard. If the Court finds otherwise, however, it could deny confirmation of the applicable Plan if the holders affected do not consent to the treatment afforded them under the applicable Plan.

         The Plans classify Claims and Equity Interests in the following
Classes:

Class                                Reorganization Plan

Class 1 Allowed Priority Non-Tax Claims, which consists of all such Claims against each of the Reorganizing Debtors.

Class 2 Allowed Project Debt Claims, which consists of the Allowed Secured Claims against the Operating Company Reorganizing Debtors that are secured by
                                     Liens on such Reorganizing Debtors'
                                      tangible and intangible assets, but
                                     excluding the Claims of the Prepetition
                                     Lenders and the DIP Lenders.

Class 3                              Subclass 3A:  Allowed Secured Bank Claims

                                     Subclass 3B: Allowed Secured 9.25%
                                     Debenture Claims.

Class 4 Allowed Operating Company Unsecured Claims, which consists of all Allowed Unsecured Claims against Operating Company Reorganizing Debtors.

Class 5 Allowed Parent and Holding Company Guarantee Claims, which consists of all Claims against an Operating Company Reorganizing Debtor that is secured by a Lien on such Operating Company Reorganizing Debtor's tangible or intangible assets; provided, however, that Project Debt Claims do not include Claims of Prepetition Lenders, the DIP Lenders, the holders of the 9.25% Debentures or Intercompany Claims.

Class 6 Allowed Parent and Holding Company Unsecured Claims, which consists of all Allowed Unsecured Claims against Reorganizing Covanta and any Intermediate Holding Company Debtor and the 9.25% Deficiency Claims of Rejecting Bondholders.

Class 7                              Allowed Convertible Subordinated Bond
                                     Claims, which consists of any
                                     Unsecured Claim that arises out of, or is attributable to, ownership of the Convertible Subordinated Bonds.

Class 8 Class 8 consists of all Allowed Convenience Claims. Convenience Claims are those Unsecured Claims against any Operating Company Reorganizing Debtor in an amount less than $2,500.

Class 9                              Intercompany Claims, which consists of
                                     Claims by any Reorganizing Debtor,
                                     Heber Debtor or Liquidating Debtor against any Reorganizing Debtor, Liquidating Debtor or Heber Debtor.

Class 10 Subordinated Claims, which consists of all Claims subject to subordination under section 510(b) and (c) of the Bankruptcy Code, or certain Claims for penalties and punitive damages.

Class 11 Equity Interests in Subsidiary Debtors, which consists of the Equity Interests held by any Reorganizing Debtor in any of the Subsidiary Debtors.

Class 12                             Equity Interests in Covanta Huntington,
                                     Covanta Onondaga and DSS
                                     Environmental.

Class 13 Old Covanta Stock Equity Interests, which consists of all Equity Interests of holders of Old Covanta Stock.



Class                                 Heber Reorganization Plan

Class 1                               Allowed Priority Non-Tax Claims

Class 2H                              Allowed GECC Secured Claims

Class 3H                              Allowed Secured Claims

Class 7                               Allowed Unsecured Claims

Class 8                               Allowed Heber Intercompany Claims

Class 9                               Intercompany Claims

Class 14                              Equity Interests in the Heber Debtors



Class                                Liquidation Plan


Class 1 Allowed Priority Non-Tax Claims, which consists of all such Claims against each of the Liquidating Debtors.

Class 3                              Subclass 3A: Allowed Liquidation Secured
                                     Claims, which consists of the
                                     Secured Bank Claims and the 9.25%
                                     Debentures Claims against each of the
                                     Liquidating Pledgor Debtors.

                                     Subclass 3B: Allowed Secured CSFB
                                     Claim against Ogden FMCA.

                                     Class 3C: Allowed Covanta Tulsa Secured
                                     Claims against Covanta Tulsa.

Class 7 Allowed Unsecured Liquidation Claims, which consists of all Allowed Unsecured Liquidation Claims against the Liquidating Debtors.

Class 9 Intercompany Claims, which consists of Claims by any Reorganizing Debtor or Liquidating Debtor against any Liquidating Debtor.

Class 11 Equity Interests in Liquidating Debtors, which consists of the Equity Interests held in any Liquidating Debtor.


         The Debtors believe that they have classified all Claims and Equity Interests in compliance with the requirements of section 1122 of the Bankruptcy Code. If a holder of a Claim or Equity Interest challenges such classification of Claims or Equity Interests and the Court finds that a different classification is required for the Plans to be confirmed, the Debtors, to the extent permitted by the Court, intend to make such modifications to the classifications of Claims or Equity Interests under the Plans to provide for whatever classification might be required by the Court for confirmation. UNLESS SUCH MODIFICATION OF CLASSIFICATION ADVERSELY AFFECTS THE TREATMENT OF A HOLDER OF A CLAIM OR EQUITY INTEREST AND REQUIRES RESOLICITATION, ACCEPTANCE OF EITHER PLAN BY ANY HOLDER OF A CLAIM OR EQUITY INTEREST PURSUANT TO THIS SOLICITATION WILL BE DEEMED TO BE A CONSENT TO EACH PLAN'S TREATMENT OF SUCH HOLDER OF A CLAIM OR EQUITY INTEREST, RESPECTIVELY, REGARDLESS OF THE CLASS OF WHICH SUCH HOLDER IS ULTIMATELY DEEMED TO BE A MEMBER.

1.       Treatment of Unclassified Claims

         (a)      Administrative Expense Claims Generally

         Administrative Expense Claims consist primarily of the costs and expenses of administration of the Chapter 11 Cases. Subject to the provisions of the Plans, they include, but are not limited to, Claims arising under the DIP Financing Facility, the cost of operating the Debtors' businesses since the Initial Petition Date, the outstanding unpaid fees and expenses of the professionals retained by the Debtors and the Creditors Committee as approved by the Court, and the payments necessary to cure prepetition defaults on unexpired leases and executory contracts that are being assumed under the Plans ("Cure"). All payments to professionals in connection with the Chapter 11 Cases for compensation and reimbursement of expenses, and all payments to reimburse expenses of members of the Creditors Committee, will be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules and are subject to approval of the Court as reasonable. The Debtors currently anticipate that all Administrative Expense Claims representing (i) Claims against all the Debtors, generally, arising under the DIP Financing Facility and
(ii) claims against the Debtors generally for unpaid professional fees and expenses will be paid in accordance with the applicable Plan.

         All Administrative Expense Claims are subject to the applicable Administrative Expense Claim Bar Date, as provided in the applicable Plan, except for the following limited claims: (a) United States Trustee Claims; (b) postpetition liabilities incurred and payable in the ordinary course of business by any Reorganizing Debtor; or (c) fees and expenses incurred by (i) Retained Professionals, (ii) persons employed by the Debtors or serving as independent contractors to the Debtors in connection with their reorganization and/or liquidation efforts, or (iii) Bankruptcy Services LLC. To the extent that the Administrative Expense Bar Date applies, failure to file a timely request for payment of an Administrative Expense Claim prior to the Administrative Expense Bar Date shall result in the Administrative Expense Claim being forever barred and discharged. All Retained Professionals and other entities seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Dates under subsections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code must file a timely request for payment on or before the date that is specified in the applicable Plan. Any such request for payment of compensation for services rendered or reimbursement of expenses incurred that is not filed by the applicable deadline shall be barred.

         As of September 28, 2003, there was no outstanding balance under the DIP Financing Facility, although the Debtors might make draws from the DIP Credit Facility prior to the Reorganization Effective Date. Assuming that the Plans are consummated on or before December 31, 2003, the Reorganizing Debtors, Heber Debtors and Liquidating Debtors believe that their available cash resources (including funds that will become available pursuant to the contemplated sale of the Geothermal Business and funds set aside in the Administrative Expense Claims Reserve) will be sufficient to enable them to pay all Allowed Administrative Expense Claims as of the applicable Effective Date, any professional fees that remain unpaid as of the applicable Effective Date, and all amounts outstanding, if any, under the DIP Financing Facility at such time. Moreover, the Debtors believe that the aggregate amount of Administrative Expense Claims that may become Allowed after the Effective Dates will not exceed the Reorganized Debtors', Reorganized Heber Debtors' and/or the Liquidating Trustee's ability to pay such Claims when they are Allowed and/or otherwise become due. The procedures governing allowance and payment of Administrative Claims of (i) the Reorganizing Debtors and Liquidating Debtors are described in
Section VII.E below and (ii) the Heber Debtors are described in Section VII.F below.

               (i) Administrative Expense Claims under the Reorganization Plan and the Heber Reorganization Plan

         Subject to the provisions of Article 2.2 of the Reorganization Plan and of the Heber Reorganization Plan, on the first Distribution Date occurring after the later of (a) the date an Administrative Claim becomes an Allowed Administrative Expense Claim or (b) the date an Administrative Expense Claim becomes payable pursuant to any agreement between a Reorganizing Debtor or Heber Debtor (or a Reorganized Debtor) and the holder of such Administrative Expense Claim, the holder of an Allowed Administrative Claim in the Reorganizing Debtors' or Heber Debtors' Chapter 11 Cases shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Administrative Expense Claim, (i) Cash equal to the unpaid portion of such Allowed Administrative Expense Claim or (ii) such other treatment as to which the Reorganizing Debtors or Heber Debtors (or the Reorganized Debtors) and such holder shall have agreed upon; provided, however, that Allowed Administrative Expense Claims with respect to liabilities incurred by the Reorganizing Debtors or Heber Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of the applicable Plan.

         To the extent that the aggregate amount of the Allowed Administrative Expense Claims against a Heber Debtor is higher than the amount of Administrative Expense Claims accounted for, without duplication, and settled as between the parties to the Heber Purchase Agreement, in the Working Capital Adjustment, Covanta shall be responsible for the payment of Allowed Administrative Expense Claims prior to the Closing Date as if such Allowed Administrative Expense Claims were allowed as administrative expense claims under section 503 of the Bankruptcy Code.

              (ii) Contingent Administrative Expense Claims under the DIP Financing Facility

         On the Reorganization Effective Date, any outstanding letters of credit issued under Tranche B of the DIP Financing Facility are expected to be replaced with new letters of credit to be issued under the Reinstated L/C Facility. Once such new letters of credit have been issued (and any funded amounts under the DIP Financing Facility have been repaid), the DIP Financing Facility shall be deemed terminated (subject in all respects to any carve-out approved by the Court in the Final DIP Order), and the DIP Lenders shall take all necessary action to confirm the removal of any liens on the properties of the applicable Reorganizing Debtors or Heber Debtors securing the DIP Financing Facility. To the extent that Claims arising under the DIP Financing Facility will not be paid in full as a result of reinstatement of contingent obligations under the Reinstated L/C Facility, acceptance of reinstatement as provided for under the Reorganization Plan by a requisite majority of DIP Lenders as contemplated under the DIP Financing Facility shall be binding on all DIP Lenders in full satisfaction of their Administrative Expense Claim.

             (iii)      Administrative Expense Claim Bar Date

         Administrative Expense Claims must be filed with the Court and served on counsel for the Debtors prior to the Administrative Expense Claim Bar Date, as provided in the applicable Plan. The Administrative Expense Claim Bar Date applies to all holders of Administrative Expense Claims except for holders of the following limited types of claims: (a) United States Trustee Claims; (b) postpetition liabilities incurred and payable in the ordinary course of business by any Reorganizing Debtor, Heber Debtor or Liquidating Debtor; and (c) fees and expenses incurred by (i) Retained Professionals and (ii) Persons employed by the Reorganizing Debtors, Heber Debtors or Liquidating Debtors or serving as independent contractors to the Reorganizing Debtors or Heber Debtors in connection with their reorganization efforts, including without limitation the Balloting Agent.

              (iv)      Administrative Claims for Compensation and Reimbursement

         All Retained Professionals, or Persons employed by the Reorganizing Debtors, Heber Debtors or Liquidating Debtors or serving as independent contractors to the Reorganizing Debtors, Heber Debtors or Liquidating Debtors or any other Persons seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Dates under subsections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code must file and serve on counsel for the Reorganizing Debtors, Heber Debtors and Liquidating Debtors and as otherwise required by the Court and Bankruptcy Code their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred on or before the deadline imposed by the applicable Plan. All such Allowed Administrative Expense Claims shall be paid in full as provided in the applicable Plan, or upon such terms as may be mutually agreed upon between the holder of such an Allowed Administrative Expense Claim and the applicable Debtor.

         Any Person who requests compensation or expense reimbursement for a Substantial Contribution Claim must file an application with the clerk of the Court, on or before the applicable Administrative Expense Bar Date, and serve such application on counsel for the applicable Reorganized Debtors, Reorganized Heber Debtors and Liquidating Debtors and as otherwise required by the Court and the Bankruptcy Code on or before such date.

         The Debtors expect that certain Retained Professionals, and certain other professionals to other parties in interest in the Chapter 11 Cases, will seek compensation for services rendered, reimbursement of expenses incurred, award of success fees, and payments on Substantial Contribution Claims under subsections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code. In particular, the Debtors expect that their investment bankers, Chilmark Partners, LLC ("Chilmark"), will seek payment of a restructuring fee (the "Restructuring Fee") upon the effectiveness and consummation of one or more of the Plans, as per the terms of the retention letter between the Debtors and Chilmark, dated March 28, 2002, as approved and modified by order of the Court (Docket No. 607), dated June 27, 2002. The Restructuring Fee is equal to $7 million, less any monthly fees paid to Chilmark through the date of payment of the Restructuring Fee up to, but not in excess of, $2 million, and subject to certain other adjustments.

               (v)      Administrative Expense Claims under the Liquidation Plan

         Except to the extent that the applicable Liquidating Debtor and any holder of an Allowed Administrative Expense Claim agree to a less favorable treatment and as set forth in Sections 2.3 and 2.5 of the Liquidation Plan, each holder of an Allowed Administrative Expense Claims against a Liquidating Debtor, in full satisfaction of such Claims shall be paid Cash in an amount equal to such Claims on the Initial Liquidation Distribution Date from the Administrative Expense Claims Reserve provided that any such liabilities not incurred in the ordinary course of business were approved and authorized by a Final Order of the Court; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by such Liquidating Debtor, as a debtor-in-possession, shall be paid by the Liquidating Trustee from the Administrative Expense Claims Reserve, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions. To the extent that the Administrative Expense Claim Bar Date applies, failure to file a timely request for payment of an Administrative Expense Claim prior to the Administrative Expense Claim Bar Date shall result in the Administrative Expense Claim being forever barred and discharged.

         (b)      Priority Tax Claims

                  (i)   Priority Tax Claims under the Reorganization Plan

         Priority Tax Claims are those tax Claims entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code. The Reorganization Plan provides that Priority Tax Claims, if any, are Unimpaired. Specifically, subject to the consent of the requisite New Facility Lenders, each holder of an Allowed Priority Tax Claim will receive Cash equal to the unpaid portion of such Allowed Priority Tax Claim on or as soon as practical after the later of: (i) thirty
(30) days after the Reorganization Effective Date, or (ii) thirty (30) days after the date on which such Priority Tax Claim becomes Allowed; provided, however, that at the option of the Reorganized Debtors, a Reorganized Debtor may pay Allowed Priority Tax Claims over a period not exceeding six (6) years after the date of assessment of the Priority Tax Claims as provided in subsection 1129(a)(9)(C) of the Bankruptcy Code. If a Reorganized Debtor elects this option as to any Allowed Priority Tax Claim, then the payment of simple interest on the unpaid portion of such Claim shall be made in equal semiannual installments with the first interest payment due on the latest of: (i) six (6) months after the Reorganization Effective Date, (ii) six (6) months after the date on which such Priority Tax Claim becomes an Allowed Claim, or (iii) such other time as may be agreed to by the holder of such Priority Tax Claim and the Reorganized Debtor. Simple interest shall be paid on the unpaid portion of such Allowed Priority Tax Claim, without penalty of any kind, at the statutory rate of interest provided for such taxes under applicable nonbankruptcy law.

         Under the Reorganization Plan, no holder of an Allowed Priority Tax Claim will be entitled to any payments on account of any pre-Reorganization Effective Date interest accrued on, or penalty arising after the Petition Date with respect to or in connection with, an Allowed Priority Tax Claim. Any such Claim or demand for any such accrued postpetition interest or penalty will be discharged upon confirmation of the Reorganization Plan in accordance with section 1141(d)(1) of the Bankruptcy Code, and the holder of a Priority Tax Claim will be precluded from assessing or attempting to collect such accrued interest or penalty from the Reorganized Debtors or its property.

                  (ii)  Priority Tax Claims under the Heber Reorganization Plan

         Each holder of an Allowed Priority Tax Claim for which only a Heber Debtor is liable will receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, Cash equal to the unpaid portion of such Allowed Priority Tax Claim on or as soon as practical after the later of: (i) thirty (30) days after the Heber Effective Date, or (ii) thirty (30) days after the date on which such Priority Tax Claim becomes Allowed; provided, however, that at the option of the applicable Heber Debtor (or, on and after the Heber Effective Date, Reorganized Heber Debtor), the applicable Reorganized Heber Debtor may pay any or all such Allowed Priority Tax Claims over a period not exceeding six (6) years after the date of assessment of such Priority Tax Claims as provided in subsection 1129(a)(9)(C) of the Bankruptcy Code. If the applicable Heber Debtor (or, on and after the Heber Effective Date, Reorganized Heber Debtor) elects this option as to any such Allowed Priority Tax Claim, then the applicable Reorganized Heber Debtor shall make payment of simple interest on the unpaid portion of such Claim semiannually without penalty of any kind, at the statutory rate of interest provided for such taxes under applicable nonbankruptcy law, with the first interest payment due on the latest of: (i) six (6) months after the Heber Effective Date, (ii) six (6) months after the date on which such Priority Tax Claim becomes an Allowed Claim, or (iii) such longer time as may be agreed to by the holder of such Priority Tax Claim and the applicable Heber Debtor (or, on and after the Heber Effective Date, the Reorganized Heber Debtor).

         Each holder of an Allowed Priority Tax Claim for which one or more of the Debtors in addition to a Heber Debtor is liable (including but not limited to Priority Tax Claims arising by virtue of one or more Heber Debtor's status as a member of a consolidated tax group or group under common control with one or more of the other Debtors) will receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim, Cash equal to the unpaid portion of such Allowed Priority Tax Claim on or as soon as practical after the later of: (i) thirty (30) days after the Reorganization Effective Date, or (ii) thirty (30) days after the date on which such Priority Tax Claim becomes Allowed; provided, however, that at the option of Covanta, Covanta may pay any or all such Allowed Priority Tax Claims over a period not exceeding six (6) years after the date of assessment of such Priority Tax Claims as provided in subsection 1129(a)(9)(C) of the Bankruptcy Code. If Covanta elects this option as to any such Allowed Priority Tax Claim, then Covanta shall make payment of simple interest on the unpaid portion of such Claim semiannually without penalty of any kind, at the statutory rate of interest provided for such taxes under applicable nonbankruptcy law, with the first interest payment due on the latest of: (i) six (6) months after the Reorganization Effective Date, (ii) six (6) months after the date on which such Priority Tax Claim becomes an Allowed Claim, or (iii) such longer time as may be agreed to by the holder of such Priority Tax Claim and Covanta.

                  (iii) Priority Tax Claims under the Liquidation Plan

         Subject to the consent of the requisite New Facility Lenders and Additional New Lenders , each holder of an Allowed Priority Tax Claim against a Liquidating Debtor will receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim, Cash equal to the unpaid portion of such Allowed Priority Tax Claim on or as soon as practical after the later of: (i) thirty (30) days after the Liquidation Effective Date, or (ii) thirty (30) days after the date on which such Priority Tax Claim becomes Allowed; provided, however, that at the option of the Liquidating Trustee, the Liquidating Trustee may pay Allowed Priority Tax Claims over a period of six (6) years after the date of assessment of the Priority Tax Claim as provided in subsection 1129(a)(9)(C) of the Bankruptcy Code; provided, further, that in no event shall the Liquidating Trustee extend such date of repayment beyond the Final Liquidation Determination Date. If the Liquidating Trustee elects this option as to any Allowed Priority Tax Claim, then the Liquidating Trustee shall make payment of simple interest on the unpaid portion of such Claim semiannually without penalty of any kind, at the statutory rate of interest provided for such taxes under applicable nonbankruptcy law, with the first interest payment due on the latest of: (i) six (6) months after the Liquidation Effective Date, (ii) six
(6) months after the date on which such Priority Tax Claim becomes an Allowed Claim, or (iii) such other time as may be agreed to by the holder of such Priority Tax Claim and the Liquidating Trustee; provided, however, that the Liquidating Trustee shall reserve the right to pay any Allowed Priority Tax Claim, or any remaining balance of such Allowed Priority Tax Claim, in full, at any time on or after the Liquidation Effective Date, without premium or penalty.

2.       Unimpaired Classes of Claims

         The Classes listed below are Unimpaired by the Plans.

Reorganization Plan
-------------------

Class 1:   Allowed Priority Non-Tax Claims
-------
Class 2:   Allowed Project Debt Claims
-------
Class 5:   Allowed Parent and Holding Company Guarantee Claims
-------
Class 11:  Equity Interests in Subsidiary Debtors
-------
Class 12:  Allowed Equity Interests in Covanta      Huntington, Covanta Onondaga
-------                                             and DSS Environmental



Heber Reorganization Plan
-------------------------

Class 1:   Allowed Priority Non-Tax Claims
-------
Class 2H:  Allowed GECC Secured Claims
-------
Class 3H:  Allowed Heber Secured Claims
--------
Class 7:   Allowed Unsecured Claims
-------
Class 8:   Allowed Heber Intercompany Claims
-------


Liquidation Plan
----------------

Class 1:   Allowed Priority Non-Tax Claims
-------

3.       Impaired Classes of Claims and Interests

         The Classes listed below are Impaired by the Plans.

Reorganization Plan
-------------------

Class 3:   Allowed Covanta Secured Claims
-------
Class 4:   Allowed Operating Company Unsecured Claims
-------
Class 6:   Allowed Parent and Holding Company Unsecured Claims
-------
Class 7:   Allowed Convertible Subordinated Bond Claims
-------
Class 8:   Allowed Convenience Class Claims
-------
Class 9:   Intercompany Claims
-------
Class 10    Subordinated Claims
--------
Class 13:  Old Covanta Stock Equity Interests
--------

Heber Reorganization Plan
-------------------------

Class 9:   Intercompany Claims
-------
Class 14:  Equity Interests in the Heber Debtors
--------


Liquidation Plan

Class 3:   Allowed Liquidation Secured Claims
-------
Class 7:   Allowed Unsecured Liquidation Claims
-------
Class 9:   Intercompany Claims
-------
Class 11:  Equity Interests in Liquidating Debtors
--------


4.       Treatment of Classified Claims

         Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Equity Interests in each of the applicable Debtors. All Claims and Equity Interests, except Administrative Expense Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code have not been classified, and their treatment is set forth in Article II of each Plan.

         A Claim or Equity Interest is placed in a particular Class only to the extent that the Claim or Equity Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Equity Interest falls within the description of such other Classes. A Claim or Equity Interest is also placed in a particular Class only for the purpose of voting on, and receiving distributions pursuant to, the Plans only to the extent that such Claim or Equity Interest is an Allowed Claim or an Allowed Equity Interest in that Class and such Claim or Equity Interest has not been paid, released or otherwise settled prior to the applicable Effective Date.

         (a) Unimpaired Classes of Claims under the Reorganization Plan and Liquidation Plan (as applicable).

                  (i) Class 1 - Allowed Priority Non-Tax Claims. Each holder of an Allowed Class 1 Claim shall receive, in full settlement, release and discharge of its Class 1 Claim, either (i) Cash, on the Distribution Date, in an amount equal to such Allowed Claim, or (ii) on such other less favorable terms as the Reorganizing Debtors and Reorganized Debtors and the holder of an Allowed Priority Non-Tax Claim agree.

                  (ii) Class 2 - Allowed Project Debt Claims. On the Reorganization Effective Date, the legal, equitable and contractual rights of the holders of Allowed Class 2 Claims will be reinstated in full satisfaction, release and discharge of their respective Class 2 Claims and will remain unaltered under the Reorganization Plan, except as the Reorganizing Debtors and the holders of Allowed Class 2 Claims may otherwise agree or as such holders may otherwise consent. To the extent that defaults exist in connection with any Allowed Project Debt Claims, the Reorganized Debtors shall comply with section 1124(2) of the Bankruptcy Code on or before the Reorganization Effective Date. Without limiting the generality of the foregoing, the Reorganizing Debtors shall pay in Cash thirty (30) days after the Confirmation Date of the Reorganization Plan any Secured Project Fees and Expenses, which are defined as those reasonable fees, costs or charges that (i) are incurred by a trustee acting on behalf of a bondholder, bond insurer or owner participant under any indenture that relates to an Allowed Project Debt Claim, (ii) represent fees, costs or charges incurred after the Petition Date, (iii) are properly payable under the applicable indenture, and (iv) have been approved by order of the Court; provided, however, that to the extent that any Secured Project Fees and Expenses may have been paid by third parties, then such third parties may only seek reimbursement from the Reorganizing Debtors for payment of such Secured Project Fees and Expenses, if and to the extent permitted by the relevant prepetition transaction documents and the Bankruptcy Code. Notwithstanding the foregoing, no contractual provisions or applicable law that would entitle the holder of an Allowed Class 2 Claim to demand or receive payment of such Claim prior to the stated maturity of such Claim, terminate any contractual relationship or take such other enforcement action (as may be applicable) from and after the occurrence of a default that occurred prior to the Reorganization Effective Date shall be enforceable against the Reorganized Debtors. The indentures, notes and all other documents or agreements with respect to Class 2 Claims shall not be cancelled

                  (iii) Class 5 - Allowed Parent and Holding Company Guarantee Claims. On the Reorganization Effective Date, the legal, equitable and contractual rights of the holders of Allowed Class 5 Claims will be reinstated in full satisfaction, release and discharge of their respective Class 5 Claims and will remain unaltered under the Reorganization Plan, except as the Reorganizing Debtors and the holders of Allowed Class 5 Claims may otherwise agree or as such holders may otherwise consent. Notwithstanding the foregoing, no contractual provisions or applicable law that would entitle the holder of an Allowed Class 5 Claim to demand or receive payment of such Claim prior to the stated maturity of such Claim, terminate any contractual relationship or take such other enforcement action (as may be applicable) from and after the occurrence of a default that occurred prior to the Reorganization Effective Date shall be enforceable against the Reorganized Debtors.

                 (iv)   Class 11 - Equity Interests in Subsidiary Debtors.
     As of the Reorganization Effective Date, Equity Interests in the Subsidiary Debtors shall be reinstated, in full satisfaction, release, and discharge of any Allowed Class 12 Equity Interests, and such reinstated Equity Interests shall be evidenced by the existing capital stock, partnership and/or membership interests.

                  (v) Class 12 - Allowed Equity Interests in Covanta Huntington, Covanta Onondaga and DSS Environmental. As of the Reorganization Effective Date, Equity Interests in Covanta Huntington, Covanta Onondaga and DSS Environmental shall be reinstated, in full satisfaction, release, and discharge of any Allowed Class 12 Equity Interests, and such reinstated Equity Interests shall be evidenced by the existing capital stock, partnership and/or membership interests.

         (b) Impaired Classes of Claims under the Reorganization Plan and Liquidation Plan (as applicable).

                  (i)  Class 3 - Allowed Reorganized Covanta Secured Claims.

                       (A) Reorganization Plan: Class 3 consists of all Allowed Reorganized Covanta Secured Claims. Class 3 is divided into two Subclasses for Distribution purposes: Subclass 3A consists of the Allowed Secured Bank Claims and Subclass 3B consists of Allowed Secured 9.25% Debenture Claims.

                  Allowed Class 3 Claims are all deemed secured by the same Prepetition Collateral for the purpose of the Plans. Accordingly, pursuant to the Reorganization Plan, an Initial Distribution of the Secured Class 3 Total Distribution is made between Subclass 3A and Subclass 3B, with each Subclass receiving in the aggregate its Pro Rata Share based upon the Allowed Subclass 3A Claim Amount and the Allowed Subclass 3B Claim Amount, respectively. The Secured Class 3 Total Distribution consists of the following types of consideration:
          (i) Distributable Cash, (ii) Excess Distributable Cash (if any), (iii) the New High Yield Secured Notes, (iv) New CPIH Funded Debt, (v) Reorganized CPIH Preferred Stock, (vi) New Lender Warrants, and (vii) Additional Class 3 Warrants.

                  As explained above, the Initial Distribution between Subclass 3A and Subclass 3B is made on a pro rata basis. However, the Reorganization Plan provides that only those holders of Allowed Class 3 Claims that participate as New Facility Lenders will receive Distributable Cash as part of their Class 3 Distribution. Accordingly, Distributable Cash will be included in the Initial Distribution to Subclass 3A or Subclass 3B only to the extent that the Allowed Subclass 3A Claim Amount or Allowed Subclass 3B Claim Amount relates to an Allowed Subclass 3A Claim or Subclass 3B Claim, as the case may be, that is held by a New Facility Lender. Similarly, the Reorganization Plan provides that only those holders of Allowed Class 3 Claims that are Additional New Lenders will receive New Lender Warrants together with their New High Yield Secured Notes as part of their Class 3 Distribution. Accordingly, New Lender Warrants will be included in the Initial Distribution to Subclass 3A or Subclass 3B only to the extent that the Allowed Subclass 3A Claim Amount or Allowed Subclass 3B Claim Amount relates to an Allowed Subclass 3A Claim or Subclass 3B Claim, as the case may be, that is held by one of the Additional New Lenders.

                  After implementing the Initial Distribution, the Reorganization Plan provides for Distribution among holders of Allowed Claims in Subclass 3A and Subclass 3B as follows:

                  Distribution Among Holders of Allowed Subclass 3A Claims:
                  ---------------------------------------------------------

                  First, the Priority Bank Lenders shall receive first, to the extent available as part of the Subclass 3A Recovery, Excess Distributable Cash in an amount equal to the amount of such Allowed Priority Bank Claims and thereafter New High Yield Secured Notes in a principal amount equal to the remaining amount of such Allowed Priority Bank Claims;

                  Second, immediately after making the Distribution on account of the Allowed Priority Bank Claims, in full settlement, release and discharge of Non-Priority Subclass 3A Claims, the holders of Allowed Non-Priority Subclass 3A Claims shall receive a Pro Rata Subclass Share of the remaining Subclass 3A Recovery; provided, however, that with respect to the Distribution of the remaining Subclass 3A Recovery, (i) the New Facility Lenders in Subclass 3A shall receive their Secured Value Distribution first, to the extent available, in the form of Distributable Cash and thereafter in the form of New High Yield Secured Notes, and (ii) the Additional New Lenders in Subclass 3A shall receive their Secured Value Distribution first in the form of New Lender Warrants and thereafter solely in the form of New High Yield Secured Notes; provided further that Non-Participating Lenders in Subclass 3A shall receive their Secured Value Distribution solely in the form of New High Yield Secured Notes and shall not receive any Distribution of Distributable Cash or New Lender Warrants.

                  Immediately prior to any Distribution to holders of Subclass 3A Claims, the settlement of the Loss Sharing Litigation as described in Exhibit 6 annexed to the Reorganization Plan shall be deemed effective and implemented for purposes of Distributions thereunder.

                  Distribution Among Holders of Allowed Subclass 3B Claims:
                  --------------------------------------------------------

              First, the Subclass 3B Secured Claim shall be deemed an Allowed Secured Claim in an amount equal to the Allowed Subclass 3B Settlement Amount and in full settlement, release and discharge of the Allowed Secured Claims of the Accepting Bondholders, each holder of an Allowed Subclass 3B Claim that is an Accepting Bondholder shall, subject to payment of its pro-rata share of the Settlement Distribution, receive its Pro Rata Subclass Share of Distributions of the Subclass 3B Accepting Bondholder Recovery; provided, however, that with respect to the Subclass 3B Accepting Bondholder Recovery, (i) the New Facility Lenders in Subclass 3B that are Accepting Bondholders, if any, shall receive their Secured Value Distribution first, to the extent available, in the form of Distributable Cash and thereafter in the form of New High Yield Secured Notes; and (ii) the Additional New Lenders in Subclass 3B that are Accepting Bondholders, if any, shall receive their Secured Value Distribution solely in the form of New High Yield Secured Notes plus a Pro Rata Subclass Share of the New Lender Warrants; and provided further that the Non-Participating Lenders in Subclass 3B that are Accepting Bondholders shall not receive any Distributable Cash or any Distribution of New Lender Warrants as part of the Secured Value Distribution. Distributions made to each Accepting Bondholder of such holder's Allowed Subclass 3B Claim shall be subject to adjustment and modification in accordance with the provisions of the 9.25% Settlement, including the waiver of the 9.25% Deficiency Claims and any subordination benefits with respect to the Convertible Subordinated Bonds, and payment of such holder's pro-rata share of the Settlement Distribution to the holders of Allowed Class 6 Claims as provided under the Reorganization Plan.

              Second, in the event that the aggregate amount of Subclass 3B Claims held by Rejecting Bondholders is equal to or greater than $10 million, the Subclass 3B Claim of each Rejecting Bondholder shall be deemed a Disputed Secured Claim, allowance thereof shall be subject to determination pursuant to the 9.25% Debentures Adversary Proceeding, and on the Reorganization Effective Date, the Reorganizing Debtors shall deliver the Subclass 3B Rejecting Bondholder Recovery into a Reserve Account in accordance with
              Section 8.4 of the Reorganization Plan and be held subject to Distribution pursuant to Section 8.6 of the Reorganization Plan.

              Third, in the event that the aggregate amount of Subclass 3B Claims held by Rejecting Bondholders is less than $10 million, the Subclass 3B Claim of each Rejecting Bondholder shall be deemed an Allowed Secured Claim in its full amount and in full settlement, release and discharge of the Allowed Secured Claims of the Rejecting Bondholders, on the Reorganization Effective Date, each holder of an Allowed Subclass 3B Claim that is a Rejecting Bondholder shall receive its Pro Rata Subclass Share of Distributions of the Subclass 3B Rejecting Bondholder Recovery; provided, however, that with respect to the Subclass 3B Rejecting Bondholder Recovery, (i) the New Facility Lenders in Subclass 3B that are Rejecting Bondholders, if any, shall receive their Secured Value Distribution first, to the extent available, in the form of Distributable Cash and thereafter in the form of New High Yield Secured Notes; and (ii) the Additional New Lenders in Subclass 3B that are Rejecting Bondholders, if any, shall receive their Secured Value Distribution solely in the form of New High Yield Secured Notes plus a Pro Rata Subclass Share of the New Lender Warrants; and provided further that the Non-Participating Lenders in Subclass 3B that are Rejecting Bondholders shall not receive any Distributable Cash or any Distribution of New Lender Warrants as part of the Secured Value Distribution. In the event that the aggregate amount of Subclass 3B Claims held by Rejecting Bondholders is less than $10 million, the Distributions made to each Rejecting Bondholder of such holder's Allowed Subclass 3B Claim shall not be subject to adjustment and modification in accordance with the provisions of the 9.25% Settlement, nor shall they receive a release of claims asserted in the 9.25% Debentures Adversary Proceeding (remaining subject to liability to the holders of Class 6 Claims for the Settlement Distribution).

                        (B)   Liquidation Plan:

                  1. Class 3A. Allowed Liquidation Secured Claims, consisting of Secured Bank Claims and the 9.25%
                  Debenture Claims:

                              Under the Liquidation Plan, each holder
                              of an Allowed Liquidation Secured Claim
                              would be entitled, assuming its security interest is valid and absent the Secured Creditor Direction (further described below), to receive on any Liquidation Distribution Date, such holder's Pro Rata Share of any Net Liquidation Proceeds and Liquidation Assets of the Liquidating Pledgor Debtors. On the Effective Date, each holder of an Allowed Class 3A Liquidation Secured Claim shall be deemed to have received, on account of its Class 3A Allowed Liquidation Secured Claim, the distribution it receives as a holder of a Class 3A or 3B Claim under the Reorganization Plan, as applicable, in full satisfaction of its Class 3A Claim, and the Liquidating Trustee and the Liquidating Debtors will implement the Secured Creditor Direction. Furthermore, to the extent that any Liquidating Pledgor Debtors have any Residual Liquidation Assets, which the
                              Liquidating Trustee determines in its
                              sole discretion can profitably be sold
                              or monetized, then the holders of Class
                              3A Claims under the Liquidation Plan,
                              shall be entitled to their Pro Rata
                              Share of the Net Liquidation Proceeds on the succeeding Liquidation Distribution Date resulting from such sale, after the payment of the Liquidation Expenses attributable to such sale.

                  2. Class 3B. Class 3B consists of the Allowed Secured CSFB Claims against Ogden FMCA:

                              On the Liquidation Effective Date, or as soon thereafter as practicable, Ogden FMCA shall cause to be transferred, pursuant to Section 6.1(c) of the Liquidation Plan, to CSFB, in its capacity as holder of the Allowed Secured CSFB Claim, the Ogden FMCA Collateral.

                  3. Class 3C. Class 3C consists of the Allowed Covanta Tulsa Secured Claims against Covanta Tulsa:

                              On the Liquidation Effective Date, or as soon thereafter as practicable, Covanta Tulsa shall cause to be transferred, pursuant to Section 6.1(d) of the Liquidation Plan, to the Covanta Tulsa Secured Parties as holders of the Allowed Covanta Tulsa Secured Claims, the Tulsa Collateral in full settlement, release and discharge of the Class 3C Claims.

                        (ii) Class 4 - Allowed Operating Company Unsecured Claims. On the Distribution Date, each holder of an Allowed Class 4 Claim shall receive, in full settlement, release and discharge of its Class 4 Claim, a Distribution of Reorganization Plan Unsecured Notes in the aggregate principal amount equal to the amount of its Allowed Class 4 Claim. With respect to Allowed Class 4 Claims for and to the extent which insurance is available, such Class 4 Claims shall be paid in the ordinary course of the Reorganizing Debtors' business to the extent of such insurance, when any such Claim becomes an Allowed Claim and such insurance proceeds become available; provided, however, that to the extent insurance is not available or is insufficient, treatment of such Allowed Class 4 Claims shall be as otherwise provided in
          Section 4.5 of the Reorganization Plan.

                        (iii) Class 6 - Allowed Parent and Holding Company Unsecured Claims. In consideration of the agreement by the holders of Class 6 Claims to waive any claims, including all alleged avoidance actions, that might be brought against the holders of Subclass 3A Claims and to settle the 9.25% Debentures Adversary Proceeding in accordance with the terms of the 9.25% Settlement, and to secure the support of the holders of Allowed Class 6 Claims for confirmation of this Reorganization Plan, the holders of Allowed Class 3 Claims have agreed to provide the holders of Allowed Class 6 Claims from the value that would otherwise have been distributable to the holders of Allowed Class 3 Claims under this Reorganization Plan, so that on the Distribution Date each holder of an Allowed Class 6 Claim shall receive, in full satisfaction, release and discharge of its Class 6 Claim, Distributions consisting of (i) such holder's Pro Rata Class Share of Class 6 Warrants, (ii) such holder's Pro Rata Class Share of Class 6 CPIH Preferred Stock, (iii) such holder's Pro Rata Class Share of the CPIH Participation Interest, and (iv) such holders Pro Rata Class Share of the proceeds, if any, with respect to the Class 6 Litigation Claims. Additionally, each holder of an Allowed Class 6 Claim (a) shall receive from each Accepting Bondholder, in full satisfaction, release and discharge of its rights with respect to the 9.25% Debentures Adversary Proceeding against each Accepting Bondholder, a Distribution consisting of such holder's Pro Rata Share of the Settlement Distribution and (b) may receive a further Distribution with respect to the Subclass 3B Rejecting Bondholder Recovery subject to the resolution of the 9.25% Debentures Adversary Proceeding, in accordance with Section 8.6(b) of the Reorganization Plan. With respect to the Distribution to holders of Allowed Class 6 Claims (including any Distribution with respect to the Settlement Distribution), the Reorganizing Debtors shall have the option to make all or any portion of the Distribution either directly to the holder of such Allowed Class 6 Claim or through a depository or trust arrangement that provides holders of Allowed Class 6 Claims with the equivalent economic benefits they would have received through a direct Distribution; provided, however, that the costs of implementing and maintaining any such depository or trust arrangement shall be paid for from the proceeds of the Distribution to holders of Allowed Class 6 Claims. With respect to Allowed Class 6 Claims for and to the extent which insurance is available, such Class 6 Claims shall be paid in the ordinary course of the Reorganizing Debtors' business to the extent of such insurance, when any such Claim becomes an Allowed Claim and such insurance proceeds become available; provided, however, that to the extent insurance is not available or is insufficient, treatment of such Allowed Class 6 Claims shall be as otherwise provided in Section
          4.7 of the Reorganization Plan.

                  Creditors are referred to Section VIII.I below for an estimate of the amount of Allowed Claims in Class 6, and the risks that Allowed Claims in Class 6 may materially exceed the Debtors' estimates,

                        (iv)  Class 7 (Reorganization Plan) -
          Allowed Convertible Subordinated Bond Claims. On the Distribution Date, each holder of an Allowed Class 7 Claim shall not receive any Distributions from the Reorganizing Debtors or retain any property under the Reorganization Plan in respect of Class 7 Claims, on account of its Class 7 Claim.

                        (v) Class 7 (Liquidation Plan) - Allowed Unsecured Liquidation Claims. The holders of Class 7 Claims shall not be entitled to receive any Distribution under the Liquidation Plan, provided, however, that with respect to Allowed Class 7 Claims for and to the extent to which insurance is available, such Claims shall be paid in the ordinary course of the Liquidating Debtors' business to the extent of such insurance, when any such Claims become Allowed Claims and such insurance proceeds become available, provided, further, that to the extent that insurance is not available or is insufficient, treatment of such Allowed Class 7 Claim shall be as otherwise provided in the Liquidation Plan.

                        (vi) Class 8 - Allowed Convenience Claims. On the Distribution Date, each holder of an Allowed Class 8 Claim shall receive, in full satisfaction, release and discharge of its Class 8 Claim, a payment in Cash, in an amount equal to seventy-five (75%) of the Allowed amount of such Class 8 Claim.

                        (vii) Class 9 - Intercompany Claims.

                              (A)   Reorganization Plan: Under the
            Reorganization Plan, Class 9 consists of all Intercompany Claims and is subdivided into three Subclasses for Distribution purposes: Subclass 9A consists of the Liquidating Debtors Intercompany Claims, Subclass 9B consists of the Reorganized Debtors Intercompany Claims and Subclass 9C consists of the Heber Debtors Intercompany Claims. On the Reorganization Effective Date, all Subclass 9A Claims shall be deemed cancelled or waived in exchange for the Reorganizing Debtors' contribution of the Operating Reserve Deficiency Amount, if any, to the Operating Reserve. On the Reorganization Effective Date, all Subclass 9B Claims shall, in the sole discretion of the applicable Reorganizing Debtor or Reorganized Debtor, either be: (a) preserved and reinstated, (b) released waived and discharged, (c) contributed to the capital of the obligee corporation, or (d) distributed to the obligee corporation. On the Reorganization Effective Date, all Subclass 9C Claims shall be deemed cancelled or waived in exchange for the Reorganizing Debtors' undertaking certain obligations in connection with the Heber Reorganization Plan.

                              (B) Liquidation Plan: Under the Liquidation Plan, Class 9 consists of all Intercompany Claims. On the Liquidation Effective Date, all Intercompany Claims under the Liquidation Plan shall be cancelled, annulled and extinguished

                        (viii) Class 10 -Subordinated Claims. As of the Reorganization Effective Date, holders of Class 10 Claims shall not receive any Distributions or retain any property under the Reorganization Plan in respect of Class 10 Claims, on account of such Claims. All instruments evidencing Subordinated Claims shall be cancelled, annulled or extinguished.

                        (ix) Class 11 - Equity Interests in the Liquidating Debtors. The holders of Equity Interests in each Liquidating Debtor shall not be entitled to receive any Distribution or retain any property under the Liquidation Plan, and on the Liquidation Effective Date such Equity Interests shall be cancelled, annulled and extinguished.

                        (x) Class 13 - Old Covanta Stock Equity Interests. Holders of Allowed Equity Interests in Old Covanta Stock shall not receive any Distribution or retain any property under the Reorganization Plan in respect of Class 13 Equity Interests. All Class 13 Equity Interests in Old Covanta Stock shall be cancelled, annulled and extinguished.

               (c) Unimpaired Classes of Claims under the Heber Reorganization Plan

                        (i) Class 1 - Allowed Priority Non-Tax Claims. Each holder of an Allowed Class 1 Claim shall receive, in full settlement, release and discharge of its Class 1 Claim, either (i) Cash, on the Distribution Date, in an amount equal to such Allowed Claim, or (ii) such other less favorable terms as Covanta and the holder of an Allowed Priority Non-Tax Claim agree; provided, however, that no such agreement shall impose any obligation upon the Reorganized Heber Debtors beyond the payment of amounts calculated in accordance with the Working Capital Adjustment.

                        (ii)  Class 2H - Allowed GECC Secured Claims.
          The holder of the Allowed Subclass 2H-A Claims shall retain, unaltered, the legal, equitable and contractual rights, including, without limitation, any valid and perfected Liens that secure such Allowed Claim, provided, however, that the assets of the Heber Debtors subject to the GECC Liens may be sold, subject to such GECC Liens, as part of the Geothermal Sale contemplated by the Heber Reorganization Plan. Covanta shall pay to each holder of an Allowed Subclass 2H-B Claim, in full settlement, release and discharge of its Subclass 2H-B Claim, either (i) Cash, on the Heber Effective Date, in an amount equal to such Allowed Subclass 2H-B Claim, or (ii) such other less favorable terms as Covanta and the holder of an Allowed GECC Secured HGC/HFC Claim agree; provided, however, that no such agreement shall impose any obligation upon the Reorganized Heber Debtors beyond the payment of amounts calculated in accordance with the Working Capital Adjustment.

                        (iii) Class 3H - Allowed Heber Secured Claims. On the Heber Effective Date, the legal, equitable and contractual rights of the holders of Allowed Class 3H Claims will be reinstated in full satisfaction, release and discharge of their respective Class 3H Claims and will remain unaltered, except as the relevant Heber Debtor (or, on or after the Heber Effective Date, Reorganized Heber Debtor) and the holders of Allowed Class 3H Claims may otherwise agree or as such holders may otherwise consent. Notwithstanding the foregoing, no contractual provisions or applicable law that would entitle the holder of an Allowed Class 3H Claim to demand or receive payment of such Claim prior to the stated maturity of such Claim, terminate any contractual relationship or take such other enforcement action (as may be applicable) from and after the occurrence of a default that occurred prior to the Heber Effective Date shall be enforceable against the Reorganized Heber Debtors. In the lieu of the foregoing, any Heber Debtor (or, on or after the Heber Effective Date, Reorganized Heber Debtor) may, at its election, make a Cash payment to the holder of an Allowed Class 3H Claim equal to the full amount of the holder's Allowed Class 3H Claim, together with interest at the legal rate to the extent required by law, in full settlement, release and discharge of such Class 3H Claim.

                        (iv) Class 7 - Allowed Unsecured Claims. On the Distribution Date, each holder of an Allowed Class 7 Claim shall receive, in full settlement, release and discharge of its Class 7 Claim, a Cash payment equal to the full amount of its Allowed Class 7 Claim, together with interest at the legal rate to the extent required by law.

                        (v) Class 8 - Heber Intercompany Claims. The legal, equitable and contractual rights of holders of Heber Intercompany Claims in respect of such claim shall not be affected, altered or Impaired under the Heber Reorganization Plan.

                  (d) Impaired Classes of Claims under the Heber Reorganization Plan.

                        (i) Class 9 - Intercompany Claims. Under the Heber Reorganization Plan, Class 9 consists of all Intercompany Claims. On the Heber Effective Date, all Intercompany Claims shall be cancelled, annulled and extinguished. Holders of such Claims shall receive no Distributions in respect of Class 9 Claims.

                        (ii) Class 14 - Equity Interests in Heber Debtors. Class 14 consists of all Equity Interests in the Heber Debtors. Holders of Allowed Class 14 Equity Interests shall not receive any Distribution or retain any property under the Heber Reorganization Plan in respect of Class 14 Equity Interests; except any such Equity Interests shall continue to be held by the Heber Debtor or Reorganized Heber Debtor that originally held such Equity Interests, which Equity Interests shall contiFnue to be evidenced by the existing capital stock, partnership interests or membership interests.

C.       Confirmability, Modification and Severability of the Plans

         The confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied separately with respect to each Reorganizing Debtor, each Heber Debtor and each Liquidating Debtor.

         Subject to the provisions of Sections 5.5 of the Reorganization Plan and the Liquidation Plan, the Reorganizing Debtors and Liquidating Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plans at any time prior to the entry of the Confirmation Order. Additionally, the Reorganizing Debtors and Liquidating Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plans as they apply to any particular Debtor.

         Subject to the provisions of Section 13.4 of the Heber Reorganization Plan, the Heber Debtors reserve the right, without prejudice to the Proposed Buyers' rights under the Heber Purchase Agreement and in accordance with the Bankruptcy Code and the Bankruptcy Rules, to revoke, withdraw, amend or modify the Heber Reorganization Plan or the Heber Purchase Agreement (in accordance with its terms) at any time prior to the entry of the Heber Confirmation Order; provided that the Heber Reorganization Plan shall be in form and substance reasonably satisfactory to the Proposed Buyers. Additionally, the Heber Debtors reserve the right, without prejudice to the Proposed Buyers' rights under the Heber Purchase Agreement, to revoke, withdraw, amend or modify the Heber Reorganization Plan as it applies to any particular Heber Debtor.

         After the entry of the applicable Confirmation Order, the Debtors may, upon order of the Court, amend or modify the Reorganization Plan, the Heber Reorganization Plan or the Liquidation Plan, in accordance with section 1127(b) of the Bankruptcy Code and the applicable Plan, or remedy any defect or omission or reconcile any inconsistency in the Plans in such manner as may be necessary to carry out the purpose and intent of the Plans. A holder of an Allowed Claim or Allowed Equity Interest that is deemed to have accepted the Plans shall be deemed to have accepted the Plans as modified if the proposed modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

         The Debtors have reserved their rights in the Reorganization Plan, the Heber Reorganization Plan and the Liquidation Plan to redesignate Debtors as Reorganizing Debtors, Heber Debtors or Liquidating Debtors at any time prior to ten (10) days prior to the applicable Confirmation Hearing. Holders of Claims or Equity Interests who are entitled to vote on the Reorganization Plan or Liquidation Plan and who are affected by any such redesignation shall have five
(5) days from the notice of such redesignation to vote to accept or reject the Reorganization Plan or the Liquidation Plan, as the case may be. The Debtors also have reserved the right to withdraw prior to the applicable Confirmation Hearing one or more Debtors from the Reorganization Plan, the Heber Reorganization Plan and the Liquidation Plan, and to thereafter file a plan solely with respect to such Debtor.

         If, prior to the applicable Confirmation Date, any term or provision of any of the Plans is determined by the Court to be invalid, void or unenforceable, the Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plans will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding alteration or interpretation. The applicable Confirmation Orders will constitute a judicial interpretation that each term and provision of the Plans, as it may have been altered or interpreted in accordance with the forgoing, is valid and enforceable pursuant to its terms. Additionally, if the Court determines that any Plan, as it applies to any particular Debtor, is not confirmable pursuant to section 1129 of the Bankruptcy Code (and cannot be altered or interpreted in a way that makes it confirmable), such determination shall not limit or affect (a) the confirmability of the Plans as they apply to any other Debtor or (b) the Debtors' ability to modify the Plans, as they apply to any particular Debtor, to satisfy the confirmation requirements of section 1129 of the Bankruptcy Code.

D. Certain Considerations with Respect to Treatment of Class 3 Secured Claims under the Reorganization Plan

         The Prepetition Lenders and the 9.25% Debenture Holders both assert their Claims are secured by the same Prepetition Collateral consisting of substantially all of the assets of Covanta and all of its existing and future domestic subsidiaries, to the extent permitted, and by a pledge of 100% of the shares of substantially all of Covanta's existing and future domestic subsidiaries, and 65% of the shares of substantially all of Covanta's foreign subsidiaries. Accordingly, the Allowed Secured Claims of the Prepetition Lenders and the 9.25% Debenture Holders have been classified together as Secured Claims in Class 3 pursuant to the Reorganization Plan.

         While the Claims of the Prepetition Lenders and the 9.25% Debenture Holders have been classified together because they share in the same Prepetition Collateral, there are nonetheless some differences in their respective rights and interests in these Chapter 11 Cases, as described further below. Consequently, the Reorganization Plan establishes separate Subclasses for the Prepetition Lenders and the 9.25% Debenture Holders, placing them in Subclass 3A and 3B, respectively, in order to properly implement redistributions and third party settlements that only relate to Claims within these separate Subclasses.

         As a result, the Reorganization Plan provides for treatment of Allowed Class 3 Claims on two levels - on the Class level and the Subclass level. In the first instance, all holders of Allowed Class 3 Claims are treated equally as members of the same Class, as a result of their Claims being secured by the same Prepetition Collateral. In that regard, all holders of Allowed Secured Claims in Class 3 will initially receive a Pro Rata Share of Distributions consisting of a mix of Reorganization Plan Notes, Reorganization Plan Equity Securities and Reorganization Plan Warrants, Distributable Cash and Excess Distributable Cash, if available. The aggregate Distribution to Class 3 is initially divided between Subclass 3A and Subclass 3B strictly on a pro-rata basis, based upon the respective aggregate amount of the Allowed Secured Claims in each Subclass. The form of Secured Value Distribution will vary depending upon whether the holder of an Allowed Class 3 Claim is a New Facility Lender, an Additional New Lender or a Non-Participating Lender with respect to the Exit Financing Facilities.

         Then, as described further below, the Reorganization Plan implements certain redistributions on the level of both Subclass 3A and Subclass 3B. As a result, of these redistributions, certain members of Subclass 3A will receive enhanced recoveries, with the result that the percentage recovery for the members of Class 3, while based on an initial pro-rata Distribution, will ultimately vary from Subclass 3A to Subclass 3B, as well as from one member of Subclass 3A to another. The Reorganization Plan also implements the 9.25% Settlement, which will potentially resolve the 9.25% Debentures Adversary Proceeding pursuant to which the Creditors Committee had challenged the validity and enforceability of the security interest asserted by and on behalf of the 9.25% Debenture Holders. Members of Subclass 3B may waive their rights to receive a certain portion of their Distribution or elect to opt out of participation in the 9.25% Settlement. In the event that holders of 9.25% Debenture Claims with claims in excess of $10 million opt out of the 9.25% Settlement, the 9.25% Debentures Adversary Proceeding shall continue with respect to such holders, and the Reorganizing Debtors will be obligated to reimburse counsel for the Creditors Committee and counsel for the Informal Committee for fees and expenses, each in an amount up to $250,000 in connection with the continuation of such litigation. Payment of such fees and expenses will be subject to approval by order of the Court.

1.       Subclass 3A Distribution

         Pursuant to the terms of an Intercreditor Agreement by and among the Debtors and the Prepetition Lenders, certain of the Prepetition Lenders were entitled to receive priority recoveries and ratable paydowns with respect to the Priority Bank Claims.

         In order to account for the priority rights arising under the Intercreditor Agreement, the Reorganization Plan includes certain provisions that relate solely to the Distribution among holders of Subclass 3A Claims. Specifically, as a first step in making a Subclass 3A Distribution, the Reorganization Plan provides that the holders of Allowed Priority Bank Claims will receive first, to the extent available, Excess Distributable Cash, and thereafter New High Yield Secured Notes in an amount equal to the Allowed Priority Bank Claims in full settlement, release and discharge of such Claims. After payment in full of these Priority Bank Claims, the Reorganization Plan then provides that the holders of Allowed Non-Priority Subclass 3A Claims shall receive a Distribution consisting of a Pro Rata Share of the remaining Subclass 3A Recovery.

         The Subclass 3A Distribution will be made in full settlement, release and discharge of all Claims of the Prepetition Lenders arising in connection with the Master Credit Facility and the Intercreditor Agreement.

2. Voting Rights with Respect to Class 3 Distributions and the Settlement Agreements under the Reorganization Plan

         Since Class 3 Claims are Impaired under the Reorganization Plan, the holders of Allowed Claims in Class 3 are entitled to vote to accept or reject the Reorganization Plan. The members of Subclasses 3A and 3B shall vote together as a single Class for purposes of accepting or rejecting the Secured Class 3 Total Distribution under the Reorganization Plan; provided, however, that the Ballots distributed to holders of Subclass 3B Secured Claims shall permit each such holder the opportunity to elect treatment as a Rejecting Bondholder, it being understood that any such holder who does not expressly make such election by properly marking the Ballot shall be deemed an Accepting Bondholder.

E.       Implementation of the Reorganization Plan

1.       Continued Corporate Existence

         Each of the Reorganized Debtors will continue to exist after the Reorganization Effective Date as a separate corporate entity, with all the powers of a corporation under applicable law in the jurisdiction in which each applicable Reorganized Debtor is incorporated and pursuant to the respective certificate of incorporation and bylaws in effect prior to the Reorganization Effective Date, except to the extent such certificate of incorporation and bylaws are amended pursuant to the Reorganization Plan.

2.       Exit Financing

        (a)      Domestic Facilities

         Upon emergence from the Chapter 11 Cases, the Reorganizing Debtors, other than those identified as CPIH Borrowers (defined below) and those Reorganizing Debtors that are subject to existing contractual restrictions prohibiting such a transition (the "Domestic Borrowers") expect to enter into a new credit facility with certain of the Prepetition Lenders, Additional New Lenders and potentially third party banks and financial institutions acceptable to the Agents of the bank group, of up to $127 million, which will consist of
(i) a revolving credit line of $40 million consisting of commitments solely for cash borrowings (the "New Revolver Facility") and, (ii) a revolving credit line of $87 million, consisting of commitments solely for the issuance of letters of credit to support obligations to be identified, including commitments for the continuation of, or the issuance of replacement letters of credit to replace, extend or continue, all outstanding Tranche A letters of credit under the DIP Financing Facility (the "New L/C Facility"). Additionally, the Domestic Borrowers expect to enter into a revolving credit line of approximately $176 million with their Prepetition Lenders, consisting of commitments solely for the continuation of, or the issuance of replacement letters of credit to replace, extend or continue, outstanding Tranche B letters of credit under the DIP Financing Facility (the "Existing L/C Facility") (together with the New Revolver Facility and the New L/C Facility, the "Domestic Facilities"). The Domestic Facilities shall be guaranteed by the CPIH Borrowers on a joint and several basis (the "CPIH Borrower Guaranty").

         The New Revolver Facility will be used to finance the Domestic Borrowers' working capital needs and other general corporate purposes. The New L/C Facility will be used for the purposes described above, and the Existing L/C Facility will be issued solely to replace, extend or continue existing letters of credit.

         The New Revolver Facility, the New L/C Facility and the Domestic Borrower Guaranty (as defined herein) will be secured by a first priority perfected lien on all existing and future personal, mixed and real property of the Domestic Borrowers, subject to existing contractual restrictions, valid, enforceable and perfected third party liens on project assets, statutory restrictions, valid restrictions pursuant to constituting documents, and certain other permitted liens. They will constitute senior obligations of the Domestic Borrowers and rank pari passu with each other and the Domestic Borrower Guaranty (described below). The Existing L/C Facility will be secured by a lien on the foregoing collateral junior and subordinate only to the liens in favor of the New Revolver Facility, New L/C Facility and Domestic Borrower Guaranty.

         (b)      CPIH Facilities

         Upon emerging from bankruptcy, Covanta Power International Holdings, Inc. ("CPIH") and each of its subsidiaries (including certain domestic entities holding the equity interests in Covanta's foreign subsidiaries) holding the assets and operations of the international independent power project business (the "CPIH Borrowers") expect to enter into a new credit facility with certain members of the Company's prepetition bank group and the Additional New Lenders, of up to $90 million, which will consist of (i) a revolving credit line of up to $10 million, consisting solely of cash borrowings (the "CPIH Revolver Facility"), and (ii) funded debt of $80 million representing a like amount of prepetition funded secured loans (the "CPIH Term Loan Facility") (together with the CPIH Revolver Facility, the "CPIH Facilities"). The CPIH Revolver Facility will be guaranteed by the Domestic Borrowers on a joint and several basis (the "Domestic Borrower Guaranty").

         The CPIH Revolver Facility will be used to finance the CPIH Borrowers' working capital needs and other general corporate purposes. The CPIH Term Loan Facility will be used to replace pre-existing secured debt of Covanta.

         The CPIH Revolver Facility and the CPIH Borrower Guaranty will be secured by first priority perfected liens on all existing and future personal, mixed and real property of the CPIH Borrowers, subject to existing contractual restrictions, valid, enforceable and perfected third party liens on the project assets and certain other permitted liens. The obligations under the CPIH Revolver Facility and the CPIH Borrower Guaranty will constitute senior secured obligations of the CPIH Borrowers and will rank pari passu with each other. The CPIH Term Loan Facility will have a lien on the foregoing collateral junior and subordinate only to the liens in favor of the CPIH Revolver Facility and the CPIH Borrower Guaranty.

         (c)      Documentation; Court approval

         Documents evidencing the Domestic Facilities and the CPIH Facilities, will be filed by the Debtors with the Court as part of the Plan Supplement no later than five (5) days prior to the last day for voting with respect to the Reorganization Plan. In the Confirmation Order the Court will approve the Domestic Facilities and the CPIH Facilities in substantially the same form filed with the Court and authorize the Reorganizing Debtors to execute the same together with such other documents as the Domestic Facilities and the CPIH Facilities Lenders may reasonably require in order to effectuate the treatment afforded to such parties under the Domestic Facilities and the CPIH Facilities.

3. Reorganization Plan Notes and Reorganization Plan Equity Securities and Warrants

         Pursuant to the Reorganization Plan, the Reorganizing Debtors will issue Reorganization Plan Notes, Reorganization Plan Equity Securities and Reorganization Plan Warrants for Distribution to holders of Allowed Claims. The material terms of the Reorganization Plan Notes, Reorganization Plan Equity Securities and Reorganization Plan Warrants are as follows:

         (a) Debt and securities to be issued to holders of Allowed Claims by Reorganized Covanta

         New High Yield Secured Notes: New High Yield Secured Notes will be issued initially in an aggregate principal amount of $200 million accreting to an aggregate principal amount of $225 million upon maturity seven (7) years after the Reorganization Effective Date. A semi-annual cash coupon of $9.25 million will be payable on the outstanding New High Yield Secured Notes. The New High Yield Secured Notes will be secured by a third priority lien on the Post-Confirmation Collateral.

         Reorganization Plan Unsecured Notes: Reorganization Plan Unsecured Notes will be issued in a principal amount between $30 million and $35 million with a maturity date eight (8) years after the Reorganization Effective Date. Interest will be payable semi-annually at an interest rate of 7.5%. Annual amortization payments of approximately $3.9 million (paid at end of year) will be paid beginning in year 2, with the balance due on maturity.

         Tax Notes: Tax Notes will be issued in an aggregate principal amount equal to the aggregate amount of Allowed Priority Tax Claims with a maturity six
(6) years after the Reorganization Effective Date. Interest will be payable semi-annually at the rate of four percent (4%).

         Reorganization Plan Warrants: The Reorganization Plan Warrants will be issued by Reorganized Covanta on the Reorganization Effective Date in accordance with the terms of the Reorganization Plan, which shall entitle a holder to receive upon exercise an amount in cash, notes or stock equal to the excess in the value of a single share of Reorganized Covanta Common Stock as of such exercise date over the fair market value of a single share of Reorganized Covanta Common Stock on the Reorganization Effective Date. The Reorganization Plan Warrants may be exercised, in full or in part, at the option of each holder, at any time during the two year period commencing on January 1, 2014, or earlier in the event of certain occurrences, such as sale of all or substantially all of the company or the company becoming ineligible to file Federal income tax returns as a subchapter S entity. The Reorganization Plan Warrants are also subject to certain restrictions on transfer, as described in
Section IX.A.3(b), and other terms and conditions of the Reorganization Plan Warrant Agreement, which is contained in the Plan Supplement.

        (b) Securities to be issued to holders of Allowed Claims by Reorganized CPIH

         New CPIH Funded Debt: New CPIH Funded Debt will be issued in an aggregate principal amount of $80 million with a maturity date five (5) years after the Reorganization Effective Date. The New CPIH Funded Debt will be obligations of CPIH, secured by a second priority security interest in substantially all the assets of CPIH and its domestic subsidiaries, subject to contractual and statutory limitations, but will be non-recourse to the Reorganized Debtors other than CPIH and its subsidiaries.

         Reorganized CPIH Preferred Stock: Reorganized CPIH Preferred Stock will be issued with an aggregate liquidation preference of $30 million. The Reorganized CPIH Preferred Stock will grant voting rights, conversion rights and other features on terms and conditions as set forth in the form of CPIH Preferred Stock certificate contained in the Plan Supplement.

4.       Corporate Restructuring

         (a) The Reorganizing Debtors will undertake a corporate restructuring pursuant to which all Reorganizing Debtors that own or operate businesses outside of the United States shall become direct or indirect subsidiaries of CPIH. The Reorganized Debtors intend to retain various parent guarantees relating, among other things, to financial, operating and performance agreements for certain CPIH subsidiaries.

         (b) The Reorganizing Debtors will undertake a corporate restructuring in connection with Covanta Warren. Pursuant to such restructuring, CERC and Covanta OPWH, Reorganizing Debtors which together own 100% of the equity in Covanta Warren, will sell such equity to two other Debtors holding no assets or liabilities, which would operate as holding companies for Covanta Warren. The Reorganizing Debtors are contemplating designating Covanta Equity of Stanislaus, Inc. ("Covanta Stanislaus") and Covanta Equity of Alexandria/Arlington, Inc. ("Covanta Alexandria/Arlington"), currently Liquidating Debtors, as such holding companies for Covanta Warren. In such event, the Debtors would redesignate Covanta Stanislaus and Covanta Alexandria/Arlington as Reorganizing Debtors.

5.       Revesting of Corporate Assets

         The Reorganized Debtors shall be revested with the assets of their bankruptcy Estates (except for leases and executing contracts that have not yet been assumed or rejected, which shall only be deemed vested if and when they are assumed) on the Reorganization Effective Date. Assets revested in the Reorganizing Debtors shall include all ownership interest of any Reorganizing Debtor in any Subsidiary Debtor, by virtue of the deemed consolidation of the Reorganizing Debtors for purposes of the Reorganization Plan, subject to the terms of the corporate restructuring described below.

6.       Directors and Officers of Reorganized Covanta and CPIH

        (a) On the Reorganization Effective Date, the operation of the Reorganized Debtors shall become the general responsibility of their respective boards of directors who shall, thereafter, have the responsibility for the overall management, control and operation of the Reorganized Debtors.

        (b) The board of directors of Reorganized Covanta and CPIH shall consist initially of those persons identified in a filing submitted to the Court by the Reorganizing Debtors prior to the Plans Confirmation Hearing.

       (c) The officers of the Reorganized Debtors and the directors of the Reorganized Debtors other than Reorganized Covanta and CPIH that are in office immediately before the Reorganization Effective Date shall continue to serve immediately after the Reorganization Effective Date in their respective capacities. Such persons shall be deemed elected pursuant to the Confirmation Order, and such elections shall be effective on and after the Reorganization Effective Date, without any requirement of further action by stockholders or other owners of the Reorganized Debtors.

7.       Certificate of Incorporation and Bylaws

         The certificates of incorporation and bylaws of the Reorganized Debtors will be amended as may be required in order that they are consistent with the provisions of the Reorganization Plan and the Bankruptcy Code. On the Reorganization Effective Date, the Reorganized Debtors are authorized to, and shall, without the need for any further corporate action, adopt and, as applicable, file their respective amended organizational documents with the applicable Secretary of State. The amended organizational documents shall prohibit the issuance of nonvoting equity securities, as required by sections 1123(a) and (b) of the Bankruptcy Code, subject to further amendment as permitted by applicable law. Any modification to the certificate of incorporation of any of the Reorganized Debtors as originally filed may be filed after the Confirmation Date and may become effective on or prior to the Reorganization Effective Date.

8.       Employment, Retirement and Other Agreements

         Employment Agreements
         ---------------------

         Pursuant to applicable provisions of the Bankruptcy Code, the Reorganization Plan currently contemplates the rejection of all existing prepetition employment agreements.

         Retirement Plans
         ----------------

         Following the Reorganization Effective Date, the Reorganized Debtors intend to continue the Pension Plan and meet the minimum funding standards under ERISA and the IRC, administer and operate the Pension Plan in accordance with its terms and the applicable provisions of ERISA and the IRC and pay all insurance premiums with respect to the PBGC. In addition, the Reorganized Debtors currently intend to continue the SEIU Pension Plan after the Reorganization Effective Date. For a more in-depth discussion of the Pension Plan and SEIU Pension Plan please refer to Section III.A.

         Following the Reorganization Effective Date, the Reorganized Debtors intend to continue the (i) Savings Plan, (ii) Security Fund, (iii) Hennepin Plan, (iv) Resource Pension Plan, (v) Supplementary Plan, (vi) Resource Plan and
(vii) Energy Select Plan. In addition, the Reorganized Debtors intend to merge outstanding participant account balances in the Resource 401(k) Plan into the Savings Plan and expect such merger to have become effective prior to the consummation of the Reorganization Plan. The Reorganized Debtors are currently in the process of terminating the (i) Metropolitan 401(k) Plan, (ii) Energy Services 401(k) Plan and (iii) Select Plan since no obligations or liabilities currently exist thereunder and expect such terminations to have been completed prior to the consummation of the Reorganization Plan. For a more in-depth discussion of each of these plans please refer to Section III.A.

         Retiree Medical Programs
         ------------------------

         Following the Reorganization Effective Date, the Reorganized Debtors, with certain adjustments and exceptions as discussed below, intend to continue the Retiree Medical Programs for those participants currently eligible to receive post-retirement benefits. With respect to the medical coverage provided to a majority of the small group of former senior executives participating in the Core Retiree Program, the Debtors are currently in the process of adjusting the levels of such coverage so that post-retirement medical benefits provided thereunder are equivalent in scope to the medical benefits currently afforded active senior executives of the Company. The Company is in the process of providing each of the affected retirees with written notice of such adjustment. The rate of contribution for such retirees will generally remain at the same cost. The Company does not believe that such an adjustment in benefits falls within the scope of section 1114 of the Bankruptcy Code, but this position may be challenged by the affected retirees.

         With respect to approximately five (5) of the core retirees, however, the Company is in the process of advising such retirees that it is the Company's belief that the retiree medical coverage such retirees currently receive is not protected by section 1114 of the Bankruptcy Code and, as a result, such retirees will be solely responsible for the cost associated with the continuation of such coverage. It is possible that the affected retirees may challenge this position.

         The Reorganized Debtors intend to continue to maintain the dental benefits provided for under the Core Retiree Program, as applicable, and the life insurance benefits provided to core retirees, as applicable, at the levels and for the duration of the periods that the Reorganized Debtors are otherwise obligated to provide such benefits.

         Following the Reorganization Effective Date, the Reorganized Debtors will continue to maintain the benefits provided under the Non-Core Retiree Program and the life insurance benefits provided to applicable retirees at the levels and for the duration of the periods that the Reorganized Debtors are otherwise obligated to provide such benefits.

         The Reorganized Debtors will continue to maintain all of their existing rights with respect to the Retiree Medical Programs, including the right to amend, modify or terminate the Retiree Medical Programs.

         Other Agreements
         ----------------

         Other than as set forth herein or as otherwise prohibited by applicable law, to the extent the Reorganized Debtors have in place as of the Reorganization Effective Date any severance, change in control, retirement, indemnification and other agreements (excluding any existing employment agreements) with their active directors, officers and employees who will continue in such capacities or a similar capacity following the Reorganization Effective Date, or retirement income plans, welfare benefit plans and other plans for such persons, such agreements, programs and plans will remain in place after the Reorganization Effective Date and the Reorganized Debtors will continue to honor such agreements, programs and plans. Such agreements, programs and plans also may include equity, bonus and other incentive plans in which officers and other employees of the Reorganized Debtors may be eligible to participate, subject in each case to the Reorganized Debtors' rights to amend, terminate or modify such agreements, programs and plans at any time as permitted by the terms and provisions thereof or applicable non-bankruptcy law.

9.       Management Agreements

         On the Reorganization Effective Date and pursuant to the Reorganization Plan, management of the Reorganized Debtors shall be entitled to receive a cash incentive bonus in an amount equal to 2% of the Post-Closing Cash, if any, in excess of Distributable Cash. On or shortly after the Reorganization Effective Date, Reorganized Covanta shall establish the "Covanta Management Incentive Plan." The Covanta Management Incentive Plan is a long term management incentive plan based upon the value of Reorganized Covanta Common Stock, which shall be approved by the Board of Directors of Reorganized Covanta, the economic effect of which shall equally dilute the value of the Reorganization Plan Warrants and the outstanding shares of Reorganized Covanta Common Stock.

           For these purposes, "Distributable Cash" means an amount of cash equal to the lesser of (i) $60 million and (ii) the Post-Closing Cash. For these purposes, "Post-Closing Cash" shall mean an amount of domestic cash determined on the Effective Date equal to Free Cash minus Exit Costs. For these purposes, "Free Cash" means the total amount of Cash held by the Reorganizing Debtors on the Reorganization Effective Date after consummation of the Geothermal Sale and immediately prior to giving effect to the payment of Exit Costs or any other Distributions or transactions contemplated by the Reorganization Plan; provided, however that Free Cash does not include the Post-Confirmation Working Capital or any other Cash as to which usage by the Reorganizing Debtors is restricted in any manner pursuant to the terms of any applicable agreements to which the Reorganized Debtors are party, including, without limitation, any project financing or operating agreements or the Heber Reorganization Plan.

         The terms of certain post-Reorganization Effective Date management incentive, employment and non-competition agreements are currently under discussion by the Company and its various creditor constituencies.

10.      Corporate Action

         Each of the matters provided for under the Reorganization Plan involving the corporate structure of the Reorganizing Debtors or corporate action to be taken by or required of the Reorganizing Debtors will, as of the Reorganization Effective Date, as the case may be, be deemed to have occurred and be effective as provided herein, and will be authorized and approved and, to the extent taken prior to the Reorganization Effective Date, ratified in all respects without any requirement of further action by stockholders, creditors, or directors of the Reorganizing Debtors.

11.      Effective Date Payments and Post-Effective Date Financing

         All Cash necessary for the Reorganized Debtors to make payments pursuant to the Reorganization Plan will be obtained from the Reorganized Debtors' cash balances and operations and borrowings under the Exit Financing Agreements.

         On the Reorganization Effective Date, the Reorganized Debtors are authorized to enter into and shall enter into the Exit Financing Agreements and effect all transactions and take any actions provided for in or contemplated by the Exit Financing Agreement, including without limitation, the payments of all fees and other amounts contemplated by the Exit Financing Agreements.

12.      New Common Stock, Plan Notes and Collateral Documents; Further
         Transactions

         On the Reorganization Effective Date, in accordance with the terms and conditions of the Reorganization Plan and without the need for any further corporate action, Reorganized Covanta is authorized to issue the (i) the New High Yield Secured Notes, (ii) the Reorganization Plan Unsecured Note, (iii) the Reorganized Covanta Common Stock and (iv) the Reorganization Plan Warrants; and Reorganized CPIH is authorized to issue the (i) New CPIH Funded Debt and (ii) Reorganized CPIH Preferred Stock. On the Reorganization Effective Date, in accordance with the provisions of the Reorganization Plan, the Reorganized Debtors shall execute and deliver the new collateral documents providing a security interest with respect to the Post-Confirmation Collateral securing the obligations under the Exit Financing Agreements.

13.      Establishment of ESOP and Election of S Corp Status

         In order to emerge from the Chapter 11 Cases as a viable going concern entity while at the same time awarding the employees of the Reorganized Debtors with an equity interest in Reorganized Covanta, on or before the Reorganization Effective Date Reorganized Covanta intends to (i) establish and implement an ESOP to which it will contribute all of the outstanding shares of Reorganized Covanta stock, and (ii) take all steps necessary to elect S corporation status effective as of January 1, 2004. In addition to the potential economic benefit offered to employees through participation in the ESOP structure, the establishment and implementation of an ESOP, in conjunction with Reorganized Covanta's conversion to an S corporation, will maximize recovery for other parties in interest to the Debtors' Chapter 11 Cases by minimizing the Reorganized Debtors' current tax liabilities in a manner that will result in significantly increased cash flow and permit the Reorganized Debtors to pay down a larger portion of their Allowable Claims, thereby allowing the Debtors to emerge from bankruptcy and benefit the employees participating in the ESOP.

         In brief, an ESOP is a tax-qualified employee benefit plan (for purposes of Section 401(a) of the IRC), similar to other types of employee defined contribution plans (such as a profit-sharing or "401(k)" plan), designed primarily to invest in the stock of the employer. The Reorganization Plan contemplates a contributory ESOP to which Reorganized Covanta would contribute 100% of the outstanding shares of its stock upon the confirmation of the Reorganization Plan. In order to be effective, the independent fiduciary, U.S. Trust, must decide, after consultation with its financial advisor, D&P, whether the acceptance of such a contribution would be in the best interests of the ESOP and its beneficiaries, i.e., the employees of the Reorganized Debtors who are eligible to participate therein. The ESOP will serve as an additional employee benefit and will not reduce any benefits participants currently receive under other pre-existing employee benefit plans, including the Savings Plan or other retirement plans that will be maintained by the Reorganized Debtors, except to the extent contribution limitations under the IRC apply.

         Generally, all domestic salaried and hourly full-time employees of the Reorganized Debtors who have attained the age of twenty-one (21) and who have performed at least one (1) year of continuous service for the Reorganized Debtors will be eligible to participate in the ESOP, unless such employee is represented by a collective bargaining unit. The ESOP will be administered by the ESOP Committee which shall have the authority to make all decisions, not otherwise required by applicable law to be made by the independent fiduciary, concerning the administration and interpretation of the ESOP.

         Following the initial contribution to the ESOP of 100% of the outstanding stock of Reorganized Covanta, Reorganized Covanta intends to make recurrent annual contributions of stock to the ESOP in amounts of up to 20% of the then outstanding stock of Reorganized Covanta. Both the initial and annual contributions made to the ESOP on behalf of a participant, when combined with any other contributions made in the same plan year on behalf of such participant (either by the participant or any of the Reorganized Debtors) to any other tax-qualified defined contribution plan maintained or sponsored by the Reorganized Debtors must not exceed, in the aggregate, the lesser of $40,000 or 100% of such participant's annual compensation. In addition, if the initial contribution or any annual contribution were to exceed an amount equal to 25% of the aggregate annual compensation of all covered participants, Reorganized Covanta would be required to pay a 10% excise tax on the amount of such excess. All contributions will be contributed to participants' accounts in proportion to such participants' annual eligible compensation (as defined in the governing ESOP plan document), taking into account a maximum annual per participant compensation of $200,000 (subject to annual adjustment by IRS for cost of living increases).

         Participants will fully vest in their respective accounts upon the earlier of (i) completion of five (5) years of participation in the ESOP, (ii) death or (iii) disability. In the event a participant's employment with the Reorganized Debtors is terminated for any reason other than death or disability prior to vesting, the shares held in such participant's account will be immediately forfeited and used to offset future annual recurrent contributions.

         Generally, any participant who has attained age fifty-five (55) and completed at least ten (10) years of participation in the ESOP shall be permitted, for the six (6) year period thereafter, to direct the ESOP to reinvest at least 25% of such participant's account balance among at least three
(3) diverse investment alternatives. It is currently contemplated that the ESOP will raise cash, to the extent necessary to meet such diversification obligations and for the period the stock of Reorganized Covanta is not publicly traded, by either selling the shares held in the participant's account back to Reorganized Covanta, an affiliate of Reorganized Covanta or a third party. Valuations for such a sale, as well as annual valuations to be performed for annual reports to participants, the Department of Labor and the IRS, shall be based upon an independent third-party's appraisal during the period Reorganized Covanta stock is not publicly traded.

         Distribution of an account balance to a participant will be made, in the event of (i) a termination of such participant's employment following such participant's having attained normal retirement age (with at least five (5) years of service), at the end of the calendar year beginning after such termination of employment and (ii) any other termination of such participant's employment, at the end of the calendar year following the fifth calendar year beginning after such termination of employment. This effectively means that participant distributions will not be made until the completion of the first ten
(10) years of the ESOP's existence. In addition, because of certain limitations imposed by the IRC upon the number of permissible Subchapter S corporation shareholders, all participant distributions will be made in cash, for an amount equal to the fair market value of a participant's account as of the date of such distribution, rather than shares of Reorganized Covanta's stock. In order to raise cash to honor such distribution obligations, it is currently contemplated that the ESOP will, for the period Reorganized Covanta stock is not publicly traded, sell the shares of Reorganized Covanta stock held in a participant's account either back to Reorganized Covanta, an affiliate of Reorganized Covanta or a third party. Sales to affiliates and third parties must recognize and adhere to the shareholder limits referenced above, including limitations on the number and nature of permissible shareholders, as well as recognize the tax effect any such sale will have upon the purchaser.

         In the event any dividends are to be paid on shares of Reorganized Covanta stock held in a participant's account, such dividends shall be used to acquire additional shares of Reorganized Covanta stock, which shall then be allocated to such participant's account. Such additional shares shall be first acquired from departing participants entitled to account distributions.

         With respect to voting rights, participants shall be entitled to vote shares allocated to their accounts with respect to any corporate matter involving the voting of such shares with respect to the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all the assets of a trade or business or such similar transaction. The independent fiduciary shall vote the shares held by the ESOP on all other matters, including election of members of Reorganized Covanta's Board of Directors.

         Reorganized Covanta shall have the right to amend, modify or terminate the ESOP at any time, subject to the requirement that no participant's accrued benefit be reduced.

         The ESOP has been structured with the intent that it be qualified under
Section 401 of the IRC. Accordingly, Covanta intends to request a determination letter from the IRS with respect to the ESOP's qualified status. Although Covanta expects to receive an affirmative determination letter from the IRS and intends to make such modifications as the IRS may require in connection therewith, there can be no assurance that a favorable determination letter will be received.

14.      Preservation of Causes of Action

         On and after the Reorganization Effective Date, and except as may otherwise be agreed to by the Reorganizing Debtors or as provided in the Reorganization Plan, the Reorganized Debtors will retain and have the exclusive right to enforce any and all present or future rights, claims or causes of action against any Person (other than holders of Unsecured Claims against the Reorganizing Debtors) and rights of the Reorganizing Debtors that arose before or after the applicable Petition Date, including, but not limited to, rights, claims, causes of action, avoiding powers, suits and proceedings arising under sections 541, 542, 544, 545, 548, 549, 550 and 553 of the Bankruptcy Code. The Reorganized Debtors may pursue, abandon, settle or release any or all such rights of action, as they deem appropriate, without the need to obtain approval or any other or further relief from the Court. The Reorganized Debtors may, in their discretion, offset any such claim held against a Person against any payment due such Person under this Reorganization Plan; provided, however, that any claims of any of the Reorganizing Debtors arising before the applicable Petition Date shall first be offset against Claims against any of the Reorganized Debtors arising before the applicable Petition Date.

          On and after the Reorganization Effective Date, counsel for the Creditors Committee shall serve as Class 6 Representative for purpose of evaluating the Class 6 Litigation Claims. The Class 6 Representative shall have the exclusive right to enforce any such Class 6 Litigation Claim as it deems appropriate to be brought. On and after the Reorganization Effective Date, the Reorganizing Debtors shall be responsible for payment of reasonable legal fees and expenses to the Class 6 Representative incurred in connection with the evaluation and enforcement of any such Class 6 Litigation Claims in an amount up to $150,000, subject to order of the Court; provided, however, that reasonable fees and expenses incurred by the Class 6 Representative in excess of $150,000 may be recovered, subject to order of the Court, from the proceeds of any settlement or recoveries received in connection with any such Class 6 Litigation Claim.

15.      Cancellation of Existing Equity Securities and Agreements

         Except for purposes of evidencing a right to distributions under the Reorganization Plan or otherwise provided under the Reorganization Plan, on the Reorganization Effective Date, all the agreements and other documents evidencing
(i) any Claims or rights of any holder of a Claim against the applicable Reorganizing Debtor, including all indentures and notes evidencing such Claims and (ii) any options or warrants to purchase Equity Interests, obligating Reorganizing Covanta to issue, transfer or sell Equity Interests or any other capital stock of Reorganizing Covanta, shall be cancelled; provided, however, that notwithstanding the foregoing, the Reorganized Debtors shall remain obligated with respect to liens, security interests or encumbrances in property of the Reorganized Debtors that have been granted pursuant to any executory contracts that have been assumed in accordance with Article IX of the Reorganization Plan or pursuant to the Exit Financing Agreements.

         The indentures, notes and all other documents or agreements with respect to Class 2 Claims shall not be cancelled.

16.      Exclusivity Period

         The Reorganizing Debtors will retain the exclusive right to amend or modify the Reorganization Plan, and to solicit acceptances of any amendments to or modifications of the Reorganization Plan, through and until the Effective Dates.

17. Reorganizing Debtors' Reservation of Rights with Respect to the Manner of Certain Distributions

         Pursuant to the Reorganization Plan, the Reorganizing Debtors have reserved their right with respect to the Distributions to holders of Allowed Class 6 Claims (including any Distribution included as part of the Settlement Distribution), to make all or any portion of such Distribution, at the option of the Reorganizing Debtors, either directly to the holders of Allowed Class 6 Claim or through a depository or trust arrangement that provides the holders of Allowed Class 6 Claims with the equivalent economic benefits they would have received through a direct Distribution; provided, however, that the costs of implementing any such depository or trust arrangement shall be paid for from the proceeds of the Distributions that holders of Allowed Class 6 Claims would otherwise be entitled to receive.

18.      Deemed Consolidation for Procedural, Administrative and Voting Purposes

         The Reorganization Plan does not provide for the substantive consolidation of the Reorganizing Debtors' Estates. Subject to the occurrence of the Reorganization Effective Date, the Reorganizing Debtors shall be deemed consolidated for the following purposes under the Reorganization Plan: (i) as provided with respect to Class 11 Claims, no Distributions shall be made under the Reorganization Plan on account of Equity Interests in Subsidiary Debtors; and (ii) in some instances, Claims against more than one Reorganizing Debtor have been grouped together into a single Class of Claims for voting and distribution purposes. Such deemed consolidation is for purposes of Reorganization Plan administration and procedure and will not affect: (i) the legal and organizational structure of each Reorganized Debtors; (ii) the ownership interest of any Reorganizing Debtor in any Subsidiary Debtor and (iii) pre and post-Petition Date guarantees, Liens and security interests that are required to be maintained (a) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed or (b) pursuant to the Reorganization Plan or the instruments and documents issued in connection with the Reorganization Plan (including without limitation, the Exit Financing Agreements).

F.       Implementation of the Heber Reorganization Plan

1.       Implementation of the Geothermal Sale

         The implementation of the Heber Reorganization Plan is predicated upon the approval by the Court of the Geothermal Sale, and the consummation thereof under the Heber Reorganization Plan. The terms and conditions of the Geothermal Sale are incorporated therein and shall be deemed included as part of the Heber Reorganization Plan for all purposes. The following description of the Geothermal Sale is a summary of the Heber Purchase Agreement and is qualified in its entirety by the terms thereof and by the terms of any Heber Alternative Transaction. Furthermore, to the extent any term used in this section is not defined herein, it shall have the meaning ascribed to such term in the Heber Reorganization Plan.

         (a) The Heber Purchase Agreement provides for a base purchase price of $170,000,000, which amount is subject to adjustment as provided in the Heber Purchase Agreement.

         (b) The Heber Purchase Agreement provides for the sale of the Equity Interests in the Heber Debtors, which corresponds to all of the respective ownership interests of the Debtor Sellers in the Heber Debtors.

         (c) As a condition to Closing, the Debtors must receive Court approval of, among other things, the (i) sale of the Geothermal Business as contemplated by the Heber Purchase Agreement; (ii) Break-Up Fee and Expense Reimbursement (which approval was obtained on September 29, 2003); (iii) assumption by the respective Heber Debtors of the contracts set forth in
Schedule 3.3(a) to the Heber Purchase Agreement; and (iv) assignment of the O&M Contracts by the Debtor Operators to the Proposed Buyers. In addition, the Debtors shall have received formal approval of the DIP Lenders, consenting to the consummation of the transactions contemplated in the Heber Purchase Agreement and releasing security interests granted to them pursuant to the DIP Security Agreement.

          (d) Among other things, at the Closing, the following events shall occur:

                     (i) The Debtor Sellers shall sell, convey, assign, transfer and deliver their respective Equity Interests in SIGC One Sub, SIGC Two Sub, HFC Project Company and HGC Project Company to the Proposed Buyers as provided in the Heber Purchase Agreement, which Equity Interests shall continue to be evidenced by the existing partnership or membership interests;

                    (ii) Equity Interests in Amor and SIGC Project Company shall be held by the Heber Debtor that originally held such Equity Interests, which Equity Interests shall continue to be evidenced by the existing partnership or membership interests;

                   (iii) Proposed Buyers shall deliver to the Sellers an amount that, together with the Initial Deposit, equals the Purchase Price, by wire transfer of immediately available funds to an account designated by the Sellers;

                    (iv) the Heber Debtors will assume all executory contracts and unexpired leases relating to the Geothermal Business to which they are parties (except for contracts previously assumed), which contracts and leases will be transferred to the Proposed Buyers through their acquisition of the ownership interests in the Heber Debtors.

                     (v) Certain of the Debtor Sellers and certain of the Debtor Operators will assume and assign certain contracts relating to the Geothermal Business to the Proposed Buyers. The Debtor Operators will assign their previously assumed O&M Contracts to the Proposed Buyers.

                    (vi) To the extent not already paid, Covanta shall cause all undisputed Cure Amounts and HFC Settlement Payments to be paid to holder of such Claims.

2.       Authorization of Transfer of Equity Interests

         On the Heber Effective Date, the Debtor Sellers will be authorized to sell, convey, assign, transfer and deliver their respective Equity Interests in SIGC One Sub, SIGC Two Sub, HFC Project Company and HGC Project Company without the need for further corporate action, and in accordance with the Heber Purchase Agreement. Furthermore, Amor and SIGC Project Company will be authorized and will reinstate their respective Equity Interests.

3.       Cancellation of Existing Equity Securities and Agreements

         Except for purposes of evidencing a right to distributions under the Heber Reorganization Plan or otherwise provided under the Heber Reorganization Plan, on the Heber Effective Date, all the agreements and other documents evidencing (i) any Claims or rights of any holder of a Claim against the applicable Heber Debtor, including all indentures and notes evidencing such Claims and (ii) any options or warrants to purchase Equity Interests, obligating the applicable Heber Debtor to issue, transfer or sell Equity Interests or any other capital stock of such Heber Debtor, shall be cancelled; provided, however, that notwithstanding the foregoing, the Reorganized Heber Debtors shall remain obligated with respect to the GECC Liens and Permitted Encumbrances in property of the Reorganized Heber Debtors in accordance with Article IX of the Heber Reorganization Plan.

4.       Directors and Officers

          Each of the directors and officers of each of the Heber Debtors shall resign their positions on or prior to the Heber Effective Date. At or before the Heber Confirmation Hearing, the Proposed Buyers shall comply with the applicable provisions of section 1129(a)(5) of the Bankruptcy Code.

5.       Deemed Consolidation for Procedural and Administrative Purposes

         The Heber Reorganization Plan does not provide for the substantive consolidation of the Heber Debtors' Estates. Subject to the occurrence of the Heber Effective Date, the Heber Debtors shall be deemed consolidated for the following purposes under the Heber Reorganization Plan: (i) as provided with respect to Class 14 Equity Interests, no Distributions shall be made under the Heber Reorganization Plan on account of Equity Interests in Amor and SIGC Project Company; and (ii) in some instances, Claims against more than one Heber Debtor have been grouped together into a single Class of Claims for voting and distribution purposes. Such deemed consolidation, however, shall not affect: (i) the legal and organizational structure of the Reorganized Heber Debtors; (ii) the ownership interest of any Heber Debtor in any other Heber Debtor; and (iii) pre and post-Petition Date guarantees, Liens and security interests that are required to be maintained (a) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed or (b) pursuant to the Heber Reorganization Plan or the instruments and documents issued in connection with the Heber Reorganization Plan.

6.       Continued Corporate Existence/Vesting of Assets

         Each of the Heber Debtors shall, as a Reorganized Heber Debtor, continue to exist after the Effective Date as a separate legal entity, with all powers of a corporation, limited liability company or general or limited partnership, as the case may be, under the laws of their respective states of incorporation or organization and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. The Reorganized Heber Debtors shall be revested with their assets as provided in Section 11.1 of the Heber Reorganization Plan, subject to the GECC Liens and Permitted Encumbrances.

7.       Conversion To Limited Liability Company Status

         Prior to the Heber Effective Date, the Heber Debtors that are stock corporations shall be authorized to convert into limited liability companies, and shall not have elected to be taxed as a corporation following such conversion, provided, however, that Heber Debtors shall have no such obligation unless the Proposed Buyers have given adequate assurance that the Closing shall occur.

8.       Amended Organizational Documents

         On the Effective Date, the Reorganized Heber Debtors will be authorized to, and will, without the need for any further corporate action, adopt and, as applicable, file their respective amended organizational documents with the applicable Secretary of State. The amended organizational documents will prohibit the issuance of nonvoting equity securities, as required by sections 1123(a) and (b) of the Bankruptcy Code, subject to further amendment as permitted by applicable law.

9.       Settlements

         Except to the extent the Court has entered a separate order providing for such approval, the Confirmation Order will constitute an order (a) approving as a compromise and settlement pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019, any settlement agreements entered into by any Heber Debtor or any other Person as contemplated in confirmation of the Heber Reorganization Plan, and (b) authorizing the Heber Debtors' execution and delivery of all settlement agreements entered into or to be entered into by any Heber Debtor or any other Person as contemplated by the Heber Reorganization Plan and all related agreements, instruments or documents to which any Heber Debtor is a party.

10.      Payment of GECC Secured HGC/HFC Claims

         On or prior to the Heber Effective Date, the Heber Debtors and Covanta shall have paid all GECC Secured HGC/HFC Claims.

11.      Payment of Covanta Power Pacific, Inc. Debt.

         On or prior to the Closing Date, Covanta shall have repaid all amounts outstanding under the Loan Agreement, dated as of April 10, 1998, among Ogden Power Pacific, Inc. and Bayerische Vereinsbank, AG, New York Branch and the lenders referred to therein, as amended.

12.      Corporate Action

         Each of the matters provided for under the Heber Reorganization Plan involving the corporate structure of the Heber Debtors or corporate action to be taken by or required of the Heber Debtors will, as of the Heber Effective Date, be deemed to have occurred and be effective as provided herein, and will be authorized and approved and, to the extent taken prior to the Heber Effective Date, ratified in all respects without any requirement of further action by stockholders, creditors, or directors of the Heber Debtors.

13.      Exclusivity Period

         The Heber Debtors will retain the exclusive right to amend or modify the Heber Reorganization Plan, and to solicit acceptances of any amendments to or modifications of the Heber Reorganization Plan, through and until the Heber Effective Date, without prejudice to the Proposed Buyers' rights under the Heber Purchase Agreement.

G.       Implementation of the Liquidation Plan

1.       The Secured Creditor Direction and the DIP Lender Direction

         Based upon the Debtors' extensive negotiations with the Secured Bank Lenders and the 9.25% Debenture Holders and the compromises reached by the Debtors generally in their Chapter 11 Cases, further described in Section VII.D above, the Debtors have proposed that the Secured Bank Lenders and the 9.25% Debenture Holders contribute their Distributions, to which they would otherwise be entitled under the Liquidation Plan (consisting of (i) the proceeds of certain postpetition asset sales and (ii) certain other Claims of the Liquidating Debtors upon which the Secured Bank Lenders and 9.25% Debenture Holders have a first priority secured lien (some of which Claims shall be treated as Class 6 Litigation Claims under the Reorganization Plan)) to Reorganized Covanta. The transfers described above are referred to in the Liquidation Plan as the Secured Creditor Direction and the DIP Lender Direction. Under the Secured Creditor Direction and the DIP Lender Direction, the Secured Bank Lenders and the 9.25% Debenture Holders are deemed to direct that the Distributions (consisting of the collateral referred to above) to which they are otherwise entitled to under the Liquidation Plan be transferred to Reorganized Covanta. Furthermore, as the Secured Bank Lenders and 9.25% Debenture Holders hold Claims under both Plans, the Secured Creditor Direction and the DIP Lender Direction is intended to enhance the value of Reorganized Covanta and, thus, derivatively inure to the benefit of the such creditors via their Distributions under the Reorganization Plan. It is estimated that (i) the amount of Cash proceeds to be transferred pursuant to the Secured Creditor Direction and the DIP Lender Direction is approximately $10,639,000 and (ii) the approximate value of all other Liquidation Assets transferred pursuant to the Secured Creditor Direction and the DIP Lender Direction is $1,999,318. The Debtors further propose that up to $3,000,000 of the Cash subject to the transfers described above be transferred to the Operating Reserve and the Administrative Expense Claims Reserve, which shall be used by the Liquidating Trustee to fund the implementation of the Liquidation Plan. The Liquidating Debtors believe that after the transfers contemplated by the Secured Creditor Direction and the DIP Lender Direction, there will be de minimis Residual Liquidation Assets, if any, remaining with the Liquidating Debtors and thereby transferred to the Liquidating Trust pursuant to the Liquidation Plan.

2.       Funding of the Implementation of the Liquidation Plan

         As described in Section VIII.G.1 above, the Debtors currently contemplate that on the Liquidation Effective Date, the Liquidating Debtors and the Liquidating Trustee will implement the Secured Creditor Direction and the DIP Lender Direction. The Secured Creditor Direction and the DIP Lender Direction will operate to fund the implementation of the Liquidation Plan by requiring that up to $3,000,000 of the Liquidation Proceeds that would otherwise be transferred to Reorganized Covanta will remain in the accounts of the Liquidating Debtors and shall be transferred by the Liquidating Trustee to the Operating Reserve for the Liquidation Plan and the Administrative Expense Claims Reserve for the Liquidation Plan in the amounts of $500,000 for the Operating Reserve and up to $2,500,000 for the Administrative Claims Expense Reserve, provided, however, to the extent that the sum of all the Cash in the accounts of the Liquidating Debtors is less than the amounts required by Liquidating Debtors to fund the Operating Reserve and the Administrative Expense Claims Reserve set forth above on the Liquidation Effective Date, then (i) the Liquidating Trustee shall transfer the sum of all such Cash in the Liquidating Debtors' accounts first to the Operating Reserve until it is funded in the amount of $500,000 and second to the Administrative Expense Claims Reserve and (ii) Reorganized Covanta shall transfer the Operating Reserve Deficiency Amount to the Operating Reserve and the Administrative Expense Claims Reserve until such accounts are funded as described above. Based on (i) the aggregate amount of Administrative Expense Claims that the Liquidating Debtors expect will be filed against the Liquidating Debtors in accordance with Article II of the Liquidation Plan, (ii) the Priority Tax Claims and Non-Priority Tax Claims that have been asserted against the Liquidating Debtors and (iii) the anticipated fees and expenses of the Liquidating Trustee and the Oversight Nominee, the Liquidating Debtors believe that the funding of the Operating Reserve and the Expense Claims Reserve in an aggregate amount of up to $3 million will be sufficient to fund the implementation of the Liquidation Plan in accordance with Sections 9.14(b) and 9.14(c) of the Liquidation Plan.

3.       Transfer of Liquidation Assets

         On the Liquidation Effective Date, each Liquidating Debtor shall irrevocably transfer and assign its Residual Liquidation Assets, if any, or cause such Residual Liquidation Assets to be transferred and assigned to the Liquidating Trust, to hold in trust for the benefit of all holders of Allowed Claims with respect to each such Liquidating Debtor pursuant to the terms hereof and of the Liquidating Trust Agreement, provided, however, that prior to the transfers contemplated hereby, the Liquidating Trustee and Liquidating Debtors, as applicable, shall make the transfers contemplated by the Secured Creditor Distribution and the DIP Lender Direction to Reorganized Covanta and to the Operating Reserve and the Administrative Expense Claims Reserve. In accordance with section 1141 of the Bankruptcy Code and except as otherwise provided by the Liquidation Plan or the Liquidating Trust Agreement, upon the Liquidation Effective Date, title to the Residual Liquidation Assets shall pass to the Liquidating Trust free and clear of all Claims and Equity Interests. The Liquidating Trustee shall pay, or otherwise make Distributions on account of, all Claims against the Liquidating Debtors whose Residual Liquidation Assets were contributed to such Liquidating Trust strictly in accordance with the Liquidation Plan. The Liquidation Debtors do not believe that the Residual Liquidation Assets, if any, will provide value for a distribution to creditors.

4.       Distribution of the Bank Agreement Ogden FMCA Collateral

         The Liquidation Plan provides that on the Liquidation Effective Date, or as soon thereafter as practicable, Ogden FMCA shall cause to be transferred to CSFB, as holder of the Allowed Secured CSFB Claim, the Bank Agreement Ogden FMCA Collateral free and clear of all Claims and Equity Interests, in accordance with section 1141 of the Bankruptcy Code, and except as otherwise provided in the Liquidation Plan.

5.       Distribution of the Covanta Tulsa Collateral

          The Liquidation Plan provides that on the Liquidation Effective Date, or as soon thereafter as practicable, Covanta Tulsa shall cause to be transferred to the Covanta Tulsa Secured Parties, as holders of the Allowed Covanta Tulsa Secured Claims, the Tulsa Collateral free and clear of all Claims and Equity Interests, in accordance with section 1141 of the Bankruptcy Code.

6.       Dissolution of the Liquidating Debtors

         Following the transfers contemplated by the Secured Creditor Direction and the DIP Lender Direction, each Liquidating Debtor shall be dissolved by the Liquidation Trustee pursuant to applicable state law. The Liquidating Trustee shall have all the power to wind up the affairs of each Liquidating Debtor under applicable state laws (including the filing of certificates of dissolution) in addition to all the rights, powers and responsibilities conferred by Bankruptcy Code, the Liquidation Plan, the Confirmation Order and the Liquidating Trust Agreement.

7.       The Liquidating Trustee

         (a) The Liquidating Trustee shall be designated by the Liquidating Debtors in the Notice of Designation, which shall be filed with the Court on or before ten (10) days prior to the Plans Confirmation Hearing. The Liquidating Trustee's appointment shall become effective upon the occurrence of the Liquidation Effective Date.

         (b) Compensation of the Liquidating Trustee for Dissolution Expenses. The Liquidating Trustee shall be paid for all reasonable and necessary Dissolution Expenses (including the reasonable and necessary fees and expenses of Retained Liquidation Professionals) out of the Operating Reserve in the following manner. On or before any Liquidating Trustee Billing Date, the Liquidating Trustee shall send the Liquidating Trustee Fee Notice and any Retained Liquidation Professional Fee Notices to the Oversight Nominee. Fifteen
(15) days after sending the Liquidating Trustee Fee Notice and any Retained Liquidation Professional Fee Notices to the Oversight Nominee, the Liquidating Trustee shall be entitled to withdraw from the Operating Reserve the Dissolution Expenses claimed in such Liquidating Trustee Fee Notice and such Retained Liquidation Professional Fee Notice, provided, however, that if the Oversight Nominee sends a Fee Dispute Notice within such fifteen (15) day period to the Liquidating Trustee or a Retained Professional, then the Liquidating Trustee shall only be entitled to withdraw any undisputed portion of such Dissolution Expenses from the Operating Reserve on such date. As to the disputed portion of such Dissolution Expenses, within five (5) days receipt of the Fee Dispute Notice, the Liquidating Trustee or applicable Retained Liquidation Professional must either (a) notify the Oversight Nominee that it will reduce the Dissolution Expenses in accordance with the Fee Dispute Notice or (b) commence a proceeding in the Court to determine the reasonableness, accuracy or proper scope of the disputed Dissolution Expenses. The Liquidating Trustee shall be paid for all Liquidation Expenses in the manner specified in Section 9.3 of the Liquidation Plan.

         (c) Recovery or Realization of Liquidation Proceeds. To the extent that the Liquidating Trustee determines in its sole discretion that it could profitably realize Liquidation Proceeds from the sale, transfer, collection or monetization of any Residual Liquidation Assets, which shall not include any of the Liquidation Assets transferred to Reorganized Covanta pursuant to the Secured Creditor Direction or the DIP Lender Direction or any Cash transferred to the Operation Reserve or the Administrative Expense Claims Reserve, then the Liquidating Trustee shall liquidate such Residual Liquidation Assets in accordance with the provisions of the Liquidation Plan. Alternatively, if the Liquidating Trustee determines that it would not be profitable to pursue the sale, transfer, collection or monetization of any Residual Liquidation Assets of any respective Liquidating Debtor, then the Liquidating Trustee shall abandon such assets in accordance with Section 9.10 of the Liquidation Plan. All Liquidation Expenses incurred by the Liquidating Trustee in the sale, transfer, collection or monetization of Residual Liquidation Assets shall be paid only from the recoveries thereon.

         (d) Distributions. On the Liquidation Distribution Date following the realization of any Liquidation Proceeds from the sale, transfer, collection or monetization of any Residual Liquidation Assets in accordance with Section
9.3 of the Liquidation Plan, the Liquidating Trustee shall distribute any Net Liquidation Proceeds to the holders of Allowed Claims in accordance with the Liquidation Plan. The Liquidating Trustee shall provide notice to the Oversight Nominee in the Liquidation Trustee Billing Notice of (i) the realization of any Liquidation Proceeds; and (ii) any planned Distribution of any Net Liquidation Proceeds to be made on the next Liquidation Distribution Date.

         (e) Engagement of Professionals. The Liquidating Trustee shall obtain the approval of the Oversight Nominee prior to retention and engagement of any Retained Liquidation Professionals. Such approval shall not be unreasonably delayed or withheld. Each Retained Liquidation Professional shall submit its Retained Liquidation Professional Fee Notice to the Liquidating Trustee five (5) days prior to the Liquidating Trustee Billing Date. The fees and expenses of such professionals shall be (i) paid by the Liquidating Trustee out of the Operating Reserve so long as such fees and expenses constitute Dissolution Expenses and (ii) paid from the sale, transfer, collection or monetization of any Liquidation Assets, so long as the fees and expenses constitute Liquidation Expenses. The fees and expenses of Retained Liquidation Professionals are subject to the approval of the Oversight Nominee and any disputes concerning the fees and expenses of Retained Professionals will be dealt with in accordance with Section 9.2 of the Liquidation Plan.

         (f) Status of the Liquidating Trustee. Effective on the Liquidation Effective Date, the Liquidating Trustee shall be the representative of each particular Liquidating Debtor's Estate as that term is used in section 1123(b)(3)(B) of the Bankruptcy Code and shall have the rights and powers provided for in the Liquidating Trust Agreement. In its capacity as the representative of an Estate, the Liquidating Trustee shall be the successor-in-interest to each Liquidating Debtor with respect to any action commenced by such Liquidating Debtor prior to the Confirmation Date, except with respect to the Claims of the Liquidating Pledgor Debtors and the Liquidating Non-Pledgor Debtors that are transferred to Reorganized Covanta pursuant to the Secured Creditor Direction or the DIP Lender Direction (some of which Claims shall be treated as Class 6 Litigation Claims under the Reorganization Plan). All such actions and any and all other claims or interests constituting Residual Liquidation Assets, and all claims, rights and interests thereunder shall be retained and enforced by the Liquidating Trustee as the representative of such Estate pursuant to section 1123(b)(3)(B) of the Bankruptcy Code (except as provided for in the Secured Creditor Direction and the DIP Lender Direction). The Liquidating Trustee shall be a party in interest as to all matters over which the Court has jurisdiction.

         (g) Authority. Subject to the limitations contained in the Liquidation Plan, the Liquidating Trustee shall have the following powers, and authorities, and duty, by way of illustration and not of limitation:

               (i) Manage, sell and convert all or any portion of the Liquidation Assets to Cash and distribute the Net Liquidation Proceeds as specified in the Liquidation Plan;

              (ii) Release, convey or assign any right, title or interest in or about the Residual Liquidation Assets or any portion thereof;

             (iii) Pay and discharge any costs, expenses, fees of Retained Liquidation Professionals or obligations deemed necessary to preserve or enhance the value of the Residual Liquidation Assets, discharge duties under the Liquidation Plan or perform the purposes of the Liquidation Plan;

              (iv) Open and maintain bank accounts and deposit funds and draw checks and make disbursements in accordance with the Liquidation Plan;

               (v) Engage and have such attorneys, accountants, agents, tax specialists, financial advisors, other professionals, and clerical assistance as may, in the discretion of the Liquidating Trustee, be deemed necessary for the purposes specified under the Liquidation Plan;

              (vi) Sue and be sued and file or pursue objections to Claims and seek to estimate them;

             (vii) Enforce, waive or release rights, privileges or immunities of any kind;

            (viii) In general, without in any manner limiting any of the foregoing, deal with the Residual Liquidation Assets or any part or parts thereof in all other ways as would be lawful for any person owning the same to deal therewith, whether similar to or different from the ways specified in the Liquidation Plan;

              (ix) Abandon any Residual Liquidation Assets in accordance with Section 9.10 of the Liquidation Plan;

               (x) File certificates of dissolution and take any other action necessary to dissolve and wind up the affairs of the Liquidating Debtors in accordance with applicable state law;

              (xi) As soon as is practicable after the Final Distribution Date of each Liquidating Debtor, ask the Court to enter the Final Order closing the Chapter 11 Case of each such Liquidating Debtor; and

             (xii) Without limitation, do any and all things necessary to accomplish the purposes of the Liquidation Plan.

         (h) Objectives. In selling the Residual Liquidation Assets, or otherwise monetizing them, the Liquidating Trustee shall use his or her best efforts to maximize the amount of Liquidation Proceeds derived therefrom. The Liquidating Trustee shall cause all Residual Liquidation Assets not otherwise abandoned to be sold or otherwise monetized by the second anniversary of the Liquidation Effective Date.

         (i) Distributions. The Liquidating Trustee shall be responsible for making Distributions described in the Liquidation Plan, and shall coordinate, as necessary, to make the transfers of the Distributions and other Liquidation Assets as contemplated by the Secured Creditor Direction and the DIP Lender Direction.

         (j)      Abandonment. The Liquidating Trustee may abandon, on thirty
(30) days' written notice to the Oversight Nominee and United States Trustee, any property which he or she determines in his or her reasonable discretion to be of de minimis value to the Liquidating Trust, including any pending adversary proceeding or other legal action commenced or commenceable by the Liquidating Trust. If either the Oversight Nominee or the United States Trustee provides a written objection to the Liquidating Trustee prior to expiration of such thirty-day period with respect to the proposed abandonment of such property, then such property may be abandoned only pursuant to an application made to the Court.

         (k) Resignation. The Liquidating Trustee may resign at any time by giving at least thirty (30) days' written notice to the Oversight Nominee and the United States Trustee. In case of the resignation, removal or death of a Liquidating Trustee, a successor shall thereupon be appointed by agreement of the Oversight Nominee and the United States Trustee.

         (l) Reserves. The Liquidating Trustee shall establish and maintain the Disputed Claims Reserve, the Operating Reserve and the Administrative Expense Claims Reserve. The Office of the United States Trustee has advised the Debtors that at the Plans Confirmation Hearing, it will request the posting of a defalcation bond for the performance of the Liquidating Trustee in the amount of cash held in the Disputed Claims Reserve, the Operating Reserve and the Administrative Expense Claims Reserve. The Debtors estimate the cost of a defalcation bond to be approximately $1.00 per $1,000.00 in amount of such bond.

               (i) The Disputed Claims Reserve. Upon (i) the Liquidating Trustee's determination that Disputed Claims have been asserted against a Liquidating Debtor and (ii) the Liquidating Trustee's identification of Liquidation Proceeds that are not Collateral, the Liquidating Trustee shall establish the Disputed Claims Reserve, in order to make disbursements to each holder of a Disputed Claim against the applicable Liquidating Debtor, as provided in Article VII of the Liquidation Plan, whose Claim is or becomes an Allowed Claim, as the case may be, in the amount specified in the Final Order allowing such Disputed Claim on the Liquidation Distribution Date occurring after such order becomes a Final Order.

              (ii) The Operating Reserve. On the Liquidation Effective Date, the Liquidating Trustee shall establish the Operating Reserve in order to pay all Priority Tax Claims, Priority Non-Tax Claims of the Liquidating Debtors and any Oversight Nominee Expenses and Dissolution Expenses. The Operating Reserve shall be funded in an amount not to exceed $500,000, pursuant to the Secured Creditor Direction and to the extent necessary, Reorganized Covanta's payment of any Operating Reserve Deficiency Amount, if any. Upon the latest to occur of (i) the entry of the Final Order closing each of the Liquidating Debtors' Chapter 11 Cases, (ii) the Final Liquidation Determination Date and (iii) the final payment of any Dissolution Expenses and Oversight Nominee Expenses, to the extent that there is any Cash in the Operating Reserve, the Liquidating Trustee shall contribute such Cash to Reorganized Covanta.

             (iii)     The Administrative Expense Claims Reserve.
     On the Liquidation Effective Date, the Liquidating Trustee will establish the Administrative Expense Claims Reserve in order to pay all Administrative Expense Claims of the Liquidating Debtors. The Administrative Expense Claims Reserve shall be funded in an amount up to $2,500,000, pursuant to the Secured Creditor Direction. Upon the latest to occur of (i) the entry of the Final Order closing each of the Liquidating Debtors' Chapter 11 Cases, (ii) the Final Liquidation Determination Date and (iii) the final payment of any Dissolution Expenses and Oversight Nominee Expenses, to the extent that there is any Cash in the Administrative Expense Claims Reserve, the Liquidating Trustee shall contribute such Cash to Reorganized Covanta.

         (m) Statements. The Liquidating Trustee shall maintain a record of the names and addresses of all holders of Allowed Unsecured Liquidation Claims against the applicable Liquidating Debtor for purposes of mailing Distributions to them. The Liquidating Trustee may rely on the name and address set forth in the applicable Liquidating Debtor's schedules filed with the Court, except to the extent a different name and/or address shall be set forth in a proof of claim filed by such holder in the cases, and the Liquidating Trustee may rely on the names and addresses in such schedules and/or proof of claim as being true and correct unless and until notified in writing. The Liquidating Trustee shall file all tax returns and other filings with Governmental Authorities on behalf of the Liquidation Trust and the Assets it holds.

         (n) Further Authorization. The Liquidating Trustee shall be entitled to seek such orders, judgments, injunctions and rulings, as he or she deems necessary to carry out the intentions and purposes, and to give full effect to the provisions, of the Liquidation Plan.

8.       The Oversight Nominee

         (a) Appointment of the Oversight Nominee. The Oversight Nominee shall be designated by the Liquidating Debtors in the Notice of Designation, which shall be filed with the Court on or before ten (10) days prior to the Plans Confirmation Hearing. The appointment of the Oversight Nominee shall become effective upon the occurrence of the Liquidation Effective Date.

         (b) Authority and Responsibility of the Oversight Nominee. The Oversight Nominee shall have the authority and responsibility to review the activities and performance of the Liquidating Trustee, and shall have the authority to remove and replace the Liquidating Trustee. It shall have such further authority as may be specifically granted or necessarily implied by the Liquidation Plan.

         (c) The Oversight Nominee Expenses. The Oversight Nominee Expenses shall be paid by the Liquidating Trustee out of the Operating Reserve.

9.       Exclusivity Period

         The Debtors will retain the exclusive right to amend or modify the Liquidation Plan, and to solicit acceptances of any amendments to or modifications of the Liquidation Plan, through and until the Liquidation Effective Date.

H.       Distributions and Disputed Claims under the Reorganization Plan

1.       Time of Distributions

         Unless otherwise provided in the Reorganization Plan, any Distributions and deliveries to be made hereunder shall be made on the Reorganization Effective Date or as soon thereafter as is practicable. In the event that any payment or act under the Reorganization Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the initial due date.

2.       Distribution Record Date

         As of the close of business on the applicable Distribution Record Date, the applicable Reorganizing Debtor's books and records for each of the Classes of Claims or Equity Interests as maintained by such Reorganizing Debtor or its respective agent, or, in the case of the 9.25% Debentures, the Indenture Trustee therefor, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Equity Interests. The applicable Reorganizing Debtor shall have no obligation to recognize any transfer of Claims or Equity Interests occurring on or after the applicable Distribution Record Date. The applicable Reorganizing Debtor shall be entitled to recognize and deal for all purposes hereunder only with those record holders stated in the books and records of the applicable Reorganizing Debtor or its respective agent, or, in the case of the 9.25% Debentures, the Indenture Trustee thereof, as of the close of business on the Distribution Record Date, to the extent applicable.

3.       Disbursing Agent

         Reorganized Covanta and such other Persons as may be selected by Reorganized Covanta and approved by the Court shall act as Disbursing Agents under the Reorganization Plan. No Court approval shall be required to use the Indenture Trustee for the 9.25% Debentures as a Disbursing Agent for distributions to holders of 9.25% Debentures or for using Bank of America, N.A., as a Disbursing Agent for distributions to the Prepetition Lenders. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Court, and, in the event that a Disbursing Agent is so otherwise ordered, the costs and expenses that are directly related to procuring any such bond or surety shall be borne by the Reorganized Debtors.

         The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Reorganization Plan, (ii) make all Distributions contemplated thereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Court, pursuant to the Reorganization Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions thereof.

4.       Surrender of Securities or Instruments

         As a condition to receiving any distribution under the Reorganization Plan, each holder of an Allowed Claim represented by a certificated instrument or note must surrender such instrument or note held by it to the Disbursing Agent or its designee, unless such certificated instrument or note is being reinstated or being left unimpaired under the Reorganization Plan. Any holder of such instrument or note that fails to (i) surrender such instrument or note or
(ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent and furnish a bond in form, substance and amount reasonably satisfactory to the Disbursing Agent before the first anniversary of the Reorganization Effective Date, shall be deemed to have forfeited all rights and Claims and may not participate in any distribution under the Reorganization Plan in respect of such Claim. Any other holder of an Allowed Claim who fails to take such action reasonably required by the Disbursing Agent or its designee to receive its Distribution thereunder before the first anniversary of the Reorganization Effective Date, or such earlier time as otherwise provided for in the Reorganization Plan, may not participate in any Distribution under the Reorganization Plan in respect of such Claim. Any Distribution forfeited under the Reorganization Plan shall become property of the applicable Reorganized Debtor.

5.       Delivery of Distributions

         Distributions to holders of Allowed Claims shall be made at the address of each such holder as set forth on the Schedules filed with the Court unless superseded by the address as set forth on the proofs of claim filed by such holders or other writing notifying the applicable Reorganized Debtor of a change of address. If any holder's Distribution is returned as undeliverable, no further Distributions to such holder shall be made unless and until the applicable Reorganized Debtor is notified of such holder's then current address, at which time all missed Distributions shall be made on or before one hundred and twenty (120) days after the date such undeliverable Distribution was initially made. After such date, all unclaimed property shall, in the applicable Reorganized Debtor's discretion, be used to satisfy the costs of administering and fully consummating the Reorganization Plan or become property of the applicable Reorganized Debtor, and the holder of any such Claim shall not be entitled to any other or further distribution under the Reorganization Plan on account of such Claim.

6.       DeMinimis Distributions

         Unless written request addressed to the Reorganized Debtors or Disbursing Agent is received within one hundred and twenty (120) days after the Reorganization Effective Date, the Disbursing Agent or such other entity designated by such Reorganized Debtor as a Disbursing Agent on or after the Reorganization Effective Date will not be required to distribute Cash, Reorganization Plan Notes or Reorganization Plan Equity Securities and Reorganization Plan Warrants to the holder of an Allowed Claim in an Impaired Class if the amount of Cash or the Estimated Recovery Value of such Reorganization Plan Notes and Reorganization Plan Equity Securities and Warrants combined to be distributed on any Distribution Date under the Reorganization Plan on account of such Claim is less than $100. Any holder of an Allowed Claim on account of which the amount of Cash or the combined Estimated Recovery Value of Reorganization Plan Notes and Reorganization Plan Equity Securities and Reorganization Plan Warrants to be distributed is less than $100 will have its Claim for such Distribution discharged and will be forever barred from asserting any such Claim against the Reorganized Debtors or their respective property. Any Cash, Reorganization Plan Notes or Reorganization Plan Equity Securities and Warrants not distributed pursuant to Section 7.8 of the Reorganization Plan will become the property of the Reorganized Debtors free of any Liens, encumbrances or restrictions thereon.

7.       No Distribution on Disputed Claims

         Under the Reorganization Plan, no payments or distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

8.       Objections to Claims

         Unless otherwise ordered by the Court after notice and a hearing, the Reorganizing Debtors or Reorganized Debtors shall have the exclusive right to make and file objections to Claims (other than Administrative Expense Claims) and shall serve a copy of each objection upon the holder of the Claim to which the objection is made as soon as practicable, but in no event later than one hundred and twenty (120) days after the Effective Date; provided, however, that the period for making objections may be automatically extended by the Reorganizing Debtors without any further application to, or approval by, the Court, for up to an additional thirty (30) days. The foregoing deadlines for filing objections to Claims shall not apply to Claims for tort damages as to which objections may be filed at any time.

9.       No Distribution Pending Allowance

         Notwithstanding any other provision of the Reorganization Plan, no Cash, Reorganization Plan Notes or Reorganization Plan Equity Securities and Warrants shall be distributed under the Reorganization Plan on account of any Disputed Claim, unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

10.      Resolution of Disputed Claims and Equity Interests

         Unless otherwise ordered by the Court after notice and a hearing, the Reorganizing Debtors or Reorganized Debtors shall have the exclusive right to make and file objections to Claims (other than Administrative Expense Claims) and shall serve a copy of each objection upon the holder of the Claim to which the objection is made as soon as practicable, but in no event later than one hundred and twenty (120) days after the Reorganization Effective Date; provided, however, that such one hundred and twenty (120) day period may be automatically extended by the Reorganizing Debtors without any further application to, or approval by, the Court, for up to an additional thirty (30) days. The foregoing deadlines for filing objections to Claims shall not apply to Claims for tort damages and, accordingly, no such deadline shall be imposed by the Reorganization Plan. Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the holder thereof if the Reorganizing Debtors effect service in any of the following manners: (i) in accordance with Rule 4 of the Federal Rules of Civil Procedure, as modified and made applicable by Bankruptcy Rule 7004; (ii) by first class mail, postage prepaid, on the signatory on the proof of claim or interest or other representative identified in the proof of claim or interest or any attachment thereto; or (iii) by first class mail, postage, on any counsel that has appeared on the holder's behalf in the Chapter 11 Cases.

         Except with respect to Administrative Expense Claims as to which the Administrative Expense Claim Bar Date does not apply, Administrative Expense Claims must be filed with the Court and served on counsel for the Reorganizing Debtors on or before the Administrative Expense Claim Bar Date. The Reorganizing Debtors, Reorganized Debtors, or any other party in interest permitted under the Bankruptcy Code may make and file objections to any such Administrative Expense Claim and shall serve a copy of each objection upon the holder of the Claim to which the objection is made as soon as practicable, but in no event later than one hundred and eighty (180) days after the Reorganization Effective Date. In the event the Reorganizing Debtors or Reorganized Debtors file any such objection, the Court shall determine the Allowed amount of any such Administrative Expense Claim. Notwithstanding the foregoing, no request for payment of an Administrative Expense Claim need be filed with respect to an Administrative Expense Claim that is paid or payable by the Reorganizing Debtors in the ordinary course of business.

11.      Estimation of Certain Claims

         The Reorganizing Debtors may, at any time, request that the Court estimate any contingent, unliquidated or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Reorganizing Debtors previously objected to such Claim or whether the Court has ruled on any such objection, and the Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim. In the event that the Court estimates any Disputed Claim, that estimated amount may constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Court. If the estimated amount constitutes a maximum limitation on such Claim, the Reorganizing Debtors may elect to pursue a supplemental proceeding to object to any ultimate payment of such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessary exclusive of one another.

12.      Reserve Account for Disputed Claims

         On and after the Reorganization Effective Date, the Disbursing Agent shall hold in one or more Disputed Claims Reserves, for each Class in which there are any Disputed Claims, Cash, Reorganization Plan Notes or Reorganization Plan Equity Securities and Reorganization Plan Warrants in an aggregate amount sufficient to pay to each holder of a Disputed Claim the amount of Cash, Reorganization Plan Notes or Reorganization Plan Equity Securities and Reorganization Plan Warrants that such holder would have been entitled to receive pro rata under the Reorganization Plan if such Claim had been an Allowed Claim in such Class; provided, however that with respect to Disputed Claims in Class 4, the Reorganized Debtors shall not be required to establish a Disputed Claims Reserve but instead shall issue new Reorganization Plan Unsecured Notes if and when any Disputed Claim in Class 4 becomes an Allowed Claim. Cash withheld and reserved for payments to holders of Disputed Claims in any Class shall be held and deposited by the Disbursing Agent in one or more segregated interest-bearing reserve accounts for each Class of Claims in which there are Disputed Claims entitled to receive Cash, to be used to satisfy the Disputed Claims if and when such Disputed Claims become Allowed Claims.

13.      Subclass 3B Rejecting Bondholder Recovery

                  Members of Subclass 3B will have the opportunity to reject being included as a settling party pursuant to the 9.25% Settlement by expressly marking the appropriate box on their Ballot (the "Subclass 3B Rejecting Bondholders"). In the event that the Claims of Subclass 3B Rejecting Bondholders are equal to or greater than $10 million, the Subclass 3B Rejecting Bondholder Recovery shall be held in a Reserve Account in accordance with the Reorganization Plan subject to resolution of the 9.25% Debentures Adversary Proceeding.

                  In the event of entry of a Final Order in connection with the 9.25% Debentures Adversary Proceeding establishing the validity of the Lien asserted on behalf of the holders of the 9.25% Debentures, each holder of an Allowed Subclass 3B Secured Claim that was a Rejecting Bondholder shall receive a Pro Rata Share of the Distribution of the Subclass 3B Rejecting Bondholder Recovery from the Subclass 3B Reserve Account. In the event of entry of a Final Order in the 9.25% Debentures Adversary Proceeding determining that the Lien asserted on behalf of the holder of the 9.25% Debentures did not exist, was invalid or otherwise avoided, then the Subclass 3B Rejecting Bondholder Recovery held in the Subclass 3B Reserve Account shall be Distributed (i) first, so that each holder of a Subclass 3B Claim that was a Rejecting Bondholder shall receive a Distribution with an Estimated Recovery Value equal to the Estimated Recovery Value that such holder would have received on the Effective Date with respect to an Allowed Class 6 Claim of the same principal amount, and (ii) second, the balance of the Subclass 3B Rejecting Bondholder Recovery that remains after making distributions in accordance with clause (i) of this sentence shall be divided as follows: (A) pro rata to each holder of an Allowed Class 6 Claim, additional distributions of Excess Distributable Cash, if any, New High Yield Secured Notes, New CPIH Funded Debt, Reorganized CPIH Preferred Stock, and Additional Class 3 Warrants in an amount such that each holder of an Allowed Class 6 Claim will receive the Pro Rata Share of the Settlement Distribution it would have received had all Rejecting Bondholders been Accepting Bondholders;
(B) pro-rata to Allowed Subclass 3A Claims, any remaining Cash; and (C) pro-rata among holders of Allowed Subclass 3A Claims and holders of Allowed Class 6 Claims on a ratio of 9 to 1, the remaining balance of the Subclass 3B Rejecting Bondholder Recovery.

                  In the event there are Rejecting Bondholders holding an aggregate amount of Subclass 3B Claims in excess of $10 million, the Reorganizing Debtors shall be obligated after the Confirmation Date to reimburse counsel for the Creditors Committee and counsel for the Informal Committee for fees and expenses each in an amount up to $250,000 for purposes of enabling continuation of the 9.25% Debentures Adversary Proceeding, subject to approval of such fees and expenses by order of the Court.

                  Without regard to the aggregate amount of Subclass 3B Claims held by Rejecting Bondholders, the $450,000 limitation on the use of cash collateral imposed on the payment of fees to counsel to the Creditors Committee in connection with the 9.25% Debentures Adversary Proceeding as set forth in the Stipulation and Consent Order Authorizing Creditors Committee to Use Cash Collateral to Investigate and Prosecute the Adversary Proceeding Filed by the Committee on Behalf of the Debtors with Respect to the Existence of the 9 1/4 Debentureholders Alleged Lien on the Debtors' Assets, Confirming the Entitlement of the Informal Committee and of the Indenture Trustee to Receive Without Risk of Disgorgement Fees and Expenses, and Certain Other Matters (Docket No. 1088) shall no longer apply, and the Confirmation Order shall provide for the Reorganizing Debtors to pay all then unpaid fees and expenses incurred by counsel for the Creditors Committee in prosecuting the 9.25% Debentures Adversary Proceeding, subject only to approval of such fees and expenses by order of the Court as part of its review of fees and expenses for all Retained Professionals in these Chapter 11 Cases.

14.      Allowance of Disputed Claims

         With respect to any Disputed Claim that is subsequently deemed Allowed, on the Distribution Date for any such Claim the Reorganizing Debtors shall distribute from the Disputed Claims Reserve Account corresponding to the Class in which such Claim is classified to the holder of such Allowed Claim the amount of Cash, Reorganization Plan Notes or Reorganization Plan Equity Securities and Reorganization Plan Warrants that such holder would have been entitled to recover pro rata under the Reorganization Plan if such Claim had been an Allowed Claim on the Reorganization Effective Date, together with such claimholder's Pro Rata Class Share of net interest, if any, on such Allowed Claim. For purposes of the immediately preceding sentence, such holder's Pro Rata Class Share of net interest shall be calculated by multiplying the amount of interest on deposit in the applicable Disputed Claims Reserve account on the date immediately preceding the date on which such Allowed Claim is to be paid by a fraction, the numerator of which shall equal the amount of such Allowed Claim and the denominator of which shall equal the amount of all Claims for which deposits are being held in the applicable Disputed Claims Reserve account on the date immediately preceding the date on which such Allowed Claim is to be paid.

15.      Release of Funds from Disputed Claims Reserve

           If at any time or from time to time after the Reorganization Effective Date, there shall be Cash, Reorganization Plan Notes or Reorganization Plan Equity Securities and Warrants in a Disputed Claims Reserve account in an amount in excess of the Reorganizing Debtors' maximum remaining payment obligations to the then existing holders of Disputed Claims in the Class of Claims corresponding to such Disputed Claims Reserve account under the Reorganization Plan, such excess funds, and the Pro Rata Class Share of net interest in respect thereof, shall become available for Distribution to the holders of Allowed Claims in the Class corresponding to the Disputed Claims Reserve Account at issue in accordance with the Reorganization Plan.

16.      Allowance of Certain Claims

         (a)      Professional Claims and Substantial Contribution Claims

         (i) Under the Reorganization Plan, all Retained Professionals and other entities seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under subsections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code must file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses no later than forty-five
(45) days after the Reorganization Effective Date. Subject to the Court determination that any such Claim is Allowed, the Reorganized Debtors shall pay in full any such Allowed Administrative Expense Claims on the Distribution Date, or upon such other less favorable terms as may be mutually agreed upon between the holder of such an Allowed Administrative Expense Claim and the Reorganizing Debtors or, on and after the Reorganization Effective Date, the Reorganized Debtors, and, in each case, approved by the Court after notice and a hearing. Any request for payment of an Administrative Expense Claim of the type which is not filed by the applicable deadline shall be barred.

         (ii) Any Person who requests compensation or expense reimbursement for a Substantial Contribution Claim in the Chapter 11 Cases must file an application with the clerk of the Court, on or before the Administrative Expense Bar Date, which is thirty (30) days after the Effective Date, and serve such application on counsel for the Reorganized Debtors and as otherwise required by the Court and the Bankruptcy Code on or before such date. Failure to file a Substantial Contribution Claim on or before such date will result in that Person being forever barred from seeking compensation or expense reimbursement for such Substantial Contribution Claim.

         (iii) All other requests for payment of an Administrative Expense Claim (other than as set forth above) that are subject to the Administrative Expense Claim Bar Date must be filed with the Court and served on counsel for the Reorganizing Debtors and Heber Debtors and as otherwise required by the Court and Bankruptcy Code on or before the Administrative Expense Bar Date. Unless the Reorganizing Debtors, Reorganized Debtors, or any other party in interest in the Chapter 11 Cases objects to an Administrative Expense Claim by the Claims Objection Deadline, such Administrative Expense Claim shall be deemed Allowed in the amount filed. In the event that the Reorganizing Debtors, Reorganized Debtors, or any other party in interest in the Chapter 11 Cases objects to an Administrative Expense Claim, the Court shall determine the Allowed amount of such Administrative Expense Claim. Notwithstanding the foregoing, no request for payment of an Administrative Expense Claim need be filed with respect to an Administrative Expense Claim that is incurred and payable by the Reorganizing Debtors or Reorganized Debtors in the ordinary course of business.

         (b)      DIP Financing Facility Claims

         On the Reorganization Effective Date, the Reorganizing Debtors shall pay all funded and additional amounts outstanding under the DIP Financing Facility and all commitments thereunder shall automatically and irrevocably terminate; provided, however, that on the Effective Date, all outstanding and unfunded letters of credit issued under Tranche A of the DIP Financing Facility shall be replaced by letters of credit to be issued under the New Revolver Facility and, subject to acceptance by the requisite number of Tranche B DIP Lenders in accordance with section 2.13 of the DIP Financing Facility, all outstanding letters of credit issued under Tranche B of the DIP Financing Facility shall be replaced or otherwise continued by letters of credit to be issued under the Reinstated L/C Facility. Once all such payments have been received by the DIP Lenders and all commitments thereunder have been terminated and such letters of credit have been issued under the New Revolver Facility or the Reinstated L/C Facility, the DIP Financing Facility shall be terminated with respect to the Reorganizing Debtors (subject in all respects to any carve-out approved by the Court in the Final DIP Order and any other terms of the DIP Financing Facility and the Final Order that by their express terms survive the termination of the Facility), and the DIP Lenders shall take all steps necessary to confirm the removal of any liens on the properties of the applicable Reorganizing Debtors securing the DIP Financing Facility at the sole cost of the Reorganized Debtors. To the extent that Claims arising under Tranche B of the DIP Financing Facility will not be paid in full as a result of reinstatement and continuation of such letters of credit under the Reinstated L/C Facility, acceptance of such treatment in full satisfaction of their Administrative Claim by the requisite majority of DIP Lenders as provided under section 2.13 of the DIP Financing Facility shall be binding on all DIP Lenders.

I.       Distributions and Disputed Claims under the Heber Reorganization Plan

1.       Time of Distributions

         Except as otherwise provided under the Heber Reorganization Plan or ordered by the Court, Distributions under the Heber Reorganization Plan will be made on the Distribution Date.

2.       Manner of Payment Under Heber Reorganization Plan

         All Distributions of Cash to the holders of Allowed Claims against each of the Heber Debtors under the Heber Reorganization Plan will be made as provided in the Heber Reorganization Plan and will be accounted for and adjusted between the parties to the Heber Purchase Agreement as and to the extent contemplated in accordance with the applicable terms of the Working Capital Adjustment. Any Cash payments may be accomplished by a check or wire transfer or as otherwise required or provided in applicable agreements.

3.       Inquiries Concerning Distributions

         Following the Heber Effective Date, requests for payment of Distributions, or inquiries with respect thereto, shall be directed in the first instance to the Reorganized Heber Debtors. The Reorganized Heber Debtors shall promptly inform Covanta of any such requests or inquiries that relate to payments for which Covanta may be responsible.

4.       Surrender of Securities or Instruments

         As a condition to receiving any Distribution under the Heber Reorganization Plan, each holder of an Allowed Claim represented by a certificated instrument or note must surrender such instrument or note held by it to the applicable Reorganized Heber Debtor or its designee at least ten (10) Business Days prior to the Heber Effective Date, unless such certificated instrument or note is being reinstated or being left unimpaired under the Heber Reorganization Plan. Any entity that is so required to surrender such instrument or note that fails to (i) surrender such instrument or note or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the applicable Reorganized Heber Debtor or furnish a bond in form, substance and amount reasonably satisfactory to the applicable Reorganized Heber Debtor before the first anniversary of the Heber Effective Date, shall be deemed to have forfeited all rights and Claims and may not participate in any Distribution under the Heber Reorganization Plan in respect of such Claim. Any other holder of an Allowed Claim who fails to take such action as reasonably required by the Reorganized Heber Debtor or its designee to receive its Distribution under the Heber Reorganization Plan before the first anniversary of the Heber Effective Date, or such earlier time as otherwise provided for in the Heber Reorganization Plan, may not participate in any Distribution under the Heber Reorganization Plan in respect of such Claim. Any Distribution forfeited under the Heber Reorganization Plan shall become property of the Reorganized Heber Debtors. Upon the Heber Effective Date, the GECC Liens with respect to the Equity Interests in SIGC One Sub, SIGC Two Sub, Amor and SIGC Project Company, shall be deemed transferred to the membership interests in such entities without further corporate action, in accordance with the terms of the Heber Purchase Agreement.

5.       Delivery of Distributions

         Distributions to holders of Allowed Claims shall be made at the Distribution Address. If any holder's Distribution is returned as undeliverable, no further Distributions to such holder shall be made unless and until the applicable Reorganized Heber Debtor is notified of such holder's then current address, at which time all missed Distributions shall be made to such holder without interest on or before one hundred and twenty (120) days after the date such undeliverable Distribution was initially made. After such date, all unclaimed property shall be used to satisfy the costs of administering and fully consummating the Heber Reorganization Plan or become property of the applicable Reorganized Heber Debtor, and the holder of any such Claim shall not be entitled to any other or further distribution under the Heber Reorganization Plan on account of such Claim.

6.       No Distribution Pending Allowance

         Notwithstanding any other provision of the Heber Reorganization Plan, no Cash shall be distributed under the Heber Reorganization Plan on account of any Disputed Claim, unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

7.       Resolution of Disputed Claims and Equity Interests

         Unless otherwise ordered by the Court after notice and a hearing, the Heber Debtors, the Reorganized Heber Debtors and Covanta shall have the exclusive right to make and file objections to Claims (other than Administrative Expense Claims) and shall serve a copy of each objection upon the holder of the Claim to which the objection is made as soon as practicable, but in no event later than one hundred and twenty (120) days after the Heber Effective Date; provided, however, that such one hundred and twenty (120) day period may be automatically extended by the Reorganized Heber Debtors, without any further application to, or approval by, the Court, for up to an additional thirty (30) days. The foregoing deadlines for filing objections to Claims shall not apply to Claims for tort damages and, accordingly, no such deadline shall be imposed by the Heber Reorganization Plan. Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the holder thereof if service is effected on the holder thereof in any of the following manners: (i) in accordance with Rule 4 of the Federal Rules of Civil Procedure, as modified and made applicable by Bankruptcy Rule 7004; (ii) by first class mail, postage prepaid, on the signatory on the proof of claim or interest or other representative identified in the proof of claim or interest or any attachment thereto; or (iii) by first class mail, postage, on any counsel that has appeared on the holder's behalf in the Chapter 11 Cases.

         Except with respect to Administrative Expense Claims as to which the Administrative Expense Claim Bar Date does not apply, Administrative Expense Claims must be filed with the Court and served on counsel for the Heber Debtors and Proposed Buyers on or before the Administrative Expense Claim Bar Date. The Heber Debtors, Reorganized Heber Debtors, Covanta or the United States Trustee may make and file objections to any such Administrative Expense Claim and shall serve a copy of each objection upon the holder of the Claim to which the objection is made as soon as practicable, but in no event later than one hundred and eighty (180) days after the Heber Effective Date. In the event that any such claim objection is filed, the Court shall determine the Allowed amount of any such Administrative Expense Claim.

8.       Estimation of Certain Claims

         The Heber Debtors, Reorganized Heber Debtors or Covanta may at any time request that the Court estimate any contingent, unliquidated or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether such requester has previously objected to such Claim or whether the Court has ruled on any such objection, and the Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim. In the event that the Court estimates any Disputed Claim, that estimated amount may constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Court. If the estimated amount constitutes a maximum limitation on such Claim, the Heber Debtors, Reorganized Heber Debtors or Covanta, as the case may be, may elect to pursue any supplemental proceedings to object to any ultimate payment of such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

9.       Reserve Account for Disputed Claims

         Following the Heber Effective Date, Covanta shall hold in one or more Disputed Claims Reserves, for each Class in which there are any Disputed Claims, Cash in an aggregate amount sufficient to pay to each holder of a Disputed Claim the amount of Cash that such holder would have been entitled to receive pro rata under the Heber Reorganization Plan if such Claim had been an Allowed Claim in such Class. Cash withheld and reserved for payments to holders of Disputed Claims in any Class shall be held and deposited in one or more segregated interest-bearing reserve accounts for each Class of Claims in which there are Disputed Claims entitled to receive Cash, to be used to satisfy the Disputed Claims if and when such Disputed Claims become Allowed Claims.

10.      Allowance of Disputed Claims

         With respect to any Disputed Claim that is subsequently deemed Allowed, on the Distribution Date for any such Claim, Covanta shall distribute from the Disputed Claims Reserve Account corresponding to the Class in which such Claim is classified to the holder of such Allowed Claim the amount of Cash that such holder would have been entitled to recover pro rata under the Heber Reorganization Plan if such Claim had been an Allowed Claim on the Heber Effective Date, together with such claimholder's Pro Rata Class Share of net interest, if any, on such Allowed Claim. For purposes of the immediately preceding sentence, such holder's Pro Rata Class Share of net interest shall be calculated by multiplying the amount of interest on deposit in the applicable Disputed Claims Reserve account on the date immediately preceding the date on which such Allowed Claim is to be paid by a fraction, the numerator of which shall equal the amount of such Allowed Claim and the denominator of which shall equal the amount of all Claims for which deposits are being held in the applicable Disputed Claims Reserve account on the date immediately preceding the date on which such Allowed Claim is to be paid.

11.      Release of Funds from Disputed Claims Reserve

         If at any time or from time to time after the Effective Date, there shall be Cash in a Disputed Claims Reserve account in an amount in excess of the maximum remaining payment obligations to the then existing holders of Disputed Claims in the Class of Claims corresponding to such Disputed Claims Reserve account under the Heber Reorganization Plan, such excess funds, and the Pro Rata Class Share of net interest in respect thereof, shall become property of Covanta.

J.       Distributions and Disputed Claims under the Liquidation Plan

1.       The Secured Creditor Direction and the DIP Lender Direction

         As previously described herein, the Debtors currently contemplate that on the Liquidation Effective Date, the Liquidating Debtors and the Liquidating Trustee will implement the Secured Creditor Direction and the DIP Lender Direction. In accordance therewith, on the Liquidation Effective Date, any Liquidation Assets or Distributions subject to the Secured Creditor Direction or the DIP Lender Direction will be transferred to Reorganized Covanta, to the extent that such Distributions or Liquidation Assets have not already been so transferred, provided, however, that up to $3,000,000 shall remain in the accounts of the Liquidating Debtors, and shall be transferred to the Operating Reserve and the Administrative Expense Claims Reserve by the Liquidating Trustee in order to fund the Liquidation Plan. Any Residual Liquidation Assets which are not subject to the Secured Creditor Direction or the DIP Lender Direction will be dealt with in accordance with paragraph J.3 below.

2.       Time of Distributions

         Except as otherwise provided for in the Liquidation Plan, by the Secured Creditor Direction or the DIP Lender Direction or ordered by the Court, distributions under the Liquidation Plan will be made on (i) the Initial Liquidation Distribution Date, as to Priority Tax Claims and Priority Non-Tax Claims from the Operating Reserve and as to Administrative Expense Claims from the Administrative Expense Claims Reserve or (ii) any subsequent Liquidation Distribution Date. The Initial Liquidation Distribution Date shall occur on the later of the Liquidation Effective Date (or as soon thereafter as reasonably practicable) and the First Business Day after the date that is thirty (30) calendar days after the date a Claim becomes Allowed. Each subsequent Liquidation Distribution Date shall occur on last Business Day of each calendar quarter if, on such date, prior to the distribution to holders of Allowed Claims, there are any Net Liquidation Proceeds. In the event that any payment or act under the Liquidation Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the initial due date.

3.       Order of Distributions

         Distributions will be made from the Liquidation Trust to the holders of Claims against the Liquidating Debtors, upon the realization of any Net Liquidation Proceeds from the Residual Liquidation Assets contained in the Liquidation Trust, which were not otherwise transferred pursuant to the Secured Creditor Direction or the DIP Lender Direction. To the extent that the Liquidating Trustee is able to extract any Net Liquidation Proceeds from the Residual Liquidation Assets, such Net Liquidation Proceeds shall be distributed in the following manner: (i) the Liquidating Trustee shall first deduct and pay itself any Liquidation Expenses incurred in extracting such Net Liquidation Proceeds and (ii) the Liquidating Trustee shall distribute any remaining Net Liquidation Proceeds pro rata to (a) the holders of Class 3A Claims, to the extent that the Net Liquidation Proceeds are attributable to a Liquidating Pledgor Debtor; and (b) to the DIP Lenders, to the extent that the Net Liquidation Proceeds are attributable to a Liquidating Non-Pledgor Debtor.

4.       No Distribution Pending Allowance

         Notwithstanding any other provision of the Liquidation Plan, no Net Liquidation Proceeds or other Distribution shall be distributed under the Liquidation Plan on account of any Disputed Claim, unless and until all objections have been settled or withdrawn or have been determined by a Final Order and the Disputed Claim or some portion thereof, has become an Allowed Claim.

5. Resolution of Disputed Claims and Equity Interests

               (a) Unless otherwise ordered by the Court after notice and a hearing, the Liquidating Trustee shall have the exclusive right to make and file objections to Claims (other than Administrative Expense Claims) and shall serve a copy of each objection upon the holder of the Claim to which the objection is made as soon as practicable, but in no event later than one hundred and twenty (120) days after the Effective Date; provided, however, that such one hundred and twenty (120) day period may be automatically extended by the Liquidating Trustee, without any further application to, or approval by, the Court, for an additional thirty (30) days. The foregoing deadlines for filing objections to Claims shall not apply to filing objections to Claims for tort damages and, accordingly, no such deadline shall be imposed by the Liquidation Plan.

               (b) Except with respect to Administrative Expense Claims as to which the Administrative Expense Claim Bar Date does not apply, Administrative Expense Claims must be filed with the Court and served on counsel for the Liquidating Debtors (if prior to the Liquidation Effective Date) and counsel for the Liquidating Trustee (if after the Liquidation Effective Date) on or before the Administrative Expense Claim Bar Date. The Liquidating Debtors, the Liquidating Trustee or any other party in interest permitted under the Bankruptcy Code may make and file objections to any such Administrative Expense Claim and shall serve a copy of each objection upon the holder of the Claim to which the objection is made as soon as practicable, but in no event later than the Claims Objection Deadline. In the event the Liquidating Debtors or the Liquidating Trustee file any such objection, the Court shall determine the Allowed amount of any such Administrative Expense Claim. Notwithstanding the foregoing, no request for payment of an Administrative Expense Claim need be filed with respect to an Administrative Expense Claim which is paid or payable by the Liquidating Debtors or the Liquidating Trustee in the ordinary course of business.

6. Estimation of Claims

         The Liquidating Trustee may, at any time request that the Court estimate any contingent, unliquidated or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Liquidating Debtors previously objected to such Claim or whether the Court has ruled on any such objection, and the Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim. In the event that the Court estimates any Disputed Claim, that estimated amount may constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Court. If the estimated amount constitutes a maximum limitation on such Claim, the Liquidating Trustee may elect to pursue any supplemental proceedings to object to any ultimate payment of such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessary exclusive of one another.

7.       Reserve Account for Disputed Claims

         Upon (i) the Liquidating Trustee's determination that Disputed Claims have been asserted against a Liquidating Debtor and (ii) the Liquidating Trustee's identification of Liquidation Proceeds that are not Collateral, the Liquidating Trustee shall establish the Disputed Claims Reserve in accordance with Section 9.14(a) of the Liquidation Plan and hold in the Disputed Claims Reserve, for each Class in which such Disputed Claims exist, Cash in an aggregate amount sufficient to pay to each holder of a Disputed Claim the amount of Cash that such holder would have been entitled to receive under the Liquidation Plan if such Claim had been an Allowed Claim in such Class. Cash withheld and reserved for payments to holders of Disputed Claims in any Class shall be held and deposited by the Liquidating Trustee in one or more segregated interest-bearing reserve accounts for each Class of Claims in which there are Disputed Claims entitled to receive Cash, to be used to satisfy the Disputed Claims if and when such Disputed Claims become Allowed Claims.

8.       Allowance of Disputed Claims

         As to each Liquidating Debtor, to the extent that a Disputed Claim ultimately becomes an Allowed Claim, payments and distributions on account of such Allowed Claim shall be made in accordance with the provisions of the Liquidation Plan governing the Class of Claims to which such Claim belongs. On the succeeding Liquidation Distribution Date, after the date that the order or judgment of the Court allowing such Claim becomes a Final Order, any property that would have been distributed prior to the date on which a Disputed Claim becomes an Allowed Claim shall be distributed on the next Liquidation Distribution Date, together with such claimholder's Pro Rata Class share of net interest, if any, on such Allowed Claim.

9.       Allowance of Certain Claims

         (a) Professional Claims, Substantial Contribution Claims and DIP Financing Facility Claims

         In accordance with Section VII.G, hereof, the Reorganizing Debtors and Heber Debtors shall pay and/or satisfy all Claims asserted against the Debtors generally, with respect to (i) all Retained Professionals (other than Retained Liquidation Professionals) and other entities seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under subsections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code, including any Person making a Substantial Contribution Claim and (ii) all amounts outstanding under the DIP Financing Facility.

         (b)      Other Administrative Claims

         All other requests for payment of an Administrative Claim against a Liquidating Debtor (other than those seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under subsections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code) must be filed with the Court and served on the Liquidating Trustee no later than the Administrative Claims Bar Date, which is thirty (30) days following the Liquidation Effective Date. Unless the Liquidating Trustee objects to an Administrative Expense Claim by the Claims Objection Deadline, such Administrative Expense Claim shall be deemed Allowed in the amount filed. In the event that the Liquidating Trustee objects to an Administrative Expense Claim, the Court shall determine the Allowed amount of such Administrative Expense Claim. Notwithstanding the foregoing, no request for payment of an Administrative Expense Claim need be filed with respect to an Administrative Expense Claim which is paid or payable by the Liquidating Trustee in the ordinary course of business.

K. Treatment of Executory Contracts and Unexpired Leases; Bar Date for Rejection Damage Claims

1.       General Treatment

                  (a) Reorganizing Debtors: For the Rejecting Debtors, on the Reorganization Effective Date all executory contracts and unexpired leases to which each of the Rejecting Debtor is a party shall be deemed rejected, except for any executory contract or unexpired lease of the Rejecting Debtors that (i) has been previously assumed or rejected pursuant to a Final Order of the Court,
(ii) is specifically designated as a contract or lease on the Rejecting Debtors' Schedule of Assumed Contracts and Leases, filed as Exhibit 9.1A(s) of the Reorganization Plan, as may be amended, or (iii) is the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the Reorganizing Debtors at or prior to the Plans Confirmation Hearing. The Rejecting Debtors expressly reserve the right to add or remove executory contracts and unexpired leases to or from the Rejecting Debtors' Schedule of Assumed Contracts and Leases at any time prior to the Reorganization Effective Date. The listing of a document on the Rejecting Debtors' Schedule of Assumed Contracts and Leases shall not constitute an admission that such document is an executory contract or unexpired lease or that the Reorganizing Debtors have any liability thereunder.

                  For the Assuming Debtors, on the Reorganization Effective Date all executory contracts and unexpired leases to which each of the Assuming Debtors is a party shall be deemed assumed, except for any executory contract or unexpired lease of the Assuming Debtors that (i) has been previously assumed or rejected pursuant to a Final Order of the Court, (ii) is specifically designated as a contract or lease on the Assuming Debtors' Schedule of Rejected Contracts and Leases, filed as Exhibit 9.1B(s) of the Reorganization Plan, as may be amended, or (iii) is the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the Reorganizing Debtors at or prior to the Plans Confirmation Hearing. The Assuming Debtors expressly reserve the right to add or remove executory contracts and unexpired leases to or from the Assuming Debtors' Schedule of Rejected Contracts and Leases at any time prior to the Reorganization Effective Date. The listing of a document on the Assuming Debtors' Schedule of Assumed Contracts and Leases shall not constitute an admission that such document is an executory contract or unexpired lease or that the Reorganizing Debtors have any liability thereunder.

                  Each executory contract and unexpired lease listed or to be listed on the Contract Schedules shall include modifications, amendments, supplements, restatements or other agreements, including guarantees thereof, made directly or indirectly by any Reorganizing Debtor in any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on the Contract Schedules. The mere listing of a document on the Contract Schedules shall not constitute an admission by the Reorganizing Debtors that such document is an executory contract or unexpired lease or that the Reorganizing Debtors have any liability thereunder.

                  (b) Heber Debtors: For the Heber Debtors, upon the Heber Effective Date, all Heber Debtor Contracts, including the Heber Debtor Contracts identified on Exhibit B attached thereto and the mineral rights leases and related agreements identified on Exhibit C attached thereto, shall be deemed assumed by the Heber Debtor that is a party to such Heber Debtor Contract; except for any contract or lease that (a) has been previously assumed or rejected pursuant to a Final Order of the Court, (b) is specifically designated as a contract or lease on the Heber Debtors' Schedule of Rejected Contracts and Leases, or (c) is the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by one of the Heber Debtors at or prior to the Heber Confirmation Hearing. Any affiliate of a Heber Debtor that is a party to a Heber Debtor Contract shall assign its rights and obligations under such Heber Debtor Contract to Buyers at Closing, provided that such Heber Debtor Contract is assumed pursuant to the Heber Reorganization Plan. The Heber Debtors may amend Exhibits B and C to add or delete any contract or lease at or prior to the Heber Confirmation Hearing. Additionally, upon the Heber Effective Date, the Heber Debtor Contracts identified on Exhibit F thereto, which previously have been assumed by Final Order of the Court, shall be transferred through the transfer of Equity Interests in the Heber Debtors to the applicable Proposed Buyers pursuant the terms of the Heber Purchase Agreement.

                  Certain of the Debtor Sellers and certain of the Debtor Operators are also parties, along with the Heber Debtors, to certain of the Heber Debtor Contracts or parties to various other contracts relating to the Geothermal Business. Such Additional Contracts are identified on Exhibit D attached to the Heber Reorganization Plan. In accordance with section 365(f) of the Bankruptcy Code, upon the Heber Effective Date, the Additional Contracts shall be assumed and assigned to the Proposed Buyers pursuant to the terms of the Heber Purchase Agreement or a Heber Alternative Transaction. In addition, upon the Heber Effective Date, the Debtor Operators shall assign to the Proposed Buyers the O&M Contracts identified on Exhibit E. The listing of a document on Exhibits D and E thereto shall not constitute an admission that such document is an executory contract or unexpired lease or that the Heber Debtors have any liability thereunder. The Heber Debtors may amend Exhibits D and E to add or delete any contract or lease at or prior to the Heber Confirmation Hearing.

                  (c) Liquidating Debtors: For Liquidating Debtors, on the Liquidation Effective Date all executory contracts and unexpired leases shall be deemed rejected other than those executory contracts or unexpired leases that are or have been (a) specifically designated as a contract or lease on the Schedule of Assumed Contracts and Leases, filed as Exhibit 5 of the Liquidation Plan, as may be amended; (b) previously assumed or rejected pursuant to a Final Order of the Court; or (c) subject to a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the applicable Liquidating Debtor prior to the Confirmation Date. On the Effective Date, each of the executory contracts and unexpired leases listed on the Schedule of Assumed Contracts and Leases shall be deemed to be assumed by the applicable Liquidating Debtor and assigned to Reorganized Covanta on the Reorganization Effective Date. The Liquidating Debtors reserve the right to add or remove executory contracts and unexpired leases to or from the Schedule of Assumed Contracts and Leases at any time prior to the Liquidation Effective Date.

2.       Cure of Defaults

                  (a) Reorganizing and Liquidating Debtors: Except to the extent that (i) a different treatment has been agreed to by the nondebtor party or parties to any executory contract or unexpired lease to be assumed pursuant to Section 9.1 of the Reorganization Plan or Section 8.2 of the Liquidation Plan, or (ii) any executory contract or unexpired lease shall have been assumed pursuant to an order of the Court which order shall have approved the cure amounts with respect thereto, the applicable Debtor shall, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code, within thirty (30) days after the Confirmation Date, file with the Court and serve a pleading listing the cure amounts of all executory contracts or unexpired leases to be assumed. The parties to such executory contracts or unexpired leases to be assumed by the applicable Debtor shall have fifteen (15) days from service of such pleading to object to the cure amounts listed by the applicable Debtor. Service of such pleading shall be sufficient if served on the other party to the contract or lease at the address indicated on (i) the contract or lease, (ii) any proof of claim filed by such other party in respect of such contract or lease, or (iii) the Debtors' books and records, including the Schedules; provided, however, that if a pleading served by a Debtor to one of the foregoing addresses is promptly returned as undeliverable, the applicable Debtor shall attempt reservice of the pleading on an alternative address, if any, from the above listed sources. If any objections are filed, the Court shall hold a hearing. Any party failing to object to the proposed cure amount fifteen (15) days following service of the proposed cure amount by the Debtors shall be forever barred from asserting, collecting, or seeking to collect any amounts in excess of the proposed cure amount against the Reorganizing Debtors or Reorganized Debtors. Notwithstanding the foregoing or anything in Section 9.3 of the Reorganization Plan or Section 8.3 of the Liquidation Plan, at all times through the date that is five (5) Business Days after the Court enters an order resolving and fixing the amount of a disputed cure amount, the Debtors shall have the right to reject such executory contract or unexpired lease.

                  (b) Heber Debtors: Exhibits B, C, D and E of the Heber Reorganization Plan, set forth the Cure Amounts necessary to cure any and all defaults existing under each of the contracts identified thereto pursuant to section 365(b) of the Bankruptcy Code, as determined by the Heber Debtors and the Debtors, based upon a review of their books and records and the relevant documents. The Cure Amounts shall be final and binding on the parties identified on Exhibits B, C, D and E thereto (or their successors and assigns) and shall not be subject to further dispute or audit based on performance prior to the time of assumption, irrespective of whether such assumed executory contract or unexpired lease contains an audit clause; provided, however, that the terms of the HFC Royalty Settlement Order shall control the Cure Amounts owed to parties to the HFC Royalty Settlement, including Cure Amounts fixed in additional settlement agreements contemplated and authorized by such Order. The holders of Heber Royalty Settled Claims shall be entitled to receive both the Cure Amounts and the HFC Royalty Settlement Payments.

                  Any objection to (i) assumption, assignment or rejection of the contracts or leases pursuant to the Heber Reorganization Plan or (ii) Cure Amounts must be in writing, shall state with particularity the reasons for the objection or response, and shall be filed with the Court and served upon co-counsel to the Debtors on or before seven (7) days prior to the Heber Confirmation Hearing. Only those objections that have been timely filed and served will be considered by the Court at the Heber Confirmation Hearing. Objections to Cure Amounts must state with specificity the Cure Amount the objecting party believes is required and provide appropriate documentation in support thereof. If no objection to a particular Cure Amount is timely received, the Cure Amount set forth on Exhibits B, C, D, and E shall be controlling notwithstanding anything to the contrary in any such contract or lease, and the counterparty thereto shall be forever barred from asserting any other claim arising prior to the assumption or assumption and assignment against the Debtors, the Heber Debtors, the Reorganized Heber Debtors or the Buyer as to such Cure Amounts; provided, however, that the terms of the HFC Royalty Settlement Order shall control the Cure Amounts owed to parties to the HFC Royalty Settlement, including Cure Amounts fixed in additional settlement agreements contemplated and authorized by such Order. In the event of a dispute regarding any Cure Amount or the ability of the Heber Debtor or other Debtors to assume and/or assign a particular contract or lease, including providing adequate assurance of future performance, the applicable Debtor may determine to reject such contract or lease and otherwise will provide for payments required by section 365(b)(1) of the Bankruptcy Code only after the entry of a Final Order resolving such dispute

3.       Approval of Assumption of Certain Executory Contracts

                  (a) Reorganizing and Liquidating Debtors: Subject to Sections 9.1 and 9.2 of the Reorganization Plan and Sections 8.1 and 8.2 of the Liquidation Plan, the executory contracts and unexpired leases on the Rejecting Debtors' Schedule of Assumed Contracts, the executory contracts and unexpired leases of the Assuming Debtors other than those listed on the Assuming Debtors' Schedule of Rejected Contracts and Leases, the executory contracts and unexpired leases listed on the Liquidating Debtors' Schedule of Assumed Contracts shall be assumed by and, as applicable, assigned to the relevant Reorganizing or Liquidating Debtors as of the applicable Effective Date. Except as may otherwise be ordered by the Court, the Reorganizing Debtors and Liquidating Debtors shall have the right to cause any assumed executory contract or unexpired lease to vest in the Reorganized Debtor designated for such purpose by the Reorganizing Debtors and Liquidating Debtors.

                  (b) Heber Debtors: Subject to Sections 9.1, 9.2 and 9.3 of the Heber Reorganization Plan, the executory contracts and unexpired leases of the Heber Debtors listed on Exhibits B, C, D and E thereto shall be assumed by the Heber Debtors and, as applicable, assigned to the relevant Buyer as of the Heber Effective Date. Except as may otherwise be ordered by the Court, the Heber Debtors shall have the right to cause any assumed executory contract or unexpired lease to vest in the Reorganized Heber Debtor designated for such purpose by the Heber Debtors.

4.       Approval of Rejection of Executory Contracts and Unexpired Leases

         Entry of the Confirmation Order shall constitute the approval, pursuant to section 365(a) of the Bankruptcy Code, of the rejection of any executory contracts and unexpired leases to be rejected as and to the extent provided in the Plans.

5. Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plans

                  (a) Reorganizing Debtors and Liquidating Debtors: Claims arising out of the rejection of an executory contract or unexpired lease pursuant to each Plan must be filed with the Court no later than the later of
(i) twenty (20) days after the Effective Date and (ii) thirty (30) days after the entry of an order rejecting such executory contract or lease. Any Claims not filed within such time period will be forever barred from assertion against any of the applicable Debtors and/or their corresponding Estates.

                  (b) Heber Debtors: Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Section 9.1 of the Heber Reorganization Plan must be filed with the Court no later than the later of (i) fifteen (15) days after the Heber Effective Date, and (ii) fifteen (15) days after entry of an order rejecting such executory contract or lease. Any Claims not filed within such time period will be forever barred from assertion against any of the Debtors, the Heber Debtors or the Reorganized Heber Debtors.

6. Deemed Consents of Debtors' Executory Contracts, Unexpired Leases, Licenses or Permits

         Unless a counterparty to an executory contract, unexpired lease, license or permit objects to the applicable Debtor's assumption thereof in writing on or before seven (7) days prior to the applicable Confirmation Hearing, then, unless such executory contract, unexpired lease, license or permit has been rejected by the applicable Debtor or will be rejected by operation of the Reorganization Plan, the Heber Reorganization Plan, or the Liquidation Plan, the Reorganized Debtors, the Reorganized Heber Debtors and Reorganized Covanta (as assignee of all executory contracts and unexpired leases assumed by the Liquidating Debtors), shall enjoy all the rights and benefits under each such executory contract, unexpired lease, license and permit without the necessity of obtaining such counterparty's written consent to assumption or retention of such rights and benefits

7. Reorganizing and Liquidating Debtors' Reservation of Rights Under Insurance Policies and Bonds

         The enforceability by beneficiaries of (i) any insurance policies that may cover Claims against any Reorganizing or Liquidating Debtor, or (ii) any bonds issued to assure the performance of any such Debtor, is not affected by the Plans, nor shall anything contained therein constitute or be deemed to constitute a waiver of any cause of action that the Debtors or any entity may hold against any insurers or issuers of bonds under any such policies of insurance or bonds. To the extent any insurance policy or bond is deemed to be an executory contract, such insurance policy or bond shall be deemed assumed in accordance with Article IX of the Reorganization Plan or Article VIII of the Liquidation Plan as applicable. Notwithstanding the foregoing, the Debtors do not assume any payment or other obligations to any insurers or issuers of bonds, and any agreements or provisions of policies or bonds imposing payment or other obligations upon the Debtors shall only be assumed as provided pursuant to a separate order of the Court.

8.       Survival of Reorganizing and Liquidating Debtors' Corporate Indemnities

         Any obligations of any of the Reorganizing or Liquidating Debtors pursuant to the applicable Debtor's corporate charters and bylaws or agreements entered into any time prior to the applicable Effective Date, to indemnify the Specified Personnel, with respect to all present and future actions, suits and proceedings against such Debtor or such Specified Personnel, based upon any act or omission for or on behalf of such Debtor, shall not be discharged or impaired by confirmation of the applicable Plan. Such obligations shall be deemed and treated as executory contracts to be assumed by the applicable Debtor pursuant to the applicable Plan, and shall continue as obligations of the applicable Debtor. To the extent a Debtor is entitled to assert a Claim against Specified Personnel (whether directly or derivatively) and such Specified Personnel is entitled to indemnification, such Claim against Specified Personnel is released, waived and discharged.

L.       Effect of Confirmation

1.       Revesting of Reorganization Assets

         Upon the applicable Effective Date, pursuant to sections 1141(b) and
(c) of the Bankruptcy Code, except for leases and executory contracts that have not yet been assumed or rejected (which leases and contracts shall be deemed vested when and if assumed), all property of each Reorganizing Debtor's Estate shall vest in the applicable Reorganized Debtor free and clear of all Claims, Liens, encumbrances, charges and other interests, and all property of each Heber Debtor's Estate shall vest in the applicable Reorganized Heber Debtor, free and clear of all Claims, Liens, encumbrances, charges and other interests, except with respect to the GECC Liens or Permitted Encumbrances (each as defined in the Heber Reorganization Plan) to the extent provided in the relevant Plan and Plan Documents. Each Reorganized Debtor and Reorganized Heber Debtor may operate its businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided in the Reorganization Plan or Heber Reorganization Plan.

2.       Discharge under the Plans

         (a) Discharge under the Reorganization Plan. Upon the Reorganization Effective Date and in consideration of the distributions to be made under the Reorganization Plan, except as otherwise expressly provided in the Reorganization Plan or in the Confirmation Order, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest of such holder shall be deemed to have forever waived, released and discharged each of the Reorganizing Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights and liabilities (other than the right to enforce the Reorganizing Debtors' or Reorganized Debtors' obligations under the Reorganization Plan or Plan Documents) that arose prior to the Confirmation Date, whether existing in law or equity, whether based on fraud, contract or otherwise, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, whether based in whole or in part on any act, omission or occurrence taking place on or before the Confirmation Date. Upon the Reorganization Effective Date, all such Persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or canceled Equity Interest in each of the Reorganizing Debtors.

         (b) Discharge under the Heber Reorganization Plan. Upon the Heber Effective Date and in consideration of the distributions to be made under the Heber Reorganization Plan, except as otherwise expressly provided in the Heber Reorganization Plan or in the Confirmation Order, each holder (as well as any trustees and agents on behalf of each holder) of a Claim shall be deemed to have forever waived, released and discharged each of the Heber Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, rights and liabilities (other than the right to enforce the Heber Debtors' or Reorganized Heber Debtors' obligations under the Heber Reorganization Plan or under the Heber Reorganization Plan Documents) that arose prior to the Confirmation Date, whether existing in law or equity, whether based on fraud, contract or otherwise, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, whether based in whole or in part on any act, omission or occurrence taking place on or before the Heber Confirmation Date. Upon the Heber Effective Date, all such persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against each of the Heber Debtors and Reorganized Heber Debtors, and any of their assets, properties, successors in interest, affiliates or assigns

         (c) Discharge under the Liquidation Plan. Pursuant to section 1141(d)(3) of the Bankruptcy Code, occurrence of the Confirmation Date will not discharge Claims against the Liquidating Debtors; provided, however, that no holder of a Claim against any Liquidating Debtor may, on account of such Claim, seek or receive any payment or other distribution from, or seek recourse against, any Liquidating Debtor, Reorganizing Debtor, Heber Debtor, their respective successors or their respective property, except as otherwise provided in the Liquidation Plan.

3.       Release of Certain Parties under the Plans

         (a) Releases under the Reorganization Plan. On the Reorganization Effective Date, the Reorganizing Debtors, on behalf of themselves and their Estates, shall be deemed to release unconditionally, all claims, obligations suits, judgments, damages, rights, causes of action and liabilities whatsoever against the Reorganizing Debtors present or former officers, directors, employees, partners, members, advisors, attorneys, financial advisors, accountants, investment bankers and other professionals, and the Creditors Committee's members, advisors, attorneys, financial advisors, investment bankers, accountants and other professionals, in each case whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken with respect to any omission, transaction, event, or other occurrence taking place on or prior to the Reorganization Effective Date in any way relating to the Reorganizing Debtors, the Heber Debtors, the Liquidating Debtors, the Chapter 11 Cases, the Reorganization Plan, the Heber Reorganization Plan or the Liquidation Plan.

         The Debtors have been informed by counsel to the Creditors Committee that the Creditors Committee might object at the Plans Confirmation Hearing to the above-stated release provision as improperly broad to the extent that it releases certain third parties, including the Debtors' officers and directors, from any claims, including prepetition claims under U.S. securities laws, in connection with the Debtors. The Debtors believe that this release provision is appropriate and in compliance with all relevant provisions of the Bankruptcy Code, as they expect to demonstrate at the Plans Confirmation Hearing.

         (b) Releases under the Heber Reorganization Plan. As of the Heber Effective Date, the Heber Debtors, on behalf of themselves and their Estates, shall be deemed to release unconditionally all claims, obligations, suits, judgments, damages, rights, causes of action, and liabilities whatsoever, against any and all of the (i) Debtors, (ii) the Debtors' present or former officers, directors, employees, partners, members, advisors, attorneys, financial advisors, accountants, investment bankers and other professionals,
(iii) the DIP Lenders and the DIP Agents and (iv) the Creditors Committee's members, advisors, attorneys, financial advisors, investment bankers, accountants and other professionals, in each case whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken with respect to any omission, transaction, event, or other occurrence taking place on or prior to the Heber Effective Date in any way relating to the Reorganizing Debtors, the Liquidating Debtors, the Heber Debtors, the Heber Debtors' Chapter 11 Cases, the Reorganization Plan, the Liquidation Plan or the Heber Reorganization Plan.

         (c) Releases under the Liquidation Plan. On the Liquidation Effective Date, the Liquidating Debtors, on behalf of themselves and their Estates, shall be deemed to release unconditionally all of the Reorganizing Debtors and Heber Debtors and such parties' respective officers, directors, employees, affiliates, advisors, attorneys, financial advisors, accountants, and other professionals from any and all claims, obligations, suits, judgments, damages, rights, causes of action, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken in their respective capacities described above with respect to any omission, transaction, event or other occurrence taking place on or prior to the Liquidation Effective Date in any way relating to the Reorganizing Debtors, the Heber Debtors, the Liquidating Debtors, the Chapter 11 Cases, or the Reorganization Plan, the Heber Reorganization Plan or the Liquidation Plan.

4.       Exculpation

         As more fully described in the Plans, as of the applicable Effective Date, none of (i) the Liquidating Debtors, Reorganizing Debtors, Heber Debtors, Reorganized Debtors or Heber Reorganized Debtors or their respective officers, directors and employees, (ii) the Specified Personnel, (iii) the Creditors Committee and any subcommittee thereof, (iv) the Agent Banks, the DIP Agents and the steering committee for the holders of the Secured Bank Claims, (v) the Liquidating Trustee, (vi) the accountants, financial advisors, investment bankers, and attorneys for the Liquidating Debtors, Reorganizing Debtors, Heber Debtors, Reorganized Debtors or Reorganized Heber Debtors, and (vii) the directors, officers, employee, partners, members, agents, representatives, accountants, financial advisors, investment bankers, attorneys or affiliates for any of the persons or entities described in (i), (iii), (iv), (v) or (vi) of this section shall have or incur any liability to any holder of a Claim or an Equity Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the commencement or conduct of, the Chapter 11 Cases; formulating, negotiating or implementing the Plans; formulating, negotiating or implementing the Geothermal Sale; the solicitation or acceptances of the Plans; the pursuit of confirmation of the Plans; the confirmation, consummation or administration of the Plans or the property to be distributed under the Plans, except for their gross negligence or willful misconduct, and in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plans.

5.       Injunction under the Plans

         The satisfaction, release, and discharge pursuant to Article XI of the Reorganization Plan shall act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset or recover any Claim or Cause of Action satisfied, released or discharged under the Reorganization Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

         (a) Injunction under the Reorganization Plan. Section 11.9 of the Reorganization Plan provides that upon the Reorganization Effective Date and except as otherwise provided therein or in the Confirmation Order, all persons who have held, hold, or may hold Claims against or Equity Interests in the Reorganizing Debtors, Heber Debtors or Liquidating Debtors, and all other parties in interest in the Chapter 11 Cases, along with their respective present or former employees, agents, officers, directors or principals, shall be permanently enjoined on and after the Reorganization Effective Date from directly or indirectly (i) commencing or continuing in any manner any action or other proceeding of any kind to collect or recover any property on account of any such Claim or Equity Interest against any such Reorganizing Debtor, Reorganized Debtors, or Person entitled to exculpation under Section 11.7 of the Reorganization Plan, (ii) enforcing, attaching, collecting or recovering by any manner or means of any judgment, award, decree, or order to collect or recover any property on account of any such Claim or Equity Interest against any such Reorganizing Debtor or Reorganized Debtors, (iii) creating, perfecting, or enforcing any encumbrance of any kind against any such Reorganizing Debtor or Reorganized Debtor on account of such Claim or Equity Interest, (iv) except for recoupment, asserting any right of setoff or subrogation of any kind against any obligation due any such Reorganizing Debtor or Reorganized Debtor or against the property or interests in property of any such Reorganizing Debtor or Reorganized Debtor on account of any such Claim or Equity Interest, (v) commencing or continuing any action against the Reorganized Debtors in any manner or forum in respect of such Claim or Equity Interest that does not comply or is inconsistent with the Reorganization Plan, and (vi) taking any actions to interfere with the implementation or consummation of the Reorganization Plan; provided that nothing herein shall prohibit any holder of a Claim from prosecuting a properly completed and filed proof of claim in the Chapter 11 Cases. In no event shall the Reorganized Debtors or any Person entitled to exculpation under Section 11.7 of the Reorganization Plan have any liability or obligation for any Claim against or Equity Interest in any of the Reorganizing Debtors arising prior to the Reorganization Effective Date, other than in accordance with the provisions of the Reorganization Plan. In addition, except as otherwise provided in the Reorganization Plan or the Confirmation Order, on and after the Reorganization Effective Date, any individual, firm, corporation, limited liability company, partnership, company, trust or other entity, including any successor of such entity, shall be permanently enjoined from commencing or continuing in any manner, any litigation against the Reorganized Debtors or any Person entitled to exculpation under Section 11.7 of the Reorganization Plan on account of or in respect of any of the Reorganizing Debtors' prepetition liabilities or other liabilities satisfied pursuant to the Reorganization Plan. By accepting Distributions pursuant to the Reorganization Plan, each holder of an Allowed Claim or Allowed Equity Interest receiving Distributions pursuant to the Reorganization Plan will be deemed to have specifically consented to the injunctions set forth in this Section 11.9 of the Reorganization Plan.

         (b) Injunction under the Heber Reorganization Plan. Section 11.8 of the Heber Reorganization Plan provides that upon the Heber Effective Date with respect to the Heber Reorganization Plan and except as otherwise provided therein or in the Confirmation Order, all persons who have held, hold, or may hold Claims against or Equity Interests in the Heber Debtors, and all other parties in interest in the Chapter 11 Cases, along with their respective present or former employees, agents, officers, directors or principals, shall be permanently enjoined on and after the Heber Effective Date from directly or indirectly (i) commencing or continuing in any manner any action or other proceeding of any kind to collect or recover any property on account of any such Claim or Equity Interest against any such Heber Debtor, Reorganized Heber Debtors, Person entitled to exculpation under the Heber Reorganization Plan or any of their assets, properties, successors in interest, affiliates or assigns,
(ii) enforcing, attaching, collecting or recovering by any manner or means of any judgment, award, decree, or order to collect or recover any property on account of any such Claim or Equity Interest against any such Heber Debtor or Reorganized Heber Debtors or any of their assets, properties, successors in interest, affiliates or assigns, (iii) creating, perfecting, or enforcing any encumbrance of any kind against any Heber Debtor or Reorganized Heber Debtors or any of their assets, properties, successors in interest, affiliates or assigns on account of such Claim or Equity Interest, (iv) except for recoupment, asserting any right of setoff or subrogation of any kind against any obligation due any such Heber Debtor or Reorganized Heber Debtors or any of their successor in interests, affiliates or assigns or against the property or interests in property of any such Heber Debtor or Reorganized Heber Debtor on account of any such Claim or Equity Interest, (v) commencing or continuing any action against the Reorganized Heber Debtors or any of their assets, properties, successors in interest, affiliates or assigns in any manner or forum in respect of such Claim or Equity Interest that does not comply or is inconsistent with the Heber Reorganization Plan, and (vi) taking any actions to interfere with the implementation or consummation of this Heber Reorganization Plan; provided that nothing therein shall prohibit any holder of a Claim from prosecuting a properly completed and filed proof of claim in the Chapter 11 Cases. In no event shall the Reorganized Heber Debtors, their assets, properties, successors in interest, affiliates or assigns have any liability or obligation for any Claim against or Equity Interest in any of the Heber Debtors arising prior to the Heber Effective Date, other than in accordance with the provisions of the Heber Reorganization Plan. In addition, except as otherwise provided in the Heber Reorganization Plan or the Confirmation Order, on and after the Heber Effective Date, any individual, firm, corporation, limited liability company, partnership, company, trust or other entity, including any successor of such entity, will be permanently enjoined from commencing or continuing in any manner, any litigation against the Reorganized Heber Debtors or any of their assets, properties, successors in interest, affiliates or assigns on account of or in respect of any of the Heber Debtors' prepetition liabilities or other liabilities satisfied pursuant to the Heber Reorganization Plan. By accepting Distributions pursuant to the Heber Reorganization Plan, each holder of an Allowed Claim or Allowed Equity Interest receiving Distributions pursuant to the Heber Reorganization Plan will be deemed to have specifically consented to the injunctions set forth therein.

6.       Reorganized Debtors' Rights of Action

         On and after the Reorganization Effective Date, and except as may otherwise be agreed to by the Reorganizing Debtors or as provided in the Reorganization Plan, the Reorganized Debtors will retain and have the exclusive right to enforce any and all present or future rights, claims or causes of action against any Person and rights of the Reorganizing Debtors that arose before or after the applicable Petition Date, including, but not limited to, rights, claims, causes of action, avoiding powers, suits and proceedings arising under sections 544, 545, 548, 549, 550 and 553 of the Bankruptcy Code. The Reorganized Debtors may pursue, abandon, settle or release any or all such rights of action, as they deem appropriate, without the need to obtain approval or any other or further relief from the Court. The Reorganized Debtors may, in their discretion, offset any such claim held against a Person against any payment due such Person under the Reorganization Plan; provided, however, that any claims of any of the Reorganizing Debtors arising before the applicable Petition Date shall first be offset against Claims against any of the Reorganized Debtors arising before the applicable Petition Date.

M.       Miscellaneous Matters

1.       Liability of the Liquidating Trustee

         (a) Limited Liability. The Liquidating Trustee shall not be liable for any act he or she may do or omit to do while acting in good faith and in the exercise of his or her best judgment, and the fact that such act or omission was advised by an authorized attorney (or other Retained Liquidation Professional) for the Liquidating Trustee shall be conclusive evidence of such good faith and best judgment; provided, however, that nothing contained in Paragraph VII.I.5(a) of the Liquidation Plan shall affect the liability of any of the Liquidating Trustee for gross negligence or willful misconduct.

         (b) No Recourse. No recourse shall ever be had under the Liquidation Plan, directly or indirectly, against the Liquidating Trustee, personally or against any agent, attorney, accountant or professional for the Liquidating Trustee, by legal or equitable proceedings or by virtue of any statute or otherwise, nor upon any promise, contract, instrument, undertaking, obligation, covenant or agreement whatsoever executed by the Liquidating Trustee under the Liquidation Plan, or by reason of the creation of any indebtedness by the Liquidating Trustee under the Liquidation Plan for any purpose authorized by the Liquidation Plan, it being expressly understood and agreed that all such liabilities, covenants, and agreements of the Liquidating Trustee, whether in writing or otherwise, shall be enforceable only against and be satisfied only out of the Residual Liquidation Assets or such part thereof as shall, under the terms of any such agreement, be liable therefore or shall be evidence only of a right of payment out of the Residual Liquidation Assets, provided, however, that nothing contained in Paragraph VII.I.5(b) of the Liquidation Plan shall affect the liability of any of the parties listed above for gross negligence or willful misconduct.

2.       Limited Liability of the Oversight Nominee

         The Oversight Nominee shall not be liable for anything other than its own acts as shall constitute willful misconduct or gross negligence of its duties. None of the Oversight Nominee's designees, agents, representatives or employees, shall incur or be under any liability or obligation by reason of any act done or omitted to be done, by the Oversight Nominee or its designee, agent, representative or employee. The Oversight Nominee may, in connection with the performance of functions, and in its sole and absolute discretion, consult with counsel, accountants and its agents, and shall not be liable for anything done or omitted or suffered to be done in accordance with such advice or opinions. If the Oversight Nominee determines not to consult with counsel, accountants or its agents, such determination shall not be deemed to impose any liability on the Oversight Nominee.

3.       Setoffs

         Each Reorganizing Debtor or Heber Debtor may, in accordance with the provisions of the Reorganization Plan, the Heber Reorganization Plan, section 553 of the Bankruptcy Code and applicable non-bankruptcy law, set off against any Allowed Claim and the Distributions to be made pursuant to the Reorganization Plan or the Heber Reorganization Plan on account of such Allowed Claim (before any Distribution is made on account of such Allowed Claim), the Claims, rights and causes of action of any nature that such Reorganizing Debtor or Heber Debtor may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the applicable Reorganizing Debtor of any such Claims, rights and causes of action that the applicable Reorganizing Debtor or Heber Debtor may possess against such holder; and provided, further that any Claims of each Reorganizing Debtor or Heber Debtor arising before the applicable Petition Date shall only be set off against Claims against such Reorganizing Debtor or Heber Debtor arising before the applicable Petition Date.

4.       Satisfaction of Subordination Rights under the Reorganization Plan

         All Claims against the Reorganizing Debtors and all rights and claims between or among Claimholders relating in any manner whatsoever to distributions on account of Claims against the Reorganizing Debtors, based upon any subordination rights, whether asserted or unasserted, legal or equitable, shall be deemed satisfied by the Distributions under the Plans to Claims having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Reorganization Effective Date. Distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any Claimholder by reason of any subordination rights or otherwise, so that each Claimholder shall have and receive the benefit of the distributions in the manner set forth in the Reorganization Plan.

5.       Dissolution of the Creditors Committee

         As of the Reorganization Effective Date, the Creditors Committee shall be dissolved and the members thereof shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Cases, and the retention or employment of the Creditors Committee's attorneys, accountants, and other agents, shall terminate.

6.       Management of the Reorganized Debtors

         The identity of each of the nominees to serve on the Board of Directors of Reorganized Covanta shall be announced fifteen (15) days prior to the applicable Confirmation Hearing. In accordance with section 1129(a)(5) of the Bankruptcy Code, as part of such announcement, the Reorganizing Debtors shall disclose (i) the identity and affiliations of any individual proposed to serve, after the Reorganization Effective Date, as a director or officer of the Reorganized Debtors, and (ii) the identity of any "insider" (as such term is defined in section 101(31) of the Bankruptcy Code) who shall be employed and retained by the Reorganized Debtors and the nature of any compensation for such insider. Subject to the preceding sentence, the officers of the Reorganizing Debtors and the directors of the Reorganizing Debtors other than Covanta that are in office immediately before the Reorganization Effective Date shall continue to serve immediately after the Reorganization Effective Date in their respective capacities.

7.       Payment of Statutory Fees

         All fees payable pursuant to section 1930 of title 28 of the United States Code shall be paid through the entry of a final decree closing these cases.

         As provided in the Plans, unless relieved of any of these obligations by further order of the Court, the Reorganized Debtors, Covanta (as defined in the Heber Reorganization Plan) or the Liquidating Trustee (as defined in the Liquidation Plan), as applicable, shall be responsible for the timely payment of fees incurred pursuant to 28 U.S.C. ss. 1930(a)(6), and after the applicable Confirmation Date, such entities shall file with the Court and serve on the United States Trustee a quarterly disbursement report for each quarter, or portion thereof, until a final decree closing the chapter 11 cases has been entered, or the cases dismissed or converted to another chapter, in a format prescribed by and provided by the United States Trustee.

                   VIII. CERTAIN RISK FACTORS TO BE CONSIDERED

         The holder of a Claim against the Debtors should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before deciding whether to vote to accept or to reject the Plans. These factors should not, however, be regarded as constituting the only risks involved in connection with the Plans and their implementation.

A.       General Considerations

         The formulation of a reorganization plan is the principal purpose of a chapter 11 case. The Plans set forth the means for satisfying the holders of Claims against and Equity Interests in the Debtors. Certain Claims may receive partial distributions pursuant to the Plans, and in some instances, no distributions at all. See Section VII.B "Classification and Treatment of Claims and Equity Interests," above. The recapitalization of the Debtors realizes the going concern value of the Debtors for their holders of Claims and Equity Interests. Moreover, reorganization of the Reorganizing Debtors and Heber Debtors' business and operations under the applicable Plan also avoids the potentially adverse impact of a liquidation on the holders of Claims and Equity Interests, and the Reorganizing Debtors' and Heber Debtors' employees, and many of their customers, trade vendors, suppliers of goods and services, and lessors.

B.       Certain Bankruptcy Considerations

         The Debtors are parties to various contractual arrangements under which the commencement of the Chapter 11 Cases and the other transactions contemplated by the Plans could, subject to the Debtors' rights and powers under the Bankruptcy Code (and in particular, sections 105, 362 and 365 of the Bankruptcy
Code) (i) result in a breach, violation, default or conflict, (ii) give other parties thereto rights of termination or cancellation, or (iii) have other adverse consequences for the Debtors, Reorganized Debtors or Reorganized Heber Debtors. The magnitude of any such adverse consequences may depend upon, among other factors, the diligence and vigor with which other parties to such contracts may seek to assert any such rights and pursue any such remedies in respect of such matters, and the ability of the Debtors, Reorganized Debtors or Reorganized Heber Debtors to resolve such matters on acceptable terms through negotiations with such other parties or otherwise. The Debtors do not believe that any material enforceable breach of or default under any such agreement has occurred.

         There can be no assurance that the requisite acceptances to confirm the Plans will be obtained. Even if the requisite acceptances are received, there can be no assurance that the Court will confirm the Plans. A non-accepting creditor or equity security holder of the Debtors might challenge the adequacy of the Disclosure Statement or the balloting procedures and results as not being in compliance with the Bankruptcy Code and/or Bankruptcy Rules. Although the Court has determined that the Disclosure Statement and the balloting procedures are appropriate, the Court could still decline to confirm the Plan if it were to find that any of the statutory requirements for confirmation had not been met.
Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Court that the confirmation of the Plans is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting holders of claims and interests within a particular class under the Plans will not be less than the value of distributions such holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. While there can be no assurance that the Court will conclude that these requirements have been met, the Debtors believe that the Plans will not be followed by a need for further financial reorganization and that non-accepting holders within each class under the Plans will receive distributions at least as great as would be received following a liquidation pursuant to Chapter 7 of the Bankruptcy Code when taking into consideration all administrative claims and costs associated with any such Chapter 7 case.

         The confirmation and consummation of the Plans are also subject to certain conditions. If the Plans, or a plan determined not to require resolicitation of any Classes of Claims or Equity Interests by the Court, were not to be confirmed, it is unclear whether the restructuring could be implemented and what distribution holders of Claims and Equity Interests ultimately would receive with respect to their Claims and Equity Interests. If an alternative reorganization could not be agreed to, it is possible that the Debtors would have to liquidate their assets, in which case it is likely that holders of Claims would receive substantially less than the treatment they will receive pursuant to the Plans. If a complete liquidation or protracted reorganization were to occur, there is a risk that there would be little, if any, value available for distribution to the holders of Claims and Equity Interests. See Exhibit H attached to this Disclosure Statement for a hypothetical liquidation valuation analysis of each individual Debtor.

         The continuation of the Chapter 11 Cases, particularly if the Plans are not approved or confirmed in the timeframe currently contemplated, could further adversely affect the Debtors' operations and relationships with customers, employees, regulators and other parties. If confirmation and consummation of the Plans do not occur expeditiously, the Chapter 11 Cases could result in, among other things, increased costs for professional fees and similar expenses. In addition, further delay could make it more difficult to retain and attract management and other key personnel and would require senior management to spend a significant amount of time and effort dealing with reorganization instead of business operations.

C.       Inherent Uncertainty of Financial Projections

         The Projections attached as Exhibits D, E and F to this Disclosure Statement cover Reorganized Covanta, its Reorganized Debtor and its non-debtor subsidiaries (collectively, the "Reorganized Company") operations through December 31, 2007. These Projections are based on numerous assumptions including the timing, confirmation and consummation of the Plans in accordance with their terms, the anticipated future performance of the Reorganized Debtors, industry performance, general business and economic conditions, the continued exemption from federal income taxation afforded by the ESOP/S corporation structure, the restructuring of certain projects and the resolution of litigation relating to projects as described above and other matters, many of which are beyond the control of the Reorganized Debtors and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date that this Disclosure Statement was approved by the Court may affect the actual financial results of the Reorganized Debtors' operations. These variations may be material and may adversely affect the ability of the Reorganized Debtors to make payments with respect to post-Reorganization Effective Date indebtedness. Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, the Projections should not be relied upon as a guaranty, representation or other assurance of the actual results that will occur.

         Except with respect to the Projections and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. The Reorganized Company does not intend to update the Projections; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections.

D.       Sale of Geothermal Business

         In order to fund the cost of emerging from Chapter 11 protection, the Debtors have determined to pursue a sale of the Geothermal Business pursuant to the Heber Sale Motion or the Heber Reorganization Plan, in accordance with the Court-approved competitive bidding and auction procedures. The Geothermal Sale is an integral part of the Reorganization Plan and the Heber Reorganization Plan and the Reorganizing Debtors' and the Heber Debtors' successful emergence from Chapter 11 protection. Failure to sell the Geothermal Business will likely result in insufficient funding to consummate the Reorganization Plan without further agreement from the Secured Bank Lenders. The Debtors believe that the Geothermal Business is valuable and attractive, and anticipate that they will successfully complete the Geothermal Sale. Nevertheless, there can be no assurance that the Debtors will successfully sell the Geothermal Business, which might prevent consummation of the Reorganization Plan and the Heber Reorganization Plan.

E.       WTE Projects Restructuring and Litigation

         As discussed in Section VI.C.10 above, certain of the Reorganizing Debtors and contract parties have reached agreements with respect to, or are in the process of discussing, material restructuring of their mutual obligations in connection with several WTE projects. One such Reorganizing Debtor (Covanta Onondaga) has reached agreements in principle and has obtained court approval of the proposed restructurings. In addition, and as discussed in Section VI.C.14 above, two (2) other Reorganizing Debtors operating WTE facilities (Covanta Babylon and Covanta Lake) are involved in material litigation with contract counterparties. In the event any of these projects is either unable to consummate a restructuring of its material obligations or achieves an unsuccessful result in its material litigation, as the case may be, the Debtors may, among other things, reject one or more executory contracts related to such Debtor's facility, recharacterize such Debtor as a Liquidating Debtor, and/or withdraw such Debtor as a Reorganizing Debtor and subsequently file a separate plan of reorganization for such Debtor. In such an event, creditors of the relevant Debtor may not receive any recovery on account of their claims. The Debtors cannot guarantee that each of these Debtors will successfully restructure, receive Court approval of such restructuring, or achieve a successful result in its litigation, as the case may be. Furthermore, the Debtors cannot guarantee that one or more such events, if they occur, would not impair the other Debtors' ability to confirm and consummate the Plans or the terms of any exit financing available to such other Debtors.

F.       Dividends

         The Reorganized Debtors do not anticipate that dividends will be paid with respect to the New Common Stock in the foreseeable future.

G.       Impact of Interest

         A significant portion of the Reorganized Debtors' debt upon emergence, including the New Credit Facility, will have interest rates that vary with prevailing short-term rates. To the extent that either short-term rates or long-term rates in the future exceed those forecasted by the Reorganized Debtors, interest costs will increase, which could have an adverse effect on the Reorganized Debtors.

H.       Access to Financing

         The Reorganizing Debtors' ability to consummate the Reorganization Plan and obtain sufficient Cash resources for post-Reorganization Effective Date working capital depend upon successful consummation of the Geothermal Sale as well as implementation of the Exit Financing Agreements, including the New CPIH Revolver Facility and the New Revolver Facility. The Reorganizing Debtors believe that they will be able to successfully complete these transactions, although there can be no assurance that the Geothermal Sale will be consummated or that sufficient commitments for the New CPIH Revolver Facility and the New Revolver Facility will be obtained. Further, the Company assumes that it will be able to refinance the Exit Financing Agreements before maturity, although there can be no assurance of such refinancing.

I.       Claims Estimations

         The Debtors' estimates of what distributions certain Classes of creditors will receive under the Plans, and under the Reorganization Plan in particular, depend on numerous assumptions concerning the ultimate amount of Allowed Claims in certain Classes. Similarly, the value of the securities being issued under the Plans depends in significant part upon the amount of Cash available to the Reorganized Debtors upon emergence and thereafter, which in turn depends in significant part upon the amount of Cash required to satisfy certain types of Claims.

         There can be no assurance that the estimated Claim amounts set forth herein and in the exhibits hereto are correct, and the actual Allowed amounts of Claims probably will differ from the estimates. Moreover, the estimated amounts are subject to numerous risks, uncertainties and assumptions. Should several of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual Allowed amounts of Claims may materially vary from those estimated herein.

         Although all of the Debtors' estimates of Allowed Claims are susceptible to risk and uncertainty, two types of Claims are particularly susceptible to risk and uncertainty, and any allowance of Claims in those Classes in amounts materially in excess of the Debtors' estimates would have a significant negative impact on the distributions received by certain Classes of creditors, and also may have a significant negative impact on the value of the securities being issued under the Plans. Those two types of Claims are (i) Allowed Priority Tax Claims, and (ii) Allowed Class 6 Parent and Holding Company Unsecured Claims.

         (i)      Priority Tax Claims

         The Debtors are estimating that the amount of Priority Tax Claims (which, as contemplated in the Bankruptcy Code, are not separately classified under the Plans) will be in the aggregate no more than $35 million. The bulk of that amount is attributable to Claims asserted by the IRS. Although the Debtors believe that their estimates of Priority Tax Claims are conservative and that Priority Tax Claims ultimately will be allowed at the lower end of the Debtors' estimates, there can be no assurance that the IRS Claims will not be allowed in amounts materially greater than the Debtors' estimates. In particular, certain of the Debtors' older tax returns have been the subject of an IRS review and audit for more than a decade, and the likely outcome of that review and audit process cannot be determined with a high degree of precision. In addition, the time for the IRS to review and audit certain more recent returns has not expired. Finally, if one or more of the Reorganizing Debtors is unable to successfully reorganize and the Debtors cease to operate certain Projects, the Debtors may suffer significant adverse tax consequences. Any one these factors could lead to the allowance of Priority Tax Claims in amounts materially exceeding the Debtors' estimates.

         (ii)     Class 6 Allowed Parent and Holding Company Unsecured Claims

         The Debtors are estimating that the amount of Class 6 Unsecured Claims will range in the aggregate from $125 million to $500 million. Material Claims within this Class of Claims that the Debtors believe may be Allowed include: (a) general unsecured and uncontested trade claims of at least $15 - $20 million;
(b) the Claims of holders of Convertible Subordinated Debentures (estimated at $155 million), if those Claims are not subordinated; (c) Claims relating to the Debtors' rejection of their obligations related to their Tulsa Facility (estimated at $50 million); (d) the deficiency claims of the lenders under the Master Credit Facility and the holders of 9.25% Debentures, to the extent not waived pursuant to the Plans or by agreement; and (e) indemnity and reimbursement claims asserted against the Debtors by entities that pre-petition issued insurance policies and bonds for the benefit of the Debtors and current or former affiliates (estimated at $40 million). In addition, several hundred million dollars in tort and other litigation Claims have been asserted by the holders of Parent and Holding Company Unsecured Claims; although the Debtors contest liability for these Claims and believe them to be without merit, as with any litigation Claims there is likelihood that some of these Claims will be allowed in material amounts. Finally, the Debtors' estimates assume a successful restructuring of most of the Debtors' projects that are subject to material disputes or pending restructuring proposals. Although the Debtors believe that their estimates of Class 6 Claims are conservative and that Class 6 Claims ultimately will be allowed at the lower end of the Debtors' estimates, there can be no assurance that Class 6 Claims will not be Allowed at the higher end of the Debtors' estimates, or even allowed in amounts materially greater than the high end of the Debtors' estimates.

J.       Environmental Regulation

         The Company's operations are subject to various federal, state and local environmental laws and regulations, including the Clean Air Act, the Clean Water Act, CERCLA or Superfund and RCRA. Although the Company's operations are occasionally subject to proceedings and orders pertaining to emissions into the environment and other environmental violations, which may result in fines, penalties, damages or other sanctions, the Company believes that it is in substantial compliance with existing environmental laws and regulations.

         The Company may be identified, along with other entities, as being among parties potentially responsible for contribution to costs associated with the correction and remediation of environmental conditions at disposal site subject to CERCLA and/or analogous state laws. In certain instances the Company may be exposed to joint and several liability for remedial action or damages. The Company's ultimate liability in connection with such environmental claims will depend on many factors, including its volumetric share of waste, the total cost of remediation, the financial viability of other companies that also sent waste to a given site and, in the case of divested operations, its contractual arrangement with the purchaser of such operations.

K.       Market for Securities

         There can be no assurance that an active market for any of the securities to be distributed pursuant to the Plan, including the New High Yield Secured Notes, Reorganization Plan Unsecured Notes, Tax Notes, Reorganization Plan Warrants, New CPIH Funded Debt and the Reorganized CPIH Preferred Securities, will develop and no assurance can be given as to the prices at which such securities might be traded.

L.       Assumptions Regarding Value of Debtors' Assets

         Pursuant to SOP 90-7, the Projections incorporate "Fresh Start Reporting" principles that the Reorganized Debtors will be required to adopt upon emergence from bankruptcy. These Fresh Start Reporting principles require, among other things, that the Reorganized Debtors' assets and liabilities be recorded at fair value ("Fresh Start Reporting Adjustments"). The Fresh Start Reporting Adjustments included in the Projections are preliminary estimates to adjust the Reorganized Debtors' capital structure and its assets and liabilities to their estimated fair values in accordance with the Reorganization Plan and the Valuation Analysis in Exhibit D. These estimated Fresh Start Reporting Adjustments are subject to change and the Debtors can give no assurance that they will not change materially. A material change to the Fresh Start Reporting Adjustment could materially impact the Reorganized Debtors' net income.

M. ESOP/S Corporation Tax Structure Qualification; Potential Disallowance of Tax Benefits

1.       Second Class of Stock

         The Reorganization Plan has been structured with the intention that Reorganized Covanta will qualify as an S corporation wholly owned by an ESOP with the result that Reorganized Covanta's future U.S. federal income tax liabilities would be substantially reduced. While the Company believes the ESOP/S corporation structure meets all requirements for such qualification, no ruling from the IRS or opinion of counsel has been received with respect to such qualification and there is no assurance that the IRS will not successfully challenge such structure. In the event Reorganized Covanta does not qualify as an S corporation, it would incur significant amounts of tax liabilities that would result in substantial shortfalls in Reorganized Covanta's ability to service its debt and otherwise meet its obligations.

         Reorganized Covanta intends to elect to be taxed as an S corporation as of January 1, 2004. Covanta believes that that it will satisfy all of the requirements for qualification as an S corporation upon consummation of the Plan of Reorganization. However, among the requirements for qualification for S corporation status is that the stock of the corporation be owned by qualifying stockholders, such as individuals or tax-exempt entities, and that the corporation has only one class of stock outstanding. The ESOP, a tax-exempt entity, is a qualifying stockholder, and it will own all of the outstanding stock of Reorganized Covanta. Nevertheless, based on the amount of Covanta Notes and Reorganization Plan Warrants, the IRS could take the position that the Covanta Notes, in whole or in part, or the Reorganization Plan Warrants, constitute a second class of stock for purposes of the S corporation rules. There is consequently a risk that the IRS would be successful in asserting that the Covanta Notes and/or Reorganization Plan Warrants should be characterized as a second class of stock. If that were to occur, Reorganized Covanta would not qualify for S corporation treatment, would incur significant amounts of unanticipated tax liabilities and would not have the financial capability to satisfy such tax liabilities and its outstanding debt obligations. See generally
Section X, Certain U.S. Federal Income Tax Consequences of the Plan.

2.       IRS Review

         In recent months, the IRS has issued revenue rulings and temporary and proposed regulations regarding arrangements involving certain ESOPs holding stock in S corporations. The focus of the IRS's recent efforts has been on arrangements used to avoid the IRC's requirement that an ESOP owning stock in an S corporation provide meaningful benefits to a broad group of rank-and-file employees of the S corporation; the intent of which is to prevent the owners of closely-held S corporations from using ESOPs to shelter their personal service income from tax through the ESOP. No assurance can be given that the IRS will not take additional action to target a broader scope of ESOP/S corporation structures. In fact, in a recent revenue ruling (IRS Revenue Ruling 2003-6) the IRS has indicated its intent to develop further guidance to address other abusive arrangements involving S corporation ESOPs. It is the Company's belief that the Reorganized Covanta ESOP, as structured, does not implicate recent IRS regulations. Unlike the circumstances described in recent IRS rulings, the ESOP contemplates that a broad group of over 1,500 employees will receive substantial equity value in Reorganized Covanta; a benefit such employees would not receive had the Company sought the implementation of a plan of liquidation.

         Because of the uncertainty surrounding the IRS's scrutiny of such transactions there can be no guarantee that it will not try to disqualify the Reorganization Plan's ESOP structure. If the IRS were in fact to pursue such a course of action it may seek to rely on the argument that a significant portion of the benefits of the structure are being realized by the creditors of the Company (as a result of the increased cash flow available to pay down their debt) at the expense of the ESOP whose involvement in the Reorganization Plan as the sole stockholder of Reorganized Covanta generates significant economic value for all parties in interest. Similarly, the IRS might contend that in light of Reorganized Covanta's outstanding debt and its issuance of the Reorganization Plan Warrants, the special rule permitting an ESOP to avoid paying unrelated business tax on its allocable share of S corporation earnings is being put to an unintended use, with the result that its benefits should be denied to Reorganized Covanta. There is no existing specific authority on which the IRS could rely in formulating such arguments, and as noted above, under the ESOP/S corporation structure substantial benefits are being extended to a broad group of employees who, absent such structure, might not otherwise have realized such benefits. Though there can be no assurance that a court would not be persuaded by the IRS arguments or that legislative or administrative action could not be taken that would curtail the benefits of the structure for Reorganized Covanta, the Company believes that, under current law, the IRS's arguments would not prevail.

3.       Predecessor Plans

         Generally, the IRC requires that qualified plans credit participants with "vesting service" for the periods during which such participants are employed by the qualified plan sponsor or any member of its controlled group. However, vesting credit need not be given for service rendered by a plan participant prior to the adoption of the plan or a "predecessor plan." A "predecessor plan" of the ESOP would generally be any tax-qualified plan terminated within five (5) years prior to, or after, the date the ESOP is established and in which an ESOP participant also participated. The Company does not believe that it has or will have any plan that would be deemed a predecessor plan of the ESOP for "vesting service" purposes with the result that the ESOP will only be required to recognize service rendered by participants since the ESOP's adoption. However, if the IRS were to take a different position or if certain qualified plans sponsored by the Debtors were to be terminated within the five (5) year period immediately following the Reorganization Effective Date, the predecessor plan rules and regulations might apply so that ESOP would be required to recognize for vesting purposes service rendered by participants prior to the adoption of the ESOP. Such recognition could result in accelerated vesting and required distributions to participants of account balances up to five (5) years sooner than currently contemplated by the Reorganization Plan.

N.       U.S. Trust Acceptance of ESOP Contribution

         The Reorganizing Debtors' ability to consummate the Reorganization Plan depends upon acceptance by U.S. Trust, as Trustee on behalf of the proposed ESOP, of the proposed contribution of Reorganized Covanta stock to the ESOP. As part of this decision making process, U.S. Trust is also responsible for negotiating on behalf of the ESOP the terms and conditions governing such contribution. There can be no assurance that U.S. Trust will not impose conditions on its acceptance of the contribution that will be undesirable to the Debtors, the Creditors Committee, the Secured Bank Lenders and/or the 9.25% Debenture Holders, and that, if unacceptable to any or all of such parties, would prevent the successful creation of the ESOP and consummation of the Reorganization Plan.

O.       Reorganized CPIH Preferred Shares; Certain Contractual Restrictions

         Certain project contracts of Covanta's foreign affiliates contain change-of-control provisions that may limit the ability of Reorganized CPIH to issue to third parties equity securities of CPIH and/or grant certain control or management rights over CPIH, without consent from counterparties to the foreign projects. Should the preferred shares effectively transfer control of CPIH to their holders, a violation of the change-of-control provisions of certain international projects could be triggered.

P.       International Political Risk

          The ownership and operation of facilities in foreign countries in connection with the Company's international business entails significant political and financial uncertainties that typically are not involved in such activities in the United States. Key international risk factors include governmentally-sponsored efforts to renegotiate long-term contracts, non-payment of fees and other monies owed to the Company, unexpected changes in electricity tariffs, conditions in financial markets, currency exchange rates, currency repatriation restrictions, currency convertibility, changes in laws and regulations and political, economic or military instability, civil unrest and expropriation. Such risks have the potential to cause substantial delays or material impairment to the value of the Company's international businesses.

        IX. RESALE OF SECURITIES RECEIVED UNDER THE REORGANIZATION PLAN

A.       Issuance of New Debt and Equity

         Reorganized Covanta does not believe that registration under the Securities Act of 1933 (the "Securities Act") or comparable state laws is required with respect to the Reorganization Plan Notes or the Reorganization Plan Equities Securities to be distributed to holders of Claims (including, without limitation, to the holders of (i) Reorganized Covanta Secured Claim,
(ii) Operating Company Unsecured Claims, (iii) Intermediate Holding Company Unsecured Claims or (iv) Covanta Unsecured Claims on account of and in exchange for such Claims.

         Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act and state laws if three principal requirements are satisfied:
(i) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in joint plan with the debtor, or of a successor to the debtor under the plan; (ii) the recipients of the securities must hold claims against or interests in the debtor; and (iii) the securities must be issued in exchange (or principally in exchange) for the recipient's claim against or interest in the debtor. The Reorganizing Debtors believe that the offer and sale of the Reorganization Plan Notes and the Reorganization Plan Equity Securities under the Reorganization Plan to holders of Claims (including those identified in the immediately preceding paragraph) satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

B.       Subsequent Transfers of Reorganization Plan Notes

         To the extent that the Reorganization Plan Notes or the Reorganization Plan Equity Securities are issued under the Reorganization Plan and are covered by section 1145(a)(1) of the Bankruptcy Code, they may be resold by the holders thereof without registration unless, as more fully described below, the holder is an "underwriter" with respect to such securities. Generally, section 1145(b)(1) of the Bankruptcy Code defines an "underwriter" as any person who:

               (i) purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if such purchase is with a view to distributing any security received in exchange for such a claim or interest;

              (ii) offers to sell securities offered under a plan for the holders of such securities;

             (iii)      offers to buy such securities from the holders

         of such securities, if the offer to buy is:

                        (A)   with a view to distributing such securities; and

                        (B) under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; or

              (iv) is an "issuer" with respect to the securities, as the term "issuer" is defined in section 2(11) of the Securities Act.

         Under section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer.

         To the extent that Persons who receive Reorganization Plan Notes or Reorganization Plan Equity Securities pursuant to the Reorganization Plan are deemed to be "underwriters" as defined in section 1145(b) of the Bankruptcy Code, resales by such Persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Such Persons would, however, be permitted to sell such Reorganization Plan Notes or Reorganization Plan Equity Securities without registration if they are able to comply with the provisions of Rule 144 under the Securities Act. These rules permit the public sale of securities received by such Person if current information regarding the issuer is publicly available and if volume limitations and certain other conditions are met.

         Whether or not any particular person would be deemed to be an "underwriter" with respect to the Reorganization Plan Notes or Reorganization Plan Equity Securities to be issued pursuant to the Reorganization Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Reorganizing Debtors and Heber Debtors express no view as to whether any particular Person receiving Reorganization Plan Notes or Reorganization Plan Equity Securities under the Reorganization Plan would be an "underwriter" with respect to such Reorganization Plan Notes or other securities.

         Given the complex and subjective nature of the question of whether a particular holder may be an underwriter, the Reorganizing Debtors make no representation concerning the right of any Person to trade in the Reorganization Plan Notes or Reorganization Plan Equity Securities. The Reorganizing Debtors recommend that potential recipients of the Reorganization Plan Notes or Reorganization Plan Equity Securities consult their own counsel concerning whether they may freely trade Reorganization Plan Notes or Reorganization Plan Equity Securities or Reorganization Plan Equity Securities without compliance with the Securities Act, the Exchange Act or similar state and federal laws.

C.       Subsequent Transfers of Reorganization Plan Warrants

         The Reorganization Plan Warrants will be subject to restrictions on transferability. See Section X.A.3(b) for further discussion.

      X. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         A summary description of certain material United States federal income tax consequences of the Reorganization Plan is provided below. This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Reorganization Plan as discussed herein. Only the principal United States federal income tax consequences of the Reorganization Plan to the Reorganizing Debtors and Heber Debtors and to Holders of Claims who are entitled to vote or to accept or reject the Reorganization Plan are described below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Reorganization Plan. Except for a determination letter with respect to the ESOP's compliance with the requirements of Code Sections 401(a), 501(a) and 4975(e)(7), no rulings or determinations of the IRS or any other tax authorities have been sought or obtained with respect to any tax consequences of the Reorganization Plan, and the discussion below is not binding upon the IRS or such other authorities. No representations are being made regarding the particular tax consequences of the confirmation and consummation of the Reorganization Plan to the Reorganizing Debtors and Heber Debtors or any Holder of a Claim. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

         The discussion of United States federal income tax consequences below is based on the IRC, Treasury Regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).

         The following discussion does not address foreign, state or local tax consequences of the Reorganization Plan, nor does it purport to address the United States federal income tax consequences of the Reorganization Plan to special classes of taxpayers. Furthermore, the following discussion does not address United States federal taxes other than income taxes.

         EACH HOLDER IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE AND LOCAL AND ANY FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN AND IN THE REORGANIZATION PLAN.

A.       United States Federal Income Tax Consequences to the Reorganizing
         Debtors

1.       Taxation of Reorganized Covanta as an S corporation

         Upon implementation of the Reorganization Plan, on the Reorganization Effective Date, all the outstanding Old Covanta Stock will be cancelled for no consideration and Reorganized Covanta will issue one hundred percent of the Reorganized Covanta Common Stock to an ESOP in accordance with the Reorganization Plan. Reorganized Covanta intends to elect to be treated as an S corporation as of January 1, 2004. Generally, the income of an S corporation is not subject to corporate income tax but passes through to its shareholders. Losses incurred by an S corporation flow through to its shareholders up to the amount of each shareholder's adjusted basis in his stock and debt, if any, of the S corporation. The ESOP, a tax-exempt organization, will be the only shareholder of Reorganized Covanta. In general, an ESOP is not subject to United States federal income taxation, except with respect to such ESOP's "unrelated business taxable income." Under a special statutory provision, income of an S corporation allocated to an ESOP shareholder is not treated as "unrelated business taxable income" in the hands of the ESOP. Accordingly, the ESOP will not be subject to United States federal income taxation with respect to such income. It is expected that Reorganized Covanta will generate large amounts of taxable income in the taxable periods following the Reorganization Effective Date. Consequently, if Reorganized Covanta were not to qualify for S corporation treatment, or if the IRS were to successfully challenge the S corporation status of Reorganized Covanta, Reorganized Covanta would incur significant amounts of federal income taxes on such income. It is expected that Reorganized Covanta would not have the financial capability to satisfy such tax liabilities and its outstanding debt obligations.

         Although generally S corporations are not subject to corporate income taxes, they are subject to corporate income taxes on built-in gains. These special rules are only relevant for S corporations that were previously taxed as C corporations, such as Reorganized Covanta. If, within ten (10) years of Reorganized Covanta's conversion to an S corporation, Reorganized Covanta sells assets with built-in gains attributable to unrealized appreciation that existed on the date Reorganized Covanta converted to an S corporation, Reorganized Covanta would be subject to corporate tax on such gains. The total amount of such built-in gains that can become subject to corporate income tax cannot exceed Covanta's net unrealized built-in gain. Net unrealized built-in gain is the amount by which the fair market value of all assets of Reorganized Covanta on the first day of its taxable year as an S corporation exceeds the aggregate adjusted basis of those assets at that time. It is expected that Covanta will have a substantial amount of net unrealized built-in gain as of such date. If Reorganized Covanta recognizes built-in losses (attributable to unrealized depreciation that existed on the date Covanta converted to an S corporation) in the same taxable year it recognizes built-in gains, the losses can offset the gains. Recognized built-in losses cannot, however, be carried forward to another taxable year. Reorganized Covanta's net recognized built-in gain subject to corporate income tax for any taxable year is limited to the amount of taxable income Reorganized Covanta would have reported if it were a C corporation.

         Although in general, most states automatically follow the federal treatment of an S corporation, certain states do not recognize an S corporation election or impose an entity-level tax at a reduced rate on an S corporation. It is expected that Reorganized Covanta will be subject to state corporate income taxes in certain jurisdictions.

2.       Requirements for S Corporation Election

         In general, in order to qualify as an S corporation, a corporation must meet certain requirements. An S corporation cannot have more than 75 shareholders. Only certain specified categories of persons, including tax-exempt organizations such as an ESOP, are eligible to be an S corporation shareholder. Reorganized Covanta will be permitted to have only one shareholder, the ESOP, and therefore this requirement should be met. Second, an S corporation can only have one class of stock (except for common stock with different voting rights). Reorganized Covanta will have only one class of stock outstanding, the Reorganized Covanta Common Stock, and will not be permitted to issue additional classes of stock. Under certain circumstances, however, other forms of instruments such as debt or warrant-type instruments may be treated as a second class of stock. A recharacterization of debt or Reorganization Plan Warrants that will be issued by Reorganized Covanta as a second class of stock would result in Reorganized Covanta being disqualified as an S corporation. See "Second Class of Stock" below. Reorganized Covanta would also be disqualified as an S corporation if it has passive investment income in excess of 25 percent of its gross receipts for two consecutive tax years. It is not expected that Reorganized Covanta will have significant amounts of passive investment income.

         An S corporation election for a particular taxable year (i) may not be made after the first two and a half months of that year and (ii) may only be made if the corporation is eligible for S corporation status as of the beginning of that taxable year. Covanta has the calendar year as its taxable year. Reorganized Covanta intends to make an S corporation election effective as of January 1, 2004. In order for Reorganized Covanta to make the S corporation election effective as of January 1, 2004, it is necessary for Reorganized Covanta to meet all requirements necessary to qualify as an S corporation as of January 1, 2004. In particular, it is necessary for the Reorganized Covanta Common Stock to be owned by the ESOP as of January 1, 2004 for Covanta's S corporation election to be effective as of that date. During any period that Reorganized Covanta's S corporation election is not in effect, Reorganized Covanta will be subject to corporate income tax.

3.       Second Class of Stock

         In addition to the Reorganized Covanta Common Stock, Reorganized Covanta will issue the Reorganization Plan Unsecured Notes and the New High Yield Secured Notes (together, "Covanta Notes") and the Reorganization Plan Warrants. If any of these instruments are treated as a second class of stock, Reorganized Covanta would be disqualified as an S corporation.

         (a)      The Covanta Notes

         Under the Treasury Regulations, debt generally is not treated as a second class of stock for S corporation purposes, unless (i) the debt is appropriately characterized as equity under general tax law principles and (ii) a principal purpose of issuing the debt is to circumvent the limitations on eligible shareholders of an S corporation. A significant number of Holders of the Covanta Notes would be ineligible to be S corporation shareholders. In addition, in light of the amount of debt that Reorganized Covanta will have outstanding as compared to its equity, the IRS could argue that Reorganized Covanta is thinly capitalized and that under general principles of tax law, all or some of the Covanta Notes are more appropriately characterized as a second class of equity. In general, the IRS and the courts have not developed a precise test for distinguishing debt from equity. A number of characteristics, however, traditionally have been used to identify debt. In addition to the absence of thin capitalization, the most important of these are: (i) the return of principal on or before a fixed maturity date; (ii) an interest rate that is not contingent upon either a discretionary action of the issuing corporation's board of directors or the corporation's earnings; (iii) the existence of a claim that is superior to that of the shareholders of the issuer and on a parity with at least the claim of some other creditors of the issuer; (iv) a lack of participation by the Holder of the instrument in the management of the issuer; and (v) the ability of the issuing corporation to meet its obligations. Reorganized Covanta will treat the Covanta Notes as debt for all purposes. Moreover, assuming the Reorganization Plan is approved, the Court will make a finding that the Reorganization Plan is feasible indicating its belief that it is reasonable to conclude that Reorganized Covanta can repay or refinance the Covanta Notes in the ordinary course of business. However, such treatment and/or determination is not binding on the IRS, and there can be no assurance that the IRS would not be successful in challenging such a finding and asserting that certain of the Covanta Notes should be treated as a second class of equity. The IRS may also contend that the issuance of the Reorganization Plan Warrants to Holders of the Covanta Notes, which entitle the Holders to a significant portion of the appreciation in value of the equity of Reorganized Covanta, should be taken into account in assessing whether the Covanta Notes should be reclassified as equity. The Covanta Notes and Reorganization Plan Warrants are separate instruments, the Covanta Notes can be transferred independently of the Reorganization Plan Warrants, and the Reorganization Plan Warrants are not held in the same ratio as any class or classes of Covanta Notes. As such, the Reorganization Plan Warrants presumably should not be considered in assessing the classification of the Covanta Notes. Nonetheless, there can be no assurance that this position would prevail and the IRS would not be successful in asserting that the Covanta Notes should be treated, in whole or in part, as a second class of stock.

         (b)      Reorganization Plan Warrants

         The Treasury Regulations provide special rules for determining whether a call option, warrant, or similar instrument (a "call option") is treated as a second class of stock for S corporation purposes. It is unclear whether the Reorganization Plan Warrants, which provide Reorganized Covanta with the right to settle, on a net basis, in cash, as well as in stock, will be treated as a call option subject to these rules.

         If the special rules under the Treasury Regulations are applicable to the Reorganization Plan Warrants, the Reorganization Plan Warrants should not be considered to constitute a second class of stock. Under these special rules, a call option is treated as a second class of stock if, taking into account all the facts and circumstances, the call option is substantially certain to be exercised and has a strike price substantially below the fair market value of the underlying stock on the date the call option is issued, transferred by a person who is eligible to be an S corporation shareholder to a person who is not eligible to be an S corporation shareholder, or materially modified (each such date, a "testing date"). Applicable Treasury Regulations provide for a safe harbor such that if on any testing date, the strike price of the call option is at least 90 percent of the underlying stock's fair market value on that date, the call option is not treated as a second class of stock. Failure of an option to meet this safe harbor will not necessarily result in the option being treated as a second class of stock, but rather such option then needs to be tested under the general rules, as described above. It is expected that the Reorganization Plan Warrants, upon issuance, will qualify for this safe harbor. It is also expected that, to the extent the Reorganization Plan Warrants are transferable or, at the election of a Holder, are held by a designated entity, the terms and arrangements will be structured in a way that is intended not to cause a new testing date to occur. While there can be no assurance that the IRS would agree with this position, it would appear that if the special rules under the Treasury regulations were applicable to the Reorganization Plan Warrants, the Reorganization Plan Warrants should not be considered a second class of stock.

         Alternatively, if the Reorganization Plan Warrants are determined not to be call options covered by the Treasury Regulations, the IRS could attempt to recharacterize the Reorganization Plan Warrants as a second class of stock under general principles of tax law. While the company would argue that the Reorganization Plan Warrants should not be treated more stringently than a more conventional call option, which provides the holder with an unrestricted right to acquire stock of the company upon exercise, there is no assurance that such an argument would prevail and that the IRS would not be successful in recharacterizing the Reorganization Plan Warrants as a second class of stock.

4.       Qualified Subchapter S Subsidiaries ("QSub")

         At the same time Reorganized Covanta will elect S corporation status, it will elect to treat most of its domestic subsidiaries as QSubs. Because, in general, this election is only available with respect to wholly-owned subsidiaries of an S corporation that are eligible domestic corporations, Reorganized Covanta will not be able to elect QSub status for its foreign subsidiaries. A QSub election can be made for a chain of subsidiaries. Once a first-tier subsidiary becomes a QSub, the S corporation is treated as owning directly all of the stock of a second-tier subsidiary held by such first-tier subsidiary, and therefore may make a QSub election with respect to the second-tier subsidiary. However, it is not possible to make a QSub election for a second-tier subsidiary if the first-tier subsidiary remains a C corporation.

         Immediately before the S corporation and the QSub elections are deemed effective, the Subsidiaries for which a valid QSub election will be made, will be deemed to have liquidated for United States federal income tax purposes. While it is anticipated that such liquidations will generally be done on a tax-free basis, in certain cases the S corporation and Qsub elections will give rise to the recognition of taxable gain that may give rise to federal income tax liability and, at least in one instance, cause a tax liability to be incurred for state corporate income taxes. After the QSub elections become effective, the separate existence of the QSubs will be ignored for United States federal income tax purposes. All assets, liabilities and items of income, deduction and credit of the QSubs will be treated as assets, liabilities and items of income, deduction and credit of Reorganized Covanta. The consolidated group for United States federal income tax purposes of which Covanta is the parent will no longer exist. By making QSub elections for most of the domestic Subsidiaries, Reorganized Covanta will be able to extend the beneficial tax consequences of being an S corporation that is wholly-owned by an ESOP to most of the activities of its domestic subsidiaries.

5.       Cancellation of Indebtedness Income

         Upon implementation of the Reorganization Plan, the amount of Reorganized Covanta's aggregate outstanding indebtedness will be reduced. In general, the discharge of a debt obligation in exchange for an amount of cash and other property, including new debt obligations, having a fair market value (or, in the case of a new debt instrument, an "issue price") less than the "adjusted issue price" of the debt gives rise to cancellation of indebtedness ("COD") income to the debtor. However, COD income is not taxable to the debtor if the debt discharge occurs in a Title 11 bankruptcy case. Instead, under the IRC, such COD income will reduce certain of the debtor's tax attributes, generally in the following order: (a) net operating losses ("NOLs") and NOL carryforwards; (b) general business credit carryforwards; (c) minimum tax credit carryforwards; (d) capital loss carryforwards; (e) the tax basis of the debtor's depreciable and nondepreciable assets (but not below the amount of its liabilities immediately after the discharge); and (f) foreign tax credit carryforwards. The reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined (i.e., such attributes may be available to offset taxable income that accrues between the date of discharge and the end of Covanta's taxable year). Any excess COD income over the amount of available tax attributes is not subject to United States federal income tax and has no other United States federal income tax impact. After reduction for the COD income generated by the Reorganization Plan, Covanta does not expect to have significant amounts of remaining tax attributes.

B. United States Federal Income Tax Consequences to the Holders of Claims of the Reorganizing Debtors

         The following is a summary of the principal United States federal income tax consequences of the Reorganization Plan that may be relevant to a beneficial holder of an Allowed Claim that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the Claim (a "Holder"). The discussion does not deal with special classes of Holders, such as dealers in securities or currencies, banks, financial institutions, insurance companies, tax-exempt organizations, persons holding Claims as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction or persons that have a functional currency other than the U.S. dollar. Moreover, this summary does not address the United States federal estate and gift tax or alternative minimum tax consequences of the Reorganization Plan or of the ownership or retirement of the Reorganization Plan Warrants, the Reorganized CPIH Preferred Stock, CPIH Participation Interests or the Reorganization Plan Notes issued pursuant to the Reorganization Plan and does not address the United States federal income tax treatment of Holders that acquire such instruments subsequent to the Reorganization Effective Date. This discussion generally assumes that the Reorganization Plan Warrants, the Reorganized CPIH Preferred Stock, the CPIH Participation Interests and the Reorganization Plan Notes will be held as "capital assets" within the meaning of
Section 1221 of the IRC.

         For United States federal income tax purposes, the treatment of Holders and the character and amount of income, gain or loss recognized as a consequence of the Reorganization Plan will depend upon, among other factors, whether the Allowed Claims, the Reorganization Plan Warrants, the Reorganized CPIH Preferred Stock, and the Reorganization Plan Notes constitute "securities in a corporation a party to a reorganization" for the purposes of IRC Section 354 ("Section 354 Securities").

         The rules for determining whether an obligation constitutes a "security" for purposes of IRC Section 354 are unclear. The term security is not defined in the IRC or the Treasury Regulations and has not been clearly defined by judicial decisions. The test as to whether a debt instrument is a security involves an overall evaluation of the nature of the debt instrument and the extent of the investor's proprietary interest in the issuer. One of the most significant factors considered in determining whether a particular debt instrument is a security is its original term. Generally, debt instruments with a term of less than five (5) years are not likely, except in certain circumstances, to be considered securities. Debt instruments with a term of ten
(10) years or more are highly likely to be considered securities, while debt instruments with an initial term at issuance of five (5) to ten (10) years are often considered securities, but their status is unclear. Under IRC Section 354 and applicable Treasury Regulations, call options that provide the holder with a right to acquire stock generally would be treated as Section 354 Securities. However, it would appear that options that may be settled in cash at the discretion of the issuer are not likely to be treated as Section 354 Securities. In addition, claims arising out of the extension of trade credit have been held not to be securities.

         If an instrument is a "security" under IRC Section 354, it is necessary to consider whether such instrument is a security "in a corporation a party to a reorganization" in order to determine whether such a security is a Section 354 Security. A subsidiary of a corporation engaging in a recapitalization is not a "party to the reorganization" with the result that its securities would not constitute Section 354 Securities.

         While it would appear that the Allowed Secured 9.25% Debenture Claims, with an initial term of thirty (30) years, are Section 354 Securities and that the Reorganization Plan Warrants received in exchange for Allowed Claims are not
Section 354 Securities, the status of the New High Yield Secured Notes, with an initial term of seven (7) years, as Section 354 Securities is unclear. Each Holder is urged to consult its tax advisor regarding the status the New High Yield Secured Notes as a Section 354 Securities.

1. Consequences to Holders of Allowed Claims (other than Holders of Allowed Secured 9.25% Debenture Claims who treat the New High Yield Secured Notes as
Section 354 Securities)

         The exchange of Allowed Claims for some combination of Cash, Reorganization Plan Notes, New CPIH Funded Debt, Reorganized CPIH Preferred Stock, CPIH Participation Interests and Reorganization Plan Warrants will be a fully taxable transaction.

         The tax consequences of that transaction to any specific Holder will differ and will depend on factors specific to each such Holder, including but not limited to: (i) whether the Holder's Allowed Claim constitutes a claim for principal or interest, (ii) the origin of the Allowed Claim, (iii) the type of consideration received in exchange for the Allowed Claim, (iv) whether the Holder reports income on the accrual or cash basis method, and (v) whether the Holder has taken a bad debt deduction or otherwise recognized a loss with respect to the Allowed Claim. However, as a general matter, Holders of Allowed Claims will recognize gain or loss in an amount equal to the difference between the amount realized on the exchange and their adjusted tax basis in the Allowed Claims tendered upon the consummation of the Plan. Any such gain or loss should constitute ordinary income or loss unless such Allowed Claim is a capital asset. If the Allowed Claim is a capital asset, and it has been held for more than one year, such Holder will realize long-term capital gain or loss (except with respect to amounts attributable to market discount and amounts received attributable to accrued but unpaid interest, which will constitute ordinary income).

         A Holder's adjusted tax basis in an Allowed Claim generally will equal the amount paid for such Allowed Claim, increased by the amount of any market discount previously taken into account by the Holder and reduced by the amount of any amortizable bond premium previously amortized by the Holder with respect to the Allowed Claim. The amount realized in the exchange will be the fair market value of the Reorganized CPIH Preferred Stock, Reorganization Plan Warrants, CPIH Participation Interests and New CPIH Funded Debt received plus the issue price of the Covanta Notes received (determined as described below under "Holding and Disposing of Reorganized CPIH Preferred Stock, Reorganization Plan Warrants, CPIH Participation Interests and Reorganization Plan Notes - Issue Price of the Reorganization Plan Notes") plus the amount of Cash received, if any (other than amounts received attributable to accrued interest, which will be taxed as such).

         In general, if a Holder acquired the Allowed Claim with market discount, any gain realized by a Holder will be treated as ordinary income to the extent of the portion of the market discount that has accrued while such Allowed Claims were held by the Holder, unless the Holder has elected to include market discount in income currently as it accrues.

         A Holder's tax basis in any Reorganized CPIH Preferred Stock, Reorganization Plan Warrant, CPIH Participation Interest or New CPIH Funded Debt will be the fair market value of such instrument at the time of the exchange. A Holder's tax basis in any Covanta Note received will equal the issue price of such Note. The holding period for any Reorganized CPIH Preferred Stock, Reorganization Plan Warrant, CPIH Participation Interest or Reorganization Plan Note received generally will begin the day following the issuance of such instrument.

2. Consequences to Holders of Allowed Secured 9.25% Debenture Claims who treat the New High Yield Secured Notes as Section 354 Securities

         If the New High Yield Secured Notes are treated as Section 354 securities for United States federal income tax purposes, then the exchange of Allowed Secured 9.25% Debenture Claims for New High Yield Secured Notes and any other consideration will constitute a recapitalization that qualifies as a tax-free reorganization with meaning of IRC Section 368(a)(1)(E). If the exchange qualifies as a recapitalization, a Holder that receives New High Yield Secured Notes and any other consideration will not recognize loss on the exchange, and will recognize gain only to extent of the lesser of (i) the amount of gain realized on the exchange and (ii) the amount of "boot" received on the exchange. Any Cash, Reorganization Plan Unsecured Notes, New CPIH Funded Debt, Reorganized CPIH Preferred Stock, or Reorganization Plan Warrants received in the exchange will be treated as boot, in an amount equal to the sum of (i) the issue price of the Reorganization Plan Unsecured Notes received and (ii) the fair market value of the other consideration received. The amount of gain realized on the exchange, if any, will equal the excess of the Holder's amount realized on the exchange over the Holder's adjusted tax basis in its Allowed Secured 9.25% Debenture Claims. A Holder's amount realized will equal the sum of
(i) the issue price of the New High Yield Secured Notes and the Reorganization Plan Unsecured Notes received, and (ii) the fair market value of other consideration received in the exchange. A Holder's adjusted tax basis in the Allowed Secured 9.25% Debenture Claims generally equals the amount paid for such Claim, increased by the amount of any market discount previously taken into account by the Holder and reduced by the amount of any amortizable bond premium previously amortized by the Holder with respect to the Certificates. Subject to the application of the market discount rules, as discussed below, any gain recognized on the exchange will be capital gain.

         A Holder's tax basis in the New High Yield Secured Notes received will be the same as such Holder's tax basis in the Allowed Secured 9.25% Debenture Claims exchanged, decreased by the amount of boot received, if any, and increased by the amount of any gain recognized by the Holder in respect of the exchange. A Holder's holding period for the New High Yield Secured Notes will include its holding period for the Allowed Secured 9.25% Debenture Claims. A Holder's tax basis in the Reorganization Plan Unsecured Notes will be their issue price and a Holder's tax basis in other consideration received will be the fair market value of such other consideration at the time of the exchange. The holding period for any Reorganization Plan Warrant, Reorganized CPIH Preferred Stock or New CPIH Funded Debt received generally will begin the day following the issuance of such Reorganization Plan Warrant, Stock or Notes.

         If a Holder acquired the Allowed Secured 9.25% Debenture Claims with market discount, any gain recognized by the Holder on the recapitalization will be treated as ordinary income to the extent of the portion of the market discount that has accrued while such Allowed Secured 9.25% Debenture Claims were held by the Holder, unless the Holder has elected to include market discount in income currently as it accrues.

3. Holding and Disposing of Reorganized CPIH Preferred Stock, Reorganization Plan Warrants, CPIH Participation Interests and Reorganization Plan Notes

         (a)      Issue price of the Reorganization Plan Notes

         The issue price of the Covanta Notes depends on whether a substantial amount of the Covanta Notes or the Allowed Claims for which they are exchanged are treated as "traded on an established market" within the meaning of the applicable Treasury Regulations. The issue price of the New CPIH Funded Debt depends on whether a substantial amount of the New CPIH Funded Debt is treated as "traded on an established market" within the meaning of the applicable Treasury Regulations. Reorganization Plan Notes are treated as "traded on an established market" if, at any time during the 60-day period ending 30 days after the issue date, such Notes are traded or listed on a national securities exchange, interdealer quotation system, certain foreign exchanges, or price quotations are readily available from dealers, brokers or traders. If an Allowed Claim or the Covanta Notes for which such Claim are exchanged were traded on an established market, the issue price of the Covanta Notes would equal the fair market value of either the Allowed Claim or the Covanta Notes for which such Claim is exchanged. If the New CPIH Funded Debt were traded on an established market, the issue price of the New CPIH Funded Debt would equal the fair market value of such New CPIH Funded Debt. If neither the Allowed Claim, the Covanta Notes for which such Claim is exchanged, nor the New CPIH Funded Debt are traded on an established market, then the Reorganization Plan Notes would have an issue price equal to their stated principal amount so long as there is "adequate stated interest" within the meaning of IRC Section 1274(c)(2). Covanta expects the Reorganization Plan Notes to have adequate stated interest. Covanta does not expect the Allowed Claims or the Reorganization Plan Notes to be traded on an established market, within the meaning of the applicable Treasury Regulations, and, accordingly, intends to treat the Reorganization Plan Notes as having an issue price equal to their stated principal amount.

         (b)      Qualified Stated Interest and Original Issue Discount

         In general, for United States federal income tax purposes, a Holder will have to include qualified stated interest on the Reorganization Plan Notes in gross income in accordance with its usual method of tax accounting. Qualified stated interest is stated interest that is unconditionally payable in cash or in property at least annually at a single fixed rate. All interest payments on the Reorganization Plan Notes will be treated as qualified stated interest.

         If the issue price of the Reorganization Plan Notes is less than their "stated redemption price at maturity" by more than a de minimis amount (1/4 of 1 percent of the Reorganization Plan Notes' stated redemption price at maturity multiplied by the number of complete years to their stated maturity), the Reorganization Plan Notes will be treated as issued with original issue discount ("OID") for United States federal income tax purposes. If any of the Reorganization Plan Notes are treated as being issued with OID, Holders will be required to include in ordinary gross income the sum of "daily portions" of OID on such Notes. The daily portions of OID are determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period.

         As described above under "Holding and Disposing of Reorganized CPIH Preferred Stock, Reorganization Plan Warrants and Reorganization Plan Notes - Issue Price of the Reorganization Plan Notes," Covanta expects the issue price of the Reorganization Plan Notes to be equal to their stated principal amount which, in applicable Treasury Regulations, is defined as all payments due under the debt instrument, excluding any amount of stated interest. The Reorganization Plan Notes' stated redemption price at maturity is the sum of all payments due under the Reorganization Plan Notes other than payments of qualified stated interest. Because Covanta expects all stated interest on the Reorganization Plan Unsecured Notes and the New CPIH Funded Debt to be qualified stated interest, it is expected that the issue price of such Notes will be equal to their stated redemption price at maturity so that neither the Reorganization Plan Unsecured Notes nor the New CPIH Funded Debt will be issued with OID. In the case of the New High Yield Secured Notes, it is unclear if all stated interest should be treated as qualified stated interest. If all or a significant portion of stated interest on the New High Yield Secured Notes is not treated as qualified stated interest, the New High Yield Secured Notes will be treated as issued with OID.

         (c)      Market Discount and Bond Premium


         Any Holder that received New High Yield Secured Notes in an exchange that qualifies as a recapitalization and has a tax basis in such New High Yield Secured Notes that is less than the issue price of such Notes will be subject to the market discount rules (unless the amount of the excess of the issue price over the basis is less than a specified de minimis amount, in which case market discount is considered to be zero). Any Holder that received New CPIH Funded Debt in an exchange and has a tax basis in such Debt that is less than the issue price of such Debt will be subject to the market discount rules (unless the amount of the excess of the issue price over the basis is less than a specified de minimis amount, in which case market discount is considered to be zero).


         In general, if a note is purchased with market discount, a Holder may elect (but is not required) to take market discount into income over the remaining life of a note, either on a ratable or economic yield basis. In addition, a Holder that acquired its Allowed Secured 9.25% Debenture Claims at a market discount, and that received New High Yield Secured Notes in an exchange that qualifies as a recapitalization, may be required to carry over to the New High Yield Secured Notes any accrued market discount with respect to the Allowed Secured 9.25% Debenture Claims to the extent that the accrued market discount was not previously included in income.

         If any Holder receives New High Yield Secured Notes in an exchange that qualifies as a recapitalization and has a tax basis in such New High Yield Secured Notes that exceeds such Notes' stated redemption price at maturity, the New High Yield Secured Notes will have bond premium to the extent of that excess. A Holder generally may elect to amortize the premium on the constant yield to maturity method as a reduction of the Holder's interest income from the New High Yield Secured Notes.

         (d)      Sale, Exchange or Redemption of Reorganization Plan Notes

         Upon a sale, exchange, redemption or other taxable disposition of Reorganization Plan Notes, a Holder generally will recognize gain or loss in an amount equal to the difference between the amount such Holder realizes on the disposition and its adjusted tax basis in the Reorganization Plan Notes. Subject to the application of the market discount rules, as discussed above, gain or loss recognized upon such a disposition generally will be capital gain or loss, and will be long-term gain or loss if a Holder's holding period exceeds one (1) year.

         (e)      Consequences of Holding Reorganization Plan Warrants

     A Holder will not recognize gain or loss for United States federal income tax purposes upon the exercise of Reorganization Plan Warrants, other than through a cash settlement or potentially through a net-share settlement, as discussed below, except to the extent of cash paid to a Holder in lieu of fractional shares. The Holder's tax basis in Reorganized Covanta Common Stock received upon an exercise of the Reorganization Plan Warrants will equal the amount of the exercise price paid, plus the Holder's tax basis in the Reorganization Plan Warrants. The Holder's holding period for the acquired Reorganized Covanta Common Stock will begin the day after exercise. Cash received in lieu of fractional shares should be treated as a payment in exchange for the fractional share interest, in which case a Holder will recognize short-term capital gain or loss equal to the difference, if any, between the amount of cash received and the tax basis allocable to the fractional share interest.

     If the Reorganization Plan Warrants are settled in cash, a Holder of Reorganization Plan Warrants will realize capital gain upon the settlement in an amount equal to the difference between the cash received and the Holder's tax basis in such Reorganization Plan Warrants. Such capital gain or loss will be long-term if the Holder's holding period is more than one (1) year and will be short-term if the holding period is equal to or less than one (1) year.

     The tax consequences of a net-share settlement of the Reorganization Plan Warrants are uncertain. Holders may be required to recognize capital gain for United States federal income tax purposes in an amount equal to the fair market value of all or a portion of the Reorganized Covanta Common Stock received. Holders should consult their tax advisors regarding the proper treatment for United States federal income tax purposes of a net-share settlement of the Reorganization Plan Warrants.

     If a Holder allows a Reorganization Plan Warrant to expire unexercised, the Holder will recognize capital loss equal to the amount of the Holder's basis in such Reorganization Plan Warrant.

     The terms of the Reorganization Plan Warrants are subject to adjustment under certain circumstances. If such adjustments entitle Holders to receive a larger proportionate share of the earnings and profits or assets of Reorganized Covanta, such Holders, under certain circumstances, may be deemed under IRC
Section 305 to have received a constructive dividend to the extent of Reorganization Covanta's current and accumulated earnings and profits. Holders should consult their tax advisors regarding the proper treatment for United States federal income tax purposes of adjustments of the terms of the warrants.

         (f)      Consequences of Holding CPIH Participation Interests

         The tax treatment of the CPIH Participation Interests for United States federal income tax purposes is unclear. Holders should consult their tax advisors regarding the proper treatment for United States federal income tax purposes of holding CPIH Participation Interests.

         (g)      Dividends Received on Reorganized CPIH Preferred Stock

         Generally, a distribution by CPIH with respect to the Reorganized CPIH Preferred Stock will be treated as a dividend to the extent of CPIH current or accumulated earnings and profits as of the year of distribution, then as a tax-free return of capital to the extent of a Holder's tax basis in the Reorganized CPIH Preferred Stock that such Holder holds and thereafter as a gain from the sale or exchange of such stock.

         (h) Sale of Reorganized CPIH Preferred Stock and Reorganization Plan Warrants

     Upon the sale or exchange of Reorganized CPIH Preferred Stock or Reorganization Plan Warrants, a Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such Holder's adjusted tax basis in the Reorganized CPIH Preferred Stock and Reorganization Plan Warrants. Such capital gain or loss will be long-term if the Holder's holding period is more than one (1) year and will be short-term if the holding period is equal to or less than one (1) year.

C.       Backup Withholding and Information Reporting

         In general, information reporting requirements will apply to payments in respect of the Reorganization Notes within the United States if you are not a corporation. To avoid the imposition of backup withholding on such payments, a Holder should complete an IRS Form W-9 (which can be obtained at the website of the IRS at www.irs.gov) and either (i) provide its correct taxpayer identification number ("TIN"), which is a Holder's social security number for an individual Holder, and certain other information, or (ii) establish a basis for an exemption from backup withholding. Certain Holders (including, among others, corporations, individual retirement accounts and certain foreign persons) are exempt from these backup withholding and information reporting requirements, but may be required to establish their entitlement to an exemption. If the payment agent for the Reorganization Notes is not provided with the correct TIN or an adequate basis for exemption, a Holder may be subject to a backup withholding tax on payments received in respect of the Reorganization Plan Notes. If backup withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is provided to the IRS.


 XI. FEASIBILITY OF THE REORGANIZATION PLAN, THE HEBER REORGANIZATION PLAN AND
                THE LIQUIDATION PLAN AND THE BEST INTERESTS TEST

A.       Feasibility of the Plans

         To confirm the Reorganization Plan and the Heber Reorganization Plan, the Court must find that confirmation of the Reorganization Plan are not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganizing Debtors and Heber Debtors, unless and to the extent liquidation is contemplated by either of such Plan. This requirement is imposed by section 1129(a)(11) of the Bankruptcy Code and is referred to as the "feasibility" requirement. The Reorganizing Debtors and Heber Debtors believe that they will be able to timely perform all obligations described in the Reorganization Plan and the Heber Reorganization Plan, and, therefore, that the Reorganization Plan and the Heber Reorganization Plan are feasible. Because substantially all of the assets of the Liquidating Debtors have been sold and any further liquidation of the Residual Liquidation Assets, if any, is provided for in the Liquidation Plan, the Liquidating Debtors believe that the Liquidating Plan meets the feasibility requirement.

1.       The Reorganization Plan

         To demonstrate the feasibility of the Reorganization Plan, the Reorganizing Debtors have prepared financial Projections through December 31, 2007, as set forth in Exhibits D, E and F attached to this Disclosure Statement. The Projections indicate that the Reorganizing Debtors should have sufficient cash flow to pay and service their debt obligations and to fund their operations. Accordingly, the Reorganizing Debtors believe that the Reorganization Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code. As noted in the Projections, however, the Reorganizing Debtors caution that no representations can be made as to the accuracy of the Projections or as to the Reorganizing Debtors' ability to achieve the projected results. Many of the assumptions upon which the Projections are based are subject to uncertainties outside the control of the Reorganizing Debtors. Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the Projections were prepared may be different from those assumed or may be unanticipated, and may adversely affect the Reorganizing Debtors' financial results. Therefore, the actual results may vary from the projected results and the variations may be material and adverse. See
Section VIII, for a discussion of certain risk factors that may affect financial feasibility of the Reorganization Plan.

2.       The Heber Reorganization Plan

         The Heber Reorganization Plan provides for the sale of the Geothermal Business in accordance with the Heber Purchase Agreement or a Heber Alternative Transaction. The Debtors believe the Proposed Buyers to have the financial ability to close the transaction and the operational expertise to manage the projects. In addition, the Debtors have received an earnest money deposit of $8,500,000, representing 5% of the purchase price provided in the Heber Purchase Agreement. In light of the foregoing, the Debtors believe that the Heber Reorganization Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code.

3.       The Liquidation Plan

         The Liquidation Plan contemplates that any remaining Residual Liquidation Assets of the Liquidating Debtors that have not already been sold, will be abandoned (to the extent that such Residual Liquidation Assets have de minimis value) or monetized (to the extent that such Residual Assets have greater than de minimis value) and all the proceeds of the Liquidation Assets will be distributed pursuant to the terms of the Liquidation Plan. Because no further financial reorganization of the Liquidating Debtors is planned, the Liquidating Debtors believe that the Liquidation Plan meets the feasibility requirement. In addition, the Liquidating Debtors believe that the Administrative Expense Claims Reserve, which will be funded in an amount up to $2,500,000, will be sufficient to satisfy all Administrative Expense Claims that may be asserted against the Liquidating Debtors and that the Operating Reserve, which will be funded in an amount not to exceed $500,000, will be sufficient to satisfy all Priority Tax Claims, Priority Non-Tax Claims, Dissolution Expenses and Oversight Nominee Expenses.

         THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS, THE PRACTICES RECOGNIZED TO BE IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED BY THE DEBTORS' INDEPENDENT ACCOUNTANTS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH IN THE PAST HAVE NOT BEEN ACHIEVED AND WHICH MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

B.       Acceptance of the Plans

         As a condition to confirmation, the Bankruptcy Code requires that each Class of Impaired Claims and Equity Interests vote to accept the Plans, except under certain circumstances.

         Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the Plan. Thus, a Class of Claims will have voted to accept a plan only if two-thirds in amount and a majority in number actually voting cast their Ballots in favor of acceptance. Under section 1126(d) of the Bankruptcy Code, a Class of Equity Interests has accepted a plan if holders of such Equity Interests holding at least two-thirds in amount actually voting have voted to accept a plan.

C.       Best Interests Test

         Even if a plan is accepted by each class of holders of claims and interests, the Bankruptcy Code requires a Court to determine that the plan is in the "best interests" of all holders of claims and interests that are impaired by the plan and that have not accepted the plan. The "best interests" test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires a Court to find either that (i) all members of an impaired class of claims or interests have accepted the plan or (ii) the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

         To calculate the probable distribution to members of each impaired class of holders of claims and interests if the debtor were liquidated under chapter 7, a Court must first determine the aggregate dollar amount that would be generated from the debtor's assets if its chapter 11 case were converted to a chapter 7 case under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the debtor's assets by a chapter 7 trustee.

         The amount of liquidation value available to unsecured creditors would be reduced by the costs of liquidation under chapter 7 of the Bankruptcy Code, including the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, additional administrative claims and other wind-down expenses. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general unsecured claims or to make any distribution in respect of equity interests. The liquidation also would prompt the rejection of a large number of executory contracts and thereby create a significantly higher number of unsecured claims.

         The foregoing types of claims and such other claims which may rise in the liquidation cases or result from the pending Chapter 11 Cases would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition claims.

         Once the court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under a debtor's plan, then such plan is not in the best interests of creditors and equity security holders.

D.       Estimated Valuation of the Reorganized Debtors

         A copy of the Reorganization Valuation Analysis is attached to this Disclosure Statement as Exhibit G.

E. Application of the Best Interests Test to the Liquidation Valuation Analysis and the Valuation of the Reorganized Debtors

         A Liquidation Valuation Analysis prepared with respect to the Reorganizing Debtors is attached as Exhibit H to this Disclosure Statement. The Reorganizing Debtors believe that any liquidation analysis is speculative. For example, the liquidation analysis necessarily contains an estimate of the amount of Claims which will ultimately become Allowed Claims. In preparing the Liquidation Valuation Analysis, the Reorganizing Debtors have projected an amount of Allowed Claims based upon a review of their scheduled claims. Additions were made to the scheduled claims to adjust for estimated claims related to postpetition obligations, pension liabilities and other employee-related obligations, post-retirement obligations and certain lease damage claims. No order or finding has been entered by the Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the Liquidation Valuation Analysis. The estimate of the amount of Allowed Claims set forth in the Liquidation Valuation Analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims and Interests under the Plans. In addition, as noted above, the valuation analysis of the Reorganized Debtors also contains numerous estimates and assumptions. For example, the value of the Reorganized Covanta Common Stock cannot be determined with precision due to the absence of a public market for the Reorganized Covanta Common Stock.

         Notwithstanding the difficulties in quantifying recoveries to creditors with precision, the Reorganizing Debtors believe that, (i) after taking into account the Liquidation Valuation Analysis and the valuation analysis of the Reorganized Debtors and (ii) after consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, including: (a) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee; (b) the substantial increases in claims which would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Cases; and (c) the significantly lower proceeds likely to be realized from a liquidation of the Reorganizing Debtors' assets under a chapter 7 liquidation, the Plans meet the "best interests" test of section 1129(a)(7) of the Bankruptcy Code. The Reorganizing Debtors believe that the members of each impaired class will receive at least as much under the Plans as they would in a liquidation in a hypothetical chapter 7 case. Creditors will receive a better recovery through the distributions contemplated by the Plans because the continued operation of the Reorganizing Debtors as going concerns, rather than a forced liquidation, and the consummation of the Heber Reorganization Plan will allow the realization of more value for the Reorganizing Debtors' assets. Moreover, creditors such as the Reorganizing Debtors' employees would retain their jobs and most likely make few if any other claims against the Estate. Lastly, in the event of liquidation, the aggregate amount of unsecured claims will no doubt increase significantly, and such claims will be subordinated to priority claims that will be created. Also, a chapter 7 liquidation would give rise to additional administrative claims. For example, employees will file claims for wages, pensions and other benefits, some of which will be entitled to priority. The resulting increase in both general unsecured and priority claims will no doubt decrease percentage recoveries to unsecured creditors of all Reorganizing Debtors. All of these factors lead to the conclusion that recoveries under the Plans would be at least as much as, and in many cases significantly greater than, the recoveries available in a chapter 7 liquidation.

F.       The Best Interests Test and the Liquidating Debtors

         As all of the assets of the Liquidating Debtors are secured by the first priority liens held by the Secured Bank Lenders (including the Prepetition Lenders and the DIP Lenders) and the 9.25% Debenture Holders, under a chapter 7 liquidation, no holder of claims, other than the Secured Bank Lenders and the 9.25% Debenture Holders, would be entitled to any recovery. Thus, as to the holders of claims against the Liquidating Debtors, other than the Secured Bank Lenders and the 9.25% Debenture Holders, the best interests test is satisfied, because they would not be entitled to a greater distribution under chapter 7 than they are entitled to under the Liquidation Plan. Additionally, the Liquidation Plan currently contemplates that the Secured Bank Lenders and 9.25% Debenture Holders are waiving any Distribution under the Liquidation Plan in return for their treatment under the Reorganization Plan, because such waiver shall enhance their Reorganization Plan Distribution. Thus, the Liquidating Debtors believe that, in consideration of the added expense and delay a chapter 7 liquidation could cause and the added benefit of enhancing their Distributions under the Reorganization Plan, the best interests test is satisfied as to the Secured Bank Lenders and the 9.25% Debenture Holders.

G. Confirmation Without Acceptance of All Impaired Classes: The 'Cramdown' Alternative

         Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if it has not been accepted by all impaired classes, as long as at least one impaired class of Claims has accepted it. The Court may confirm the Plans at the request of the Debtors notwithstanding the Plans' rejection (or deemed rejection) by Impaired Classes as long as the Plans "do not discriminate unfairly" and are "fair and equitable" as to each Impaired Class that has not accepted them. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

         A plan is fair and equitable as to a class of secured claims that rejects such plan if the plan provides (1)(a) that the holders of claims included in the rejecting class retain the liens securing those claims whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and (b) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder's interest in the estate's interest in such property; (2) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (1) or (2) of this paragraph; or (3) for the realization by such holders of the indubitable equivalent of such claims.

         A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides (1) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (2) that the holder of any claim or interest that is junior to the claims of such rejecting class will not receive or retain on account of such junior claim or interest any property at all.

         A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (1) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (2) that the holder of any interest that is junior to the interest of such rejecting class will not receive or retain under the plan on account of such junior interest any property at all. Because (i) holders of Unsecured Liquidation Claims against the Liquidating Debtors in Class 7 under the Liquidation Plan, (ii) holders of Equity Interests in the Subsidiary Debtors and the Liquidating Debtors in Class 11 under the Liquidation Plan, (iii) holders of Intercompany Claims against the Heber Debtors in Class 9 of the Heber Reorganization Plan, (iv) holders of Equity Interests in the Heber Debtors in Class 14 of the Heber Reorganization Plan, and (v) holders of Old Covanta Stock Equity Interests in Class 12 under the Reorganization Plan are receiving no Distributions on account of such Claims and Equity Interests under the applicable Plan, their votes are not being solicited and they are deemed to have rejected the applicable Plan pursuant to section 1126(g) of the Bankruptcy Code. Accordingly, the Debtors are seeking confirmation of the Plans pursuant to section 1129(b) of the Bankruptcy Code with respect to such Classes and may seek confirmation pursuant thereto as to other Classes if such Classes vote to reject the Plans.

H.       Conditions to Confirmation and/or Consummation of the Plans

1.       Conditions to Confirmation of the Reorganization Plan and Liquidation
Plan

         The following are conditions precedent to confirmation of the Reorganization Plan and Liquidation Plan. These conditions may be satisfied or waived by the Debtors in accordance with Article X of the Reorganization Plan and Article XI of the Liquidation Plan:

               (a) The entry of a Final Order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code;

               (b) The proposed Confirmation Order shall be in form and substance, reasonably acceptable to the Reorganizing Debtors and the Liquidating Debtors;

               (c) All provisions, terms and conditions of the Reorganization Plan are approved in the Confirmation Order;

               (d) The Confirmation Order shall contain a finding that any Intercompany Claim held by a Reorganizing Debtor, Liquidating Debtor or Heber Debtor is the exclusive property of such Reorganizing Debtor, Liquidating Debtor or Heber Debtor pursuant to section 541 of the Bankruptcy Code;

               (e) The Confirmation Order shall contain a ruling that each of Intercompany Claims held by the Reorganizing Debtors, the Heber Debtors or the Liquidating Debtors against (i) the Liquidating Debtors and any of their respective, present or former officers, employees, attorneys, accountants, financial advisors, investment bankers or agents and (ii) the other persons or entities identified in Section 12.6 of the Liquidation Plan will be fully settled and released as of the Liquidation Effective Date;

               (f) The Confirmation Order shall contain a ruling that each of the Liquidating Debtors Intercompany Claims against (i) the Reorganizing Debtors and Heber Debtors and any of their respective present or former officers, directors, employees, attorneys, accountants, financial advisors, investment bankers or agents and (ii) the other persons or entities identified in Section 11.10 of the Reorganization Plan and Section 12.6 of the Liquidation Plan will be fully settled and released as of the applicable Effective Date;

               (g) The Confirmation Order shall contain a ruling that each of the Heber Debtors' Intercompany Claims against (i) other Reorganizing Debtors and any of their respective present or former officers, directors, employees, attorneys, accountants, financial advisors, investment bankers or agents and
(ii) the other persons or entities identified in Section 11.10 of the Reorganization Plan, to the extent and only for the periods provided for in
Section 11.10 of the Reorganization Plan, will be fully settled and released as of the Reorganization Effective Date;

               (h) the Confirmation Order shall contain a ruling that each of the Reorganizing Debtors Claims against (i) the Reorganizing Debtors and any of their respective present or former officers, directors, employees, attorneys, accountants, financial advisors, investment bankers or agents and (ii) the other persons or entities identified in Section 11.10 of the Reorganization Plan will be fully settled and released or, with respect to Claims against the Reorganizing Debtors, treated in accordance with Section 4.9(b)(II) of the Reorganization Plan;

               (i) The entry of the Confirmation Order with respect to the Heber Reorganization Plan in form and substance reasonably satisfactory to the Reorganizing Debtors.

2.       Conditions to Confirmation of the Heber Reorganization Plan

         The following are conditions precedent to confirmation of the Heber Reorganization Plan. These conditions may be satisfied or waived by the Heber Debtors in accordance with Article X of the Heber Reorganization Plan without prejudice to the Proposed Buyers' rights under the Heber Purchase Agreement:

               (a) The entry of a Final Order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code;

               (b) The proposed Confirmation Order and the Heber Reorganization Plan shall be in form and substance, reasonably acceptable to the Heber Debtors, Proposed Buyers and DIP Agents;

               (c) All material provisions, terms and conditions of the Heber Reorganization Plan are approved in the Confirmation Order;

               (d) The Confirmation Date shall occur no later than December 15, 2003;

               (e) The Confirmation Order shall authorize and approve the Geothermal Sale and contain a finding that the Geothermal Sale shall be deemed to be incorporated into and consummated under the Heber Reorganization Plan for all purposes;

               (f) The Confirmation Order shall authorize all other transactions contemplated therein and the Plan Documents in order to effectuate the Heber Reorganization Plan or that are necessary or appropriate to effectuate the Heber Reorganization Plan.

3.       Conditions Precedent to the Reorganization Effective Date

         Each of the following is a condition precedent to the occurrence of the Reorganization Effective Date under the Reorganization Plan, each of which may be satisfied or waived in accordance with Section 10.3 of the Reorganization
Plan:

         (a) The Confirmation Order (i) shall have been entered by the Court and become a Final Order, (ii) be in form and substance satisfactory to the Reorganizing Debtors, and the Liquidating Debtors, and (iii) provide that the Liquidating Debtors, the Reorganizing Debtors and the Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Liquidation Plan, the Reorganization Plan and the Heber Reorganization Plan;

         (b) The conditions precedent to the Liquidation Effective Date shall have been satisfied or waived in accordance with the terms and provisions of the Liquidation Plan;

         (c) The conditions precedent to the Heber Effective Date shall have been satisfied or waived in accordance with the terms and provisions of the Heber Reorganization Plan. All conditions precedent to the closing of the Geothermal Sale or an alternative sale of some or all of the Heber Debtors or their assets shall have been satisfied;

         (d) All documents, instruments and agreements necessary to implement the ESOP for Reorganized Covanta shall have been executed and delivered by the parties thereto;

         (e) All regulatory approval necessary or desirable to effectuate the Reorganization Plan and the transactions contemplated hereunder shall have been obtained;

         (f) Reorganized Covanta Common Stock shall have been delivered to the ESOP in accordance with the terms of the Reorganization Plan, Reorganized Covanta shall have delivered the Reorganization Plan Equity Securities and Warrants as contemplated hereunder and the equity securities of all the other Reorganized Debtors shall have been deemed to revert to ownership by the same entity by which they were held prior to the applicable Petition Date;

         (g) Reorganized Covanta shall have taken all steps necessary in its discretion to enable its conversion to an S corporation effective as of January 1, 2004;

         (h) The Exit Financing Agreements shall have been executed and delivered by the parties thereto, and shall be in full force and effect in accordance with the terms thereof;

         (i) The Reorganized Debtors shall have sufficient Cash (i) to make payment of the estimated Exit Costs, including, without limitation, all Allowed Administrative Expense Claims, Allowed Priority Non-Tax Claims, Allowed Convenience Claims, (ii) to transfer Cash such that CPIH shall have $2 million in accounts under its control and (iii) to deposit Cash in the Disputed Claims Reserve in respect of any Administrative Expense Claims and Priority Non-Tax Claims that are Disputed Claims;

         (j) All documents, instruments and agreements provided for under, or necessary to implement, the Reorganization Plan shall have been executed and delivered by the parties thereto, in form and substance satisfactory to the Reorganizing Debtors, unless such execution or delivery has been waived by the parties thereby.

4.       Conditions Precedent to the Heber Effective Date

         The following are conditions precedent to the occurrence of the Heber Effective Date under the Heber Reorganization Plan, each of which may be satisfied or waived in accordance with Section 10.3 of the Heber Reorganization Plan, without prejudice to the Proposed Buyers' rights under the Heber Purchase Agreement. For the avoidance of doubt, terms used but not defined in this subsection shall have the meaning ascribed to such terms in the Heber Reorganization Plan.

                  (a) The Confirmation Order shall: (i) have become a Final Order and (ii) be in form and substance reasonably satisfactory to the Heber Debtors, Proposed Buyers and DIP Agents and (iii) provide that the Debtors, Heber Debtors and Reorganized Heber Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the Heber Reorganization Plan, including the Geothermal Sale contemplated by the Heber Purchase Agreement, or as applicable, a Heber Alternative Transaction;

                  (b) All conditions precedent to the Closing of the Geothermal Sale pursuant to the Heber Purchase Agreement or a Heber Alternative Transaction, including the release and waiver by the DIP Lenders of the Heber Debtors from any claims under DIP Financing Facility and the security interests granted in support of the DIP Financing Facility over Equity Interests in, and assets of, the Heber Debtors, shall have been satisfied or waived in accordance with the provisions therein (other than a condition precedent related to the Heber Effective Date);

                  (c) Any regulatory approval, including approvals under the Hart-Scott-Rodino Antitrust Act of 1976, as amended, that is necessary or desirable to effectuate the Heber Reorganization Plan and the transactions contemplated thereunder shall have been obtained;

                  (d) Covanta shall have sufficient Cash (i) to make payment of the estimated Exit Costs, including, without limitation, all Allowed Administrative Expense Claims, Allowed Priority Non-Tax Claims, Allowed Unsecured Claims and Cure Amounts and (ii) to deposit Cash in the Disputed Claims Reserve in respect of any Administrative Expense Claims, Priority Non-Tax Claims and Unsecured Claims that are Disputed Claims;

                  (e) All documents, instruments and agreements provided for under, or necessary to implement, this Heber Reorganization Plan shall have been executed and delivered by the parties thereto, in form and substance satisfactory to the Heber Debtors, unless such execution or delivery has been waived by the parties benefited thereby.

5.       Conditions Precedent to the Liquidation Effective Date

         The Liquidating Debtors intend that the Liquidation Effective Date will be the Reorganization Effective Date. The following are conditions precedent to the occurrence of the Liquidation Effective Date under the Liquidation Plan, each of which may be satisfied or waived in accordance with Section 10.3 of the Liquidation Plan.

         (a) The Confirmation Order (i) shall have been entered by the Court and become a Final Order, (ii) be in form and substance satisfactory to the Reorganizing Debtors, Heber Debtors and the Liquidating Debtors, and (iii) provide that the Liquidating Debtors, the Reorganizing Debtors, the Reorganized Debtors and the Reorganized Heber Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Liquidation Plan and the Reorganization Plan;

         (b) The Liquidating Trustee has entered into the Liquidating Trustee Agreement with the Liquidating Debtors and is willing to serve in such capacity and the terms of its service and compensation shall have been approved by the Court at the Plans Confirmation Hearing;

         (c) The conditions precedent to the Reorganization Effective Date shall have been satisfied or waived;

         (d) The Liquidating Debtors, the Reorganizing Debtors and Heber Debtors shall be authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and the agreements or documents created in connection with the Liquidation Plan and the Reorganization Plan; and

         (e) All actions, documents and agreements necessary to implement the Liquidation Plan and the Reorganization Plan shall have been effected or executed.

I.       Waiver of Conditions to Confirmation and/or Consummation of the Plans

         The conditions set forth in Article X of the Reorganization Plan and
Article XI of the Liquidation Plan may be waived by the Reorganizing Debtors or Liquidating Debtors respectively as provided in those Articles, without leave of, or notice to the Court and without a formal action other than proceeding with conformation of the Plans or emergence from bankruptcy. The failure to satisfy or waive any condition to the applicable Confirmation Date or the applicable Effective Date may be asserted by the Debtors in their sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors in their sole discretion). The failure of the Debtors in their sole discretion to exercise any of the foregoing rights will not be deemed a waiver of any other rights, and each such right will be deemed an ongoing right, which may be asserted at any time.

         Without prejudice to the Proposed Buyers' rights under the Heber Purchase Agreement, the Heber Debtors may waive any of the foregoing conditions set forth in Article X of the Heber Reorganization Plan without leave of or notice to the Court and without any formal action other than proceeding with confirmation of the Heber Reorganization Plan or emergence from bankruptcy.

J.       Retention of Jurisdiction

         Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Court will retain exclusive jurisdiction of all matters arising under, arising out of, and related to, the Chapter 11 Cases and the Plans, for, among other things, the following non-exclusive purposes:

               (i) to determine the allowance or classification of Claims and to hear and determine any objections thereto;

              (ii) to hear and determine any motions for the assumption, assumption and assignment or rejection of executory contracts or unexpired leases, and the allowance of any Claims resulting therefrom;

             (iii) to determine any and all motions, adversary proceedings, applications, contested matters and other litigated matters in connection with the Chapter 11 Cases that may be pending in the Court on, or initiated after, the applicable Effective Date;

              (iv) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

               (v) to issue such orders in aid of the execution, implementation and consummation of the Plans to the extent authorized by section 1142 of the Bankruptcy Code or otherwise;

              (vi)      to construe and take any action to enforce the Plans;

             (vii) to reconcile any inconsistency in any order of the Court, including, without limitation, the Confirmation Order;

            (viii) to modify the Plans pursuant to section 1127 of the Bankruptcy Code, or to remedy any apparent non-material defect or omissions in the Plans, or to reconcile any non-material inconsistency in the Plans so as to carry out their intent and purposes;

              (ix) to hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331, and 503(b) of the Bankruptcy Code;

               (x) to resolve any disputes over the reasonableness, accuracy and proper scope of any Dissolution Expenses of the Liquidating Trustee;

              (xi) to determine any other requests for payment of Priority Tax Claims, Priority Non-Tax Claims or Administrative Expense Claims;

             (xii) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plans;

            (xiii) to hear and determine all matters relating to the 9.25% Debentures Adversary Proceeding, including any disputes arising in connection with the interpretation, implementation or enforcement of any settlement agreement related thereto;

             (xiv) to consider and act on the compromise and settlement or payment of any Claim against the Debtors;

              (xv) to recover all assets of the Debtors and property of their Estates, wherever located;

             (xvi) to determine all questions and disputes regarding title to the assets of the Debtors or their Estates;

            (xvii) to construe and take any action authorized by the Bankruptcy Code and requested by any Debtor, the Liquidating Trustee or any other party in interest to enforce the Plans and the documents filed in connection with the Plans, and to issue orders as may be necessary for the implementation, execution and consummation of the Plans;

           (xviii)      to issue injunctions, enter and implement other orders
         or to take such other actions as may be necessary or appropriate to restrain interference by any entity with the consummation, implementation or enforcement of the Plans or the Confirmation Order;

             (xix) to remedy any breach or default occurring under the Plans;

              (xx) to resolve and finally determine all disputes that may relate to, impact on or arise in connection with, the Plans;

             (xxi) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, 1129 and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code filed, or to be filed, with respect to tax returns for any and all taxable periods ending after the Petition Date through, and including, the final Distribution Date or Final Liquidation Distribution Date, as applicable);

            (xxii) to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

           (xxiii)      to hear any other matter consistent with the provisions
         of the Bankruptcy Code; and

            (xxiv)      to enter a final decree closing the Chapter 11 Cases.

         Unless otherwise specifically provided herein or in a prior order of the Court, the Court will have exclusive jurisdiction to hear and determine disputes concerning Claims, Equity Interests, Retained Actions.

        XII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLANS

         The Debtors believe that the Plans presently afford holders of Claims the potential for the greatest realization on the Debtors' assets and, therefore, are in the best interests of such holders, provided that, with respect to the Heber Reorganization Plan, the Debtors are continuing to assess whether the Geothermal Sale may best be accomplished through the Heber Reorganization Plan or through the Heber Sale Motion. As the Debtors have an obligation seek to maximize recoveries for creditors generally, the Debtors will, consistent with their business judgment, continue to consider alternative transactions that would permit recoveries to creditors greater than those expected under the Plans.

         If the Plans are not confirmed, however, the theoretical alternatives include: (a) continuation of the pending Chapter 11 Cases; (b) an alternative plan or plans of reorganization; or (c) liquidation of the Debtors under chapter 7 or liquidation of the Reorganizing Debtors and Heber Debtors under chapter 11 of the Bankruptcy Code.

A.       Continuation of the Bankruptcy Case

         If the Debtors remain in chapter 11, they could continue to operate their businesses and manage their properties as debtors in possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code. It is not clear whether the Debtors could survive as a going concern in protracted Chapter 11 Cases. The Debtors could have difficulty sustaining the high costs and the erosion of market confidence that may be caused if the Debtors remain chapter 11 debtors in possession. In addition, certain material agreements, such as the DIP Financing Facility, are currently due to expire by their terms on April 1, 2004.

B.       Alternative Plans of Reorganization

         If the Plans are not confirmed, the Debtors, or, after the expiration of the Debtors' exclusive period in which to propose and solicit a reorganization plans, any other party in interest in the Chapter 11 Cases, could propose a different plan or plans. Such plans might involve either a reorganization and continuation of the Debtors' businesses, or an orderly liquidation of its assets, or a combination of both.

C.       Liquidation Under Chapter 7 or Chapter 11

1.       Liquidation of the Debtors under Chapter 7

         If no plan is confirmed, the Debtors' Chapter 11 Cases may be converted to a case under chapter 7 of the Bankruptcy Code. In a chapter 7 case, a trustee or trustees would be appointed to liquidate the assets of the Debtors. It is impossible to predict precisely how the proceeds of the liquidation, if any, would be distributed to the respective holders of Claims against the Debtors.

         However, the Debtors believe that creditors would lose the substantially higher going concern value if the Debtors were forced to liquidate, as well as incur substantial tax obligations. In addition, the Debtors believe that in liquidation under chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Estates. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors' assets.

2.       Liquidation of the Reorganizing Debtors and Heber Debtors under
Chapter 11

         The Reorganizing Debtors and Heber Debtors could be liquidated pursuant to a chapter 11 plan. In a liquidation under chapter 11, the Reorganizing Debtors and Heber Debtors' assets could be sold in an orderly fashion that may be conducted over a more extended period of time than in a liquidation under chapter 7. Thus, a chapter 11 liquidation might result in larger recoveries than a chapter 7 liquidation, but the potential delay in distributions could result in lower present values received and higher administrative costs, as well as incur substantial tax obligations. Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of Claims and interests under a chapter 11 liquidation plan could potentially be delayed. As to the Liquidating Debtors, whose assets are primarily non-core and unnecessary for the Reorganizing Debtors and Heber Debtors going forward, that Chapter 11 liquidation will maximize the value of the Liquidating Debtors for the benefit of the holders of Claims and interests.

         The Debtors' Liquidation Valuation Analysis, prepared with its accountants and financial advisors, is premised upon a hypothetical liquidation in a chapter 7 case and is attached as Exhibit H to this Disclosure Statement. In the analysis, the Debtors have taken into account the nature, status and underlying value of their assets, the ultimate realizable value of their assets, and the extent to which such assets are subject to liens and security interests.

         The likely form of any liquidation would be the sale of individual assets. Based on this analysis, it is likely that a chapter 7 liquidation of the Debtors' assets would produce less value for distribution to creditors than that recoverable in each instance under the Plans. In the opinion of the Debtors, the recoveries projected to be available in a chapter 7 liquidation are not likely to afford holders of Claims and holders of Equity Interests as great a realization potential as do the Plans.

                           XIII. VOTING REQUIREMENTS

         On October 3, 2003, the Court entered the Disclosure Statement Order, among other things, approving this Disclosure Statement and the Short-Form Disclosure Statement, setting voting procedures and scheduling the Heber Confirmation Hearing and Plans Confirmation Hearing. A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement. The Confirmation Hearing Notice sets forth in detail, among other things, the voting deadlines and objection deadlines with respect to the Plans. The Confirmation Hearing Notice and the instructions attached to the Ballots should be read in conjunction with this section of this Disclosure Statement. No Ballots will be distributed with the Heber Reorganization Plan because no holders of Claims against or Equity Interests in the Heber Debtors are entitled to vote, given that all such holders are Unimpaired (other than the holders of Intercompany Claims and Equity Interests in the Heber Debtors, which are insiders of the Heber Debtors and are deemed to reject to the Heber Reorganization Plan).

         If you have any questions about (i) the procedure for voting your Claim or Equity Interest or with respect to the packet of materials that you have received, (ii) the amount of your Claim or your Equity Interest holdings, or
(iii) if you wish to obtain, at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d), an additional copy of any of the Plans, this Disclosure Statement or any appendices or exhibits to such documents, please contact:

                             Bankruptcy Services LLC
                           757 Third Avenue, 3rd Floor
                               New York, NY 10017

         The Court may confirm the Plans only if it determines that the Plans comply with the technical requirements of chapter 11 of the Bankruptcy Code and that the disclosures by the Debtors concerning the Plans have been adequate and have included information concerning all payments made or promised by the Debtors in connection with the Plans and the Chapter 11 Cases. In addition, the Court must determine that the Plans have been proposed in good faith and not by any means forbidden by law, and under Bankruptcy Rule 3020(b)(2), it may do so without receiving evidence if no objection is timely filed.

         In particular, the Bankruptcy Code requires the Court to find, among other things, that (a) the Plans have been accepted by the requisite votes of all Classes of impaired Claims and Equity Interests unless approval will be sought under section 1129(b) of the Bankruptcy Code in spite of the nonacceptance by one or more such Classes, (b) the Plans are "feasible," which means that there is a reasonable probability that the Debtors will be able to perform their obligations under the Plans and continue to operate their businesses without further financial reorganization or liquidation, and (c) the Plans are in the "best interests" of all holders of Claims against and Equity Interests, which means that such holders will receive at least as much under the Plans as they would receive in a liquidation under chapter 7 of the Bankruptcy Code. The Court must find that all conditions mentioned above are met before it can confirm the Plans. Thus, even if all the Classes of Impaired Claims against the Debtors accept the Reorganization Plan and the Liquidation Plan by the requisite votes, the Court must still make an independent finding that such Plans satisfy these requirements of the Bankruptcy Code, that such Plans are feasible, and that such Plans are in the best interests of the holders of Claims and Equity Interests against and in the applicable Debtors.

         ALL PERSONS ENTITLED TO VOTE ON THE REORGANIZATION PLAN OR THE LIQUIDATION PLAN MUST TIMELY SUBMIT THEIR BALLOT(S) TO THE BALLOTING AGENT ON OR PRIOR TO NOVEMBER 18, 2003 AT 4:00 P.M. (PREVAILING EASTERN TIME) TOGETHER WITH ANY OTHER DOCUMENTS REQUIRED BY SUCH BALLOT. THE DEBTORS MAY, IN THEIR SOLE DISCRETION, REJECT SUCH BALLOT AS INVALID AND, THEREFORE, DECLINE TO COUNT IT AS AN ACCEPTANCE OR REJECTION OF A PLAN. IN NO CASE SHOULD A BALLOT OR ANY OF THE CERTIFICATES BE DELIVERED TO THE DEBTORS OR ANY OF THEIR ADVISORS.

A. Parties in Interest Entitled to Vote on the Reorganization Plan and the Liquidation Plan

         Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be "impaired" under a plan unless (a) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (b) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

         In general, a holder of a claim or interest may vote to accept or to reject a plan if (1) no party in interest has objected to allowance of such claim or interest, and (2) the claim or interest is impaired by the plan. If the holder of an impaired claim or impaired interest will not receive any distribution under the plan in respect of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan. If the claim or interest is not impaired, the Bankruptcy Code deems that the holder of such claim or interest has accepted the plan and the plan proponent need not solicit such holder's vote.

         Except for holders of Claims against and Equity Interests (i) Classes 7, 9, 10 and 13 of the Reorganization Plan and (ii) Classes 7, 9 and 11 of the Liquidation Plan (which Classes are deemed to reject the Plan to which their Claim or Equity Interest relates), the holder of a Claim that is "impaired" under either the Reorganization Plan or the Liquidation Plan is entitled to vote to accept or reject the Plan to which the Claim or Equity Interest relates if
(1) the Plan provides a distribution in respect of such Claim and (2) (a) the Claim has been scheduled by the respective Debtor (and such Claim is not scheduled as disputed, contingent, or unliquidated), (b) such holder has timely filed a Proof of Claim as to which no objection has been filed, or (c) such holder has timely filed a motion pursuant to Bankruptcy Rule 3018(a) seeking temporary allowance of such Claim for voting purposes only and the Debtor has not opposed the motion, or objected to allowance of the Claim, in which case the holder's vote will be counted only upon order of the Court.

         A vote may be disregarded if the Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. The Disclosure Statement Order also sets forth assumptions and procedures for tabulating Ballots, including Ballots that are not completed fully or correctly.

B.       Classes Impaired Under the Plans

1.       Voting Impaired Classes of Claims and Interests

         The following Classes are Impaired under, and entitled to vote to accept or reject, the Reorganization Plan: Class 3, Class 4, Class 6 and Class 8.

         Only Class 3 of the Liquidation Plan is Impaired under, and entitled to vote to accept or reject, the Liquidation Plan.

         No Classes of the Heber Reorganization Plan are entitled to vote on such Plan. All Classes of non-insider Claims against the Heber Debtors are Unimpaired, and as such no holders of Claims against the Heber Debtors is entitled to vote on the Heber Reorganization Plan.

2.       Non-Voting Impaired Classes of Claims and Interests

         The Classes listed below are not entitled to receive or retain any property under the Plans. Under section 1126(g) of the Bankruptcy Code, holders of Claims and Equity Interests in such Classes are deemed to reject the Plans, and the votes of such holders will not be solicited: Classes 7, 9, 10 and 13 of the Reorganization Plan, Classes 9 and 14 of the Heber Reorganization Plan and Classes 7, 9 and 11 of the Liquidation Plan.

3.       Unimpaired Classes of Claims and Interests

         All other Classes are Unimpaired under the Plans and deemed under section 1126(f) of the Bankruptcy Code to have accepted the Plans. Their votes to accept or reject the Plans will not be solicited. Acceptances of the Plans are being solicited only from those who hold Claims in an Impaired Class whose members will receive a distribution under a Plan.

                                XIV. CONCLUSION

A.       Hearings on and Objections to Confirmation

1.       Confirmation Hearings

         The hearing on confirmation of the Heber Reorganization Plan has been scheduled for November 19, 2003 at 2:00 p.m. (Prevailing Eastern Time). The hearing on confirmation of the Reorganization Plan and Liquidation Plan has been scheduled for December 3, 2003 at 2:00 p.m. (Prevailing Eastern Time). Such hearings may be adjourned from time to time by announcing such adjournment in open court, all without prior notice to parties in interest, provided, however, that the Debtors will file with the Court a notice of such adjournment and will post a notice of adjournment on Covanta's website at http://www.covantaenergy.com (Corporate Restructuring). The Plans may be modified by the Debtors pursuant to section 1127 of the Bankruptcy Code prior to, during, or as a result of such hearings, without further notice to parties in interest in accordance with the terms of such Plans.

2.       Dates Set for Filing Objections to Confirmation of the Plans

         The time by which all objections to confirmation of the Heber Reorganization Plan must be filed with the Court and received by the parties listed in the Confirmation Hearing Notice has been set for November 12, 2003, at 4:00 p.m. (Prevailing Eastern Time). The time by which all objections to confirmation of the Reorganization Plan and the Liquidation Plan must be filed with the Court and received by the parties listed in the Confirmation Hearing Notice has been set for November 18, 2003, at 4:00 p.m. (Prevailing Eastern
Time). A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement.

B.       Recommendation

         The Plans provide for an equitable and early distribution to creditors of the Debtors, preserve the value of the business as a going concern, and preserve the jobs of the Debtors' employees. The Debtors believe that any alternative to confirmation of the Plans, such as a total liquidation of all the Debtors or attempts by another party in interest to file a plan, could result in significant delays, litigation, and costs, as well as the loss of jobs by the employees. Moreover, the Debtors believe that their creditors will receive greater and earlier recoveries under the Plans than those that would be achieved in liquidation or under an alternative plan. FOR THESE REASONS, THE DEBTORS URGE YOU TO RETURN YOUR BALLOT ACCEPTING THE REORGANIZATION PLAN OR THE LIQUIDATION PLAN TO WHICH YOUR CLAIM RELATES.

Dated: October 3, 2003

                                    COVANTA ENERGY CORPORATION AND ITS
                                    SUBSIDIARIES THAT ARE ALSO DEBTORS
                                    AND DEBTORS IN POSSESSION IN THE
                                    CHAPTER 11 CASES

                                    Debtors and Debtors in Possession


                                    By: /s/ Scott G. Mackin
                                        ----------------------------------------
                                        President and Chief Executive Officer
                                        Covanta Energy Corporation and President
                                        of Ogden New York Services, Inc. and
                                        authorized signatory for each of the
                                        other Debtors

GLOSSARY OF DEFINED TERMS


                                        4

401(k)...........................................................................................................69

                                        5

5.75% Convertible Bearer Debentures..............................................................................23
5.75% Convertible Debentures.....................................................................................23
5.75% Convertible Registered Debentures..........................................................................23

                                        6

6% Convertible Bearer Debentures.................................................................................23
6% Convertible Debentures........................................................................................23
6% Convertible Registered Debentures.............................................................................23

                                        9

9.25% Beneficial Owners...........................................................................................4
9.25% Debenture Claims...............................as defined in the Reorganization Plan and the Liquidation Plan
9.25% Debentures..................................................................................................v
9.25% Debentures Adversary Proceeding................as defined in the Reorganization Plan and the Liquidation Plan
9.25% Indenture..................................................................................................37
9.25% Indenture Trustee..........................................................................................37
9.25% Nominee's Agents............................................................................................4
9.25% Nominees....................................................................................................4
9.25% Settlement.....................................as defined in the Reorganization Plan and the Liquidation Plan

                                        A

Additional Class 3 Warrants...................................................as defined in the Reorganization Plan
Additional New Lenders........................................................as defined in the Reorganization Plan
Administrative Expense Claim Bar Date................as defined in the Reorganization Plan and the Liquidation Plan
Administrative Expense Claims........................as defined in the Reorganization Plan and the Liquidation Plan
Agent Banks.......................................................................................................3
Allied...........................................................................................................41
Allied Acquired Companies........................................................................................33
Allowed Administrative Expense Claim.................as defined in the Reorganization Plan and the Liquidation Plan
Allowed Priority Tax Claim...........................as defined in the Reorganization Plan and the Liquidation Plan
American.........................................................................................................12
AMOR..............................................................................................................9
Approval Hearing.................................................................................................ix
Arenas...........................................................................................................26
Argentine Assets.................................................................................................vi
Arrowhead Pond...................................................................................................ix
Assuming Debtors.................................................................................................xi
Assuming Debtors' Schedule of Rejected Contracts and Leases...................as defined in the Reorganization Plan
Aviation Fueling Assets...........................................................................................9

                                        B

Balloting Agent......................................as defined in the Reorganization Plan and the Liquidation Plan
Ballots..............................................as defined in the Reorganization Plan and the Liquidation Plan
Bank Agreement Ogden FMCA Collateral.............................................as defined in the Liquidation Plan
Bank of America Bar Date......................................................................................xlvii
Bank of America Bar Date Order................................................................................xlvii
Bankruptcy Code..................................................................................................ii
Bankruptcy Rules.....................................as defined in the Reorganization Plan and the Liquidation Plan
Board............................................................................................................12
Broad Severance Plan.............................................................................................19
Business Day.........................................as defined in the Reorganization Plan and the Liquidation Plan
Business Plan....................................................................................................44

                                        C

call option.....................................................................................................110
Canadian Court...................................................................................................39
Cash.................................................as defined in the Reorganization Plan and the Liquidation Plan
Casino Iguazu....................................................................................................vi
CCAA.............................................................................................................39
CEO..............................................................................................................19
CERCLA...........................................................................................................11
Chapter 11 Cases..................................................................................................v
Chilmark.........................................................................................................51
Chinese Station..................................................................................................12
CIT..............................................................................................................35
CIT Lease........................................................................................................35
Claims...............................................as defined in the Reorganization Plan and the Liquidation Plan
Claims Objection Deadline............................as defined in the Reorganization Plan and the Liquidation Plan
Client Communities................................................................................................8
COD.............................................................................................................111
Collateral.......................................................................as defined in the Liquidation Plan
Committee's..........................................as defined in the Reorganization Plan and the Liquidation Plan
Company..........................................................................................................iv
Confirmation Date.....as defined in the Reorganization Plan, the Heber Reorganization Plan and the Liquidation Plan
Confirmation Hearing...................................as defined in the Reorganization Plan and Liquidation Plan.
Confirmation Hearing Notice.......................................................................................2
Confirmation Order..............................................................................................vii
Contract Schedules...............................................................................................xi
Convenience Claims............................................................as defined in the Reorganization Plan
Convertible Debentures Bar Date...............................................................................xlvii
Core Operations..................................................................................................44
Core Retiree Program.............................................................................................20
Corel Centre.....................................................................................................vi
County...........................................................................................................12
Court............................................................................................................iv
Covanta..........................................................................................................iv
Covanta Babylon..................................................................................................40
Covanta Concerts Bar Date.....................................................................................xlvii
Covanta Concerts Bar Date Order...............................................................................xlvii
Covanta Energy Americas, Inc..................................................as defined in the Reorganization Plan
Covanta Lake.....................................................................................................39
Covanta Notes...................................................................................................109
Covanta Onondaga.................................................................................................34
Covanta Tulsa....................................................................................................35
Covanta Union....................................................................................................36
Covanta Unsecured Claims......................................................as defined in the Reorganization Plan
Covanta Warren...................................................................................................34
CPIH.............................................................................................................64
CPIH Borrower Guaranty...........................................................................................64
CPIH Borrowers...................................................................................................64
CPIH Facilities..................................................................................................64
CPIH Revolver Facility...........................................................................................64
CPIH Term Loan Facility..........................................................................................64
CPPI.............................................................................................................10
CSE..............................................................................................................39
CSFB.............................................................................as defined in the Liquidation Plan
CSP..............................................................................................................39
Cure.............................................................................................................49

                                        D

D&P..............................................................................................................vi
Debtor Operators.................................................................................................10
Debtors..........................................................................................................iv
DIP Agents...........................................as defined in the Reorganization Plan and the Liquidation Plan
DIP Final Order..................................................................................................27
DIP Financing Facility...........................................................................................27
Disbursing Agent..............................................................as defined in the Reorganization Plan
Disclosure Statement.............................................................................................ii
Disclosure Statement Order........................................................................................1
Disputed Claim................................................................as defined in the Reorganization Plan
Disputed Claims..................................................................as defined in the Liquidation Plan
Disputed Claims Reserves......................................................as defined in the Reorganization Plan
Dissolution Expenses.............................................................as defined in the Liquidation Plan
Distributable Cash...............................................................................................68
Distributions........................................as defined in the Reorganization Plan and the Liquidation Plan
Domestic Borrower Guaranty.......................................................................................64
Domestic Borrowers...............................................................................................64
Domestic Facilities..............................................................................................64
DSS Environmental.............................................................as defined in the Reorganization Plan
DTC...............................................................................................................4

                                        E

Effective Date.......................................as defined in the Reorganization Plan and the Liquidation Plan
Employee Bar Date.............................................................................................xlvii
Employee Bar Date Order.......................................................................................xlvii
Energy Select Plan...............................................................................................17
Energy Services 401(k) Plan......................................................................................16
Environmental Regulatory Laws....................................................................................11
Environmental Remediation Laws...................................................................................11
Equity Bonds.....................................................................................................24
Equity Interests.....................................as defined in the Reorganization Plan and the Liquidation Plan
ERISA............................................................................................................vi
ESOP.............................................................................................................vi
ESOP Committee...................................................................................................vi
Estates..............................................as defined in the Reorganization Plan and the Liquidation Plan
Estimated Recovery Value......................................................as defined in the Reorganization Plan
Excess Distributable Cash.....................................................as defined in the Reorganization Plan
Exclusivity Period...............................................................................................32
Existing L/C Facility............................................................................................64
Exit Costs....................................................................as defined in the Reorganization Plan
Exit Facility Agent...........................................................as defined in the Reorganization Plan
Exit Financing Agreements.....................................................as defined in the Reorganization Plan

                                        F

Fee Dispute Notice...............................................................as defined in the Liquidation Plan
Final Liquidation Determination Date.............................................as defined in the Liquidation Plan
Final Liquidation Distribution Date..............................................as defined in the Liquidation Plan
Final Order..........................................as defined in the Reorganization Plan and the Liquidation Plan
Financial Reporting by Entities in Reorganization under the Bankruptcy Code......................................21
First Amended Bar Date........................................................................................xlvii
First Amended Schedules.......................................................................................xlvii
First Amendment..................................................................................................28
Fourth Amendment.................................................................................................28
Free Cash........................................................................................................68
Fresh Start Reporting Adjustments...............................................................................104

                                        G

GECC.............................................................................................................30
General Bar Date Order........................................................................................xlvii
Geothermal Business..............................................................................................ix
Geothermal Project...............................................................................................ix

                                        H

Heber Alternative Transaction....................................................................................ix
Heber Bidding Procedures Order...................................................................................ix
Heber Confirmation Objection Deadline.............................................................................5
Heber Debtor Dismissal...........................................................................................ix
Heber Debtor Holding Companies....................................................................................9
Heber Debtor Project Companies...................................................................................10
Heber Debtors....................................................................as defined in the Liquidation Plan
Heber Debtors Intercompany Claims.............................................as defined in the Reorganization Plan
Heber Effective Date...........................................................................................viii
Heber Purchase Agreement.........................................................................................ix
Heber Reorganization Plan........................................................................................ii
Heber Sale Motion................................................................................................ix
Heber Sellers....................................................................................................10
Hennepin Plan....................................................................................................16
HFC Interests....................................................................................................10
HFC One Seller...................................................................................................10
HFC Operator.....................................................................................................10
HFC Project......................................................................................................10
HFC Project Company..............................................................................................10
HFC Two Seller...................................................................................................10
HGC Interests....................................................................................................10
HGC One Seller...................................................................................................10
HGC Operator.....................................................................................................10
HGC Project......................................................................................................10
HGC Project Company..............................................................................................10
HGC Sellers......................................................................................................10
HGC Three Seller.................................................................................................10
HGC Two Seller...................................................................................................10
Historical Financial Results......................................................................................2
Holder..........................................................................................................111

                                        I

Impaired.............................................as defined in the Reorganization Plan and the Liquidation Plan
In re Ogden New York Services, Inc., et al., Case Nos. 02-40826 (CB), et al.......................................v
Indenture Trustee.............................................................as defined in the Reorganization Plan
Informal Committee...............................................................................................xv
Initial Distribution..........................................................as defined in the Reorganization Plan
Initial Liquidation Distribution Date............................................as defined in the Liquidation Plan
Initial Petition Date............................................................................................iv
Intercompany Claims..................................as defined in the Reorganization Plan and the Liquidation Plan
Intercreditor Agreement...........................................................................................x
Intercreditor Amendment..........................................................................................28
Interim Petition Date............................................................................................iv
Intermediate Holding Company Debtors..........................................as defined in the Reorganization Plan
IRC..............................................................................................................14
IRS..............................................................................................................15
IRS Bar Date..................................................................................................xlvii
IRS Bar Date Order............................................................................................xlvii

                                        K

KERP.............................................................................................................18
KKR..............................................................................................................32

                                        L

La Rural Fairgrounds.............................................................................................vi
Lake County......................................................................................................39
Lake Facility....................................................................................................39
Liens................................................as defined in the Reorganization Plan and the Liquidation Plan
Liquidating Debtors..............................................................as defined in the Liquidation Plan
Liquidating Debtors Intercompany Claims..............as defined in the Reorganization Plan and the Liquidation Plan
Liquidating Non-Pledgor Debtors..................................................as defined in the Liquidation Plan
Liquidating Pledgor Debtors......................................................as defined in the Liquidation Plan
Liquidating Trust................................................................as defined in the Liquidation Plan
Liquidating Trustee..............................................................as defined in the Liquidation Plan
Liquidating Trustee Billing Date.................................................as defined in the Liquidation Plan
Liquidating Trustee Fee Notice...................................................as defined in the Liquidation Plan
Liquidation Distribution Date....................................................as defined in the Liquidation Plan
Liquidation Effective Date.....................................................................................viii
Liquidation Expenses.............................................................as defined in the Liquidation Plan
Liquidation Plan.................................................................................................ii
Liquidation Secured Claims.......................................................as defined in the Liquidation Plan
Liquidation Valuation Analysis....................................................................................2
Loss Sharing Litigation..............................as defined in the Reorganization Plan and the Liquidation Plan
LTIP.............................................................................................................18

                                        M

Master Credit Facility............................................................................................v
MP Interests.....................................................................................................10
MP Project Company...............................................................................................10
MPLP Facilities..................................................................................................10

                                        N

Net Liquidation Proceeds.........................................................as defined in the Liquidation Plan
New CPIH Funded Debt.............................................................................................66
New CPIH Revolver Facility....................................................as defined in the Reorganization Plan
New Debtor Schedules..........................................................................................xlvii
New Debtors Bar Date..........................................................................................xlvii
New Debtors Bar Date Order....................................................................................xlvii
New High Yield Secured Notes.....................................................................................65
New L/C Facility.................................................................................................64
New Lender Warrants...........................................................as defined in the Reorganization Plan
New Revolver Facility............................................................................................64
NOLs............................................................................................................111
Non-Core Retiree Program.........................................................................................20
Non-Priority Subclass 3A Claims...............................................as defined in the Reorganization Plan
Non-Qualified Plans..............................................................................................17
Non-Rolled Tranche B Letters of Credit...........................................................................28
Notice Agent.....................................................................................................43
Notice of Designation............................................................as defined in the Liquidation Plan

                                        O

OCRRA............................................................................................................34
OEES.............................................................................................................41
Ogden Ground.....................................................................................................12
Ogden New York...................................................................................................12
Onondaga Facility................................................................................................34
Operating Company Unsecured Claims............................................as defined in the Reorganization Plan
Operating Reserve................................................................as defined in the Liquidation Plan
Operating Reserve Payment Amount...................as defined in the Reorganization Plan and the Liquidation Plan.
opt-out..........................................................................................................22
Original Debtors..............................................................................................xlvii
Original Schedules............................................................................................xlvii
Oversight Nominee................................................................as defined in the Liquidation Plan
Oversight Nominee Expenses.......................................................as defined in the Liquidation Plan

                                        P

Palladium........................................................................................................39
PBGC.............................................................................................................14
Pension Plan.....................................................................................................14
Person...............................................as defined in the Reorganization Plan and the Liquidation Plan
Petition Date....................................................................................................iv
Plan Documents................................................................as defined in the Reorganization Plan
Plans............................................................................................................ii
Plans Confirmation Hearing.......................................................................................xi
Plans Confirmation Objection Deadline.............................................................................5
pooled...........................................................................................................22
Post-Confirmation Collateral..................................................as defined in the Reorganization Plan
PPAs..............................................................................................................8
Prepetition Collateral............................................................................................x
Prepetition Lenders..................................as defined in the Reorganization Plan and the Liquidation Plan
Priority Bank Claims.............................................................................................39
Priority Bank Lenders.........................................................as defined in the Reorganization Plan
Priority Non-Tax Claims.......................................................as defined in the Reorganization Plan
Priority Tax Claims..............................................................................................52
Pro Rata Class Share.................................as defined in the Reorganization Plan and the Liquidation Plan
Project Companies................................................................................................10
Project Debt Claims...........................................................as defined in the Reorganization Plan
Projections......................................................................................................ix
Proposed Buyers..................................................................................................ix
PRPs.............................................................................................................12

                                        Q

Qualified Plans..................................................................................................16

                                        R

Reinstated L/C Facility.......................................................as defined in the Reorganization Plan
Rejecting Bondholders............................................................................................xi
Rejecting Debtors................................................................................................xi
Reorganization Effective Date..................................................................................viii
Reorganization Plan..............................................................................................ii
Reorganization Plan Equity Securities and Warrants............................as defined in the Reorganization Plan
Reorganization Plan Notes.....................................................as defined in the Reorganization Plan
Reorganization Plan Unsecured Notes...........................................as defined in the Reorganization Plan
Reorganization Plan Warrants..................................................as defined in the Reorganization Plan
Reorganization Valuation Analysis.................................................................................2
Reorganized Company.............................................................................................101
Reorganized Covanta..................................as defined in the Reorganization Plan and the Liquidation Plan
Reorganized Covanta Common Stock..............................................as defined in the Reorganization Plan
Reorganized Covanta Secured Claims............................................as defined in the Reorganization Plan
Reorganized CPIH Preferred Stock..............................................as defined in the Reorganization Plan
Reorganized Debtors...........................................................as defined in the Reorganization Plan
Reorganizing Debtors..........................................................as defined in the Reorganization Plan
Reorganizing Debtors Intercompany Claims.............as defined in the Reorganization Plan and the Liquidation Plan
Replacement Liens................................................................................................29
Residual Liquidation Assets......................................................................................ix
Resource 401(k) Plan.............................................................................................15
Resource Pension Plan............................................................................................16
Resource Plan....................................................................................................17
Restructuring Fee................................................................................................51
Retained Liquidation Professional................................................as defined in the Liquidation Plan
Retained Liquidation Professional Fee Notices....................................as defined in the Liquidation Plan
Retained Professional.........................................................as defined in the Reorganization Plan
Retained Professionals...........................................................as defined in the Liquidation Plan
Retention Plan...................................................................................................18
Retiree Medical Programs.........................................................................................20
Risk Factors....................................................................................................iii

                                        S

Savings Plan.....................................................................................................15
SCE..............................................................................................................10
Schedule of Assumed Contracts and Leases.........................................as defined in the Liquidation Plan
Schedules..........................................as defined in the Reorganization Plan and the Liquidation Plan.
SEC..............................................................................................................ii
Second Amended Bar Date.......................................................................................xlvii
Second Amended Schedules......................................................................................xlvii
Section 354 Securities..........................................................................................111
Secured Bank Lenders.............................................................................................vi
Secured Claim.................................................................as defined in the Reorganization Plan
Secured Class 3 Total Distribution............................................as defined in the Reorganization Plan
Secured Creditor Direction...................................................as defined in the Reorganization Plan
Securities Act..................................................................................................106
Security Fund....................................................................................................15
SEIU Pension Plan................................................................................................14
Select Plan......................................................................................................17
Sellers..........................................................................................................ix
Service Agreements................................................................................................8
Severance Plan...................................................................................................18
Short-Form Disclosure Statement...................................................................................3
SIGC Energy I.....................................................................................................9
SIGC Energy II....................................................................................................9
SIGC Interests....................................................................................................9
SIGC Operator....................................................................................................10
SIGC Project.....................................................................................................10
SIGC Project Company.............................................................................................10
SIGC Seller.......................................................................................................9
Site.............................................................................................................12
Sixth Amendment..................................................................................................29
SOP 90-7.........................................................................................................21
Specified Personnel................................as defined in the Reorganization Plan and the Liquidation Plan.
Subclass 3A Recovery.................................as defined in the Reorganization Plan and the Liquidation Plan
Subclass 3B Recovery.................................as defined in the Reorganization Plan and the Liquidation Plan
Subordinated Claims..................................as defined in the Reorganization Plan and the Liquidation Plan
Subsequent Petition Date.........................................................................................iv
Subsidiaries.....................................................................................................iv
Subsidiary Debtors...................................as defined in the Reorganization Plan and the Liquidation Plan
Substantial Contribution Claims......................as defined in the Reorganization Plan and the Liquidation Plan
Superfund........................................................................................................11
Supplementary Plan...............................................................................................16

                                        T

testing date....................................................................................................110
The Disputed Claims Reserve......................................................as defined in the Liquidation Plan the Effective Date............................................................as defined in the Reorganization Plan
Third Amended Bar Date........................................................................................xlvii
Third Amended Schedules.......................................................................................xlvii
Third Amendment..................................................................................................28
TIN.............................................................................................................116
Town.............................................................................................................40
Tranche A........................................................................................................27
Tranche A Letter of Credit Sublimit..............................................................................29
Tranche B........................................................................................................28
Tranche C Obligations............................................................................................28
Tulsa Facility...................................................................................................35

                                        U

U.S. Trust.......................................................................................................vi
U.S. Trust Agreement.............................................................................................vi
Unimpaired...........................................as defined in the Reorganization Plan and the Liquidation Plan
Union Authority..................................................................................................36
Union Facility...................................................................................................36
United...........................................................................................................12
United States Trustee................................as defined in the Reorganization Plan and the Liquidation Plan
United States Trustee Claims.........................as defined in the Reorganization Plan and the Liquidation Plan
Unsecured Liquidation Claims..................................................as defined in the Reorganization Plan

                                        V

Voting Deadline...................................................................................................3
Voting Record Date................................................................................................2

                                        W

Warren Authority.................................................................................................34
Warren Facility..................................................................................................34
WTE...............................................................................................................8

                                    EXHIBIT A

               Reorganizing Debtors' Joint Plan of Reorganization

                                    EXHIBIT B

                   Heber Debtors' Joint Plan of Reorganization

                                    EXHIBIT C

                 Liquidating Debtors' Joint Plan of Liquidation

                                    EXHIBIT D

                PROJECTED FINANCIAL INFORMATION FOR REORGANIZING
                           COVANTA ENERGY CORPORATION
                    JANUARY 1, 2003 THROUGH DECEMBER 31, 2007


Projected Financial Information for Reorganizing Covanta Energy Corporation

       General Purpose and Reliance

         To demonstrate the feasibility of the Plan of Reorganization, the Reorganizing Debtors have prepared the attached Projections for Fiscal Years 2003 through 2007. The Projections indicate that the Reorganizing Debtors should have sufficient cash flow and access to a revolving line of credit to service its debt obligations and fund its operations. Accordingly, the Reorganizing Debtors believe that the Plan of Reorganization satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code. However, the Reorganizing Debtors caution that no representations can be made as to the accuracy of the Projections or as to the Reorganizing Debtors' ability to achieve the projected results. Many of the assumptions upon which the Projections are based are subject to uncertainties outside the control of the Reorganizing Debtors. Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the Projections were prepared may be different from those assumed or may be unanticipated, and may adversely or favorably affect the Reorganizing Debtors' financial results. Therefore, the actual results may vary from the projected results and the variations may be material and adverse.

         See the Covanta Energy Corporation ("Covanta " or the "Company") December 31, 2002 Form 10-K and June 30, 2003 Form 10-Q (both filed with the Securities Exchange Commission (the "SEC") and incorporated by reference into the Disclosure Statement) and Section VIII of the Disclosure Statement for a discussion of the reorganizing business and certain risk factors that may affect financial feasibility of the Plan of Reorganization.

         The Projections are based on numerous assumptions including the timing, confirmation and consummation of the Joint Plans of Reorganization and Liquidation in accordance with their terms, the anticipated future performance of the Reorganizing Debtors, industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Reorganizing Debtors and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date that this Disclosure Statement is approved by the Bankruptcy Court may affect the actual financial results of the Reorganizing Debtors' operations. These variations may be material and may adversely affect the ability of the Reorganizing Debtors to make payments with respect to post-Effective Date indebtedness. Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, the Projections should not be relied upon as a guaranty, representation or other assurance of the actual results that will occur.

         The Reorganizing Debtors do not intend to update these Projections; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections.

           ALTHOUGH THE REORGANIZING DEBTORS HAVE USED THEIR BEST EFFORTS TO ENSURE THE ACCURACY OF THE PROJECTIONS, THE PROJECTIONS HAVE NOT BEEN AUDITED NOR PREPARED WITH A VIEW TOWARDS PUBLIC DISCLOSURE OR COMPLIANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, THE PUBLISHED GUIDELINES OF THE SECURITIES AND EXCHANGE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS.

            THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALISTIC AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE REORGANIZING DEBTORS' CONTROL. THE REORGANIZING DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE PROJECTIONS OR TO THE REORGANIZING DEBTORS' ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHERMORE, EVENTS AND CIRCUMSTANCES OCCURING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. THE INFORMATION CONTAINED IN THE PROJECTIONS IS BY ITS NATURE FORWARD-LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS.

         The Projections contain forward-looking statements relating to future events and future performance of the Company within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including, without limitation, statements regarding the Reorganizing Debtors' (including its management and Board of Directors) expectations, beliefs, intentions or future strategies and statements that contain such words as "expects," "anticipates," "intends," "believes," "estimates," "projects," or similar language. Such forward-looking statements are inherently uncertain, and actual results could differ materially from those anticipated in such forward-looking statements. All forward-looking statements included in the Projections are based on information available to the Reorganizing Debtors on the date hereof, and the Reorganizing Debtors assume no obligation to update any forward-looking statements. The Reorganizing Debtors caution the users of these Projections that its reorganized business and financial performance are subject to very substantial risks and uncertainties. The factors that could cause actual results to differ materially from those suggested by any such statements include, but are not limited to, those discussed or identified from time to time in the Company's public filings with the SEC and, more generally, general economic conditions, including changes in interest rates and the performance of the financial markets, changes in domestic and foreign laws, regulations and taxes, changes in competition and pricing environments, and regional or general changes in asset valuations.

Basis for the Business Plan

         In order to adequately evaluate the long-term prospects of its core operations and to develop its business plan, the Company undertook a thorough and detailed process including the development of long-term operating and financial forecasts by the management teams at the individual project facilities. The development of the business plan was performed as part of the Company's regular and recurring budgeting process, with additional years of operation added to the focus. The executive management team conducted intensive reviews of the individual project operating and financial forecasts. Factors affecting each project-specific forecast were refined and key assumptions used to establish the forecast were finalized. Concurrently, the corporate forecast was established after extensive review by the Company's executive management and advisors. It includes projections for operational and administrative overhead at a level consistent with the Company's business plan, other non-facility costs and the Company's capital structure. The existing facility financial forecasts were consolidated with the potential waste-to-energy expansion projects and the corporate forecast to establish the business plan.

         These efforts culminated in the Company's strategic business plan (the "Business Plan"), of which the primary components are: (i) maintenance of its core operations (existing customers, letters of credit, suppliers, employees and operations); (ii) disposal of the remaining non-core assets; and (iii) corporate overhead cost consistent with the business plan.

         The Projections assume that the Reorganizing Debtors emerge from Chapter 11 on December 31, 2003 consistent with the Draft Plan of Reorganization initially filed on September 8, 2003 with the United States Bankruptcy Court for the Southern District of New York.

The Draft Plan of Reorganization contemplates:

     1. Continued operation of the Company's domestic waste-to-energy and other facilities;

     2.   Selling the Company's geothermal facility assets before emergence;

     3. Undertaking a corporate restructuring, in which all of the current international independent power operations become direct or indirect subsidiaries of Covanta Power International Holdings ("CPIH") and management of such operations are maintained at CPIH. The financial projections assume this will result in the deconsolidation of CPIH for tax and financial reporting purposes;

     4.   Conversion of most domestic entities from "C" to "S" corporations;

     5. Contribution of reorganized Covanta Common Stock to an Employee Stock Ownership Plan;

     6. Settlement of all restructuring costs, including allowed priority and administrative claims;

     7. Distribution of cash, new debt and securities to pre-petition creditors as stipulated in the Draft Plan of Reorganization, including:

               -    Distributable Cash and Excess Distributable Cash,

               -    New High Yield Secured Notes,

               -    New Lender Warrants and Additional Class 3 Warrants,

               -    New CPIH Funded Debt, and

               -    Reorganized CPIH Preferred Stock;

     8. Re-instatement of certain other pre-petition liabilities with various terms, including interest rate, maturities and amortization;

     9.   Discharge of all other pre-petition claims; and

     10. Entering into new credit facilities for the Domestic Borrowers and CPIH Borrowers which will provide the Company with Letter of Credit capacity and a revolving line of credit for liquidity.


Presentation of the Business Plan

         The presented business plan includes (i) in Exhibit E, the pro-forma historical results for the period from January 1, 2002 through June 30, 2003 based upon the current Covanta accounting and reporting policies; (ii) in this Exhibit, forecast results for 2003 based upon current Covanta accounting and reporting policies; and (iii) in this Exhibit, projected results for 2004 through 2007 based upon preliminary Fresh Start accounting and reporting estimates (see Accounting Polices and Assumptions below).

         Pro-Forma Historical Results. Pro-forma historical results for January 1, 2002 through June 30, 2003 are found in Exhibit E of the Disclosure Statement. The Covanta annual audited historical results, as published in the Covanta Form 10-K filed with the SEC, were adjusted for entities not to be included within the Reorganizing Debtors to arrive at these pro-forma historical results which are on a basis consistent with the Projections found in this Exhibit. The major pro-forma adjustments to the historical results were as follows:

     1. The results from the geothermal projects were removed, since it is expected that these projects will be sold to a third party prior to emergence. The results from the international independent power assets were removed. Under the Plan of Reorganization, the Reorganizing Debtors will own 100% of the common stock of CPIH. CPIH will own all of the prior Covanta international independent power assets. The Reorganizing Debtors have accounted for their investment in CPIH on the basis of the equity method of accounting within "Investments In and Advances to Investees and Joint Ventures." It is assumed that no value, future equity earnings or cash distributions will be realized from these projects.

     2. The results from the Catalyst New Martinsville hydroelectric project have been removed, since the Reorganizing Debtors' involvement in the project is ending in the fourth quarter of 2003.

     3. The results from the Non-Core businesses have been removed consistent with the Plan of Liquidation.

         Forecast Results for 2003. These forecasts, found in this Exhibit, are based upon (i) the current Covanta accounting and reporting polices without regard to the required Fresh Start Accounting and Reporting adjustments to be required upon emergence; and (ii) the pro-forma adjustments described above.

         As contemplated in the Plan of Reorganization, the expected gross proceeds of approximately $170 million from the sale of the geothermal projects have been applied towards the funding of the various emergence exit costs. Therefore, the cash and earned surplus balance in the projected December 31, 2003 balance sheet is understated by the amount of these proceeds.

         Projected Results for 2004 through 2007. These projections, also found in this Exhibit, are based upon (i) the preliminary Fresh Start accounting and reporting estimates described below and (ii) the Company's Business Plan described above.

         Operational cash flow is presented on the Projected Statements of Operations as the Reorganizing Debtors believe this is an important measure to understand the Projections. Operational cash flow is the net cash flow generated by the Reorganizing Debtors prior to only recourse debt interest and principal amortization and income taxes.

Accounting Policies and Assumptions

         Pursuant to The American Institute of Certified Public Accountants Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"), the Projections incorporate "Fresh Start Accounting and Reporting" principles which the Reorganizing Debtors will be required to adopt upon emergence from bankruptcy. These "Fresh Start Accounting and Reporting" principles provide, among other things, that the Reorganizing Debtors' assets and liabilities be recorded at fair value.

         The Fresh Start Accounting and Reporting Adjustments included in the Projections are the preliminary estimates to adjust the Reorganizing Debtors' capital structure and its assets and liabilities to their estimated fair values in accordance with the current Plan of Reorganization and the Valuation Analysis in Exhibit D.

         New Accounting Pronouncements: In January 2003, the Financial Accounting Standards Board (the "FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN No. 46"). FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51 "Consolidated Financial Statements," and applies immediately to any variable interest entities created after January 31, 2003 and to variable interest entities in which an interest is obtained after that date. Based on current operations, the Reorganizing Debtors do not expect the adoption of FIN No. 46 to have a material effect of their financial position or results of operations.

         In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"). SFAS No. 149 amends and clarifies the accounting and reporting for derivative instruments, including certain derivatives embedded in other contracts, and for hedging activities under SFAS No. 133, "Accounting for Derivatives Instruments and Hedging Activities" ("SFAS No. 133"). The amendments in SFAS No. 149 require that contracts with comparable characteristics be accounted for similarly. SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative according to SFAS No. 133 and when a derivative contains a financing component that warrants special reporting in the statement of cash flows. In addition, SFAS No. 149 amends the definition of an "underlying" to conform it to language used in FIN No. 45 and amends certain other existing pronouncements. The provisions of SFAS No. 149 that relate to SFAS No. 133 "Implementation Issues" that have been effective for periods that began prior to June 15, 2003 should continue to be applied in accordance with their respective effective dates. The requirements of SFAS No. 149 are effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Reorganizing Debtors do not expect the adoption of SFAS No. 149 to have a material effect on their financial position and results of operations.

         The Projections do not take into consideration the potential for changes in the current Covanta accounting policies and procedures as described in its December 31, 2002 Form 10K filed with the SEC and incorporated by reference into the Disclosure Statement. Adoption of different policies and procedures by the Reorganizing Debtors could result in a significant difference in the actual Fresh Start Accounting and Reporting adjustments.

         Use of Estimates: The preparation of projections requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses as well as disclosure of policies and contingencies. Actual results and conclusions could differ from those estimates. Significant estimates include management's estimate of the fair value of assets and liabilities and the estimated useful lives of long-lived assets.

         Cash and Cash Equivalents: Cash and cash equivalents include all cash balances and highly liquid investments having original maturities of three months or less. During the Projection period, draws under the New Revolver Facility are assumed in order to maintain a $10 million cash balance. In general, cash in excess of $10 million will be restricted in accordance with the Credit Facilities described in the Plan of Reorganization.

         Long-Term Debt: In the Projections, long-term debt consists of the reinstatement of certain pre-petition claims for $267.5 million of debt with the various terms, including interest rate, maturities, warrants and initial issuance discount, described in the Plan of Reorganization.

         Contracts and Revenue Recognition: Service revenues primarily include the fees earned under contracts to operate and maintain facilities and to service the project debt, with additional fees earned based upon waste processed above guaranteed levels. Revenue from the sale of electricity and steam are earned and are recorded based upon output delivered and capacity provided at rates specified under contract terms or prevailing market rates.

         Receivables generally are due from credit worthy municipal entities and utilities.

         Long-term unbilled service receivables relate to company owned waste-to-energy facilities and are discounted in recognizing the present value for services performed currently in order to service the project debt.

         Property, Plant and Equipment: Property, plant, and equipment is stated at estimated fair value at emergence. For financial reporting purposes, depreciation is calculated by the straight-line method over the estimated useful lives of the assets, which range generally from three years for computer equipment to 40 years for waste-to-energy facilities. Leasehold improvements are amortized by the straight-line method over the terms of the leases or the estimated useful lives of the improvements as appropriate. Landfills are amortized based on the quantities deposited into each landfill compared to the total estimated capacity of such landfill.

         Landfill capping costs and other asset retirement obligations are accounted for in accordance with SFAS No. 143 "Accounting for Asset Retirement Obligations."

         Project Debt: Project debt associated with the financing of waste-to-energy facilities is generally arranged by municipalities through the issuance of tax-exempt revenue bonds.

         Payment obligations for the project debt associated with waste-to-energy facilities owned by the Company are limited recourse to the operating subsidiary and non-recourse to the Company, subject to construction and operating performance guarantees and commitments. These obligations are secured by the revenues pledged under various indentures and are collateralized principally by a mortgage lien and a security interest in each of the respective waste-to-energy facilities and related assets.

         Restricted Funds: Restricted funds represent proceeds from the financing and operations of waste-to-energy facilities. Funds are held in trust and released as expenditures are made or upon satisfaction of conditions provided under the respective trust agreements.

         Service Contracts: Service contracts are stated at estimated fair value at emergence and included within goodwill and other intangibles on the projected balance sheets. For financial reporting purposes, amortization is calculated by the straight-line method over the remaining contract terms that range from 4 to 15 years at January 1, 2004.

         Investments In and Advances to Investees and Joint Ventures: The Reorganizing Debtors are party to joint venture agreements through which the Reorganizing Debtors have equity investments in several operating projects. The joint venture agreements generally provide for the sharing of operational control as well as voting percentages. The Reorganizing Debtors record its share of earnings from its equity investees on a pre-tax basis and records its share of the investee's income taxes in income tax expense (benefit).

         Investment in the Prior Covanta International Independent Power
Business: Under the Plan of Reorganization, the Reorganizing Debtors will own 100% of the common stock of CPIH. CPIH will hold all of the prior Covanta international independent power assets. In the Projections, based upon the Plan of Reorganization, the Reorganizing Debtors have accounted for its investment in CPIH on the one-line equity basis within "Investments In and Advances to Investees and Joint Ventures" with no value or future equity earnings and cash distributions assumed.

         If this investment was required to be consolidated under SFAS No. 94 "Consolidation of all Majority-Owned Subsidiaries," Emerging Issues Task Force ("EITF") 96-16 "Investor's Accounting for an Investee when the Investor has a Majority of the Voting Interest but the Minority Shareholders have Certain Approval or Veto Rights," FIN No. 46 or any other current or future accounting standard, net equity and income/(loss) would likely be unchanged, but additional assets, debts, operating results and interest and minority interest expense would need to be reflected in the actual reported results.

         New Lender Warrants and Additional Class 3 Warrants: In the Projections, in accordance with EITF 00-19 "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock," the Reorganizing Debtors have accounted for these instruments (as described in the Plan of Reorganization) within shareholders' equity.

         Management and Employee Compensation: Pursuant to applicable provisions of the Bankruptcy Code, the Plan of Reorganization currently contemplates the rejection of all existing prepetition employment agreements.

         The terms of certain Post-Effective Date management incentive, employee and non-competition agreements are currently under discussion by the Company and its various creditor constituencies.

         The pension and post-retirement obligations and costs of the Reorganizing Debtors have been developed from actuarial valuations. Inherent in these valuations are key assumptions including discount rates, expected return on plan assets and medical trend rates. Changes in these assumptions are primarily influenced by factors outside the Reorganizing Debtors' control and can have a significant effect on the actual results reported.

         Guarantees: SOP 90-7 and FIN 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others - an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FIN No. 34" require that a guarantor recognize, at the inception of a guarantee (other than a guarantee of its own performance) a liability for the fair value of the obligation undertaken in issuing the guarantee. Currently, the Reorganizing Debtors are aware of approximately $22 million of guarantees related to the CPIH international subsidiaries that are required to be recognized at fair value. However, the Reorganizing Debtors have not done so within the Projections as this fair value is not material.

         If the Reorganizing Debtors become aware of additional guarantees requiring recognition, net equity would likely be unchanged but the fair value of liabilities and assets recorded would increase. FIN 45 does not prescribe a specific approach for subsequently measuring the guarantor's recognized liability over the term of the related guarantee but the increased asset value generally would be charged to income as depreciation or amortization over the remaining useful life of the related asset.

         Income Taxes: In 2004 through 2007 the Reorganizing Debtors plan to file an annual consolidated Federal income tax returns (to include all eligible United States subsidiary companies) as an S Corporation owned by an Employee Stock Ownership Plan, as contemplated in the Plan of Reorganization there will be no Federal income tax liability for the Reorganizing Debtors. Further, as the Reorganizing Debtors have no current intention to sell any material assets within ten years, there are no Federal deferred tax liabilities reflected in the Projections. The deferred tax liabilities included in the Projections relate entirely to state tax obligations.

Reorganizing Covanta Energy Corporation
(Debtor in Possession) and Subsidiaries
Projected Statements of Operations

                                                 Pre-Emergence
                                                (prior to Fresh                                  Post-Emergence
                                                     Start                                  (including estimated Fresh
                                                   Adjustments)                                 Start Adjustments)
                                                   ------------      ---------------------------------------------------------------

For the Years ended December 31,                        2003
(in Thousands of Dollars)                             Forecast           2004             2005             2006             2007

Total Revenues ................................       $ 572,852        $ 582,857        $ 669,547        $ 709,287        $ 659,044
                                                      ---------        ---------        ---------        ---------        ---------
Plant operating expenses ......................         345,968          352,365          360,613          367,276          374,261
Construction costs ............................          12,335                -           73,172          104,439           49,546
Depreciation and amortization .................          51,482           66,373           68,791           70,596           73,420
Debt service charges-net ......................          61,356           42,305           39,694           36,933           33,345
Other operating costs and expenses ............           8,198            1,500            1,500            1,500            1,500
Selling, administrative and general
expenses ......................................          31,384           32,098           29,295           28,872           29,590
                                                      ---------        ---------        ---------        ---------        ---------
Total costs and expenses ......................         510,723          494,641          573,065          609,616          561,662
                                                      ---------        ---------        ---------        ---------        ---------
Equity in income from unconsolidated
investments ...................................             549            1,433            2,224            2,658            2,166
                                                      ---------        ---------        ---------        ---------        ---------
Operating income ..............................          62,678           89,649           98,706          102,329           99,548
                                                      ---------        ---------        ---------        ---------        ---------
Interest expense-net ..........................         (38,617)         (34,768)         (35,592)         (34,717)         (33,663)
Reorganization items ..........................         (65,371)               -                -                -                -
                                                      ---------        ---------        ---------        ---------        ---------
Income (loss) from continuing
operations before taxes
  and minority interests ......................         (41,310)          54,881           63,114           67,612           65,885
Income taxes ..................................          (5,816)          (3,143)          (4,358)          (5,721)          (5,900)
Minority interests ............................          (3,007)          (6,599)          (6,652)          (6,639)          (6,572)
                                                      ---------        ---------        ---------        ---------        ---------

Net income (loss) .............................       $ (50,133)       $  45,139        $  52,104        $  55,252        $  53,413
                                                      =========        =========        =========        =========        =========

                                                                      --------------------------------------------------------------

  Operational cash flow .......................                        $  25,036        $  40,175        $  48,131        $  52,571
                                                                       =========        =========        =========        =========


Reorganizing Covanta Energy Corporation
(Debtor in Possession) and Subsidiaries

Projected Balance Sheets


                                            Pre-Emergence
                                           (prior to Fresh                                   Post-Emergence
                                                Start                                (including estimated Fresh Start
                                             Adjustments)                                      Adjustments)
                                             ------------    --------------------------------------------------------------------

                                               December 31,  Fresh Start   January 1,  December   December   December   December
(in Thousands of Dollars)                          2003      Adjustments      2004     31, 2004   31, 2005   31, 2006   31, 2007
Assets:
Current assets:
Cash and cash equivalents..................      $  1,128      $   8,872   $  10,000  $  10,000  $  10,000  $  10,000  $  10,000
Restricted funds held in trust. ...........        85,237              -      85,237     89,320     95,486     98,370    111,131
Receivables. ..............................       181,968       (60,802)     121,166    121,064    120,272    121,584    122,611

Deferred income taxes......................        35,581       (35,581)           -          -          -          -          -
Prepaid expenses and other current assets..        63,305              -      63,305     68,615     74,282     80,134     86,191
                                              -------------- ------------ ----------- ---------- ---------- ---------- ----------
Total current assets. .....................       367,219       (87,511)     279,708    288,999    300,040    310,088    329,933

Property, plant and equipment - net.........    1,212,728      (471,085)     741,643    727,762    706,099    681,872    656,477
Restricted funds held in trust.............       122,008              -     122,008    122,008    122,008    122,008    106,792

Unbilled service and other receivables.....       111,364      (106,761)       4,603     14,894     17,910     19,232     20,877
Goodwill and other intangibles. ...........        30,663        428,369     459,032    421,310    383,589    345,868    308,146
Investments in and advances to investees and
joint ventures.............................        11,703        (9,181)       2,522      2,955      3,679      5,338      7,003
Other assets...............................        48,874       (13,182)      35,692     35,571     35,452     35,333     35,333
                                              -------------- ------------ ----------- ---------- ---------- ---------- ----------
Total Assets...............................    $1,904,559     $(259,351)  $1,645,208  $1,613,499 $1,568,777 $1,519,739 $1,464,561
                                              ============== ============ =========== ========== ========== ========== ==========


Liabilities and Shareholders' Equity:
Liabilities:
Current liabilities:
Current debt...............................       $     -      $   1,166   $   1,166   $ 16,551  $  18,836  $  13,653   $  5,081
Current portion of project debt. ..........        72,577              -      72,577     75,937     84,315     85,270     86,905
Accounts payable...........................        19,813              -      19,813     20,063     20,257     20,528     20,936
Accrued expenses and other.................       196,739       (60,751)     135,988    134,263    127,885    128,824    129,031
Deferred income............................        38,270        (9,001)      29,269     29,269     29,269     29,269     29,269
                                              -------------- ------------ ----------- ---------- ---------- ---------- ----------
Total current liabilities..................       327,399       (68,586)     258,813    276,083    280,562    277,544    271,222
Long-term debt.............................             0        266,334     266,334    264,825    263,315    261,805    260,296
Project debt...............................       824,550         13,064     837,614    755,308    666,191    577,669    488,802

Deferred income taxes......................       270,612      (245,612)      25,000     24,000     23,000     22,000     21,000
Deferred income. ..........................       129,304      (129,304)           -          -          -          -          -
Other liabilities..........................        71,115        146,332     217,447    208,519    199,490    190,255    180,882

Liabilities subject to compromise. ........       545,965      (545,965)           -          -          -          -          -

Minority interests. .......................         1,081        (1,081)           -      (375)    (1,025)    (2,029)    (3,549)
                                              -------------- ------------ ----------- ---------- ---------- ---------- ----------
Total Liabilities. ........................     2,170,026      (564,818)   1,605,208  1,528,360  1,431,533  1,327,244  1,218,653
                                              -------------- ------------ ----------- ---------- ---------- ---------- ----------


Total Shareholders' Equity.................     (265,467)        305,467      40,000     85,139    137,244    192,495    245,908
                                              -------------- ------------ ----------- ---------- ---------- ---------- ----------
Total Liabilities and Shareholders' Equity.    $1,904,559    $ (259,351)  $1,645,208  $1,613,499 $1,568,777 $1,519,739 $1,464,561
                                              ============== ============ =========== ========== ========== ========== ==========

   Reorganizing Covanta Energy Corporation
   (Debtor in Possession) and Subsidiaries
   Projected Statement of Cash Flows

                                                        Pre-Emergence
                                                       (prior to Fresh                    Post-Emergence
                                                            Start                   (including estimated Fresh
                                                         Adjustments)                   Start Adjustments)
                                                         ------------    -------------------------------------------------

   For the Years ended December 31,
   (in Thousands of Dollars)                                   2003         2004          2005         2006         2007

   CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss). ...................................  $ (50,133)     $ 45,139      $ 52,104     $ 55,252     $ 53,413
   Adjustments to Reconcile Net Income (Loss) to Net
   Cash Provided
     By Operating Activities of Continuing Operations:
   Reorganization items .................................      65,371            -             -            -            -
   Payment of reorganization items. .....................    (53,273)            -             -            -            -
   Depreciation. ........................................      50,342       28,652        31,069       32,875       35,699
   Amortization. ........................................       8,828       37,721        37,721       37,721       37,721

   Deferred income taxes................................      (3,684)      (1,000)       (1,000)      (1,000)      (1,000)

   Equity in income from unconsolidated investments. ...        (549)      (1,433)       (2,224)      (2,658)      (2,166)

   Minority interest expense............................        3,007        3,120         3,183        3,198        3,175
   Management of Operating Assets and Liabilities:
   Decrease (Increase) in Assets:
   Receivables. .........................................       (821)          103           791      (1,312)      (1,029)
   Other current assets..................................     (5,286)      (5,310)       (5,667)      (5,852)      (6,056)
   Unbilled receivables..................................       7,818     (10,291)       (3,016)      (1,322)      (1,646)

   Other assets. .......................................          119          119           119          119
   Deferred
   income........................................             (9,001)            -             -            -            -
   Increase (Decrease) in Liabilities:
   Accounts payable. ....................................       1,707          250           193          271
   Accrued expenses & other current liabilities. ........       2,922      (1,725)       (6,375)          939          616
   Distributions to minority interests...................     (3,184)      (3,495)       (3,833)      (4,201)      (4,695)
   Other non-current liabilities ........................       3,380      (8,926)       (9,030)      (9,236)      (9,372)
                                                         --------------- ------------ ------------- ------------ ------------
   Net cash provided by operating activities.............      17,563       82,924        94,035      104,794      104,660
   CASH FLOWS FROM INVESTING ACTIVITIES:

   Investments in facilities............................     (14,121)     (14,770)       (9,406)      (8,650)     (10,301)

   Distributions from investees and joint ventures......        2,000        1,000         1,500        1,000          500
                                                         --------------- ------------ ------------- ------------ ------------
   Net cash used in investing activities.................    (12,121)      (13,770)       (7,906)      (7,650)      (9,801)
   CASH FLOWS FROM FINANCING ACTIVITIES:

   Recourse debt repaid.................................            -      (1,166)       (5,081)      (5,081)      (5,081)

   Payment of debt. ....................................     (89,073)     (72,577)      (75,937)     (84,315)     (85,270)
   Amortization of premiums and discounts, net...........                  (2,798)       (1,230)          320        1,610
   Borrowings (repayments) on revolving loan.............                   11,470         2,285      (5,184)      (8,572)

   Increase in funds held in trust......................        5,303      (4,083)       (6,166)      (2,884)        2,454
                                                         --------------- ------------ ------------- ------------ ------------
   Net cash used in financing activities:................    (83,770)     (69,154)      (86,129)     (97,144)     (94,859)
   NET DECREASE IN CASH AND CASH EQUIVALENTS.............    (78,328)            -             -            -            -
                                                         --------------- ------------ ------------- ------------ ------------

   CASH AND CASH EQUIVALENTS AT BEGINNING OF
   PERIOD......                                                79,456       10,000        10,000       10,000       10,000
                                                         --------------- ------------ ------------- ------------ ------------

   CASH AND CASH EQUIVALENTS AT END OF PERIOD. ..........    $  1,128    $  10,000     $  10,000    $  10,000     $ 10,000
                                                         =============== ============ ============= ============ ============

                                    EXHIBIT E

       DECEMBER 31, 2002 AND JUNE 30, 2003 PRO-FORMA HISTORICAL FINANCIAL
            INFORMATION FOR REORGANIZING COVANTA ENERGY CORPORATION


               Pro-Forma Historical Financial Information for Reorganizing Covanta Energy Corporation

         To supplement the projected financial information of the Reorganizing Debtors (under the Plan of Reorganization) presented in Exhibit D to the Disclosure Statement, the Reorganizing Debtors have prepared in this Exhibit pro-forma historical financial information for the Reorganizing Debtors for December 31, 2002 and June 30, 2003.

         This pro-forma historical information is based upon the consolidated balance sheet of Covanta Energy Corporation (included within its Form 10-K filed with the Securities Exchange Commission ("SEC") and incorporated by reference into the Disclosure Statement) adjusted as of that date for entities not to be included in the Reorganizing Debtors. These entities include, but are not limited to, the geothermal and international facility assets and the entities within the Plan of Liquidation.

         The pro-forma adjustments for entities not to be included in the Reorganizing Debtors have been recognized by offsetting the book values of the entities against the retained earnings of the Reorganizing Debtors.

         As contemplated in the Plan of Reorganization, the expected gross proceeds of approximately $170 million from the sale of the geothermal projects have been applied towards the funding of the various emergence exit costs as part of the estimated Fresh Start Accounting and Reporting adjustments within the Projections presented in Exhibit D. Therefore, the cash and earned surplus balances in the presented historical pro-forma balance sheets are understated by the amount of these proceeds.

         The Reorganizing Debtors have not assumed any proceeds from the transfer of the international assets to the creditors nor the identified entities in the Plan of Liquidation to the Liquidating Trust since none are expected.

         The Reorganizing Debtors have also not allocated any general corporate debt, overhead or corporate balances to these entities or adjustments in order to retain all estimated claims against the Reorganizing Debtors within the presented financial information.

         Because of this and many other factors, the attached pro-forma information does not reflect the actual results that would have been achieved had these entities actually been disposed of at December 31, 2001 but has only been prepared and presented to supplement the Projections for the Reorganizing Debtors presented in Exhibit D.

         The Reorganizing Debtors do not intend to update this pro-forma historical financial information; thus, it will not reflect the impact of any subsequent events not already accounted for in the underlying adjustments.

            ALTHOUGH THE REORGANIZING DEBTORS HAVE USED THEIR BEST EFFORTS TO ENSURE THE ACCURACY OF THE PRO-FORMA HISTORICAL FINANCIAL INFORMATION, IT HAS NOT BEEN AUDITED NOR PREPARED WITH A VIEW TOWARDS PUBLIC DISCLOSURE OR COMPLIANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, THE PUBLISHED GUIDELINES OF THE SECURITIES AND EXCHANGE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PRO-FORMA HISTORICAL FINANCIAL INFORMATION. THE PRO-FORMA HISTORICAL FINANCIAL INFORMATION, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALISTIC AND ARE INHERENTLY SUBJECTIVE. THE REORGANIZING DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THE PRO-FORMA HISTORICAL FINANCIAL INFORMATION.

         See the Covanta Energy Corporation December 31, 2002 Form 10-K and June 30, 2003 Form 10-Q, both filed with the SEC and incorporated by reference into the Disclosure Statement, for a description and discussion of Covanta Energy Corporation and its accounting policies.

Covanta Energy Corporation
(Debtor in Possession) and Subsidiaries

Pro-forma Historical Statements of Consolidated and
Comprehensive Loss
(in Thousands of Dollars)


                                                                 For the               For the
                                                               Year ended         Six months ended
                                                            December 31, 2002      June 30, 2003
                                                           ------------------   --------------------

  Total revenues ........................................      $ 586,440               $ 301,839
                                                               ---------               ---------
  Plant operating expenses ..............................        345,752                 180,139

  Construction costs ....................................         32,569                   9,094
  Depreciation and amortization .........................         62,702                  27,768
  Debt service charges-net ..............................         60,014                  31,014
  Selling, general and administrative expenses ..........         29,774                  17,931
  Project development expenses ..........................          3,475                       -
  Other-net .............................................         20,557                       -
                                                               ---------               ---------
  Total costs and expenses ..............................        554,843                 265,946

  Equity in income from unconsolidated investments ......          1,321                     508
                                                               ---------               ---------
  Operating income ......................................         32,918                  36,401
                                                               ---------               ---------
  Interest expense-net ..................................        (32,627)
                                                                                         (19,523)

  Reorganization items ..................................        (49,106)                (22,618)
                                                               ---------               ---------
  Loss from continuing operations before income
     taxes, minority interests, discontinued
     operations and change in accounting principle ......        (48,815)                 (5,740)
                                                               ---------               ---------
  Income tax benefit ....................................         32,546                       -

  Minority interests ....................................         (2,809)                 (1,484)
                                                               ---------               ---------
  Loss from continuing operations before

     change in accounting principle .....................        (19,078)                 (7,224)

  Cumulative effect of change in accounting principle ...         (2,969)                 (5,539)
                                                               ---------               ---------


  Net loss ..............................................        (22,047)                (12,763)
                                                               ---------               ---------


  Unrealized holding losses .............................           (165)                      -

  Minimum pension liability .............................             88                     147
                                                               ---------               ---------

  Comprehensive loss ....................................      $ (22,124)              $ (12,616)
                                                               =========               =========

Covanta Energy Corporation
(Debtor in Possession) and Subsidiaries

Pro-forma Historical Balance Sheets
(in Thousands of Dollars)

                                                          Per
                                                          10K                                                Pro-forma
                                                      December 31,        Pro-forma        Pro-forma          June 30,
                                                          2002          Adjustments     December 31, 2002       2003
                                                    ----------------- --------------    ----------------    -------------
Assets:
Current Assets:

Cash and cash equivalents ......................... $   115,815        $   (36,359)       $    79,456        $    69,912
Restricted funds held in trust ....................      92,039             (6,802)            85,237            116,788
Receivables .......................................     259,082            (77,935)           181,147            175,857
Deferred income
taxes .............................................      11,200             24,381             35,581             35,732
Prepaid expenses and other current assets .........      85,997            (27,978)            58,019             62,677
                                                    -----------        -----------        -----------        -----------
Total current assets: .............................     564,133           (124,693)           439,440            460,966
Property, plant and
equipment-net .....................................   1,661,863           (328,693)         1,333,170          1,316,527
Restricted funds held in trust ....................     169,995            (39,247)           130,748            104,864
Unbilled service and other
receivables .......................................     147,640            (15,868)           131,772            128,522
Goodwill and other intangibles ....................      68,084            (36,542)            31,542             29,782
Investments in and advances to investees and
joint ventures ....................................     166,465           (153,311)            13,154             13,906
Other assets ......................................      61,927             (4,987)            56,940             55,427
                                                    -----------        -----------        -----------        -----------


Total Assets: ..................................... $ 2,840,107        $  (703,341)       $ 2,136,766        $ 2,109,994
                                                    ===========        ===========        ===========        ===========


Liabilities and Shareholders' Equity:
Liabilities:
Current liabilities:

Current portion of long-term debt ................. $    16,450        $   (16,450)           $     -             $    -
Current portion of project debt ...................     115,165            (34,143)            81,022             82,137
Accounts payable ..................................      23,593             (5,487)            18,106             19,050
Accrued expenses ..................................     254,964            (60,251)           194,713            238,199
Deferred income ...................................      41,402             (3,132)            38,270             34,926
                                                    -----------        -----------        -----------        -----------
Total current liabilities: ........................     451,574           (119,463)           332,111            374,312

Long-term debt ....................................      23,779            (23,779)                 -                  -
Project debt ......................................   1,128,217           (166,539)           961,678            927,545
Deferred income taxes .............................     249,600             24,696            274,296            270,084
Deferred income ...................................     151,000            (12,696)           138,304            133,844
Other liabilities .................................      80,369            (33,824)            46,545             27,498
Liabilities subject to compromise .................     892,012           (294,105)           597,907            600,026
Minority interests ................................      35,869            (34,610)             1,259              2,743
                                                    -----------        -----------        -----------        -----------
Total Liabilities: ................................   3,012,420           (660,320)         2,352,100          2,336,052

                                                    -----------        -----------        -----------        -----------
Total Shareholders' Equity (Deficit): .............    (172,313)           (43,021)          (215,334)          (226,058)
                                                    -----------        -----------        -----------        -----------
                                                                                -
Total Liabilities and Shareholders' Equity
(Deficit) ......................................... $ 2,840,107        $  (703,341)       $ 2,136,766        $ 2,109,994
                                                    ===========        ===========        ===========        ===========

Covanta Energy Corporation
(Debtor in Possession) and Subsidiaries

Pro-forma Statements of Cash Flows
(in Thousands of Dollars)

                                                                         For the             For the
                                                                       year ended       six months ended
                                                                    December 31, 2002     June 30, 2003
                                                                    -----------------   ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss ........................................................      $ (22,047)           $ (12,763)

Adjustments to Reconcile Net Loss to Net Cash Provided
  By  Operating Activities of Continuing Operations:

Reorganization items ............................................         49,106               22,618

Payments of reorganization items ................................        (26,928)             (10,492)

Depreciation and amortization ...................................         63,004               27,725

Deferred income taxes ...........................................         (7,854)                (151)

Provision for doubtful accounts .................................          3,279                  949

Minority interests ..............................................          2,809                    -

Amortization of financing costs .................................         23,685                    -

Equity in net income of unconsolidated investments ..............           (516)                   -

Cumulative effect of change in accounting principle .............          2,969                5,539
Other ...........................................................         (1,211)              (4,178)

Management of Operating Assets and Liabilities:

Decrease (Increase) in Assets:

Receivables .....................................................         17,504                4,341

Other assets ....................................................        (10,997)                (870)
                                                                       ---------            ---------
Increase(Decrease) in Liabilities:

Accounts payable ................................................         22,923                  944

Accrued expenses and other liabilities ..........................           (685)               4,015

Deferred income .................................................         (7,231)              (3,344)
                                                                       ---------            ---------
Net cash provided by operating activities: ......................        107,810               34,333

CASH FLOWS FROM INVESTING ACTIVITIES:

Proceeds from sale of marketable securities available for
sale ............................................................            646                  224

Proceeds from sale of property, plant and equipment .............             28                    -

Investments in facilities .......................................         (7,285)              (7,239)
                                                                       ---------            ---------
Net cash used in investing activities: ..........................         (6,611)              (7,015)

CASH FLOWS FROM FINANCING ACTIVITIES:

Payment of debt .................................................        (76,734)             (32,861)

Dividends paid ..................................................            (16)                   -

Decrease in restricted cash .....................................         (7,942)              (5,664)

Other ...........................................................              -                1,663
                                                                       ---------            ---------
Net cash used in financing activities ...........................        (84,692)             (36,862)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ............         16,507               (9,544)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD ................         62,949               79,456
                                                                       ---------            ---------

CASH AND CASH EQUIVALENTS AT END OF PERIOD ......................      $  79,456            $  69,912
                                                                       =========            =========

                                    EXHIBIT F

                PROJECTED FINANCIAL INFORMATION FOR REORGANIZING
                      COVANTA POWER INTERNATIONAL HOLDINGS
                    JANUARY 1, 2003 THROUGH DECEMBER 31, 2006


               Projected Financial Information for Reorganizing Covanta Power International Holdings

       General Purpose and Reliance

         To further supplement the projected financial information of the Reorganizing Debtors (under the Plan of Reorganization) presented in Exhibit D to the Disclosure Statement, the Reorganizing Debtors have prepared in this Exhibit F projected financial information for the Reorganizing Covanta Power International Holdings ("CPIH") for January 1, 2003 through December 31, 2006.

         The Reorganizing Debtors caution that no representations can be made as to the accuracy of the Projections or as to the Reorganizing Debtors' ability to achieve the projected results. Many of the assumptions upon which the Projections are based are subject to uncertainties outside the control of the Reorganizing Debtors. Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the Projections were prepared may be different from those assumed or may be unanticipated, and may adversely or favorably affect the Reorganizing Debtors' financial results. Therefore, the actual results may vary from the projected results and the variations may be material and adverse.

         See the Covanta Energy Corporation ("Covanta " or the "Company") December 31, 2002 Form 10-K and June 30, 2003 Form 10-Q (both filed with the Securities Exchange Commission ("SEC") and incorporated by reference into the Disclosure Statement) and Section VIII of the Disclosure Statement for a discussion of the reorganizing business and certain risk factors that may affect the Plan of Reorganization.

         The Projections are based on numerous assumptions including the timing, confirmation and consummation of the Joint Plans of Reorganization and Liquidation in accordance with their terms, the anticipated future performance of the Reorganizing Debtors, industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Reorganizing Debtors and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date that this Disclosure Statement is approved by the Bankruptcy Court may affect the actual financial results of the Reorganizing Debtors' operations. These variations may be material and may adversely affect the ability of the Reorganizing Debtors to make payments with respect to post-Effective Date indebtedness. Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, the Projections should not be relied upon as a guaranty, representation or other assurance of the actual results that will occur.

         The Reorganizing Debtors do not intend to update these Projections; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections.

           ALTHOUGH THE REORGANIZING DEBTORS HAVE USED THEIR BEST EFFORTS TO ENSURE THE ACCURACY OF THE PROJECTIONS, THE PROJECTIONS HAVE NOT BEEN AUDITED NOR PREPARED WITH A VIEW TOWARDS PUBLIC DISCLOSURE OR COMPLIANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, THE PUBLISHED GUIDELINES OF THE SECURITIES AND EXCHANGE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS.

            THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALISTIC AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE REORGANIZING DEBTORS' CONTROL. THE REORGANIZING DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE PROJECTIONS OR TO THE REORGANIZING DEBTORS' ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHERMORE, EVENTS AND CIRCUMSTANCES OCCURING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. THE INFORMATION CONTAINED IN THE PROJECTIONS IS BY ITS NATURE FORWARD-LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS.

         The Projections contain forward-looking statements relating to future events and future performance of the Company within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including, without limitation, statements regarding the Reorganizing Debtors' (including its management and Board of Directors) expectations, beliefs, intentions or future strategies and statements that contain such words as "expects," "anticipates," "intends," "believes," "estimates," "projects," or similar language. Such forward-looking statements are inherently uncertain, and actual results could differ materially from those anticipated in such forward-looking statements. All forward-looking statements included in the Projections are based on information available to the Reorganizing Debtors on the date hereof, and the Reorganizing Debtors assume no obligation to update any forward-looking statements. The Reorganizing Debtors caution the users of these Projections that its reorganized business and financial performance are subject to very substantial risks and uncertainties. The factors that could cause actual results to differ materially from those suggested by any such statements include, but are not limited to, those discussed or identified from time to time in the Company's public filings with the SEC and, more generally, general economic conditions, including changes in interest rates and the performance of the financial markets, changes in domestic and foreign laws, regulations and taxes, changes in competition and pricing environments, and regional or general changes in asset valuations.

       Basis for the Business Plan for the International Operations

         In order to adequately evaluate the long-term prospects of the international operations and to develop its overall business plan, the Company undertook a thorough and detailed process including the development of long-term operating and financial forecasts by the management teams at the individual international project facilities. The development of the overall business plan was performed as part of the Company's regular and recurring budgeting process, with additional years of operation added to the focus. The executive management team conducted intensive reviews of the individual project operating and financial forecasts. Factors affecting each project-specific forecast were refined and key assumptions used to establish the forecast were finalized. Concurrently, the forecast of corporate support for the international operations was established after extensive review by the Company's executive management and advisors. It includes projections for operational and administrative overhead at a level consistent with the Company's business plan, other non-facility costs and the Company's capital structure. The existing facility financial forecasts were then consolidated with this corporate support forecast to establish the international business plan.

         These efforts culminated in the Company's international business plan (the "Business Plan"), of which the primary components are: (i) maintenance of its existing operations (existing customers, letters of credit, suppliers, employees and operations); and (ii) overhead support cost consistent with the business plan.

         The Projections assume that the Reorganizing Debtors emerge from Chapter 11 on December 31, 2003 consistent with the Draft Plan of Reorganization initially filed on September 8, 2003 with the United States Bankruptcy Court for the Southern District of New York.

The Draft Plan of Reorganization contemplates:

     1. Undertaking a corporate restructuring, in which all of the current Covanta international independent power operations become direct or indirect subsidiaries of Covanta Power International Holdings ("CPIH") and management of such operations are maintained at CPIH and deconsolidated from Covanta for tax and financial reporting purposes;

     2. Settlement of all restructuring costs, including allowed priority and administrative claims; 3. Distribution of cash, new debt and securities to pre-petition creditors as stipulated in the Draft Plan of Reorganization, including:

               -    New CPIH Funded Debt, and

               -    Reorganized CPIH Preferred Stock;

     4.   Discharge of all other pre-petition claims; and

     5. Entering into new credit facilities for the Reorganized Covanta Borrowers and CPIH Borrowers which will provide the Covanta and CPIH with Letter of Credit capacity and a revolving line of credit for liquidity.

Presentation of the International Business Plan

         The International business plan presented in this Exhibit includes (i) forecast results for 2003 based upon current Covanta accounting and reporting policies; and (ii) projected results for 2004 through 2006 based upon preliminary Fresh Start accounting and reporting estimates (see Accounting Polices and Assumptions below).

Accounting Policies and Assumptions

         Pursuant to The American Institute of Certified Public Accountants Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"), the Projections incorporate "Fresh Start Accounting and Reporting" principles which the Reorganizing Debtors will be required to adopt upon emergence from bankruptcy. These "Fresh Start Accounting and Reporting" principles provide, among other things, that the Reorganizing Debtors' assets and liabilities be recorded at fair value.

         The Fresh Start Accounting and Reporting Adjustments included in the Projections are the preliminary estimates to adjust the Reorganizing Debtors' capital structure and its assets and liabilities to their estimated fair values in accordance with the current Plan of Reorganization and the Valuation Analysis in Exhibit D.

         New Accounting Pronouncements: In January 2003, the Financial Accounting Standards Board (the "FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN No. 46"). FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51 "Consolidated Financial Statements," and applies immediately to any variable interest entities created after January 31, 2003 and to variable interest entities in which an interest is obtained after that date. Based on current operations, the Reorganizing Debtors do not expect the adoption of FIN No. 46 to have a material effect of their financial position or results of operations.

         In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"). SFAS No. 149 amends and clarifies the accounting and reporting for derivative instruments, including certain derivatives embedded in other contracts, and for hedging activities under SFAS No. 133, "Accounting for Derivatives Instruments and Hedging Activities" ("SFAS No. 133"). The amendments in SFAS No. 149 require that contracts with comparable characteristics be accounted for similarly. SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative according to SFAS No. 133 and when a derivative contains a financing component that warrants special reporting in the statement of cash flows. In addition, SFAS No. 149 amends the definition of an "underlying" to conform it to language used in FIN No. 45 and amends certain other existing pronouncements. The provisions of SFAS No. 149 that relate to SFAS No. 133 "Implementation Issues" that have been effective for periods that began prior to June 15, 2003 should continue to be applied in accordance with their respective effective dates. The requirements of SFAS No. 149 are effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Reorganizing Debtors do not expect the adoption of SFAS No. 149 to have a material effect on their financial position and results of operations.

         The Projections do not take into consideration the potential for changes in the current Covanta accounting policies and procedures as described in its December 31, 2002 Form 10K filed with the SEC and incorporated by reference into the Disclosure Statement. Adoption of different policies and procedures by the Reorganizing Debtors could result in a significant difference in the actual Fresh Start Accounting and Reporting adjustments.

         Use of Estimates: The preparation of projections requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses as well as disclosure of policies and contingencies. Actual results and conclusions could differ from those estimates. Significant estimates include management's estimate of the fair value of assets and liabilities and the estimated useful lives of long-lived assets.

         Cash and Cash Equivalents: Cash and cash equivalents include all cash balances and highly liquid investments having original maturities of three months or less.

         Long-Term Debt: In the Projections, long-term debt consists of the reinstatement of certain pre-petition claims for $80 million of debt with the various terms, including interest rate and maturity, described in the Plan of Reorganization.

         Contracts and Revenue Recognition: Service revenues primarily include the fees earned under contracts to operate and maintain facilities and to service the project debt. Revenue from the sale of electricity and steam are earned and are recorded based upon output delivered and capacity provided at rates specified under contract terms or prevailing market rates.

         Receivables generally are due from local governmental entities and utilities that are heavily legislated and leveraged.

         Property, Plant and Equipment: Property, plant, and equipment is stated at estimated fair value at emergence. For financial reporting purposes, depreciation is calculated by the straight-line method over the estimated useful lives of the assets, which range generally from three years for computer equipment to 40 years for facilities. Leasehold improvements are amortized by the straight-line method over the terms of the leases or the estimated useful lives of the improvements as appropriate

         Project Debt: Payment obligations for the project debt associated with the facilities owned by the CPIH are limited recourse to the operating subsidiary and non-recourse to the CPIH or Covanta, subject to construction and operating performance guarantees and commitments. These obligations are secured by the revenues pledged under various indentures and are collateralized principally by a mortgage lien and a security interest in each of the respective facilities and related assets.

         Restricted Funds: Restricted funds represent proceeds from the financing and operations of the facilities. Funds are held in trust and released as expenditures are made or upon satisfaction of conditions provided under the respective trust agreements.

         Service Contracts: Service contracts are stated at estimated fair value at emergence. For financial reporting purposes, amortization is calculated by the straight-line method over the remaining contract terms that range from 9 to 20 years at January 1, 2004.

         Investments In and Advances to Investees and Joint Ventures: The Reorganizing Debtors are party to joint venture agreements through which the Reorganizing Debtors have equity investments in several operating projects. The joint venture agreements generally provide for the sharing of operational control as well as voting percentages. The Reorganizing Debtors record its share of earnings from its equity investees on a pre-tax basis and records its share of the investee's income taxes in income tax expense (benefit).

         Management and Employee Compensation: Pursuant to applicable provisions of the Bankruptcy Code, the Plan of Reorganization currently contemplates the rejection of all existing prepetition employment agreements.

         The terms of certain Post-Effective Date management incentive, employee and non-competition agreements are currently under discussion by the Company and its various creditor constituencies.

         Guarantees: SOP 90-7 and FIN 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others - an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FIN No. 34" require that a guarantor recognize, at the inception of a guarantee (other than a guarantee of its own performance) a liability for the fair value of the obligation undertaken in issuing the guarantee. Currently, the Reorganizing Debtors are aware of approximately $22 million of Covanta guarantees related to the CPIH international subsidiaries that are required to be recognized at fair value. However, the Reorganizing Debtors have not done so within the Projections as this fair value is not material.

         If the Reorganizing Debtors become aware of additional guarantees requiring recognition, net equity would likely be unchanged but the fair value of liabilities and assets recorded would increase. FIN 45 does not prescribe a specific approach for subsequently measuring the guarantor's recognized liability over the term of the related guarantee but the increased asset value generally would be charged to income as depreciation or amortization over the remaining useful life of the related asset.

         Income Taxes: For the years ended December 31, 2004 through 2006, CPIH plans to file an annual consolidated Federal income tax return, state income and franchise tax returns as well as the local income tax returns required by its international projects. Approximately $30 million of deferred tax assets, related to the excess of the tax over the book basis of fixed assets of the foreign projects, have not been recognized in the Projections because it is not more likely than not that the deferred tax assets could be utilized after expiration of local tax holidays for the international projects. Income tax expense for the years ended December 31, 2004 through 2006 includes $4.1, $9.7 and $9.2 million, respectively, for deferred taxes since the net earnings of the international projects cannot be assumed to be permanently reinvested by CPIH into its international projects.

Reorganizing CPIH and Subsidiaries
Projected Statements of Operations

                                     Pre-Emergence
                                       (prior to
                                          Fresh               Post-Emergence
                                          Start          (including estimated Fresh
                                       Adjustments)         Start Adjustments)
                                       ------------ -----------------------------------

For the Years ended December 31,          2003
(in Thousands of Dollars)               Forecast       2004         2005         2006
Total Revenues .....................   $ 176,010    $ 157,940    $ 150,376    $ 149,154
                                       ---------    ---------    ---------    ---------
Plant operating expenses ...........     136,995      120,376      115,447      116,701
Depreciation and amortization ......      16,463        6,738        7,834        7,834
Debt service charges-net ...........      17,116       13,036       11,155        9,335
                                       ---------    ---------    ---------    ---------
Total costs and expenses ...........     170,574      140,150      134,436      133,870
Equity in income from unconsolidated
investments ........................      21,319       20,182       27,532       28,941
                                       ---------    ---------    ---------    ---------
Operating income ...................      26,755       37,972       43,472       44,225
Interest expense-net ...............           -       (5,600)      (5,688)      (5,531)
                                       ---------    ---------    ---------    ---------
Income (loss) from continuing
operations
  before taxes and minority interest      26,755       32,372       37,784       38,694
Income taxes .......................      (4,909)     (14,270)     (18,254)     (19,946)
Minority interests .................      (3,317)      (5,932)      (5,787)      (5,642)
                                       ---------    ---------    ---------    ---------
Net income .........................   $  18,529    $  12,170    $  13,743    $  13,106
                                       =========    =========    =========    =========

Reorganizing CPIH and Subsidiaries
Projected Balance Sheets

                                           Pre-Emergence
                                          (prior to Fresh                          Post-Emergence
                                               Start                        (including estimated Fresh Start
                                             Adjustments)                           Adjustments)
                                             ------------  ----------------------------------------------------------

                                             December 31,  Fresh Start  January 1,   December    December    December
(in Thousands of Dollars)                         2003     Adjustments     2004      31, 2004    31, 2005    31, 2006
Assets:
Current assets:
Cash and cash equivalents ..................   $  15,983   $  (6,453)   $   9,530   $  22,062   $  23,186   $  25,084
Restricted funds held in trust .............         294           -          294         294         294         294
Receivables ................................      28,990           -       28,990      22,251      23,171      23,538
Other current assets .......................      17,125           -       17,125      16,935      16,756      16,586
                                               ---------   ---------    ---------   ---------   ---------   ---------
Total current assets .......................      62,392      (6,453)      55,939      61,542      63,407      65,502
Property, plant and equipment - net ........     185,591     (84,642)     100,949      91,878      81,996      72,379
Restricted funds held in trust .............      17,047           -       17,047      17,583      16,482      15,443
Unbilled service and other receivables .....       4,992           -        4,992       4,992       4,992       4,992
Goodwill and other intangible assets .......       9,868      (9,616)         252         187         123          61
Investments in and advances to investees
and joint ventures .........................     124,115     (23,248)     100,867     109,096     120,408     133,101
Other assets ...............................          10           -           10          10          10          10
                                               ---------   ---------    ---------   ---------   ---------   ---------
Total Assets ...............................   $ 404,015   $(123,959)   $ 280,056   $ 285,288   $ 287,418   $ 291,488
                                               =========   =========    =========   =========   =========   =========

Liabilities and Shareholders Equity:
Liabilities:
Current liabilities:
Current portion of long-term debt ..........   $   2,634     $     -    $   2,634   $   4,937   $   4,541   $   4,757
Current portion of project debt ............      13,585           -       13,585      13,153      12,740      12,500
Accounts payable ...........................           -           -            -       4,000       3,500       3,000
Income taxes payable .......................      10,031           -       10,031       9,962       9,895       9,831
Accrued expenses and other .................      19,809           -       19,809      19,594      19,434      19,281
                                               ---------   ---------    ---------   ---------   ---------   ---------
Total current liabilities ..................      46,059                   46,059      51,646      50,110      49,369
Long-term debt .............................           0      80,000       80,000      75,842      69,136      64,060
Project debt ...............................     109,414          (0)     109,414      94,580      80,452      66,837
Deferred taxes payable .....................           0           0            0       4,114      13,776      23,013
Minority interests .........................      36,205     (21,622)      14,583      17,666      19,488      21,357
                                               ---------   ---------    ---------   ---------   ---------   ---------
Total liabilities ..........................     191,678      58,378      250,056     243,848     232,962     224,636
                                               ---------   ---------    ---------   ---------   ---------   ---------

Total Shareholder's Equity .................     212,337    (182,337)      30,000      41,441      54,456      66,852
                                               ---------   ---------    ---------   ---------   ---------   ---------

Total Liabilities and Shareholder's Equity .   $ 404,015   $(123,959)   $ 280,056   $ 285,289   $ 287,418   $ 291,488
                                                           =========    =========   =========   =========   =========

Reorganizing CPIH and Subsidiaries
Projected Statement of Cash Flows

                                                      Pre-Emergence
                                                      (prior to Fresh       Post-Emergence
                                                          Start         (including estimated Fresh
                                                       Adjustments)         Start Adjustments)
                                                       ------------  ---------------------------------

For the Years ended December 31,
(in Thousands of Dollars)                                  2003        2004        2005         2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ...........................................   $ 18,529    $ 12,170    $ 13,743    $ 13,106
Adjustments to Reconcile Net Income to Net Cash
Provided
  By Operating Activities:
Depreciation .........................................     15,417       6,710       7,806       7,806
Amortization .........................................      1,414          28          28          28
Foreign currency translation adjustment ..............       (790)       (567)       (645)       (608)
Deferred income taxes ................................          -       4,114       9,662       9,237

Equity in income from unconsolidated investments .....    (22,020)    (20,624)    (27,922)    (25,918)
Minority interests expense ...........................      3,317       5,932       5,787       5,642
Management of Operating Assets and Liabilities:
Decrease (Increase) in Assets:
Receivables ..........................................       (320)      6,739        (920)       (367)
Other current assets .................................        326         188         179         171
Increase (Decrease) in Liabilities:
Accounts payable .....................................      2,898         (69)        (67)        (64)
Income taxes payable .................................                  4,000        (500)       (500)
Accrued expenses & other current liabilities .........    (10,245)       (215)       (159)       (154)
Distributions to minority interests ..................       (862)     (2,273)     (3,391)     (3,219)
                                                         --------    --------    --------    --------
Net cash provided by operating activities ............      7,664      16,133       3,601       5,160
CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in facilities ............................     (3,036)
Distributions from investees and joint ventures ......      9,338      12,395      16,610      13,225
                                                         --------    --------    --------    --------
Net cash used in investing activities ................      6,302      12,395      16,610      13,225
CASH FLOWS FROM FINANCING ACTIVITIES:
Recourse debt repaid .................................     (3,036)     (4,761)     (7,309)     (5,075)
Payment of debt ......................................    (15,241)    (13,585)    (13,153)    (12,740)
Borrowings (repayments) on revolving loan ............                  2,886         274         289
Increase (decrease) in funds held in trust ...........    (11,241)       (536)      1,101       1,039
                                                         --------    --------    --------    --------
Net cash used in financing activities: ...............    (29,518)    (15,996)    (19,087)    (16,487)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .    (15,552)     12,532       1,124       1,898
                                                         --------    --------    --------    --------

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD .....     31,535       9,530      22,062      23,186
                                                         --------    --------    --------    --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD ...........   $ 15,983    $ 22,062    $ 23,186    $ 25,084
                                                         ========    ========    ========    ========

                                    EXHIBIT G

                     Reorganization Plan Valuation Analysis


               Important Note on Estimates of Reorganization Value


          The estimates of reorganization value discussed below are not, and do not purport to be, appraisals or liquidation values of the Reorganized Debtors or their assets, or estimates of the market value that could be realized through a sale of any Plan Securities should a market for those securities develop. Such estimates were developed solely for purposes of formulating and negotiating a plan of reorganization for the Debtors and analyzing the projected recoveries under the Plan.



         The Debtors have been advised by Chilmark Partners LLC ("Chilmark") with respect to the range of estimated reorganization values of Reorganized Covanta and Reorganized CPIH. Chilmark's valuations reflect a number of assumptions, including a successful reorganization in a timely manner of the businesses and finances of the Covanta Debtors, the continuation as the owner and operator of their businesses and assets from and after the Effective Date, the projections reflected in the Projections, the amount of available cash and other liquidity, market conditions, and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein.

         The reorganization value of Reorganized Covanta and Reorganized CPIH discussed in this section includes the ongoing domestic and international operating businesses, respectively, and excludes the assets and liabilities of the Liquidating Debtors.

Reorganized Covanta

         The Debtors have been advised by Chilmark with respect to the range of estimated reorganization value of Reorganized Covanta and its debtor and non-debtor subsidiaries (including the common equity value of Reorganized CPIH and its subsidiaries). The total reorganization value range for ongoing operating business was estimated by Chilmark to be approximately $280 to $315 million as of an assumed Effective Date of December 31, 2003. The reorganization equity value, which takes into account the estimated debt balances at and beyond the Effective Date, was estimated by Chilmark to be approximately $40 million as of an assumed Effective Date of December 31, 2003. The foregoing Covanta reorganization equity value (ascribed as of the date of this Disclosure Statement) reflects, among other factors discussed below, current financial market conditions and the inherent uncertainty as to the achievement of the Projections.

         The Plan contemplates the distribution of warrants to certain holders of Allowed Claims. While warrants may be valued using complex mathematical computations, these computations are based upon highly subjective assumptions, including, among others, the estimated trading prices of the equity securities for which the warrants may be exercised and the projected volatility of price movements of those equity securities. Based on an assumed stock price of $40.00 per share, an estimated warrant strike price of $40.00 per warrant, a ten year term, estimated volatility of 15%, an adjustment for a management incentive plan that will dilute the warrant holders, and a 50% discount to account for lack of liquidity and other non-standard warrant terms; Chilmark computed the theoretical value of the Warrants to be approximately $7.1 million, or $7.10 per warrant. Since the New Common Stock will be privately held by the ESOP, there will not be an active trading market for the New Common Stock and, therefore, there can be no assurance that the volatility of the New Common Stock will be perceived to be 15% or that the market value of a warrant will be $7.10. Finally, actual trading values for warrants frequently differ materially from those values derived from mathematical computations. Accordingly, the foregoing computation of value cannot be relied upon as a measure of realizable value of the Warrants. See "Certain Risk Factors to be Considered - Market for Securities."

Reorganized CPIH

         The Debtors have been advised by Chilmark with respect to the range of estimated reorganization value of Reorganized CPIH and its subsidiaries. The total reorganization value range for ongoing operating business was estimated by Chilmark to be approximately $95 to $125 million as of December 31, 2003. The foregoing valuation reflects a number of assumptions, including a successful reorganization in a timely manner, the forecasts reflected in the Projections, the amount of available cash, market conditions and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein.

Valuation Methodology

         In preparing the estimated reorganization values, Chilmark: (a) reviewed certain historical financial information of Covanta for recent years and interim periods; (b) reviewed certain internal financial and operating data of Covanta relating to their long-term prospects; (c) met with certain members of senior management of Covanta to discuss Covanta's operations and future prospects; (d) reviewed publicly available financial data and considered the market values of public companies that participated in the same industry as Covanta; (e) reviewed the financial terms, to the extent publicly available, of certain acquisitions of companies that Chilmark believes were comparable to the operating businesses of Covanta; (f) considered certain economic and industry information relevant to Covanta's operating businesses; (g) reviewed indicative bids from other interested parties; (h) considered the impact of changes to estimated claim amounts; (i) considered the impact and duration of both the S-corporation status and ESOP structure; and (j) conducted such other analyses as Chilmark deemed appropriate. Although Chilmark conducted a review and analysis of Covanta's businesses, operating assets and liabilities and business plans, Chilmark assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors and publicly available information. In addition, Chilmark did not independently verify the assumptions underlying the Projections or any publicly available information in connection with such valuation.

         The estimated reorganization values were prepared by Chilmark on the basis of information in respect to the business and assets of Covanta Energy Corporation available to Chilmark as of September 15, 2003. Estimates of reorganization value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were to be sold.

         The estimate of reorganization value prepared by Chilmark assumes that the Reorganized Covanta and Reorganized CPIH, and their respective subsidiaries, will continue as the owner and operator of their businesses and assets. Such estimates were developed solely for purposes of formulation and negotiation of a plan of reorganization and analysis of implied relative recoveries to creditors thereunder. Such estimates do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different from the amounts set forth herein.

         The estimates of reorganization values prepared by Chilmark reflect the application of various valuation techniques, including, among others:
         (a) a discounted cash flow analysis, in which Chilmark, using a weighted average cost of capital and an assumed tax rate, computed the present value of free cash flow and terminal value of Covanta;
         (b) a review of indicative bids from other interested parties;
         (c) a comparable company analysis, in which Chilmark analyzed the enterprise value of public companies that Chilmark deemed generally comparable to the operating businesses of Covanta, however given the S-corporation/ESOP structure, there were no direct comparable companies; and
         (d) a comparable transaction analysis, in which Chilmark analyzed the financial terms of certain acquisitions of companies and sales of assets that Chilmark believed were comparable to the operating businesses of Covanta, however given the S-corporation/ESOP structure, there were no direct comparable transactions.

         An estimate of reorganization value is not entirely mathematical, but rather it involves complex consideration and judgments concerning various factors that could affect the value of an operating business. As a result, the estimate of reorganization value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, none of Covanta, Chilmark or any other person assumes responsibility for their accuracy. Depending on the results of the Debtors' operations or changes in the financial markets, Chilmark's valuation analysis as of the Effective Date may differ from that disclosed herein.

         In addition, the valuation of newly-issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holding of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Debtors' history in Chapter 11, conditions affecting the Debtors' competitors or the industry generally in which the Debtors' participate or by other factors not possible to predict. Accordingly, the reorganization values estimated by Chilmark do not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets and are not estimates of the post-reorganization market trading values. Any trading values may be materially different from the values associated with Chilmark's valuation analysis. Indeed there can be no assurance that any trading market will develop for any of the forms of consideration distributed to Covanta's creditors.

         Furthermore, in the event the actual Allowed Claims and the actual distributions to claimholders differ from those assumed by the Debtors in their recovery analysis, the actual recoveries realized by holders of Allowed Claims could be significantly higher or lower than estimated by the Debtors.

                                    EXHIBIT H

                   Hypothetical Liquidation VALUATION Analysis

                 Important Note on Debtor's Liquidation Analysis

        The Liquidation Analysis presented below is an estimate, based on a number of significant assumptions, of the proceeds that may be generated in a hypothetical chapter 7 liquidation of each of the Debtor and its debtor and non-debtor subsidiaries. The liquidation analysis is not, and does not, purport to be a valuation of the Debtors' assets or indicative of the values that may be realized in an actual liquidation.


         The Debtors have prepared the Liquidation Analysis in consultation with Chilmark. The liquidation analysis presented herein (the "Liquidation Analysis") reflects the projected outcome of the hypothetical, orderly liquidation of the Debtors under chapter 7 of the Bankruptcy Code. The projected liquidation proceeds to each Class was less than or equal to the estimated recoveries under the Reorganization Plan.

         Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to economic, competitive and other contingencies beyond the control of the Debtors and management. It is possible that the time needed to dispose of the assets could exceed the timeframes assumed in this analysis, causing an adverse impact on the recoveries depicted herein. Similarly, other assumptions with respect to the liquidation process may be subject to change. Upon liquidation, there is a general risk of unanticipated events which could have a significant impact upon projected cash receipts and disbursements. Cash flows could be impaired due to events such as: (i) an adverse impact on clients' perceptions; (ii) disruptions in the employee base; (iii) a loss of vendor support and/or change in terms; (iv) an adverse affect on the relationship with clients and energy offtake customers; and (v) the inability to find a purchaser for a specific project within the six month liquidation period. In addition, the proceeds from the liquidation have not been discounted to reflect any delay in distributions following the completion of the liquidation process. Applying an additional discount factor to the proceeds from the liquidation to account for any such delay would result in a lower range of recoveries for certain creditors. For all of the foregoing reasons, there can be no assurance that the values reflected in the Liquidation Analysis or recovery percentages would be realized if the Debtors were, in fact, liquidated in chapter 7 cases, and actual results could vary materially from those shown in this analysis.

Liquidation Analysis Assumptions and Summary of Liquidation Recovery

The following major assumptions have been made in the liquidation analysis set forth in this Exhibit F:

     1. The liquidation of assets commences December 31, 2003 and is completed by June 30, 2004.

     2. The liquidation of the projects produce taxable income and the related taxes are deducted from the gross proceeds to arrive at the net liquidation proceeds available to creditors.

     3. During the liquidation process, the Debtors continue to operate their businesses as a going concern.

     4. The Debtors are liquidated under the direction of a trustee appointed by the Bankruptcy Court who will be entitled to 3% of the gross liquidation proceeds as fees.

     5. Other professionals such as brokers, attorneys and other advisors will be utilized in order to expedite the liquidation process. These and other direct costs related to the sales of the individual properties and contracts are estimated at 5% of the gross liquidation values.

     6. The geothermal projects are sold in accordance with the Plan for the same proceeds, net of certain senior project-type debt and claims for those projects. Cash on hand will be the amount forecast for December 31, 2003 plus the net proceeds from the geothermal sale.

     7. Any cash generated by the projects during the liquidation period is assumed to be consumed by operating expenses, capital expenditures and other similar expenses.

     8. Proceeds from projects assets have been calculated assuming that (i) all projects are sold through auctions in Bankruptcy Court as "going-concerns" and (ii) all executory contracts and unexpired leases that have not been rejected or terminated by the Debtors are assigned to the purchasers. As a result, all cure costs related to these executory contracts and unexpired leases are paid out of the gross liquidation proceeds.

     9. Project-level employees will be employed by the new project owners, and therefore, will not be entitled to severance or other termination benefits. All corporate level employees will be severed.

     10. Estimated gross proceeds from asset sales are valued at a 40% discount to the reorganization value for the "Low" scenario and a 20% discount for the "High" scenario.

Application of net liquidation proceeds has been made in accordance with the priorities set forth in the Bankruptcy Code. Please see the attached summary of liquidation recoveries by Class.

                               REORGANIZATION PLAN
                        HYPOTHETICAL LIQUIDATION ANALYSIS
(in $ millions)

Estimated Proceeds Available for Distribution
                                                        --------     --------
                                                            Low         High
                                                        --------     --------
Gross proceeds                                          $  244.5     $  326.0
Cash on hand                                               191.8        213.8

Less: Taxes Payable                                       (250.4)      (267.7)
Less: Liquidation Costs                                    (19.6)       (26.1)
Less: Priority and Administrative Claims                  (267.3)      (106.3)
                                                        --------     --------
Net Proceeds for Secured and Unsecured Claims           $ (100.9)    $  139.7
                                                        ========     ========



                                                                    Estimated Recovery       Estimated Recovery
                                                    Average              Amount                  Percentage
                                                    Estimated     ---------------------     ---------------------
Class  Description of Allowed Claims             Allowed Claims      Low         High           Low        High
                                                 ---------------  --------   ----------      ---------   --------
1 Priority Non-Tax Claims                           $    0.1        $  0.1     $    0.1        100.0%      100.0%

2 Project Secured Claims                            $    0.5        $  0.5     $    0.5        100.0%      100.0%

3 Secured Bank & 9.25 Debenture Claims                 538.7        $  -       $  130.6          0.0%       24.2%


4 Operating Company Unsecured                       $   32.5        $  -       $    9.0 [a]      0.0%       27.7%
Claims

6 Parent & Holding Unsecured Claims                 $  312.5        $  -       $    -            0.0%        0.0%

7 Convertible Subordinated Bond Claims              $  154.5        $  -       $    -            0.0%        0.0%



[a] This recovery amount is an estimated average of the liquidation proceeds available to the class on average. At certain debtors, the liquidation proceeds will result in a higher recovery and at other debtors the liquidation proceeds would be a lower recovery.

                                    EXHIBIT I

                           Estimated Recovery Analysis

                     Important Note on Estimates of Recovery

       The estimates of recovery discussed below are not, and do not purport to be, appraisals, liquidation values, or estimates of the market value that could be realized through a sale of any Plan Securities should a market for those securities develop. In addition, significant assumptions were made in estimating the claim amounts by creditor class. Such estimates were developed solely for purposes of formulating and negotiating a plan of reorganization for the Debtors and analyzing the projected recoveries under the Plan. The actual recoveries could be materially different from the estimated recoveries due to changes in claim amounts, Distributable Cash, actual amounts realized for any of the Plan distributions and other items.



         For purposes of preparing the Estimated Recovery Analysis, an estimate of claims by class was necessary. For certain classes of claims, the exact amount of claims is uncertain or unknown as of the date of this analysis. In addition, while the Debtor has made considerable progress reconciling the claims filed in these cases, it is expected that certain claims will be disputed. The actual allowed claims for certain creditors may not be know for some time and could differ from the estimates used in this analysis. Therefore, for purposes of this analysis, the Debtors estimated the claim amounts for certain of its creditor classes. A summary of this claims estimation is included separately in this exhibit.

         In addition to estimating the claim values, the Debtor also had to estimate the value of certain consideration distributed to the creditors. The recovery analysis is based on the face amount of notes and preferred stock distributed to the creditors under the Plan. In addition, the warrants distributed to certain classes of creditors were valued at the same value as outlined in the Reorganization Plan and Valuation Analysis. The Estimated Recovery Analysis illustrates the potential recovery under the various assumptions using a high, low and average estimate for claim values. The actual amount of value from plan distributions could be different than the assumptions used in this Estimated Recovery Analysis.

         The Estimated Recovery Analysis was performed for the Reorganizing Debtors. In the Reorganization Plans, there are certain classes that were not analyzed as part of the Estimated Recovery Analysis. These classes in general are expected to either (i) receive payment or be reinstated in full satisfaction, release and discharge of their respective claims, or (ii) receive no distribution under the Reorganization Plans. The treatment of those creditors not included in the Estimated Recovery Analysis is summarized in the Overview of the Disclosure Statement.

         The Reorganization Plan provides that only those holders of Class 3 Claims that participate as New Facility Lenders will receive Distributable Cash as part of their Class 3 Distribution. For purposes of this analysis, it was assumed that the Class 3A creditors provided 100% of the New Facility.

         The Debtor expects there to be approximately $60 million of Distributable Cash at emergence. However, the actual amount of Distributable Cash could be higher or lower, and is dependant upon a number of events, including but not limited to, the following:

     -    Net proceeds from sale of geothermal projects;

     -    Operating cash on hand prior to emergence;

     - Amount of exit costs, including administrative costs, cure costs, priority claims, severance;

     -    Amount of cash required for working capital purposes and tax reserves;

     - Other cash costs associated with consummating the transactions under the Plan.


         Given the number of uncertainties in arriving at an estimated recovery, the Debtor has provided a range of estimated recoveries. The following pages indicate recoveries to certain creditor classes for the High, Low and Average claims estimates. In addition, the scenario using the high end of the claims range also assumes a lower amount of Distributable Cash.


To the extent that the amount of Distributable Cash is lower than $60 million, then the recoveries for those creditor classes receiving the Distributable Cash will be reduced on a dollar-for-dollar basis. For example, a $20 million reduction in Distributable Cash would reduce the estimated recovery of the Class 3 creditors from approximately 68.5% to 64.8% (calculated on average claim amounts and before impact of plan settlements).

              ESTIMATED RECOVERY ANALYSIS - - AVERAGE CLAIM RANGE

  The Estimated Recovery Analysis below was based, in part, on Reorganization Value for Covanta and CPIH. The estimates of reorganization value discussed below are not, and do not purport to be, appraisals or liquidation values of the Reorganized Debtors or their assets, or estimates of the market value that could be realized through a sale of any Plan Securities should a market for those securities develop. Such estimates were developed solely for purposes of formulating and negotiating a plan of reorganization for the Debtors and analyzing the projected recoveries under the Plan.


                                                       ESTIMATED RECOVERIES FOR CERTAIN CREDITORS BEFORE IMPACT OF PLAN SETTLEMENTS
(in $ millions) Paid at                      Avg.       Paid at        New                      High Yield     Secured
                                             Est.       as Exit      Lender         Dist.       Secured         Value
    Class                                   Claim        Cost        Warrants       Cash         Notes          Dist.        %
--------------------------------------    --------      -------     ---------      --------     ---------      -------    ------
1   Priority Non-Tax Claims               $    0.1      $   0.1       $   -         $  -        $    -           NA

2   Project Debt Claims                        0.5          0.5           -            -             -           NA
3A  Secured Bank Claim                       433.7          -             3.6          60.0         148.6        212.2     48.9%
3B  Secured 9.25 Debenture Claims            105.0          -             -            -             51.4         51.4     48.9%
                                          --------      -------     ---------      --------     ---------      -------    ------
    Total Class 3                            538.7          -             3.6          60.0         200.0        263.6     48.9%
4   Operating Co. Unsecured Claims            32.5          -             -            -              -          NA
6   Parent & Holding Unsecured Claims        312.5          -             -            -              -          NA
7   Convertible Sub. Bond Claims             154.5          -             -            -              -          NA
8   Convenience Claims                         2.1          1.6           -            -              -          NA
    Total                                               $   2.2       $   3.6       $  60.0     $   200.0      $ 263.6
                                                        =======     =========      ========     =========      =======

(in $ millions) Paid at                   Excess                                  New CPIH       Reorg.
                                           Dist.     Unsecured       Add'l         Funded         CPIH                   Recovery
                                           Cash         Notes       Warrants        Debt       Pref. Stock      TOTAL        %
                                          --------    ---------     ---------     ---------    ----------      -------    ------
1   Priority Non-Tax Claims                 $ -        $     -        $  -        $   -          $  -         $    0.1    100.0%
2   Project Debt Claims                       -              -           -            -             -              0.5    100.0%
3A  Secured Bank Claim                        -              -           2.0          61.2         21.7          297.1     68.5%
3B  Secured 9.25 Debenture Claims             -              -           0.5          14.8          5.3           71.9     68.5%
                                          --------      -------     ---------      --------     ---------      -------    ------
    Total Class 3                             -              -           2.5          76.0         27.0          369.0     68.5%
4   Operating Co. Unsecured Claims            -            32.5          -            -             -             32.5    100.0%
6   Parent & Holding Unsecured Claims         -              -           1.1          4.0           3.0            8.1      2.6%
7   Convertible Sub. Bond Claims              -              -           -            -             -              -        0.0%
8   Convenience Claims                        -              -           -            -             -              1.6     75.0%
    Total                                   $ -        $   32.5       $  3.6      $   80.0       $ 30.0       $  411.8
                                          ========      =======     =========      ========     =========      =======


                                                         ESTIMATED RECOVERIES FOR CERTAIN CREDITORS AFTER IMPACT OF PLAN SETTLEMENTS
(in $ millions) Paid at                      Avg.       Paid at        New                      High Yield     Secured
                                             Est.       as Exit      Lender         Dist.       Secured         Value
    Class                                   Claim        Cost        Warrants       Cash         Notes          Dist.        %
--------------------------------------    --------      -------     ---------      --------     ---------      -------    ------
3A  Secured Bank Claim                    $  433.7      $   -         $   3.6       $  60.0     $   148.6      $ 212.2     48.9%
3B  Secured 9.25 Debenture Claim             105.0          -             -            -             45.0         45.0     42.8%
                                          --------      -------     ---------      --------     ---------      -------    ------
    Total Class 3                            538.7          -             3.6          60.0         193.6        257.1     47.7%
6   Parent & Holding Unsecured Claims     $  312.5      $   -         $   -         $  -        $     6.4      $   6.4


(in $ millions) Paid at                   Excess                                  New CPIH       Reorg.
                                           Dist.     Unsecured       Add'l         Funded         CPIH                   Recovery
                                           Cash         Notes       Warrants        Debt       Pref. Stock      TOTAL        %
                                          --------    ---------     ---------     ---------    ----------      -------    ------
3A  Secured Bank Claim                     $ -        $     -        $  2.0      $   61.2       $ 21.7       $  297.1     68.5%
3B  Secured 9.25 Debenture Claim             -              -           0.4          13.0          4.6           62.9     59.9%
                                          --------      -------     ---------      --------     ---------      -------    ------
    Total Class 3                            -              -           2.4          74.1         26.3          360.0     66.8%
6   Parent & Holding Unsecured Claims      $ -        $     -        $  1.1      $    5.9       $  3.7           17.1      5.5%



Note: The analysis assumes that the holders of the Secured Bank Claims provide the new exit facility and , therefore, receive the New Lender Warrants and Distributable Cash as part of their Secured Value Distribution

              ESTIMATED RECOVERY ANALYSIS - - HIGH CLAIM RANGE

  The Estimated Recovery Analysis below was based, in part, on Reorganization Value for Covanta and CPIH. The estimates of reorganization value discussed below are not, and do not purport to be, appraisals or liquidation values of the Reorganized Debtors or their assets, or estimates of the market value that could be realized through a sale of any Plan Securities should a market for those securities develop. Such estimates were developed solely for purposes of formulating and negotiating a plan of reorganization for the Debtors and analyzing the projected recoveries under the Plan.





                                                        ESTIMATED RECOVERIES FOR CERTAIN CREDITORS BEFORE IMPACT OF PLAN SETTLEMENTS
(in $ millions) Paid at                      Avg.       Paid at        New                      High Yield     Secured
                                             Est.       as Exit      Lender         Dist.       Secured         Value
    Class                                   Claim        Cost        Warrants       Cash         Notes          Dist.        %
--------------------------------------    --------      -------     ---------      --------     ---------      -------    ------
1   Priority Non-Tax Claims               $    0.2      $   0.2       $   -         $  -        $    -           NA
2   Project Debt Claims                        1.0          1.0           -            -             -           NA

3A  Secured Bank Claim                       448.6          -             3.6          40.0         153.8        197.4     44.0%
3B  Secured 9.25 Debenture Claims            105.0          -             -            -             46.2         46.2     44.0%
                                          --------      -------     ---------      --------     ---------      -------    ------
    Total Class 3                            553.6          -             3.6          40.0         200.0        243.6     44.0%

4   Operating Co. Unsecured Claims            35.0          -             -            -              -          NA
6   Parent & Holding Unsecured Claims        500.0          -             -            -              -          NA
7   Convertible Sub. Bond Claims             154.5          -             -            -              -          NA
8   Convenience Claims                       2.1            1.6           -            -              -          NA

    Total                                               $   2.8       $   3.6       $  40.0     $   200.0      $ 243.6
                                                        =======     =========      ========     =========      =======

(in $ millions) Paid at                   Excess                                  New CPIH       Reorg.
                                           Dist.     Unsecured       Add'l         Funded         CPIH                   Recovery
                                           Cash         Notes       Warrants        Debt       Pref. Stock      TOTAL        %
                                          --------    ---------     ---------     ---------    ----------      -------    ------
1   Priority Non-Tax Claims                $ -        $   -          $  -        $   -          $  -         $    0.2    100.0%
2   Project Debt Claims                      -            -             -            -             -              1.0    100.0%

3A  Secured Bank Claim                       -            -             2.0          61.6         21.9          282.8     63.0%
3B  Secured 9.25 Debenture Claims            -            -             0.5          14.4          5.1           66.2     63.0%
                                          --------      -------     ---------      --------     ---------      -------    ------
    Total Class 3                            -            -             2.5          76.0         27.0          349.0     63.0%

4   Operating Co. Unsecured Claims           -            35.0          -            -             -             35.0    100.0%
6   Parent & Holding Unsecured Claims        -            -             1.1          4.0           3.0            8.1      1.6%
7   Convertible Sub. Bond Claims             -            -             -            -             -              -        0.0%
8   Convenience Claims                       -            -             -            -             -              1.6     75.0%

    Total                                  $ -        $   35.0       $  3.6      $   80.0       $ 30.0       $  394.9
                                          ========      =======     =========      ========     =========      =======



                                                        ESTIMATED RECOVERIES FOR CERTAIN CREDITORS AFTER IMPACT OF PLAN SETTLEMENTS
(in $ millions) Paid at                      Avg.       Paid at        New                      High Yield     Secured
                                             Est.       as Exit      Lender         Dist.       Secured         Value
    Class                                   Claim        Cost        Warrants       Cash         Notes          Dist.        %
--------------------------------------    --------      -------     ---------      --------     ---------      -------    ------
3A  Secured Bank Claim                    $  448.6      $   -         $   3.6       $  40.0     $   153.8      $ 197.4     44.0%
3B  Secured 9.25 Debenture Claim             105.0          -              -            -            40.4         40.4     38.5%
                                          --------      -------     ---------      --------     ---------      -------    ------
    Total Class 3                            553.6          -             3.6          40.0         194.2        237.8     43.0%

6   Parent & Holding Unsecured Claims$       500.0      $   -         $   -         $  -        $     5.8      $   5.8



(in $ millions) Paid at                   Excess                                  New CPIH       Reorg.
                                           Dist.     Unsecured       Add'l         Funded         CPIH                   Recovery
                                           Cash         Notes       Warrants        Debt       Pref. Stock      TOTAL        %
                                          --------    ---------     ---------     ---------    ----------      -------    ------
3A  Secured Bank Claim                     $ -        $   -          $  2.0      $   61.6       $ 21.9       $  282.8     63.0%
3B  Secured 9.25 Debenture Claim             -            -             0.4          12.6          4.5           57.9     55.2%
                                          --------      -------     ---------      --------     ---------      -------    ------
    Total Class 3                            -            -             2.4          74.2         26.4          340.8     61.6%

6   Parent & Holding Unsecured Claims$     $ -        $   -          $  1.1      $    5.8       $  3.6           16.3      3.3%


Note: The analysis assumes that the holders of the Secured Bank Claims provide the new exit facility and , therefore, receive the New Lender Warrants and Distributable Cash as part of their Secured Value Distribution

              ESTIMATED RECOVERY ANALYSIS - - LOW CLAIM RANGE

  The Estimated Recovery Analysis below was based, in part, on Reorganization Value for Covanta and CPIH. The estimates of reorganization value discussed below are not, and do not purport to be, appraisals or liquidation values of the Reorganized Debtors or their assets, or estimates of the market value that could be realized through a sale of any Plan Securities should a market for those securities develop. Such estimates were developed solely for purposes of formulating and negotiating a plan of reorganization for the Debtors and analyzing the projected recoveries under the Plan.





                                                       ESTIMATED RECOVERIES FOR CERTAIN CREDITORS BEFORE IMPACT OF PLAN SETTLEMENTS
(in $ millions) Paid at                      Avg.       Paid at        New                      High Yield     Secured
                                             Est.       as Exit      Lender         Dist.       Secured         Value
    Class                                   Claim        Cost        Warrants       Cash         Notes          Dist.        %
--------------------------------------    --------      -------     ---------      --------     ---------      -------    ------
1   Priority Non-Tax Claims               $    -        $   -         $   -         $  -        $     -          NA
2   Project Debt Claims                   $    0.3          0.3           -            -              -          NA

3A  Secured Bank Claim                       418.7          -             3.6          60.0         147.2        210.7     50.3%
3B  Secured 9.25 Debenture Claims            105.0          -             -            -             52.8         52.8     50.3%
                                          --------      -------     ---------      --------     ---------      -------    ------
    Total Class 3                            523.7          -             3.6          60.0         200.0        263.6     50.3%

4   Operating Co. Unsecured Claims            30.0          -             -            -              -          NA
6   Parent & Holding Unsecured Claims        125.0          -             -            -              -          NA
7   Convertible Sub. Bond Claims             154.5          -             -            -              -          NA
8   Convenience Claims                         2.1          1.6           -            -              -          NA

    Total                                               $   1.8       $   3.6       $  60.0     $   200.0      $ 263.6
                                                        =======     =========      ========     =========      =======

(in $ millions) Paid at                   Excess                                  New CPIH       Reorg.
                                           Dist.     Unsecured       Add'l         Funded         CPIH                   Recovery
                                           Cash         Notes       Warrants        Debt       Pref. Stock      TOTAL        %
                                          --------    ---------     ---------     ---------    ----------      -------    ------
1   Priority Non-Tax Claims                $ -        $   -          $  -        $   -          $  -         $    -       N/A
2   Project Debt Claims                      -            -             -            -             -              0.3    100.0%

3A  Secured Bank Claim                       -            -             2.0          60.8         21.6          295.0     70.5%
3B  Secured 9.25 Debenture Claims            -            -             0.5          15.2          5.4           74.0     70.5%
                                          --------      -------     ---------      --------     ---------      -------    ------
    Total Class 3                            -            -             2.5          76.0         27.0          369.0     70.5%

4   Operating Co. Unsecured Claims           -           30.0           -            -             -             30.0    100.0%
6   Parent & Holding Unsecured Claims        -            -             1.1          4.0           3.0            8.1      6.5%
7   Convertible Sub. Bond Claims             -            -             -            -             -              -        0.0%
8   Convenience Claims                       -            -             -            -             -              1.6     75.0%

    Total                                  $ -        $  30.0        $  3.6      $   80.0       $ 30.0       $  408.9
                                          ========      =======     =========      ========     =========      =======


                                                       ESTIMATED RECOVERIES FOR CERTAIN CREDITORS AFTER IMPACT OF PLAN SETTLEMENTS
(in $ millions) Paid at                      Avg.       Paid at        New                      High Yield     Secured
                                             Est.       as Exit      Lender         Dist.       Secured         Value
    Class                                   Claim        Cost        Warrants       Cash         Notes          Dist.        %
--------------------------------------    --------      -------     ---------      --------     ---------      -------    ------

3A  Secured Bank Claim                    $  418.7      $   -         $   3.6       $  60.0     $   147.2      $ 210.7     50.3%
3B  Secured 9.25 Debenture Claim             105.0          -             -            -             46.2         46.2     44.0%
                                          --------      -------     ---------      --------     ---------      -------    ------
    Total Class 3                            523.7          -             3.6          60.0         193.4        256.9     49.1%

6   Parent & Holding Unsecured Claims$       125.0      $   -         $   -         $  -        $     6.6        $ 6.6


(in $ millions) Paid at                   Excess                                  New CPIH       Reorg.
                                           Dist.     Unsecured       Add'l         Funded         CPIH                   Recovery
                                           Cash         Notes       Warrants        Debt       Pref. Stock      TOTAL        %
                                          --------    ---------     ---------     ---------    ----------      -------    ------
3A  Secured Bank Claim                     $ -        $   -          $  2.0      $   60.8       $ 21.6       $  295.0     70.5%
3B  Secured 9.25 Debenture Claim             -            -             0.4          13.3          4.7           64.7     61.7%
                                          --------      -------     ---------      --------     ---------      -------    ------
    Total Class 3                            -            -             2.4          74.1         26.3          359.8     68.7%

6   Parent & Holding Unsecured Claims$     $ -        $   -          $  1.1      $   5.9        $  3.7           17.3    13.9%


Note: The analysis assumes that the holders of the Secured Bank Claims provide the new exit facility and , therefore, receive the New Lender Warrants and Distributable Cash as part of their Secured Value Distribution

Estimated Claim Values

         For purposes on preparing the Estimated Recovery Analysis, an estimate of claims by class was necessary. For certain classes of claims, the exact amount of claim is uncertain or unknown as of the date of this analysis. In addition, while the Debtor has made considerable progress reconciling the claims filed in these cases, it is expected that certain claims will be disputed. The actual allowed claims for certain creditors may not be know for some time. Therefore, for purposes of this analysis, the Debtors estimated the claim amounts for certain of its creditor classes. A summary of this analysis is detailed below.

(in $ millions)
Reorganization Plan

Class    Description of Allowed Claims                           Low          Average             High
--------------------------------------                       ----------     ------------     ------------
1        Priority Non-Tax Claims                               $   -          $     0.1        $   0.2
2        Project Debt Claims                                   $   0.3        $     0.5        $   1.0
3A       Secured Bank Claim                                    $ 418.7        $   433.7        $  448.6
3B       Secured 9.25 Debenture Claims                         $ 105.0        $   105.0        $  105.0
4        Operating Company Unsecured Claims                    $  30.0        $    32.5        $  35.0
6        Parent & Holding Co. Unsecured Claims                 $ 125.0        $   312.5        $  500.0
7        Convertible Subordinated Bond Claims                  $ 154.5        $   154.5        $  154.5
8        Convenience Claims                                    $ 2.1          $     2.1        $   2.1



Heber Plan
Class    Description of Allowed Claims                           Low          Average             High
--------------------------------------                       ----------     ------------     ------------
1        Priority Non-Tax Claims                               $   -          $     -          $    -
2HA      GECC Secured SIGC Claim
2HB      GECC Secured HGC/HFC Claims                           $   -          $     3.4        $    6.8
3H       Heber Secured Claims
7        Unsecured Claims                                      $   4.0        $     5.0        $    6.0



Liquidation Plan
Class    Description of Allowed Claims                           Low          Average             High
--------------------------------------                       ----------     ------------     ------------
1       Priority Non-Tax Claims                               $ -            $       0.1       $   0.2
3A      Liquidation Secured Claims
3B      Secured CSFB Claim against Ogden FMCA
3C      Covanta Tulsa Claims
7       Unsecured Liquidation Claims & Insurance Claims       $ 5.0          $       252.5     $  500.0

[GRAPHIC OMITTED]

                                    EXHIBIT J

                          HISTORICAL FINANCIAL RESULTS


         The Company's Form 10-K Annual Report for the period ended December 31, 2002 (the "2002 Form 10-K") and the Form 10-Q Quarterly Report for the period ended June 30, 2003 (the "June 30, 2003 Form 10-Q"), contain the following selected historical financial statements for the Company:

         (i) audited statements of consolidated operations and comprehensive loss for the years ended December 31, 2002, 2001 and 2000, and unaudited statements of consolidated operations and comprehensive loss for the six and three month periods ended June 30, 2003 and 2002;

         (ii) audited consolidated balance sheets as of December 31, 2002 and 2001, and unaudited consolidated balance sheets as of June 30, 2003;

         (iii) audited statements of shareholders' equity (deficit) for the years ended December 31, 2002, 2001 and 2000, and unaudited statements of shareholders' equity (deficit) for the six-month period ended June 30, 2003; and

         (iv) audited statements of consolidated cash flows for the years ended December 31, 2002, 2001 and 2000, and unaudited statements of consolidated cash flows on a consolidated basis for the six-month period ended June 30, 2003 and 2002.

        The Company's 2002 Form 10-K and June 30, 2003 Form 10-Q are available on the Company's website at:

               http://investors.covantaenergy.com/restructure.cfm

                                    EXHIBIT K

                    LIST OF DEBTORS AND DEBTORS IN POSSESSION

                              Reorganizing Debtors

                            Operating Company Debtors


     Debtor                                                       Case Number
     ------                                                       -----------

1.  Covanta Alexandria/Arlington, Inc.                            02-40929 (CB)
2.  Covanta Babylon, Inc.                                         02-40928 (CB)
3.  Covanta Bessemer, Inc.                                        02-40862 (CB)
4.  Covanta Bristol, Inc.                                         02-40930 (CB)
5.  Covanta Cunningham Environmental Support Services, Inc.       02-40863 (CB)
6.  Covanta Energy Americas, Inc.                                 02-40881 (CB)
7.  Covanta Energy Construction, Inc.                             02-40870 (CB)
8.  Covanta Energy Resource Corp.                                 02-40915 (CB)
9.  Covanta Engineering Services, Inc.                            02-40898 (CB)
10. Covanta Fairfax, Inc.                                         02-40931 (CB)
11. Covanta Geothermal Operations, Inc.                           02-40872 (CB)
12. Covanta Heber Field Energy, Inc.                              02-40893 (CB)
13. Covanta Hennepin Energy Resource Co., L.P.                    02-40906 (CB)
14. Covanta Hillsborough, Inc.                                    02-40932 (CB)
15. Covanta Honolulu Resource Recovery Venture                    02-40905 (CB)
16. Covanta Huntington Limited Partnership                        02-40916 (CB)
17. Covanta Huntington Resource Recovery One Corp.                02-40919 (CB)
18. Covanta Huntington Resource Recovery Seven Corp.              02-40920 (CB)
19. Covanta Huntsville, Inc.                                      02-40933 (CB)
20. Covanta Hydro Energy, Inc.                                    02-40894 (CB)
21. Covanta Hydro Operations West, Inc.                           02-40875 (CB)
22. Covanta Hydro Operations, Inc.                                02-40874 (CB)
23. Covanta Imperial Power Services, Inc.                         02-40876 (CB)
24. Covanta Indianapolis, Inc.                                    02-40934 (CB)
25. Covanta Kent, Inc.                                            02-40935 (CB)
26. Covanta Lake, Inc.                                            02-40936 (CB)
27. Covanta Lancaster, Inc.                                       02-40937 (CB)
28. Covanta Lee, Inc.                                             02-40938 (CB)
29. Covanta Long Island, Inc.                                     02-40917 (CB)
30. Covanta Marion Land Corp.                                     02-40940 (CB)
31. Covanta Marion, Inc.                                          02-40939 (CB)
32. Covanta Mid-Conn, Inc.                                        02-40911 (CB)
33. Covanta Montgomery, Inc.                                      02-40941 (CB)
34. Covanta New Martinsville Hydro-Operations Corp.               02-40877 (CB)
35. Covanta Oahu Waste Energy Recovery, Inc.                      02-40912 (CB)
36. Covanta Onondaga Five Corp.                                   02-40926 (CB)
37. Covanta Onondaga Four Corp.                                   02-40925 (CB)
38. Covanta Onondaga Limited Partnership                          02-40921 (CB)
39. Covanta Onondaga Operations, Inc.                             02-40927 (CB)
40. Covanta Onondaga Three Corp.                                  02-40924 (CB)
41. Covanta Onondaga Two Corp.                                    02-40923 (CB)
42. Covanta Onondaga, Inc.                                        02-40922 (CB)
43. Covanta Operations of Union, LLC                              02-40909 (CB)
44. Covanta OPW Associates, Inc.                                  02-40908 (CB)
45. Covanta OPWH, Inc.                                            02-40907 (CB)
46. Covanta Pasco, Inc.                                           02-40943 (CB)
47. Covanta Projects of Hawaii, Inc.                              02-40913 (CB)
48. Covanta Projects of Wallingford, L.P.                         02-40903 (CB)
49. Covanta Secure Services, Inc.                                 02-40901 (CB)
50. Covanta SIGC Geothermal Operations, Inc.                      02-40883 (CB)
51. Covanta Stanislaus, Inc.                                      02-40944 (CB)
52. Covanta Tampa Bay, Inc.                                       02-40865 (CB)
53. Covanta Union, Inc.                                           02-40946 (CB)
54. Covanta Wallingford Associates, Inc.                          02-40914 (CB)
55. Covanta Waste to Energy of Italy, Inc.                        02-40902 (CB)
56. Covanta Water Treatment Services, Inc.                        02-40868 (CB)
57. DSS Environmental, Inc.                                       02-40869 (CB)
58. ERC Energy II, Inc.                                           02-40890 (CB)
59. ERC Energy, Inc.                                              02-40891 (CB)
60. Heber Field Energy II, Inc.                                   02-40892 (CB)
61. Heber Loan Partners                                           02-40889 (CB)
62. OPI Quezon, Inc.                                              02-40860 (CB)
63. Three Mountain Operations, Inc.                               02-40879 (CB)
64. Three Mountain Power, LLC                                     02-40880 (CB)

                Covanta and Intermediate Holding Company Debtors

1.  Covanta Energy Corporation                                    02-40841(CB)
2.  Covanta Acquisition, Inc.                                     02-40861(CB)
3.  Covanta Energy Group, Inc.                                    03-13707(CB)
4.  Covanta Energy International, Inc.                            03-13706(CB)
5.  Covanta Energy West, Inc.                                     02-40871(CB)
6.  Covanta Power Equity Corp.                                    02-40895(CB)
7.  Covanta Power International Holdings, Inc.                    03-13708(CB)
8.  Covanta Projects, Inc.                                        03-13709(CB)
9.  Covanta Systems, Inc.                                         02-40948(CB)
10. Covanta Waste to Energy, Inc.                                 02-40949(CB)
11. Covanta Water Holdings, Inc.                                  02-40866(CB)
12. Covanta Water Systems, Inc.                                   02-40867(CB)
13. Covanta Geothermal Operations Holdings, Inc.                  02-40873(CB)
14. Covanta RRS Holdings, Inc.                                    02-40910(CB)
15. Covanta Energy Services, Inc.                                 02-40899(CB)
16. Covanta Energy Services of New Jersey, Inc.                   02-40900(CB)

                               Liquidating Debtors

     Debtor                                                       Case Number
     ------                                                       -----------

1.  Alpine Food Products, Inc.                                    03-13679 (CB)
2.  BDC Liquidating Corp.                                         03-13681 (CB)
3.  Bouldin Development Corp.                                     03-13680 (CB)
4.  Covanta Concerts Holdings, Inc.                               02-16322 (CB)
5.  Covanta Energy Sao Jeronimo, Inc.                             02-40854 (CB)
6.  Covanta Equity of Alexandria/Arlington, Inc.                  03-13682 (CB)
7.  Covanta Equity of Stanislaus, Inc.                            03-13683 (CB)
8.  Covanta Financial Services, Inc.                              02-40947 (CB)
9.  Covanta Huntington, Inc.                                      02-40918 (CB)
10. Covanta Key Largo, Inc.                                       02-40864 (CB)
11. Covanta Northwest Puerto Rico, Inc.                           02-40942 (CB)
12. Covanta Oil & Gas, Inc.                                       02-40878 (CB)
13. Covanta Power Development of Bolivia, Inc.                    02-40856 (CB)
14. Covanta Power Development, Inc.                               02-40855 (CB)
15. Covanta Secure Services USA, Inc.                             02-40896 (CB)
16. Covanta Tulsa, Inc.                                           02-40945 (CB)
17. Covanta Waste Solutions, Inc.                                 02-40897 (CB)
18. Doggie Diner, Inc.                                            03-13684 (CB)
19. Gulf Coast Catering Company, Inc.                             03-13685 (CB)
20. J.R. Jack's Construction Corporation                          02-40857 (CB)
21. Lenzar Electro-Optics, Inc.                                   02-40832 (CB)
22. Logistics Operations, Inc.                                    03-13688 (CB)
23. Offshore Food Service, Inc.                                   03-13694 (CB)
24. OFS Equity of Alexandria/Arlington, Inc.                      03-13687 (CB)
25. OFS Equity of Babylon, Inc.                                   03-13690 (CB)
26. OFS Equity of Delaware, Inc.                                  03-13689 (CB)
27. OFS Equity of Huntington, Inc.                                03-13691 (CB)
28. OFS Equity of Indianapolis, Inc.                              03-13693 (CB)
29. OFS Equity of Stanislaus, Inc.                                03-13692 (CB)
30. Ogden Allied Abatement & Decontamination Service, Inc.        02-40827 (CB)
31. Ogden Allied Maintenance Corp.                                02-40828 (CB)
32. Ogden Allied Payroll Services, Inc.                           02-40835 (CB)
33. Ogden Attractions, Inc.                                       02-40836 (CB)
34. Ogden Aviation Distributing Corp.                             02-40829 (CB)
35. Ogden Aviation Fueling Company of Virginia, Inc.              02-40837 (CB)
36. Ogden Aviation Security Services of Indiana, Inc.             03-13695 (CB)
37. Ogden Aviation Service Company of Colorado, Inc.              02-40839 (CB)
38. Ogden Aviation Service Company of Pennsylvania, Inc.          02-40834 (CB)
39. Ogden Aviation Service International Corporation              02-40830 (CB)
40. Ogden Aviation Terminal Services, Inc.                        03-13696 (CB)
41. Ogden Aviation, Inc.                                          02-40838 (CB)
42. Ogden Cargo Spain, Inc.                                       02-40843 (CB)
43. Ogden Central and South America, Inc.                         02-40844 (CB)
44. Ogden Cisco, Inc.                                             03-13698 (CB)
45. Ogden Communications, Inc.                                    03-13697 (CB)
46. Ogden Constructors, Inc.                                      02-40858 (CB)
47. Ogden Environmental & Energy Services Co., Inc.               02-40859 (CB)
48. Ogden Facility Holdings, Inc.                                 02-40845 (CB)
49. Ogden Facility Management Corporation of Anaheim              02-40846 (CB)
50. Ogden Facility Management Corporation of West Virginia        03-13699 (CB)
51. Ogden Film and Theatre, Inc.                                  02-40847 (CB)
52. Ogden Firehole Entertainment Corp.                            02-40848 (CB)
53. Ogden Food Service Corporation of Milwaukee, Inc.             03-13701 (CB)
54. Ogden International Europe, Inc.                              02-40849 (CB)
55. Ogden Leisure, Inc.                                           03-13700 (CB)
56. Ogden Management Services, Inc.                               03-13702 (CB)
57. Ogden New York Services, Inc.                                 02-40826 (CB)
58. Ogden Pipeline Service Corporation                            03-13704 (CB)
59. Ogden Services Corporation                                    02-40850 (CB)
60. Ogden Support Services, Inc.                                  02-40851 (CB)
61. Ogden Technology Services Corporation                         03-13703 (CB)
62. Ogden Transition Corporation                                  03-13705 (CB)
63. PA Aviation Fuel Holdings, Inc.                               02-40852 (CB)
64. Philadelphia Fuel Facilities Corporation                      02-40853 (CB)




                                  Heber Debtors

  Debtor                                                          Case Number
  ------                                                          -----------
1.  AMOR 14 Corporation                                           02-40886 (CB)
2.  Covanta SIGC Energy, Inc.                                     02-40885 (CB)
3.  Covanta SIGC Energy II, Inc.                                  02-40884 (CB)
4.  Heber Field Company                                           02-40888 (CB)
5.  Heber Geothermal Company                                      02-40887 (CB)
6.  Second Imperial Geothermal Co., L.P.                          02-40882 (CB)


                       Debtors Not Treated Under the Plans

    Covanta Warren Energy Resource Co., L.P.                      02-40904 (CB)